Exhibit 10.1
LOAN AGREEMENT
dated as of December 7, 2018
among
HOME SFR BORROWER, LLC,
as Borrower,
MORGAN STANLEY BANK, N.A.
AND THE OTHER PERSONS FROM TIME TO TIME PARTY HERETO AS LENDERS,
as Lenders,
MORGAN STANLEY MORTGAGE CAPITAL HOLDINGS LLC,
as Administrative Agent,
and
WELLS FARGO BANK, N.A.,
as Paying Agent and Calculation Agent

TABLE OF CONTENTS
Page

Article I	DEFINITIONS; PRINCIPLES OF CONSTRUCTION	10
Section 1.1	Definitions	10
Section 1.2	Principles of Construction.	54
1.2.1	Certain Terms	54
1.2.2	Certain References	54
Article II	General Terms	55
Section 2.1	The Loan; Disbursement to Borrower	55
2.1.1	Agreement to Lend and Borrow.	55
2.1.2	Conditions Precedent to the Loan	55
2.1.3	Note	56
2.1.4	This Agreement and Other Loan Documents	57
2.1.5	Use of Proceeds	57
Section 2.2	Interest Rate	57
2.2.1	Interest Rate	57
2.2.2	Interest Calculation	57
2.2.3	Determination of Interest Rate; Increased Costs; Breakage Costs	58
2.2.4	Additional Costs	59
2.2.5	Default Rate	59
2.2.6	Usury Savings	60
2.2.7	Interest Rate Cap Agreement	60
Section 2.3	Loan Payment	62
2.3.1	Monthly Debt Service Payments	62
2.3.2	Payments Generally	62
2.3.3	Payment on Maturity Date	63
2.3.4	Late Payment Charge	63
2.3.5	Method and Place of Payment	63
Section 2.4	Prepayments	63
2.4.1	Voluntary Prepayments	63
2.4.2	Mandatory Prepayments	63
2.4.3	Prepayments After Default	64
2.4.4	Prepayment/Repayment Conditions	64
Section 2.5	Release or Substitution of Property	65
2.5.1	Release of a Property.	66

i

2.5.2	Substitution of a Property	67
Section 2.6	Rent Deposit Account/Cash Management.	68
2.6.1	Rent Deposit Account	69
2.6.2	Cash Management Account	70
2.6.3	Order of Priority of Funds in Cash Management Account	71
2.6.4	Application During Event of Default	73
2.6.5	Payments Received in the Cash Management Account	73
Section 2.7	Withholding Taxes	73
2.7.1	Payments Free of Taxes	73
2.7.2	Payment of Other Taxes by Borrower	74
2.7.3	Indemnification by Borrower	74
2.7.4	Evidence of Payments	74
2.7.5	Status of Lenders	74
2.7.6	Treatment of Certain Refunds	76
2.7.7	Survival	77
Section 2.8	[Reserved]	77
Section 2.9	Springing Mortgage Documents.	77
Section 2.10	The Paying Agent.	77
Section 2.11	The Calculation Agent.	82
Section 2.12	Indemnification of Administrative Agent and Paying Agent.	87
Section 2.13	[Reserved].	88
Section 2.14	Actions and Events Outside of Lenders’ and Agents’ Control.	88
Article III	REPRESENTATIONS AND WARRANTIES	88
Section 3.1	General Representations	88
3.1.1	Organization	88
3.1.2	Proceedings	89
3.1.3	No Conflicts	89
3.1.4	Litigation	89
3.1.5	Agreements	89
3.1.6	Consents	89
3.1.7	Solvency	90
3.1.8	Other Debt	90
3.1.9	Employee Benefit Matters	90
3.1.10	Compliance with Legal Requirements	90
3.1.11	Financial Information	91

3.1.12	Insurance	91
3.1.13	Tax Filings	91
3.1.14	[Reserved]	91
3.1.15	Special Purpose Entity/Separateness	91
3.1.16	Management	92
3.1.17	Illegal Activity	92
3.1.18	No Change in Facts or Circumstances; Disclosure	92
3.1.19	Investment Company Act	92
3.1.20	Federal Reserve Regulations	92
3.1.21	Bank Holding Company	93
3.1.22	FIRPTA	93
3.1.23	Contracts	93
3.1.24	Patriot Act	93
3.1.25	Perfection Representations	94
3.1.26	2016-1 Loan.	95
Section 3.2	Property Representations	95
3.2.1	Property/Title	95
3.2.2	Adverse Claims	95
3.2.3	Title Insurance Owner’s Policy	95
3.2.4	Deed	96
3.2.5	Property File Required Documents	96
3.2.6	Property Taxes and Other Charges	96
3.2.7	Compliance with Renovation Standards	96
3.2.8	Condemnation; Physical Condition	96
3.2.9	Brokers	96
3.2.10	Leasing	96
3.2.11	Insurance	97
3.2.12	Lawsuits, Etc.	97
3.2.13	Orders, Injunctions, Etc.	97
3.2.14	Agreements Relating to the Properties	97
3.2.15	Accuracy of Information Regarding Property	97
3.2.16	Compliance with Legal Requirements	97
3.2.17	Utilities and Public Access	98
3.2.18	Eminent Domain	98
3.2.19	Flood Zone	98

3.2.20	Specified Liens	98
Section 3.3	Survival of Representations	98
Article IV	BORROWER COVENANTS	98
Section 4.1	Affirmative Covenants	98
4.1.1	Preservation of Existence	99
4.1.2	Compliance with Legal Requirements	99
4.1.3	Special Purpose Bankruptcy Remote Entity/Separateness	99
4.1.4	Non-Property Taxes	99
4.1.5	Access to the Properties	100
4.1.6	Cooperate in Legal Proceedings	100
4.1.7	Perform Loan Documents	100
4.1.8	Award and Insurance Benefits	100
4.1.9	Further Assurances	101
4.1.10	Keeping of Books and Records	101
4.1.11	Business and Operations	101
4.1.12	True and Complete Disclosure	101
4.1.13	Loan Proceeds	102
4.1.14	Property Files	102
4.1.15	Leasing Matters	102
4.1.16	Borrower’s Operating Account	102
4.1.17	Security Deposits	102
4.1.18	Investment of Funds in Cash Management Account, Subaccounts; Rent Deposit Accounts and Security Deposit Accounts	103
4.1.19	Operation of Property	103
4.1.20	Anti-Money Laundering	104
4.1.21	OFAC	104
4.1.22	[Reserved]	104
4.1.23	Borrower TRS	104
4.1.24	Updated BPO Values	105
4.1.25	Updated Lien Searches	105
4.1.26	Costs and Expenses	105
4.1.27	Property Files Website	106
4.1.28	Delivery of Counterparty Opinion.	106
Section 4.2	Negative Covenants	106
4.2.1	Operation of Property	106
4.2.2	Indebtedness	107

4.2.3	Liens	107
4.2.4	Limitation on Investments	107
4.2.5	Limitation on Issuance of Equity Interests	107
4.2.6	Restricted Junior Payments	108
4.2.7	Principal Place of Business, State of Organization	108
4.2.8	Dissolution	108
4.2.9	Change In Business	108
4.2.10	Debt Cancellation	108
4.2.11	Changes to Accounts	108
4.2.12	Zoning	109
4.2.13	No Joint Assessment	109
4.2.14	Limitation on Transactions with Affiliates	109
4.2.15	ERISA	109
4.2.16	No Embargoed Persons	109
4.2.17	Transfers	109
Section 4.3	Reporting Covenants	111
4.3.1	Financial Reporting	111
4.3.2	Annual Budget	112
4.3.3	Reporting on Adverse Effects	113
4.3.4	Litigation	113
4.3.5	Events of Default	113
4.3.6	Other Defaults	113
4.3.7	Properties Schedule	113
4.3.8	Disqualified Properties	114
4.3.9	Security Deposits	114
4.3.10	Advance Rents Received	115
4.3.11	[Reserved]	115
4.3.12	ERISA Matters	115
4.3.13	Leases	115
4.3.14	Other Reports	115
4.3.15	Anti-Money Laundering Laws; Sanctions	115
Section 4.4	Property Covenants	115
4.4.1	Ownership of the Property	115
4.4.2	Liens Against the Property	116
4.4.3	Condition of the Property	116

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4.4.4	Compliance with Legal Requirements	116
4.4.5	Property Taxes and Other Charges	116
4.4.6	Compliance with Agreements Relating to the Properties	117
4.4.7	Leasing	117
4.4.8	Trailing Documents	117
Article V	INSURANCE; CASUALTY; CONDEMNATION	118
Section 5.1	Insurance.	118
5.1.1	Insurance Policies	118
Section 5.2	Casualty	122
Section 5.3	Condemnation	123
Section 5.4	Restoration	124
Article VI	RESERVE FUNDS	128
Section 6.1	Tax Funds; HOA Funds	128
6.1.1	Deposits of Tax Funds	128
6.1.2	Release of Tax Funds	128
6.1.3	Deposits of HOA Funds	129
6.1.4	Release of HOA Funds	129
Section 6.2	Insurance Funds	129
6.2.1	Deposits of Insurance Funds	129
6.2.2	Release of Insurance Funds	130
6.2.3	Acceptable Blanket Policy	130
Section 6.3	Capital Expenditure Funds	130
6.3.1	Deposits of Capital Expenditure Funds	130
6.3.2	Release of Capital Expenditure Funds	130
Section 6.4	Casualty and Condemnation Subaccount	131
Section 6.5	Eligibility Reserve Subaccount	131
6.5.1	Deposit of Eligibility Funds	131
6.5.2	Release of Eligibility Funds	131
Section 6.6	Lien Reserve Subaccount	131
6.6.1	Deposit of Lien Reserve Funds.	131
6.6.2	Release of Eligibility Funds.	131
Section 6.7	Advance Rent Funds	132
6.7.1	Deposits of Advance Rent Funds	132
6.7.2	Release of Advance Rent Funds	132
Section 6.8	Reserve Funds, Generally	132

Section 9.27	Confidentiality.	151
Section 9.28	State Specific Provisions	152
9.28.1	Florida	152
9.28.2	Georgia	153
9.28.3	Indiana	153
9.28.4	Kansas	154
9.28.5	Minnesota	154
9.28.6	Missouri	154
9.28.7	North Carolina	155
9.28.8	South Carolina	155
9.28.9	Tennessee	156
9.28.10	Texas	156
Section 9.29	Property Files Website; Access to Information	157
Section 9.30	Certain Waivers	157
Article X	ADMINISTRATIVE AGENT	157
Section 10.1	Authorization and Action.	157
Section 10.2	Administrative Agent’s Reliance.	159
Section 10.3	Collateral Matters.	159
Section 10.4	Administrative Agent and Affiliates.	160
Section 10.5	Resignation.	161

SCHEDULES
Schedules and Exhibits

Schedules:

Schedule I        -     Allocated Loan Amount
Schedule II-A        -    Closing Date Properties Schedule (and Form of Monthly Properties
Schedule)
Schedule II-B        -    Form of Quarterly Rollup Report
Schedule III         -    Exceptions to Representations and Warranties
Schedule IV        -     Chief Executive Office and Employer Identification
Number
Schedule V        -    Specified Liens
Schedule VI            Unleased Properties
Schedule VII        -    [Reserved]
Schedule VIII        -    Calculations Schedule
Schedule IX        -    Previously-Owned Properties
Schedule X        -    List of Competitors

Exhibits:

Exhibit A        -    Form of Account Control Agreement
Exhibit B        -    Form of Compliance Certificate
Exhibit C        -    Form of Deposit Account Control Agreement
Exhibit D        -    Form of Request for Release
Exhibit E        -    [Reserved]
Exhibit F        -    Form of Diligence Agent Certification
Exhibit G-1        -    Form of Amended and Restated Promissory Note
Exhibit G-2            Form of Promissory Note
Exhibit H        -    [Reserved]
Exhibit I        -    Form of Final Report
Exhibit J        -    Form of Assignment and Acceptance

LOAN AGREEMENT
THIS LOAN AGREEMENT, dated as of December 7, 2018 (this “Agreement”), is by and among HOME SFR BORROWER, LLC, a Delaware limited liability company, having its principal place of business at 5100 Tamarind Reef, Christiansted, USVI 00820 (“Borrower”), and MORGAN STANLEY BANK, N.A. and the other lenders from time to time party hereto (each, a “Lender”, and, collectively, the “Lenders”), MORGAN STANLEY MORTGAGE CAPITAL HOLDINGS LLC, a New York limited liability company (the “Administrative Agent”), and WELLS FARGO BANK, N.A.. (“Wells Fargo”), as paying agent (in such capacity, the “Paying Agent”) and calculation agent (in such capacity, “Calculation Agent”).

W I T N E S S E T H:
WHEREAS, Borrower desires to obtain the Loan (as hereinafter defined) from Lenders;
WHEREAS, Lenders are willing to make the Loan to Borrower, subject to and in accordance with the terms of this Agreement and the other Loan Documents (as hereinafter defined); and
WHEREAS, the Administrative Agent, the Paying Agent and the Calculation agent are willing to perform the respective roles assigned to them under this Agreement.
NOW THEREFORE, in consideration of the making of the Loan by Lenders and the covenants, agreements, representations and warranties set forth in this Agreement, the parties hereto, intending to be legally bound, hereby covenant, agree, represent and warrant as follows:
Article IDEFINITIONS; PRINCIPLES OF CONSTRUCTION
Section 1.1    Definitions.
For all purposes of this Agreement, except as otherwise expressly required or unless the context clearly indicates a contrary intent:
“2016-1 Loan” means the indebtedness incurred by Borrower pursuant to and evidenced by the 2016-1 Loan Agreement.
“2016-1 Loan Agreement” means that certain Amended and Restated Loan Agreement, dated as of October 7, 2016, by and between Borrower and MSR Lender LLC.
“Acceptable Blanket Policy” has the meaning set forth in Section 5.1.1(e).
“Acceptable Counterparty” means a counterparty to the Interest Rate Cap Agreement (or the guarantor of such counterparty’s obligations) that (a) has and shall maintain, until the expiration of the applicable Interest Rate Cap Agreement, (i) a long-term unsecured debt rating of not less than “A-” by S&P and (ii) a long-term unsecured debt rating of not less than “A3” from Moody’s or (b) is otherwise acceptable to the Administrative Agent; provided, however that the rating requirement in clause (a)(i) and (ii) above shall not be applicable if the counterparty to the Interest Rate Cap Agreement is an affiliate of the Administrative Agent.

“Acknowledgment” means an Acknowledgment made by an Acceptable Counterparty with respect to an Interest Rate Cap Agreement or a Replacement Interest Rate Cap Agreement.
“Actual Rent Collections” means, for any period of determination, the actual cash collections of Rents in respect of the Properties by Borrower; provided, that collections of Advance Rent shall be allocated to the applicable calendar month set forth in the Advance Rent Disbursement Schedule.
“Additional Insolvency Opinion” means a non-consolidation opinion letter delivered on the Closing Date or subsequent to the Closing Date, as applicable, in connection with the appointment of a Qualified Manager described in clause (iii) of the definition thereof or a request by the Administrative Agent, in form and substance and from counsel reasonably satisfactory to Administrative Agent.
“Adjusted EBITDA” means, with respect to the Sponsor and any date of determination, the sum of earnings before income taxes plus interest, depreciation, and amortization, determined in accordance with GAAP, excluding extraordinary items, other non-recurring items, and material out-of-period adjustments, such as: (i) net gain on real estate and loans, (ii) REO property operating expenses, (iii) real estate selling costs and impairment, (iv) mortgage loan servicing costs, (v) acquisition fees and costs, (vi) share-based compensation, and (vii) other expense income.
“Adjusted LIBOR Rate” means, for any Interest Period, an interest rate per annum obtained by dividing (i) LIBOR for such Interest Period by (ii) a percentage equal to 100% minus the LIBOR Rate Reserve Percentage for such Interest Period.
“Administrative Agent” means Morgan Stanley Mortgage Capital Holdings LLC, in its capacity as agent for the Lenders.
“Advance Rent” means, for any given month, any Rent that has been prepaid more than thirty (30) days in advance, as measured from the date of determination.
“Advance Rent Disbursement Schedule” means a schedule showing the Payment Dates to which Advance Rents received by Borrower are applicable and should be disbursed from the Advance Rent Subaccount to the Cash Management Account.
“Advance Rent Funds” has the meaning set forth in Section 6.7.1.
“Advance Rent Subaccount” means the account established by the Paying Agent and maintained by the Cash Management Account Bank in accordance with the terms of Section 6.7.1 titled “82561501, Advance Rent Account - Wells Fargo Bank, N.A., as Paying Agent in trust for the Secured Parties” or such other account established at the Cash Management Account Bank as may be designated in writing from time to time by the Paying Agent to the Administrative Agent and Borrower.
“Affected Party” means any Lender, the Administrative Agent, individually and in its capacity as Administrative Agent, and, with respect to each of the foregoing, the parent company or holding company that controls such Person.
“Affiliate” means, as to any Person, any other Person that (i) owns directly or indirectly forty-nine percent (49%) or more of all equity interests in such Person, and/or (ii) is in Control of, is Controlled by or is under common ownership or Control with such Person, and/or (iii) is a director or officer of such Person or of an Affiliate of such Person.

“Agreement” has the meaning set forth in the introductory paragraph hereto.
“Allocated Loan Amount” means for a Property the amount set forth on Schedule I hereto in connection with the Loan, as the same may be reduced pursuant to Section 2.4.4(d); provided that (i) if a single Substitute Property is substituted for a Replaced Property or portfolio of Replaced Properties, then the initial Allocated Loan Amount of such Substitute Property shall be the Allocated Loan Amount of such Replaced Property (or the aggregate Allocated Loan Amounts of such Replaced Properties) immediately prior to the Release Date with respect to such Replaced Property or Replaced Properties, and (ii) if two (2) or more Substitute Properties are substituted for a Replaced Property or portfolio of Replaced Properties, then the initial Allocated Loan Amount of each such Substitute Property shall be a pro rata portion of the Allocated Loan Amount of such Replaced Property (or the aggregate Allocated Loan Amounts of such Replaced Properties) immediately prior to the Release Date with respect to such Replaced Property or Replaced Properties, with such pro rata portion determined based on the Collateral Values of the Substitute Properties. For the avoidance of doubt, in connection with calculating the Release Amount in connection with any prepayments or releases of Properties contemplated by this Agreement or any other prepayment required hereunder, Administrative Agent will determine the Allocated Loan Amount for any individual Property as of the date Administrative Agent received notice of the prepayment or release from Borrower.
“ALTA” means American Land Title Association, or any successor thereto.
“Alternative Index” means for any Interest Period during a LIBOR Disruption Event that has occurred pursuant to clause (iv) of the definition thereof, the alternative reference rate selected by the Board of Governors of the Federal Reserve System (including any committee or working group thereof) that is consistent with accepted market practice for similar secured transactions involving single family residential real estate portfolios with similarly situated borrowers, and as to which the Administrative Agent may, in its reasonable discretion (in consultation with Borrower), with the consent of the Majority Lenders, make such adjustments to such rate or, subject to the provisions of the definition of Applicable Margin, the spread thereon, as well as the business day convention, interest determination dates and related provisions and definitions, in each case that are consistent with such accepted market practice for the use of such rate.
“Alternative Rate” means, with respect to each Interest Period and each Interest Determination Date, a rate of interest per annum determined by reference to the applicable Alternative Index.
“Alternative Rate Loan” means the Loan at any time the Loan accrues interest at a rate based upon the Alternative Rate.
“Amortization Period” means a period commencing on any Calculation Date on which the DSCR Test, Debt Yield Test or the Combined LTV/DSCR Test is not satisfied and ending on (x) in the case of any Amortization Period commencing due to a failure to satisfy the DSCR Test, the earlier of the date on which Borrower prepays the principal amount of the Loan in an amount sufficient to satisfy the DSCR Test and the second consecutive Calculation Date on which the DSCR Test is satisfied, or (y) in the case of any Amortization Period commencing due to a failure to satisfy the Combined LTV/DSCR Test, the earliest of (i) the date on which (a) Borrower prepays the principal amount of the Loan in an amount sufficient to cause the Combined LTV/DSCR Test to be satisfied or (b) the Borrower substitutes Properties with Substitute Properties in an amount sufficient to cause the Combined LTV/DSCR Test to be satisfied, (ii) in the event there is no Borrower prepayment of principal pursuant to the prior clause (i), the second consecutive Calculation Date on which the Combined LTV/DSCR Test is satisfied, or (iii) the date on which Administrative Agent obtains Broker Price Opinions pursuant to Section 4.1.24 which demonstrate that the Combined LTV/DSCR Test is satisfied or (z) in the case of any Amortization Period commencing due to a failure to satisfy the Debt Yield Test, the earlier of the date on which Borrower prepays the principal amount of the Loan in an amount sufficient to satisfy the Debt Yield Test and the second consecutive Calculation Date on which the Debt Yield Test is satisfied; provided, that if an Event of Default has occurred and is continuing on the date when a Amortization Period would otherwise end, such Amortization Period shall not end unless and until no Event of Default exists and is continuing.
“Annual Budget” means the operating budget, including all planned Capital Expenditures, for the Properties prepared by Borrower in accordance with Section 4.3.2 for the applicable calendar year, prepared on a month-by-month basis.
“Anti-Money Laundering Laws” means all anti-money laundering laws and regulations, including, without limitation, the Bank Secrecy Act, the Money Laundering Control Act of 1986, the Patriot Act, Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, and relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism, the International Emergency Economic Power Act, 50 U.S.C. § 1701 et seq. and any criminal laws of the United States of America or of any of the several states against terrorism or the laundering of money, in any case, to which any Loan Party is subject.
“Applicable Margin” means, (i) with respect to the Loan that is a LIBOR Loan, one and eight-tenths of one percent (1.80%); (ii) with respect to the Loan that is a Federal Funds Rate Loan, (a) one and eight-tenths of one percent (1.80%) plus (or minus, if the difference described in the following clause (b) is negative) (b) the difference between (A) the Adjusted LIBOR Rate on the date immediately preceding the date on which the related LIBOR Disruption Event shall have occurred and (B) the Federal Funds Alternative Rate on such date; and (iii) with respect to the Loan that is an Alternative Rate Loan, the difference (expressed as the number of basis points) between (a) the sum of (1) Adjusted LIBOR Rate, determined as of the Interest Determination Date for which LIBOR was last available, plus (2) one and eight-tenths of one percent (1.80%) minus (b) the Alternative Rate as of such Interest Determination Date; provided, however, that, if such difference is a negative number, then the Applicable Margin shall be zero.
“Approved Annual Budget” has the meaning set forth in Section 4.3.2.
“Approved Capital Expenditures” means Capital Expenditures incurred by Borrower and either (i) if no Amortization Period is continuing, included in the Annual Budget or, if during a Amortization Period, in an Approved Annual Budget or (ii) approved by the Administrative Agent, which approval shall not be unreasonably withheld, conditioned or delayed. For the avoidance of doubt, any budgeted Capital Expenditure amount for a calendar month may be carried forward if unused in such calendar month; provided, however, no such unused amount may be carried over from the last calendar month of any Approved Annual Budget to the first calendar month of the next Approved Annual Budget.
“Approved Extraordinary Expense” means any Extraordinary Expense incurred by Borrower during the Amortization Period and approved (or deemed approved) by Administrative Agent as provided in the immediately succeeding sentence.  If an Amortization Period exists, then such Extraordinary Expense shall be subject to Administrative Agent’s approval, which approval may not be unreasonably withheld so long as no Event of Default then exists; provided, however, that so long as no Event of Default then exists, Administrative Agent shall be deemed to have approved any Extraordinary Expense (other than fees paid to the Manager or any amounts paid to any Affiliates of Borrower that (a) do not exceed (when aggregated with any and all other requested and unpaid Extraordinary Expenses covered by the same line item of the Approved Annual Budget) ten percent (10%) of the monthly amount of the applicable line item set forth in the Approved Annual Budget for such month and (b) do not exceed (when aggregated with any and all other requested and unpaid Extraordinary Expenses of the same type (i.e., Operating Expenses or Capital Expenditures)) five percent (5%) of the aggregate monthly amount of the Approved Annual Budget with respect to Operating Expenses or Capital Expenditures, as applicable, for such month.
“Assignment and Acceptance” means an agreement substantially in the form set forth as Exhibit J pursuant to which a new Lender becomes party to this Agreement.
“Available Cash” has the meaning set forth in Section 2.6.3(n).
“Available Unfunded Amounts” means, with respect to any Person and any loan agreement, letter of credit or other credit facility under which such Person is a borrower, any amounts undrawn by such Person but available to be drawn based on the borrowing base or other collateral value requirements under the terms of such loan agreement, letter of credit or other credit facility.
“Award” means any compensation paid by any Governmental Authority in connection with a Condemnation.
“Bankruptcy Action” means, with respect to any Person:
(i)    such Person shall fail generally to pay its debts as they come due, or shall make a general assignment for the benefit of creditors; or any case or other proceeding shall be instituted by such Person seeking to adjudicate it as bankrupt or insolvent, or seeking liquidation, reorganization, debt arrangement, dissolution, winding up, or composition or readjustment of debts of it or its debts under the Bankruptcy Code; or such Person shall take any corporate, limited partnership or limited liability company action to authorize any of such actions; or
(ii)    a case or other proceeding shall be commenced, without the application or consent of such Person in any court seeking the liquidation, reorganization, debt arrangement, dissolution, winding up, or composition or readjustment of debts of such Person, the appointment of a trustee, receiver, custodian, liquidator, assignee, sequestrator or the like for such Person or all or substantially all of its assets, or any similar action with respect to such Person under the Bankruptcy Code, and (a) such case or proceeding shall continue undismissed, or unstayed and in effect, for a period of sixty (60) consecutive days or (b) an order for relief in respect of such Person shall be entered in such case or proceeding or a decree or order granting such other requested relief shall be entered.
“Bankruptcy Code” means Title 11 of the United States Code, 11 U.S.C. § 101, et seq., as the same may be amended from time to time, and any successor statute or statutes and all rules and regulations from time to time promulgated thereunder, and any comparable foreign laws relating to bankruptcy, insolvency or creditors’ rights or any other federal, state, local or foreign bankruptcy or insolvency law.
“Blocked Account Control Agreement” means the Cash Management Agreement among the Cash Management Account Bank, Borrower, Paying Agent and Administrative Agent providing for the exclusive control of the Cash Management Account and all other Subaccounts by Administrative Agent, substantially in the form of Exhibit A or such other form as may be reasonably acceptable to Administrative Agent (on behalf of the Secured Parties).
“Borrower” has the meaning set forth in the introductory paragraph hereto, together with its successors and permitted assigns.
“Borrower Information” has the meaning set forth in Section 9.27(b).

“Borrower Security Agreement” means that certain Security Agreement, dated as of the Closing Date, executed by Borrower in favor of Administrative Agent, as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with its terms.
“Borrower TRS” means HOME TRS, LLC, a wholly-owned Delaware limited liability company, subsidiary of Borrower that is treated for U.S. federal income tax purposes as a “taxable REIT subsidiary”.
“Borrower TRS Guaranty” means that certain Borrower TRS Guaranty, dated as of the date hereof, executed by Borrower TRS and Administrative Agent for the benefit of the Lenders.
“Borrower TRS Security Agreement” means that certain Security Agreement (Borrower TRS), dated as of the date hereof, executed by Borrower TRS and Administrative Agent (for itself and for the Secured Parties).
“Borrower’s Operating Account” has the meaning set forth in Section 4.1.16.
“Borrowing Base” means, as of any date of determination, the aggregate Collateral Value of all Eligible Properties.
“BPO Value” means, with respect to any Property, the “as is” value for such Property set forth in the Broker Price Opinion most recently obtained by Administrative Agent with respect to a Property (i) as of the Closing Date for such Property (or with respect to a Substitute Property, the related Release Date) or (ii) pursuant to Section 4.1.24.
“Breakage Costs” has the meaning set forth in Section 2.2.3(d).
“Broker Price Opinion” or “BPO” means a broker price opinion obtained by the Administrative Agent from the Diligence Agent; provided however, that if Legal Requirements require the Administrative Agent on behalf of the Lenders to obtain an appraisal in connection with any of the Properties, then Broker Price Opinion shall mean an appraisal obtained by the Administrative Agent on behalf of the Lenders in compliance with such Legal Requirements with respect to any affected Properties. Broker Price Opinions shall include such information and comply with such guidelines (including under Legal Requirements) as shall be reasonably acceptable to the Administrative Agent.
“Business Day” means any day other than a Saturday, Sunday or any other day on which national banks in New York, New York, or the place of business of the Administrative Agent, the Paying Agent or the financial institution that maintains the Cash Management Account for or on behalf of the Administrative Agent or any Reserve Funds or the Federal Reserve Bank of New York is not open for business.
“Calculation Agent” means Wells Fargo Bank, N.A. or any replacement institution designated by the Administrative Agent with the consent of Borrower (such consent not to be unreasonably withheld) and the Majority Lenders pursuant to the terms of this Agreement. Wells Fargo Bank, N.A. will perform its duties as Calculation Agent through its Corporate Trust Services division.
“Calculation Agent Fee” means (a) with respect to the initial Calculation Agent appointed under this Agreement, an amount equal to $8,500 for each Payment Date and (b) with respect to any replacement Calculation Agent, such fee as shall be agreed by the Administrative Agent with the consent of the Majority Lenders and, so long as no Event of Default then exists, with the consent of Borrower. In addition to the foregoing, Borrower shall pay to the initial Calculation Agent on the Closing Date a one-time upfront fee equal to $8,500.

“Calculation Date” means the last day of each calendar quarter during the Term, commencing with the calendar quarter ended December 31, 2018.
“Cap Receipts” means all amounts received by Borrower pursuant to an Interest Rate Cap Agreement.
“Capital Expenditure Funds” has the meaning set forth in Section 6.3.1.
“Capital Expenditure Subaccount” means the account established by the Paying Agent and maintained by the Cash Management Account Bank in accordance with the terms of Section 6.3.1 titled “82561502, Capital Expenditure Account - Wells Fargo Bank, N.A., as Paying Agent in trust for the Secured Parties” or such other account established at the Cash Management Account Bank as may be designated in writing from time to time by the Paying Agent to the Administrative Agent and Borrower.
“Capital Expenditures” means, for any period, the amount expended for items capitalized under GAAP (including expenditures for building improvements, major repairs and leasing commissions).
“Cash Equivalents” means (a) securities with maturities of 90 days or less from the date of acquisition that are issued or fully guaranteed or insured by the United States Government or any agency thereof, (b) certificates of deposit and eurodollar time deposits with maturities of 90 days or less from the date of acquisition and overnight bank deposits of any commercial bank, which commercial bank is organized under the laws of the United States of America or any state thereof, having capital and surplus in excess of $500,000,000, and rated at least A-1 by S&P and P-1 by Moody’s, (c) repurchase obligations of any commercial bank satisfying the requirements of clause (b) of this definition and (d) commercial paper (having original maturities of not more than 91 days) of a domestic issuer rated at least A-1 or the equivalent thereof by S&P or P-1 or the equivalent thereof by Moody’s; provided that the commercial paper is United States Dollar denominated and amounts payable thereunder are not subject to any withholding imposed by any non-United States jurisdiction and is not issued by an asset backed commercial paper conduit or structured investment vehicle.
“Cash Management Account” means the account established by the Paying Agent and maintained by the Cash Management Account Bank in accordance with the terms of Section 2.6.2(a) titled “82561503, Cash Management Account - Wells Fargo Bank, N.A., as Paying Agent in trust for the Secured Parties” or such other account established at the Cash Management Account Bank as may be designated in writing from time to time by the Paying Agent to the Administrative Agent and Borrower.
“Cash Management Account Bank” means Wells Fargo Bank, N.A. or any replacement institution designated by the Administrative Agent with the consent of Borrower and Lenders pursuant to the terms of this Agreement to maintain the Cash Management Account.
“Casualty” has the meaning set forth in Section 5.2.
“Casualty and Condemnation Funds” has the meaning set forth in Section 6.4.
“Casualty and Condemnation Subaccount” means the account established by the Paying Agent and maintained by the Cash Management Account Bank in accordance with the terms of Section 6.4 titled “82561504, Casualty and Condemnation Account - Wells Fargo Bank, N.A., as Paying Agent in trust for the Secured Parties” or such other account established at the Cash Management Account Bank as may be designated in writing from time to time by the Paying Agent to the Administrative Agent and Borrower.

“Casualty Consultant” has the meaning set forth in Section 5.4(d)(iii).
“Casualty Retainage” has the meaning set forth in Section 5.4(d)(iv).
“Casualty Threshold Amount” means, with respect to all Casualties arising from any single Casualty event, an amount equal to two percent (2%) of the Outstanding Principal Balance as of the date of such Casualty event.
“Change of Control” means, (a) the acquisition by any Person (other than any Permitted Transferee, directly or indirectly, acting collectively or individually) or by any two or more Persons acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended) of outstanding shares of voting stock, limited partnership interests or limited liability interests, as the case may be, of Sponsor or at any time if after giving effect to such acquisition such Person or Persons owns forty-nine (49%) or more of such outstanding shares of voting stock, limited partnership interests or limited liability company interests, as the case may be, (b) with respect to Borrower, if the Equity Owner ceases to directly own 100% ownership interest in Borrower, (c) with respect to Borrower TRS, if Borrower ceases to directly own 100% ownership interest in Borrower TRS or (d) with respect to the Equity Owner, if the Sponsor ceases to own directly or indirectly 100% ownership interest in the Equity Owner.
“Change of Law” means the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation, statute, treaty, policy, guideline or directive by any Governmental Authority, (b) any change in any law, rule, regulation, statute, treaty, policy, guideline or directive or in the application, interpretation, promulgation, implementation, administration or enforcement thereof by any Governmental Authority or (c) the making or issuance of any request, rule (including any judicial or regulatory ruling), guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change of Law”, regardless of the date enacted, adopted or issued.
“Closing Date” means December 7, 2018.
“Code” means the Internal Revenue Code of 1986, as amended.
“Collateral” means, collectively, all of the real, personal and mixed property in which Liens are purported to be granted pursuant to the Collateral Documents as security for the Obligations.
“Collateral Assignment of Interest Rate Cap Agreement” has the meaning set forth in Section 2.2.7(b).
“Collateral Assignment of Leases and Rents” means an Assignment of Leases and Rents for each Property or for multiple Properties located within the same county or parish dated as of the Closing Date (or, in connection with a Property which is a Substitute Property, dated as of the Substitution Date), executed and delivered by Borrower, constituting an assignment of the Lease or the Leases, as applicable, and the proceeds thereof as Collateral for the Loan, as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with its terms. The Collateral Assignment of Leases and Rents may be included as part of the Mortgage for such Property or Properties.

“Collateral Assignment of Management Agreement” means (i) an Assignment of Management Agreement and Subordination of Management Fees among Administrative Agent, Borrower and the Manager and (ii) with respect to any Person providing property management services to the Manager with respect to the Properties pursuant to a sub-management agreement, a Collateral Assignment of Management Agreement and Subordination of Management Fees among Administrative Agent, the Manager and such Person in the form and substance reasonably acceptable to Administrative Agent (on behalf of the Secured Parties).
“Collateral Documents” means the Borrower Security Agreement, the Borrower TRS Security Agreement, the Equity Owner Security Agreement, the Blocked Account Control Agreement, the Deposit Account Control Agreement, each Collateral Assignment of Interest Rate Cap Agreement, each Collateral Assignment of Management Agreement, if applicable, each Mortgage Document and all other instruments, documents and agreements delivered by Borrower, Equity Owner or Borrower TRS pursuant to this Agreement or any of the other Loan Documents in order to grant to Administrative Agent (on behalf of the Lenders) a Lien on any real, personal or mixed property of such Person as security for the Obligations.
“Collateral Value” means, for any Property, as of any date of determination, seventy percent (70%) of the BPO Value of such Property as of such date of determination.
“Collection Period” means, with respect to each Payment Date, the period commencing on and including the 10th day of the calendar month prior to calendar month in which such Payment Date occurs and ending on and including the 9th day of the calendar month in which such Payment Date occurs, provided, however, the initial Collection Period shall be the period commencing on the Closing Date and ending on January 9, 2019.
“Collections” means, without duplication, with respect to any Property, all Rents, Insurance Proceeds (whether or not Administrative Agent elects to treat any such Insurance Proceeds as business or rental interruption Insurance Proceeds pursuant to Section 5.4(d) but subject to the rights of Borrower to retain and/or apply any such Insurance Proceeds under Article V), Condemnation Proceeds (subject to the rights of Borrower to retain and/or apply any such Condemnation Proceeds under Article V), Cap Receipts, Net Sale Proceeds (or, in connection with Like-Kind Exchange, Unrestricted Cash in an amount equal to the net cash proceeds expected to be received by the Qualified Intermediary in respect of such Release Property based on the consideration under the contract assigned to such Qualified Intermediary as of the Release Date), interest on amounts on deposit in the Cash Management Account and on the Reserve Funds, amounts paid by Borrower to the Cash Management Account pursuant to this Agreement, and all other payments received with respect to such Property and all “proceeds” (as defined in Section 9-102 of the UCC) of such Property. For the avoidance of doubt, Collections shall not include security deposits that have not been forfeited by the applicable Tenant.
“Combined LTV/DSCR Test” means a test that is not satisfied if (i) the LTV Ratio as of the applicable date of determination is greater than or equal to eighty percent (80%) and (ii) the Debt Service Ratio as of the applicable date of determination is less than 1.40:1.00.
“Competitor” means any of the Persons set forth on Schedule X hereto.
“Compliance Certificate” means the certificate in the form attached hereto as Exhibit B.
“Concessions” means, for any period of determination, the concessions provided with respect to the Properties by Borrower as determined in accordance with GAAP.

“Condemnation” means a temporary or permanent taking by any Governmental Authority as the result or in lieu or in anticipation of the exercise of the right of condemnation or eminent domain, of all or any part of any Property, or any interest therein or right accruing thereto, including any right of access thereto or any change of grade affecting such Property or any part thereof.
“Condemnation Proceeds” has the meaning set forth in the definition of “Net Proceeds”.
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Contest Security” means any security delivered to Administrative Agent by Borrower under Section 4.1.4 or Section 4.4.5.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of management, policies or activities of a Person, whether through ownership of voting securities, by contract or otherwise. “Controlled” and “Controlling” shall have correlative meanings.
“Controlled Account Agreement” means that certain Controlled Account Agreement dated as of the Closing Date among the Cash Management Account Bank, Administrative Agent, the Paying Agent and the Borrower.
“Counterparty” means the Acceptable Counterparty under the Interest Rate Cap Agreement or any Replacement Interest Rate Cap Agreement.
“Counterparty Opinion” has the meaning set forth in Section 2.2.7(f).
“Cure Period” means, (i) with respect to the failure of any Property to qualify as an Eligible Property (other than with respect to the failure of a Property to comply with the representation in Section 3.2.20) if such failure is reasonably susceptible of cure, a period of thirty (30) days after the earlier of actual knowledge of such condition by a Responsible Officer of Borrower or the Manager or notice thereof by Administrative Agent to Borrower; provided that, if Borrower is diligently pursuing such cure during such thirty (30) day period and such failure is susceptible of cure but cannot reasonably be cured within such thirty (30) day period, then such cure period shall be extended for another sixty (60) days so long as Borrower continues to diligently pursue such cure and, provided, further, that if the Obligations have been accelerated pursuant to Section 7.1(b), then the cure period hereunder shall be reduced to zero (0) days and (ii) with respect to the failure of a Property to comply with the representation in Section 3.2.20, zero (0) days. If any failure of any Property to qualify as an Eligible Property is not reasonably susceptible of cure, then no cure period shall be available. If any failure of any Property to qualify as an Eligible Property is due to a Voluntary Action, then no cure period shall be available.
“Custodial Agreement” means that certain Custodial Agreement dated as of the Closing Date among Borrower, Equity Owner, the Administrative Agent and the Custodian.
“Custodian” means Wells Fargo Bank, N.A. or any replacement institution designated by the Administrative Agent with the consent of Borrower and the Lenders pursuant to the terms of the Custodial Agreement.
“Debt” means the outstanding principal amount set forth in, and evidenced by, this Agreement, together with all interest accrued and unpaid thereon, and all other sums (including, but not limited to, any

Spread Maintenance Premium and/or Breakage Costs, if applicable) due to Lenders in respect of the Loan under this Agreement or any other Loan Document.
“Debt Service” means, with respect to any period of determination, the aggregate of all Monthly Debt Service Amounts due under this Agreement for such period.
“Debt Service Coverage Ratio” means, as of any date of determination, a ratio in which:
(a)    the numerator is the Underwritten Net Cash Flow calculated for the twelve (12) month period ending on such date of determination; and
(b)    the denominator is the lesser of (i) the aggregate Monthly Debt Service Payments for the twelve (12) month period following such date of determination, which shall be an amount equal to the product of (x) the Outstanding Principal Balance as of such date of determination and (y) the Interest Rate as of such date of determination and (ii) so long as an Interest Rate Cap Agreement is in effect on such date of determination (with a notional amount that is greater than or equal to the Outstanding Principal Balance), the monthly debt service payments for the twelve (12) month period following such date of determination, which shall be an amount equal to the product of (A) the Outstanding Principal Balance as of such date of determination and (B) an interest rate equal to the sum of (x) the Applicable Margin relating to the Loan and (y) the Strike Price as of such date of determination.
“Debt Yield” means, as of any date of determination, a fraction expressed as a percentage in which:
(a)    the numerator is the Underwritten Net Cash Flow; and
(b)    the denominator is the Outstanding Principal Balance.
“Debt Yield Test” means, a test that is satisfied if the Debt Yield as of the applicable date of determination is greater than or equal to 5.8%.
“Default” means the occurrence of any event hereunder or under any other Loan Document which, but for the giving of notice or passage of time, or both, would be an Event of Default.
“Default Rate” means a rate per annum equal to the lesser of (a) the Maximum Legal Rate and (b) three percent (3%) above the otherwise applicable Interest Rate.
“Deficiency” means, with respect to any Property File, (i) the failure of one or more Specified Documents contained therein to be fully executed or to match the information on the most recent Properties Schedule, (ii) one or more Specified Documents contained therein are mutilated, materially damaged or torn or otherwise physically altered or unreadable or (iii) the absence from a Property File of any Specified Document required to be contained in such Property File, in each case, to the extent such Deficiency has a material adverse effect on the value of the related Property or the ability of the Manager to manage such Property (as determined by the Administrative Agent in its reasonable discretion).
“Deposit Account Control Agreement” means a Deposit Account Control Agreement dated as of the Closing Date among Borrower, Administrative Agent and a Rent Deposit Bank providing for springing control by Administrative Agent, substantially in the form set forth as Exhibit C attached hereto or such other form as may be reasonably acceptable to Administrative Agent (on behalf of the Secured Parties).

“Determination Date” means, with respect to each Interest Period, the date that is two (2) London Business Days prior to the commencement date of such Interest Period.
“Diligence Agent” means, as of any date of determination, collectively, Green River Capital, LLC, and/or one or more other Persons designated by the Administrative Agent with the consultation of Borrower, by written notice to the Lenders at such date to be a “Diligence Agent”, subject to the Majority Lenders’ right to object to such designation within five (5) Business days after being notified thereof (or such shorter period in which the Majority Lenders consent thereto). The Diligence Agent may be removed upon at least thirty (30) days’ prior written notice (or such shorter period as shall be acceptable to the Diligence Agent) by the Administrative Agent, delivered to the Diligence Agent, the Lenders and Borrower; provided, however, in each case, that such removal shall not be effective until a successor Diligence Agent acceptable to the Administrative Agent and so long as no Event of Default then exists, in consultation with Borrower (and with the consent of Borrower, to the extent the proviso in the immediately preceding sentence applies) has been selected, subject to the Majority Lenders’ right to object to such designation within five (5) Business days after being notified thereof (or such shorter period in which the Majority Lenders consent thereto).
“Diligence Agent Fees” means the fees set forth in the Diligence Agent Agreement.
“Diligence Agent Agreement” means the evaluation services agreement, dated as of October 19, 2018, between the Diligence Agent and the Administrative Agent.
“Diligence Agent Certification” means, in respect of any Property or group of Properties, a certification of the Diligence Agent substantially in the form of Exhibit F, that it has reviewed the Property File and Underwriting Package therefor, has performed the applicable diligence services for such Property or Properties under the Diligence Agent Agreement and has confirmed whether each Property is an Eligible Property.
“Disqualified Property” means any Property that fails to constitute an Eligible Property (after the lapse of any applicable Cure Period).
“Distribution Account” means that segregated trust account established by Paying Agent and titled “82561500, Distribution Account – Wells Fargo Bank, N.A., as Paying Agent in trust for Lenders” into which all remittances from Lenders under this Agreement shall be deposited.
“DSCR Test” means, a test that is satisfied if the Debt Service Coverage Ratio as of the applicable date of determination is greater than or equal to 1.20:1.00.
“Electronic Transmission” means the delivery of information in an electronic format acceptable to the applicable recipient thereof, which shall include electronic mail. An Electronic Transmission shall be considered written notice for all purposes hereof (except when a request or notice by its terms requires execution).
“Eligibility Funds” has the meaning set forth in Section 6.5.1.
“Eligibility Reserve Subaccount” means the account established by the Paying Agent and maintained by the Cash Management Account Bank in accordance with the terms of Section 6.5.1 titled “82561505, Eligibility Reserve Account - Wells Fargo Bank, N.A., as Paying Agent in trust for the Secured Parties” or such other account established at the Cash Management Account Bank as may be designated in writing from time to time by the Paying Agent to the Administrative Agent and Borrower.

“Eligible Account” means a separate and identifiable account from all other funds held by the holding institution that is an account or accounts (or subaccounts thereof) maintained with a federal or state-chartered depository institution or trust company which complies with the definition of Eligible Institution. An Eligible Account will not be evidenced by a certificate of deposit, passbook or other instrument.
“Eligible Institution” means:
(i)    Wells Fargo Bank, National Association, or Citibank, N.A., in each case, so long as such institution’s long term deposit or long term unsecured debt rating shall be at least “A2” from Moody’s and the equivalent from S&P (if the deposits are to be held in the applicable account for more than 30 days) or such institution’s short term deposit or short term unsecured debt rating shall be at least “P-1” from Moody’s (if the deposits are to be held in the applicable account for thirty (30) days or less); or
(ii)    a depository institution or trust company insured by the Federal Deposit Insurance Corporation the short term unsecured debt obligations or commercial paper of which are rated at least A-1 by S&P and P-1 by Moody’s in the case of accounts in which funds are held for thirty (30) days or less or, in the case of letters of credit or accounts in which funds are held for more than thirty (30) days, the long term unsecured debt obligations of which are rated at least “AA” by S&P and “Aa2” by Moody’s.
“Eligible Lease” means, as of any date of determination, a Lease for a Property that satisfies all of the following:
(i)    the form of such Lease reflects customary market standard terms;
(ii)    such Lease is entered into on an arms-length basis without payment support by Borrower or any of its Affiliates (provided that any incentives offered to Tenants shall not be deemed to constitute such payment support);
(iii)    such Lease is to a bona fide third-party Tenant; and
(iv)    such Lease is in compliance with all applicable Legal Requirements in all material respects.
“Eligible Property” means, as of any date of determination, a Property that is in compliance with each of the Property Representations and each of the Property Covenants.
“Eligible Substitute Property” means, as of the related Substitution Date, an Eligible Property:
(i)    which is a single family residential real property, excluding housing cooperatives, manufactured housing, condominiums and duplexes and townhomes;
(ii)    that is subject to an Eligible Lease with an Eligible Tenant;
(iii)    that is located in a metropolitan statistical area that contains at least one Property described on the Properties Schedule as of the Closing Date;
(iv)    that is insured pursuant to Policies meeting the requirements of Article V;

(v)    as to which Borrower has delivered to Custodian the Title Insurance Owner’s Policy and posted to the Property Files Website, the related Deed and Lease;
(vi)    as to which Borrower has executed and delivered to Administrative Agent on behalf of the Lenders the Mortgage Documents, which shall be in substantially the same form as the Mortgage, Collateral Assignment of Leases and Rents and Fixture Filing, if applicable, executed and/or delivered on the Closing Date with such changes as may be necessitated or appropriate (as reasonably determined by the Administrative Agent) for the jurisdiction in which such Property is located, and which may, in the Administrative Agent’s reasonable discretion, be Mortgage Documents with respect to only such Property (and in the event such Property is located in the same county or parish in which one or more other Properties is located, such Mortgage and Collateral Assignment of Leases and Rents may be in the form of an amendment and spreader agreement to the existing Mortgage and Collateral Assignment of Leases and Rents covering such Property or Properties located in the same county or parish as the Substitute Property, in each case, in form and substance reasonably acceptable to the Administrative Agent) (the “Substitute Mortgage Documents”);
(vii)    as to which Borrower has delivered to the Administrative Agent on behalf of the Lenders an opinion of counsel admitted to practice under the laws of the state in which such Property is located in form and substance reasonably satisfactory to Administrative Agent opining as to the enforceability of the Substitute Mortgage Documents with respect to thereto and an opinion of counsel in form and substance reasonably satisfactory to the Administrative Agent opining as to the due authorization, execution and delivery by Borrower of such Substitute Mortgage;
(viii)    as to which Administrative Agent on behalf of the Lenders shall have received a Title Insurance Policy (or, in the event such Property is located in the same county or parish in which one or more other Properties is located, an endorsement to the existing Title Insurance Policy with respect to the Property or Properties located in the same county or parish as such Property in form and substance reasonably satisfactory to Administrative Agent) insuring the Lien of the Mortgage encumbering such Property as a valid first lien on such Property, free and clear of all exceptions other than the Permitted Liens;
(ix)    as to which the acquisition thereof by Borrower will not result in Borrower or any other Loan Party incurring any Indebtedness (except as permitted by this Agreement);
(xi)    if any Lien, litigation or governmental proceeding is existing or pending or, to the actual knowledge of a Responsible Officer of Borrower, threatened in writing against such Property which may result in liability to Borrower, Borrower shall have deposited with Administrative Agent on behalf of the Lenders reserves reasonably satisfactory to Administrative Agent as security for the satisfaction of such liability.
“Eligible Tenant” means, as of any date of determination, a bona fide third party lessee of a Property who satisfies each of the following criteria:
(a)    the Tenant is not subject to an ongoing Bankruptcy Action as of the date such Tenant is initially screened by Borrower (or, in each case, the Affiliate of Borrower who first acquired and leased such Property), prior to such Person’s execution of a Lease;
(b)    at the time of initial screening, the Tenant is not listed on any Government List; and
(c)    the Tenant otherwise conforms to Borrower’s internal resident leasing criteria in all material respects at the time such resident is screened by Borrower (or, in each case, the Affiliate of Borrower who first acquired and leased such Property).

“Embargoed Person” has the meaning set forth in Section 4.2.16.
“Environmental Indemnity” means that certain Environmental Indemnity Agreement, dated as of the Closing Date, executed by Borrower in connection with the Loan for the benefit of the Administrative Agent (acting on behalf of the Secured Parties), as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with its terms.
“Equity Interests” means, with respect to any Person, shares of capital stock, partnership interests, membership interests, beneficial interests or other equity ownership interests in such Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest from such Person.
“Equity Owner” means Home SFR Equity Owner, LLC, a Delaware limited liability company.
“Equity Owner Guaranty” means that certain Equity Owner Guaranty, dated as of the Closing Date, executed by Equity Owner and Administrative Agent for the benefit of the Lenders, as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with its terms.
“Equity Owner Security Agreement” means that certain Equity Owner Security Agreement, dated as of the Closing Date, executed by Equity Owner and Administrative Agent for the benefit of the Secured Parties, as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with its terms.
“Equity Owner’s Permitted Indebtedness” has the meaning set forth in Section 4.2.2.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means any corporation or trade or business that is a member of any group of organizations (i) described in Section 414(b) or (c) of the Code of which another entity is a member or (ii) described in Section 414(m) or (o) of the Code of which another entity is a member, except that this clause (ii) shall apply solely for purposes of potential liability under Section 302(b) of ERISA and Section 412(b) of the Code and the lien created under Section 303(k) of ERISA and Section 430(k) of the Code.
“ERISA Event” means (i) the failure to pay a minimum required contribution or installment to a Plan on or before the due date provided under Section 430 of the Code or Section 303 of ERISA, (ii) the filing of an application with respect to a Plan for a waiver of the minimum funding standard under Section 412(c) of the Code or Section 302(c) of ERISA, (iii) the failure of a Loan Party or any of its ERISA Affiliates to pay a required contribution or installment to a Multiemployer Plan on or before the applicable due date, (iv) any officer of any Loan Party or any of its ERISA Affiliates knows or has reason to know that a Plan is in “at risk” status within the meaning of Section 430(i) of the Code or Section 303(i) of ERISA or (v) the occurrence of a Plan Termination Event.
“Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.
“Event of Default” has the meaning set forth in Section 7.1(a).
“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exception Report” means a list, in a format reasonably acceptable to the Administrative Agent, relating to the Properties, such list being delivered by the Diligence Agent to Borrower and the applicable Servicing Agents via Electronic Transmission, reflecting the Property Files posted to the Property Files Website or otherwise delivered to the applicable Servicing Agents, indicating any Exceptions with respect to each Property File listed thereon.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Affected Party or required to be withheld or deducted from a payment to an Affected Party, (i) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (a) imposed as a result of such Affected Party being organized under the laws of, or having its principal office or, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (b) that are Other Connection Taxes, (ii) U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Affected Party with respect to an applicable interest in a Loan pursuant to a law in effect on the date on which (a) such Affected Party acquires such interest in a Loan or (b) such Affected Party changes its lending office, except in each case to the extent that, pursuant to Section 2.7, amounts with respect to such Taxes were payable either to such Affected Party’s assignor immediately before such Affected Party became a party hereto or to such Affected Party immediately before it changed its lending office, (iii) Taxes attributable to such Affected Party’s failure to comply with Section 2.7.5 and (iv) any Taxes imposed under FATCA.
“Existing Management Agreement” means each Property Management Services Agreement or Property Management Agreement, dated as of September 30, 2016 or as of the Closing Date, among Borrower and an Existing Manager, pursuant to which such Existing Manager provides management and other services for Borrower with respect to certain of the Properties, as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with its terms.
“Existing Manager” means each of Main Street Renewal LLC and HavenBrook Homes, LLC.
“Extraordinary Expense” means, an operating expense or capital expense incurred or required to be incurred by Borrower which is not set forth in the Approved Annual Budget.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.
“Federal Funds Alternative Rate” means, for any date of determination, a fluctuating rate of interest per annum equal to 0.50% plus the Federal Funds Effective Rate. Notwithstanding anything to the contrary contained herein, in no event shall the Federal Funds Alternative Rate be less than one half of one percent (0.50%).
“Federal Funds Effective Rate” means, with respect to any date of determination, the rate on that date for U.S. dollar federal funds as published in H.15(519) under the caption “Federal Funds (Effective)” and displayed on Reuters Page FEDFUNDS1.
“Federal Funds Rate Loan” means if the Loan accrues interest at a rate based upon the Federal Funds Alternative Rate.

“Fees” means, collectively, any fees described in the Fee Letters and any other fees (as specified in writing by the Administrative Agent to the Calculation Agent and Borrower) due to the Administrative Agent, Diligence Agent, Paying Agent, Calculation Agent or Custodian hereunder or under any Loan Documents, including, without limitation, the Paying Agent Fee, the Diligence Agent Fees and the Calculation Agent Fee.
“Fee Letters” means, collectively, the fee letters among Borrower and one or more of the Administrative Agent and Morgan Stanley Bank, N.A.
“Final Report” means a report of the Calculation Agent substantially in the form of Exhibit I confirming the absence of exceptions with respect to Borrower’s calculation of the Borrowing Base and any calculations required in connection with the Loan.
“Fitch” means Fitch, Inc.
“Fixture Filing” means, with respect to any jurisdiction in which any Property or Properties are located in which a separate, standalone fixture filing is required or generally recorded or filed pursuant to the local law or custom (as reasonably determined by Administrative Agent), a Uniform Commercial Code financing statement (or other form of financing statement required in the jurisdiction in which the applicable Property or Properties are located) recorded or filed in the real estate records in which the applicable Property or Properties are located.
“Foreign Lender” means a Lender that is not a U.S. Person.
“Foreign Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA that (i) neither is subject to ERISA nor is a governmental plan within the meaning of Section 3(32) of ERISA and that is maintained, or contributed to, by a Loan Party and (ii) is mandated by a government other than the United States (other than a state within the United States or an instrumentality thereof) for employees of a Loan Party.
“Fully Condemned Property” has the meaning set forth in Section 5.3(b).
“GAAP” means generally accepted accounting principles in the United States of America as of the date of the applicable financial report.
“Government List” means (1) the Annex to Presidential Executive Order 13224 (Sept. 23, 2001), (ii) OFAC’s most current list of “Specifically Designated National and Blocked Persons” (which list may be published from time to time in various mediums including, but not limited to, the OFAC website, http://www.treasury.gov/ofac/ downloads/t11sdn.pdf or any successor website or webpage), (2) any other list of terrorists, terrorist organizations or narcotics traffickers maintained pursuant to any of the Rules and Regulations of OFAC that Administrative Agent notified Borrower in writing is now included in “Government Lists”, or (3) any similar lists maintained by the United States Department of State, the United States Department of Commerce or any other Governmental Authority with jurisdiction over Borrower or pursuant to any Executive Order of the President of the United States of America that Administrative Agent notified Borrower in writing is now included in “Government Lists”.
“Governmental Authority” means any court, board, agency, commission, office or other authority of any nature whatsoever for any governmental unit (foreign, federal, state, county, district, municipal, city or otherwise) whether now or hereafter in existence.

“HOA” means a home owners or condominium association.
“HOA Fees” means homeowners’ or condominium owners’ association dues, fees and assessments.
“HOA Funds” has the meaning set forth in Section 6.1.3.
“HOA Property” means a Property which is subject to an HOA.
“HOA Subaccount” means the account established by the Paying Agent and maintained by the Cash Management Account Bank in accordance with the terms of Section 6.1.3 titled “82561506, HOA Account - Wells Fargo Bank, N.A., as Paying Agent in trust for the Secured Parties” or such other account established at the Cash Management Account Bank as may be designated in writing from time to time by the Paying Agent to the Administrative Agent and Borrower.
“Improvements” means the buildings, structures, fixtures, additions, enlargements, extensions, modifications, repairs, replacements and improvements now or hereafter erected or located on a Property.
“Indebtedness” means, for any Person, as of any date of determination, without duplication: (i) all indebtedness of such Person for borrowed money, for amounts drawn under a letter of credit, or for the deferred purchase price of property for which such Person or its assets is liable, (ii) all Available Unfunded Amounts under a loan agreement, letter of credit, or other credit facility for which such Person would be liable if such amounts were advanced thereunder, (iii) all amounts required to be paid by such Person as a guaranteed payment to partners or a preferred or special dividend, including any mandatory redemption of shares or interests, (iv) all indebtedness guaranteed by such Person, (v) all obligations under leases that constitute capital leases for which such Person is liable, (vi) all obligations of such Person under interest rate swaps, caps, floors, collars and other interest hedge agreements, in each case for which such Person is liable or its assets are liable, whether such Person (or its assets) is liable contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which obligations such Person otherwise assures a creditor against loss and (vii) any other contractual obligation for the payment of money which is not settled within sixty (60) days of the incurrence of such obligation; provided, however that, in the case of the Sponsor, “Indebtedness” shall not include such Person’s Non-Recourse Indebtedness.
“Indemnified Liabilities” has the meaning set forth in Section 9.13.
“Indemnified Parties” means each Lender, the Administrative Agent, each Servicing Agent and their respective Affiliates and the officers, directors, shareholders, partners, employees, agents, representatives of each Lender, the Administrative Agent, each Servicing Agent and their respective Affiliates.
“Indemnified Taxes” means (i) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of Borrower under any Loan Document and (ii) to the extent not otherwise described in clause (i) above, Other Taxes.
“Independent” means, when used with respect to any Person, a Person who: (i) does not have any direct financial interest or any material indirect financial interest in Borrower or in any Affiliate of Borrower, (ii) is not connected with Borrower or any Affiliate of Borrower as an officer, employee, promoter, underwriter, trustee, partner, member, manager, creditor, director, supplier, customer or Person performing similar functions and (iii) is not a member of the immediate family of a Person defined in clauses (i) or (ii) above.

“Independent Accountant” means (i) a firm of nationally recognized, certified public accountants which is Independent and which is selected by Borrower or (ii) such other certified public accountant(s) selected by Borrower, which is Independent and reasonably acceptable to Administrative Agent (on behalf of the Secured Parties).
“Independent Director” means an individual who has prior experience as an independent director, independent manager or independent member with at least three years of employment experience and who is provided by Global Securitization Services, LLC, CT Corporation, Corporation Service Company, National Registered Agents, Inc., Wilmington Trust Company, Stewart Management Company, Lord Securities Corporation or, if none of those companies is then providing professional Independent Directors, another nationally-recognized company reasonably approved by Administrative Agent, in each case that is not an Affiliate of Borrower and that provides professional Independent Directors and other corporate services in the ordinary course of its business, and which individual is duly appointed as an Independent Director and is not, and has never been, and will not while serving as Independent Director be, any of the following:
(i)    a member, partner, equityholder, manager, director, officer or employee of Borrower or any of its equityholders or Affiliates (other than as a “Special Member” or an Independent Director of Borrower or an Affiliate of Borrower that is not in the direct chain of ownership of Borrower and that is required by a creditor to be a single purpose bankruptcy remote entity, provided that such Independent Director is employed by a company that routinely provides professional Independent Directors or managers in the ordinary course of its business);
(ii)    a creditor, supplier or service provider (including provider of professional services) to Borrower or any of its equityholders or Affiliates (other than a nationally-recognized company that routinely provides professional Independent Directors and other corporate services to Borrower or any of its Affiliates in the ordinary course of its business);
(iii)    a family member of any such member, partner, equityholder, manager, director, officer, employee, creditor, supplier or service provider; or
(iv)     a Person that controls (whether directly, indirectly or otherwise) any of the Persons described in clause (i), (ii) or (iii) above.
A natural person who otherwise satisfies the foregoing definition and satisfies clause (i) above by reason of being the Independent Director of a “special purpose entity” affiliated with Borrower shall be qualified to serve as an Independent Director of Borrower, provided that the fees that such individual earns from serving as an Independent Director of Affiliates of Borrower in any given year constitute in the aggregate less than five percent (5%) of such individual’s annual income for that year. For purposes of this paragraph, a “special purpose entity” is an entity, whose organizational documents contain restrictions on its activities and impose requirements intended to preserve such entity’s separateness that are substantially similar to those contained in the definition of Special Purpose Entity of this Agreement.
“Individual Material Adverse Effect” means, in respect of a Property, any event or condition that has a material adverse effect on (i) the profitability, value, use, operation, leasing or marketability of such Property or results in any material liability to, claim against or obligation of Administrative Agent or any Loan Party or (ii) if applicable, the enforceability, validity, perfection or priority of the Lien of the Collateral Documents with respect to such Property.
“Insolvency Opinion” means the non-consolidation opinion letter dated the Closing Date delivered by Mayer Brown LLP with respect to the Loan Parties and the Sponsor.

“Insurance Funds” has the meaning set forth in Section 6.2.1.
“Insurance Premiums” has the meaning set forth in Section 5.1.1(d).
“Insurance Proceeds” has the meaning set forth in the definition of “Net Proceeds”.
“Insurance Subaccount” means the account established by the Paying Agent and maintained by the Cash Management Account Bank in accordance with the terms of Section 6.2.1 titled “82561507, Insurance Account - Wells Fargo Bank, N.A., as Paying Agent in trust for the Secured Parties” or such other account established at the Cash Management Account Bank as may be designated in writing from time to time by the Paying Agent to the Administrative Agent and Borrower.
“Interest Coverage Ratio” means, with respect to the Sponsor and as of any date of determination, a ratio in which:
(a) the numerator is an amount equal to the excess, if any, of (i) Adjusted EBITDA for the most recently ended Reference Period over (ii) Sponsor Underwritten Cap-Ex for the most recently ended Reference Period; and
(b) the denominator is an amount equal to the interest expense on all of the Sponsor’s Indebtedness for the twelve months following the most recently ended Reference Period.
“Interest Period” means, in connection with the calculation of interest accrued with respect to any specified Payment Date, including the Maturity Date, the period commencing on and including the 10th calendar day of the prior calendar month and ending on and including the 9th calendar day of the calendar month in which such Payment Date occurs, provided, however, the initial Interest Period shall be the period commencing on the Closing Date and ending on and including the 9th calendar day of the calendar month immediately following the Closing Date.
“Interest Rate” means, with respect to each Interest Period and the Loan, an interest rate per annum equal to (a) if the Loan is a LIBOR Loan, the sum of (1) the Adjusted LIBOR Rate, determined as of the Determination Date immediately preceding the commencement of such Interest Period, plus (2) the Applicable Margin (or, when applicable pursuant to this Agreement or any other Loan Document, the Default Rate); (b) if the Loan is a Federal Funds Alternative Rate Loan, the sum of (1) the Federal Funds Alternative Rate in effect on each day during such Interest Period plus (2) the Applicable Margin (or, when applicable pursuant to this Agreement or any other Loan Document, the Default Rate); and (c) if the Loan is an Alternative Rate Loan, the sum of (1) the Alternative Rate, determined as of the Determination Date immediately preceding the commencement of such Interest Period, plus (2) the Applicable Margin (or, when applicable pursuant to this Agreement or any other Loan Document, the Default Rate). Notwithstanding anything to the contrary contained herein, in no event shall the Interest Rate with respect to the Loan be less than zero percent (0%).
“Interest Rate Cap Agreement” means, collectively, one or more interest rate protection agreements (together with the confirmation and schedules relating thereto) in form and substance reasonably acceptable to Administrative Agent (on behalf of the Secured Parties), between an Acceptable Counterparty and Borrower, obtained by Borrower as and when required pursuant to Section 2.2.7. After delivery of a Replacement Interest Rate Cap Agreement to Administrative Agent, the term “Interest Rate Cap Agreement” shall be deemed to include such Replacement Interest Rate Cap Agreement and such Replacement Interest Rate Cap Agreement shall be subject to all requirements applicable to the Interest Rate Cap Agreement.

“IRS” means the United States Internal Revenue Service.
“ISDA” means the International Swaps and Derivatives Association.
“Lease” means a bona fide written lease, sublease, letting, license, concession or other agreement pursuant to which any Person is granted a possessory interest in, or right to use or occupy all or any portion of any space in any Property by or on behalf of Borrower (or, prior to the Closing Date, by or on behalf of any Affiliate of Borrower) and (i) every modification, amendment or other agreement relating to such lease, sublease or other agreement entered into in connection with such lease, sublease or other agreement, and (ii) every guarantee of the performance and observance of the covenants, conditions and agreements to be performed and observed by the Tenant.
“Legal Requirements” means, (i) with respect to each Property and the Properties as a whole, all federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities affecting such Property or any part thereof, or the construction, use, alteration or operation thereof, or any part thereof, whether now or hereafter enacted and in force, and all permits, licenses and authorizations and regulations relating thereto, and all covenants, agreements, restrictions and encumbrances contained in any instruments, either of record or known to Borrower, at any time in force affecting Borrower, such Property or any part thereof, including, without limitation, any which may (a) require repairs, modifications or alterations in or to such Property or any part thereof, or (b) in any way limit the use and enjoyment thereof, and (ii) with respect to any Person, all federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities as to which such Person or any of its property is subject, whether now or hereafter enacted and in force.
“Lender Percentage” means, as to any Lender as of any date of determination, the percentage equivalent of a fraction (expressed out to five decimal places), the numerator of which is the outstanding amount of the Loan funded by such Lender or acquired by such Lender pursuant to an Assignment and Acceptance and, in the case of any assigning Lender, minus the principal amount of the Loan so assigned, and the denominator of which is the Outstanding Principal Balance.
“Lender Record” has the meaning set forth in Section 8.2.
“Lenders” or “Lender” has the meaning set forth in the introductory paragraph hereto.
“Lending Parties” has the meaning set forth in Section 9.26.
“LIBOR” means, for any Interest Period, the rate per annum shown on Reuters Screen LIBOR01 (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service (including by any successor to the British Bankers Association in providing or calculating LIBOR), as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market), as shown as the rate for dollar deposits for a one month period at approximately 11:00 a.m., London time, on the applicable Interest Determination Date. In the event that such rate is not available at such time for any reason, then the “LIBOR” shall be the rate at which dollar deposits of $1,000,000 and for a maturity of one month are offered by the principal London office of any four major reference banks in the London interbank market selected by the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, on such Interest Determination Date. The Administrative Agent’s computation (or the Calculation Agent’s computation on behalf of the Administrative Agent) of LIBOR based on the foregoing shall be conclusive and binding on the parties hereto for all purposes, absent manifest error. LIBOR, as determined pursuant to this Agreement, shall be subject to a floor of zero.
“LIBOR Disruption Event” means, with respect to any Interest Period, any of the following: (i) a determination by the Administrative Agent in its reasonable discretion that a Change of Law has resulted in it being contrary to law or to the directive of any central bank or other Governmental Authority (whether or not having the force of law) to obtain dollars in the London interbank market to make, fund or maintain the Loan during such Interest Period, (ii) the failure of the sources listed in the definition of “LIBOR” to publish or offer a London interbank offered rate as of 11:00 a.m. on the applicable Interest Determination Date (as contemplated in such definition), (iii) a determination by the Administrative Agent in its reasonable discretion that the rate at which deposits of U.S dollars are being offered in the London interbank market does not accurately reflect the cost to the Lenders of making, funding or maintaining their Loan for such Interest Period, (iv) if the London interbank offered rate has been permanently discontinued, (v) adequate and reasonable means do not exist for the calculation of LIBOR, or (vi) the inability of the Administrative Agent, because of market events not under the control of the Administrative Agent, to obtain U.S. dollars in the London interbank market to make, fund or maintain its Loan for such Interest Period. In each case, the Administrative Agent shall provide written notice (which may be in electronic form) of such LIBOR Disruption Event to Borrower and the Calculation Agent, which notice shall include the Federal Funds Alternative Rate in effect during such LIBOR Disruption Event as determined by the Administrative Agent.
“LIBOR Loan” means, the Loan any time the Loan accrues interest at a rate based upon LIBOR.
“LIBOR Rate Reserve Percentage” means, for any Interest Period in respect of which the Loan is a LIBOR Loan, the reserve percentage applicable on the applicable Determination Date under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) (or if more than one such percentage shall be applicable, the daily average of such percentages for those days in such Interest Period during which any such percentage shall be so applicable) for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on Eurocurrency Liabilities is determined) having a term equal to such Interest Period.
“Lien” means any mortgage, deed of trust, lien (statutory or otherwise), pledge, hypothecation, easement, restrictive covenant, preference, assignment, security interest, or any other encumbrance, charge or transfer of, or any agreement to enter into or create any of the foregoing, on or affecting all or any portion of any Collateral, or any interest in any of the foregoing, or any direct interest in any Loan Party, including any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, the filing of any financing statement, and mechanic’s, materialmen’s and other similar liens and encumbrances.
“Lien Reconciliation” means, with respect to each Property that has a Specified Lien, an adjustment (to the extent required) to the Required Lien Reserve Amount for such Property, such adjustment to be made by the Administrative Agent on or prior to the first Payment Date, based on information provided to it by its title company.
“Lien Reserve Subaccount” means the account established by the Paying Agent and maintained by the Cash Management Account Bank in accordance with the terms of Section 6.6.2 titled “82561510, Lien Reserve Account - Wells Fargo Bank, N.A., as Paying Agent in trust for the Secured Parties” or such other account established at the Cash Management Account Bank as may be designated in writing from time to time by the Paying Agent to the Administrative Agent and Borrower.
“Like-Kind Exchange” means each of a series of transactions consisting of (i) a transfer, directly or through an Affiliate that is disregarded as a separate entity for federal income tax purposes, of one or more Relinquished Properties, (ii) the subsequent related acquisition, directly or through an Affiliate that is disregarded as a separate entity for federal income tax purposes, of one or more replacement properties that are like-kind (within the meaning of Section 1031 of the Code and the related Treasury Regulations) and (iii) the matching of such Relinquished Properties with such replacement properties, in each case, through a Qualified Intermediary.
“Liquidity” means, with respect to Sponsor, the sum of (i) its unrestricted cash, plus (ii) its unrestricted Cash Equivalents, provided, that, such amounts shall not include the aggregate amount of unused capacity available to the Sponsor under any warehouse or repurchase facility or under any letter of credit.
“Loan” means the Loan in the amount of $504,985,951.40 made by Lenders to Borrower on the Closing Date pursuant to this Agreement.
“Loan Documents” means, collectively, this Agreement, each Note, the Management Agreement, the Sponsor Guaranty, the Equity Owner Guaranty, the Environmental Indemnity, each Interest Rate Cap Agreement, each Collateral Document, the Borrower TRS Guaranty, the Custodial Agreement, the Controlled Account Agreement, the Fee Letters and all other agreements, instruments and documents executed and delivered to Administrative Agent by Sponsor, Equity Owner, Borrower or Borrower TRS pursuant thereto or in connection therewith.
“Loan Party” means Borrower, Equity Owner and Borrower TRS.
“London Business Day” means any Business Day on which commercial banks in London, England are open for business.
“LTV Ratio” means, as of any date of determination, the ratio (expressed as a percentage) of (i) the Outstanding Principal Balance to (ii) the sum of the BPO Values of all Eligible Properties; provided that, solely for purposes of Section 4.1.24, the LTV Ratio shall mean, as of any date of determination with respect to any subset of Eligible Properties, the ratio (expressed as a percentage) of (i) the sum of the Allocated Loan Amounts for such subset of Eligible Properties, divided by (ii) the sum of the BPO Values of such subset of Eligible Properties.
“Major Contract” means (i) any management agreement relating to the Properties or the Loan Parties to which a Loan Party is a party, (ii) any agreement between any Loan Party and any Affiliate of any Relevant Party (other than any Loan Document) and (iii) any brokerage, leasing, cleaning, maintenance, service or other contract or agreement of any kind (other than Leases and Loan Documents) relating to the Properties, in each case involving payment or expense of more than One Million Dollars ($1,000,000) during any twelve (12) month period, unless cancelable on thirty (30) days or less notice without requiring payment of termination fees or payments of any kind (other than amounts that accrued prior to the termination date).
“Majority Lenders” means, at any time, the Lender or Lenders, whose Lender Percentages (which Lender Percentages shall (i) include the Lender Percentage of Morgan Stanley Bank, N.A. so long as Morgan Stanley Bank, N.A. is a Lender, and (ii) exclude the Lender Percentages of any Lender that is an Affiliate of any Relevant Party), together exceed fifty percent (50%) of the Outstanding Principal Balance. If any time there is only one Lender, then “Majority Lenders” shall mean the Lender. The determination of Majority

Lenders shall be made, in all circumstances by the Administrative Agent and such determination shall be binding on each Lender in all respects hereunder.
“Management Agreement” means each Existing Management Agreement and any Replacement Management Agreement pursuant to which a Qualified Manager is managing one or more of the Properties in accordance with the terms and provisions of this Agreement, as the context requires, in each case, as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with its terms.
“Management Fee” means, with respect to each calendar month, an amount equal to the greater of (a) the product of (i) six and one-half percent (6.50%) and (ii) Actual Rent Collections for such calendar month and (b) the actual management fee paid to the Manager pursuant to the Management Agreement.
“Management Fee Cap” means, with respect to each calendar month, an amount equal to the product of (i) seven percent (7.00%) and (ii) Actual Rent Collections for such calendar month.
“Manager” means each Existing Manager or, if the context requires, a Qualified Manager who is managing one or more of the Properties in accordance with the terms and provisions of this Agreement or pursuant to a Replacement Management Agreement.
“Margin Stock” has the meaning set forth in Section 3.1.20.
“Material Action” has the meaning set forth in the definition of Special Purpose Entity.
“Material Adverse Effect” means a material adverse effect on (a) the property, business, operations or financial condition of the Loan Parties, taken as a whole, (b) the use, operation or value of the Properties, taken as a whole, (c) the ability of Borrower to repay the principal and interest of the Loan when due or to satisfy any of Borrower’s other obligations under the Loan Documents, or (d) the enforceability or validity of any Loan Document, the perfection or priority of any Lien created under any Loan Document or the rights, interests and remedies of Administrative Agent (on behalf of the Secured Parties) under any Loan Document.
“Maturity Date” means the date that is the five-year anniversary of the Closing Date or such earlier date on which the final payment of principal of the Loan becomes due and payable as therein or herein provided, whether at such stated maturity date, by declaration of acceleration, or otherwise.
“Maximum Legal Rate” means the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the indebtedness evidenced by the Note and as provided for herein or the other Loan Documents, under the laws of such state or states whose laws are held by any court of competent jurisdiction to govern the interest rate provisions of the Loan.
“Minimum Disbursement Amount” means $50,000.
“Minimum Liquidity Amount” means, with respect to the Sponsor, as of the applicable date of determination, an amount equal to the greater of (i) $25,000,000 and (ii) five percent (5%) of the Sponsor’s Indebtedness.
“Monthly Budgeted Amount” has the meaning set forth in Section 4.3.2.

“Monthly Debt Service Payment Amount” means, for each Payment Date, an amount equal to the amount of interest which is then due on the Loan in the aggregate for the Interest Period during which such Payment Date occurs.
“Monthly Payment Report” means a report prepared by the Calculation Agent reflecting the principal, interest, fees, costs, expenses, indemnities and deposits into the Cash Management Account and the Subaccounts payable hereunder during the relevant period.
“Moody’s” means Moody’s Investors Service, Inc.
“Mortgage” means a mortgage or deed of trust or deed to secure debt, as applicable, for each Property or for multiple Properties located within the same county or parish, executed and delivered by Borrower, constituting a Lien on the Improvements and such Property or Properties, as applicable, as Collateral for the Loan, substantially in the form of the applicable mortgage or deed of trust or deed to secure debt executed and delivered by Affiliates of Borrower in connection with any term loans (securitized or otherwise) secured by residential real properties, as such forms may be updated to reflect any changes in law deemed reasonably necessary by the Administrative Agent.
“Mortgage Documents” means the Mortgages, the Collateral Assignments of Leases and Rents and, if any, the Fixture Filings and the Springing Mortgage Documents.
“Multiemployer Plan” means a multiemployer plan within the meaning of Section 414(f) of the Code or Section 3(37) of ERISA to which contributions are required to be made by any Loan Party or any of its ERISA Affiliates or to which any such entity has any liability.
“Net Proceeds” means (i) the net amount of all insurance proceeds received by Administrative Agent pursuant to Section 5.1.1(a)(i) and (iii) as a result of damage to or destruction of a Property, after deduction of its reasonable documented costs and expenses (including, but not limited to, reasonable attorneys’ fees of external counsel), if any, in collecting same (“Insurance Proceeds”), or (ii) the net amount of an Award, after deduction of Administrative Agent’s reasonable documented costs and expenses (including, but not limited to, reasonable counsel fees), if any, in collecting same (“Condemnation Proceeds”), whichever the case may be.
“Net Proceeds Deficiency” has the meaning set forth in Section 5.4(d)(vi).
“Net Sale Proceeds” means, with respect to the Transfer of any Property, the gross sales price for such Property (including any earnest money, down payment or similar deposit included in the total sales price paid by the purchaser), less Transfer Expenses, whether received by Borrower, including, without limitation, any excess proceeds paid to Borrower from or on behalf of a Qualified Intermediary in connection with a Like-Kind Exchange.
“Net Worth” means, with respect to any Person, the excess of total assets of such Person over total liabilities of such Person, determined in accordance with GAAP consistently applied based on the most recent balance sheet of Borrower delivered pursuant to this Agreement, including, for the avoidance of doubt, the Properties when evaluating the Net Worth of Borrower; provided, however, that for purposes of determining Net Worth the accumulated depreciation for each Property, accumulating from the earlier of the date of acquisition by an Affiliate of Borrower (if applicable) or the date of acquisition by Borrower, shall be added to the net asset value for such Property.
“Non-Property Taxes” means all Taxes other than Property Taxes and Other Charges.

“Non-Recourse Indebtedness” shall mean, with respect to any specified Person, Indebtedness that is specifically advanced to finance the acquisition of property or assets and secured only by the property or assets to which such Indebtedness relates without recourse to such Person (other than subject to such customary carve-out matters for which such Person acts as a guarantor in connection with such Indebtedness, such as bad boy acts, fraud, misappropriation, breach of representation and warranty, misapplication, and environmental matters).
“Note” has the meaning set forth in Section 2.1.3.
“Notice of Substitution” has the meaning set forth in Section 2.5.2.
“Obligations” means, collectively, Borrower’s obligations for the payment of the Debt and the performance by Sponsor, Equity Owner, Borrower and Borrower TRS of the Other Obligations.
“OFAC” means the Office of Foreign Assets Control of the U.S. Department of Treasury.
“Officer’s Certificate” means a certificate delivered to Administrative Agent by Borrower which is signed by a Responsible Officer of Borrower.
“Operating Expenses” means, for any period, without duplication, all expenses actually paid or payable by Borrower during such period in connection with the administration, operation, management, maintenance, repair and use of the Properties, determined on an accrual basis, and, except to the extent otherwise provided in this definition, in accordance with GAAP. Operating Expenses specifically shall include, without duplication, (i) all operating expenses incurred in such period based on quarterly financial statements delivered to Administrative Agent in accordance with Section 4.3.1(a), (ii) cost of utilities, inventories, and fixed asset supplies consumed in the operation of the Properties, (iii) management fees in an amount equal to the Management Fee, (iv) costs and fees of independent professionals (including, without limitation, legal, accounting, consultants and other professional expenses), technical consultants, operational experts (including quality assurance inspectors) or other third parties retained to perform services required or permitted hereunder, (v) operational equipment and other lease payments to the extent constituting operating expenses under GAAP, (vi) Property Taxes and Other Charges, (vii) insurance premiums, (viii) Property maintenance expenses and (ix) lease up and marketing turnover costs. Notwithstanding the foregoing, Operating Expenses shall not include (A) depreciation or amortization, (B) income taxes or other charges in the nature of income taxes, (C) any expenses (including legal, accounting and other professional fees, expenses and disbursements) incurred in connection with the making of the Loan or the sale, exchange, transfer, financing or refinancing of all or any portion of any Property or in connection with the recovery of Insurance Proceeds or Awards, (D) any loss that is covered by the Policies, including any portion of a loss that is subject to a deductible under the Policies, (E) Capital Expenditures, (F) Debt Service, (G) expenses incurred in connection with the acquisition, initial renovation and initial leasing of Properties and other activities undertaken prior to such initial lease that do not constitute recurring operating expenses to be paid by Borrower, including eviction of existing residents, incentive payments to residents and other similar expenses, (H) any item of expense which would otherwise be considered within Operating Expenses pursuant to the provisions above but is paid directly by any Tenant under a Lease (it being understood that any such item of expense required to be paid directly by a Tenant but not so paid shall constitute an Operating Expense), (I) any service that is required to be provided by the Manager pursuant to the Management Agreement without compensation or reimbursement (other than the management fee set forth in the Management Agreement), (J) any expenses that relate to a Property from and after the release of such Property in accordance with Section 2.5, (K) bad debt expense with respect to Rents, (L) the value of any free rent or Concessions provided with respect to the Properties, (M) corporate overhead expenses incurred by Borrower’s Affiliates or (N) any amount of sales tax expense to the extent excluded from Rent and Other Receipts.
“Original Lenders” means MSR I, L.P. and MSR II, L.P.
“Other Charges” means all (i) HOA Fees, (ii) impositions other than Property Taxes, and (iii) any other charges levied or assessed or imposed against a Property or any part thereof other than Property Taxes.
“Other Connection Taxes” means Taxes imposed as a result of a present or former connection between an Affected Party and the jurisdiction imposing such Tax (other than connections arising from such Affected Party having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in the Loan (or any portion thereof) or Loan Document).
“Other Obligations” means (a) the performance of all obligations of Borrower contained herein and (b) the performance of each obligation of Sponsor, Equity Owner, Borrower and Borrower TRS contained in any other Loan Document.
“Other Receipts” means, for any period of determination, any actual receipts received by Borrower from sources other than Rents with respect to the Properties, to the extent they are properly included as operating income for such period in accordance with GAAP (including maintenance recovery fees but, for the avoidance of doubt, excluding income from the Transfer of any Property).
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.
“Outstanding Principal Balance” means, as of any date, the aggregate outstanding principal balance of the Loan as of such date.
“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (USA PATRIOT ACT) of 2001, as amended, and corresponding provisions of future laws.
“Patriot Act Offense” has the meaning set forth in Section 3.1.24(a).
“Paying Agent” means Wells Fargo Bank, N.A. or any replacement institution designated by the Administrative Agent with the consent of Borrower (such consent not to be unreasonably withheld) and the Majority Lenders in accordance with this Agreement. Wells Fargo Bank, N.A. will perform its duties as Paying Agent through its Corporate Trust Services division.
“Paying Agent Fee” means, (a) with respect to the initial Paying Agent appointed under this Agreement, $0 (it being agreed that fees of such Paying Agent are subsumed under the Calculation Agent Fee), and (b) with respect to any replacement Paying Agent (including the initial Paying Agent if such Paying Agent is no longer acting as the Calculation Agent), such fee or fees as shall be agreed by the Administrative Agent with the consent of the Majority Lenders and, so long as no Event of Default then exists, with the consent of Borrower.

“Payment Date” means the twentieth (20th) day of each calendar month during the Term or, if such twentieth (20th) day is not a Business Day, the immediately succeeding Business Day, commencing with the calendar month immediately following the Closing Date.
“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.
“Permitted Assignee” means any of the following Persons:
(i)    any Lender or Affiliate of a Lender (other than a natural person);
(ii)    a commercial bank organized under the laws of the United States, or any state thereof, and having total net worth in excess of $1,000,000,000;
(iii)    a commercial bank organized under the laws of any other country which is a member of the Organization of Economic Cooperation and Development (“OECD”), or a political subdivision of any such country, and having total net worth in excess of $1,000,000,000, provided that in the case of a commercial bank, is acting through a branch or agency located in the country in which it is organized or another country which is also a member of the OECD;
(iv)    an insurance company organized under the laws of any state of the United States, or organized under the laws of any country, that is engaged in making commercial loans in the ordinary course of its business, and having (together with its Affiliates) total net worth of at least $1,000,000,000; or
(v)    any other financial institution, finance company, private equity institution or fund organized under the laws of any state of the United States that is engaged in making commercial loans in the ordinary course of its business, and having a net worth of at least $1,000,000,000 that is approved by Borrower (such approval not to be unreasonably withheld or delayed, it being understood that Borrower’s failure to consent to assignment to a Competitor shall not be deemed to be unreasonable).
“Permitted Indebtedness” has the meaning set forth in Section 4.2.2.
“Permitted Investments” means:
(a)    obligations of, or obligations fully guaranteed as to payment of principal and interest by, the United States or any agency or instrumentality thereof provided such obligations are backed by the full faith and credit of the United States including, without limitation, obligations of: the U.S. Treasury (all direct or fully guaranteed obligations), the Farmers Home Administration (certificates of beneficial ownership), the General Services Administration (participation certificates), the U.S. Maritime Administration (guaranteed Title XI financing), the Small Business Administration (guaranteed participation certificates and guaranteed pool certificates), the U.S. Department of Housing and Urban Development (local authority bonds) and the Washington Metropolitan Area Transit Authority (guaranteed transit bonds); provided, however, that the investments described in this clause must (i) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (ii) if rated by S&P, must not have an “r” highlighter affixed to their rating, (iii) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (iv) such investments must not be subject to liquidation prior to their maturity;

(b)    federal funds, unsecured certificates of deposit, time deposits, bankers’ acceptances and repurchase agreements with maturities of not more than 365 days of any bank, (A) in the case of such investments with maturities of 30 days or less, the short term obligations of which are rated in the highest short term rating category by each of S&P and Moody’s and the long term obligations of which are rated at least “A2” by Moody’s and “A” by S&P, (B) in the case of such investments with maturities of three months or less, but more than 30 days, the short term obligations of which are rated in the highest short term rating category by each of S&P and Moody’s and the long term obligations of which are rated at least “A1” by Moody’s and “A+” by S&P, (C) in the case of such investments with maturities of six months or less, but more than three months, the short term obligations of which are rated in the highest short term rating category by each of S&P and Moody’s and the long term obligations of which are rated at least “Aa3” by Moody’s and “AA-” by S&P, and (D) in the case of such investments with maturities of more than six months, the short term obligations of which are rated in the highest short term rating category by each of S&P and Moody’s and the long term obligations of which are rated “Aaa” by Moody’s and “AAA” by S&P; provided, however, that the investments described in this clause must (i) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (ii) if rated by S&P, must not have an “r” highlighter affixed to their rating, (iii) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (iv) such investments must not be subject to liquidation prior to their maturity;
(c)    fully Federal Deposit Insurance Corporation-insured demand and time deposits in, or certificates of deposit of, or bankers’ acceptances issued by, any bank or trust company, savings and loan association or savings bank, (A) in the case of such investments with maturities of 30 days or less, the short term obligations of which are rated in the highest short term rating category by each of S&P and Moody’s and the long term obligations of which are rated at least “A2” by Moody’s and “A” by S&P, (B) in the case of such investments with maturities of three months or less, but more than 30 days, the short term obligations of which are rated in the highest short term rating category by each of S&P and Moody’s and the long term obligations of which are rated at least “A1” by Moody’s and “A+” by S&P, (C) in the case of such investments with maturities of six months or less, but more than three months, the short term obligations of which are rated in the highest short term rating category by each of S&P and Moody’s and the long term obligations of which are rated at least “Aa3” by Moody’s and “AA-” by S&P, and (D) in the case of such investments with maturities of more than six months, the short term obligations of which are rated in the highest short term rating category by each of S&P and Moody’s and the long term obligations of which are rated “Aaa” by Moody’s and “AAA” by S&P; provided, however, that the investments described in this clause must (i) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (ii) if rated by S&P, must not have an “r” highlighter affixed to their rating, (iii) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (iv) such investments must not be subject to liquidation prior to their maturity;
(d)    debt obligations with maturities of not more than 365 days and at all times rated by each of Moody’s and S&P in its highest long-term unsecured rating category); provided, however, that the investments described in this clause must (i) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (ii) if rated by S&P, must not have an “r” highlighter affixed to their rating, (iii) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (iv) such investments must not be subject to liquidation prior to their maturity;

(e)    commercial paper (including both non-interest-bearing discount obligations and interest-bearing obligations payable on demand or on a specified date not more than one year after the date of issuance thereof) with maturities of not more than 365 days (A) in the case of such investments with maturities of 30 days or less, the short term obligations of which are rated in the highest short term rating category by each of S&P and Moody’s and the long term obligations of which are rated at least “A2” by Moody’s and “A” by S&P, (B) in the case of such investments with maturities of three months or less, but more than 30 days, the short term obligations of which are rated in the highest short term rating category by each of S&P and Moody’s and the long term obligations of which are rated at least “A1” by Moody’s and “A+” by S&P, (C) in the case of such investments with maturities of six months or less, but more than three months, the short term obligations of which are rated in the highest short term rating category by each of S&P and Moody’s and the long term obligations of which are rated at least “Aa3” by Moody’s and “AA-” by S&P, and (D) in the case of such investments with maturities of more than six months, the short term obligations of which are rated in the highest short term rating category by each of S&P and Moody’s and the long term obligations of which are rated “Aaa” by Moody’s and “AAA” by S&P; provided, however, that the investments described in this clause must (i) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (ii) if rated by S&P, must not have an “r” highlighter affixed to their rating, (iii) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (iv) such investments must not be subject to liquidation prior to their maturity;
(f)    units of taxable money market funds, which funds are regulated investment companies invested solely in obligations backed by the full faith and credit of the United States, which funds have the highest rating available from each of S&P and Moody’s for money market funds; and
(g)    any other security, obligation or investment which has been specifically approved as a Permitted Investment in writing by Administrative Agent;
provided, however, that no obligation or security shall be a Permitted Investment if (A) such obligation or security evidences a right to receive only interest payments or (B) the right to receive principal and interest payments on such obligation or security are derived from an underlying investment that provides a yield to maturity in excess of 120% of the yield to maturity at par of such underlying investment and provided, further, that each investment described hereunder must have (x) a predetermined fixed amount of principal due at maturity (that cannot vary or change) and (y) an original maturity of not more than 365 days and a remaining maturity of not more than thirty (30) days.
“Permitted Liens” means, collectively, (i) the Liens and security interests created by the Collateral Documents, (ii) all encumbrances and other matters disclosed in the Title Insurance Policies for the Properties, (iii) Liens, if any, for Non-Property Taxes or Property Taxes imposed by any Governmental Authority not yet due or delinquent, (iv) Liens arising after the Closing Date for Non-Property Taxes, Property Taxes or Other Charges being contested in accordance with Section 4.1.4 or Section 4.4.5, (v) any workers’, mechanics’ or other similar Liens on a Property that are bonded or discharged within sixty (60) days after Borrower first receives written notice of such Lien or which are being contested in accordance with Section 4.4.5, (vi) all easements, rights-of-way, restrictions and other similar non-monetary encumbrances recorded against and affecting any Property and that would not reasonably be expected to and do not have an Individual Material Adverse Effect on the Property, (vii) such other title and survey exceptions as Administrative Agent has approved or may approve in writing in Administrative Agent’s reasonable discretion, (viii) for the first one-hundred eighty days following the Closing Date only, the Specified Liens, (ix) rights of occupancy of

Tenants under Leases and (x) bankers’ Liens, rights of setoff and other similar Liens of the Rent Deposit Bank or the Cash Management Account Bank, as applicable, existing solely with respect to funds on deposit in or credited to the Rent Deposit Account or the Cash Management Account, as applicable, pursuant to the Loan Documents, in the ordinary course of business in favor of the bank or other depository institution or securities intermediary with which such accounts are maintained.
“Permitted Transferee” means, an entity or person whose creditworthiness is acceptable to the Administrative Agent and the Majority Lenders and who is otherwise acceptable as a counterparty to the Administrative Agent and the Majority Lenders, in each case, acting in their reasonable discretion. Any such determination by the Administrative Agent and the Majority Lenders shall not be unreasonably withheld or delayed.
“Permitted Transfers” has the meaning set forth in Section 4.2.17(d).
“Person” means any individual, corporation, partnership, limited liability company, joint venture, estate, trust, unincorporated association, any other entity, any Governmental Authority and any fiduciary acting in such capacity on behalf of any of the foregoing.
“Plan” means an “employee pension benefit plan” as defined in Section 3(2) of ERISA that is established, maintained or contributed to by any Loan Party or any of its ERISA Affiliates (or as to which such entity has any liability) and that is covered by Title IV of ERISA, other than a Multiemployer Plan.
“Plan Termination Event” means (i) any Reportable Event with respect to any Plan; (ii) the withdrawal of any Loan Party or any of its ERISA Affiliates from a Plan during a plan year in which such Loan Party or such ERISA Affiliate was a “substantial employer” as defined in Section 4001(a)(2) of ERISA; (iii) the imposition of an obligation on any Loan Party or any of its ERISA Affiliates under Section 4041 of ERISA to provide affected parties written notice of intent to terminate a Plan in a distress termination described in Section 4041(c) of ERISA; (iv) the institution of proceedings by the PBGC to terminate a Plan; (v) any event or condition which could reasonably constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan; or (vi) the partial or complete withdrawal of any Loan Party or any of its ERISA Affiliates from a Multiemployer Plan or a determination that a Multiemployer Plan is, or is expected to be, insolvent within the meaning of Title IV of ERISA.
“Policy” and “Policies” shall have the respective meanings set forth in Section 5.1.1(b).
“Pre-Existing Indebtedness” means the 2016-1 Loan, as guaranteed by the Equity Owner, all of which indebtedness has been satisfied in full or is being satisfied in full with the proceeds of the Loan.
“Prepayment Notice” means a prior written notice to Administrative Agent specifying the proposed Business Day on which a prepayment of the Debt is to be made pursuant to Section 2.4.1, which date shall be no earlier than ten (10) days after the date of such Prepayment Notice (or such earlier date as may be agreed by Administrative Agent) and no later than ninety (90) days after the date of such Prepayment Notice. A Prepayment Notice may be revoked in writing by Borrower, or may be modified in writing by Borrower to a new specified Business Day, in each case, on or prior to the proposed prepayment date set forth in such Prepayment Notice; provided that such new Business Day shall be no earlier than such proposed prepayment date. If revoked (as opposed to modified), any new Prepayment Notice shall comply with the timeframes set forth above. Borrower shall pay to the Administrative Agent or any Lender all reasonable and documented costs (including attorneys’ fees of external counsel) and out-of-pocket expenses, if any, incurred by such party in connection with Borrower’s permitted revocation or modification of any Prepayment Notice.

“Previously-Owned Properties” means each of those properties shown on Schedule IX, which are no longer owned by Borrower as of the date hereof. None of the Previously-Owned Properties are Properties.
“Properties” means the residential real properties described on the Properties Schedule most recently delivered pursuant to this Agreement (each, a “Property”); provided that if the Allocated Loan Amount for any Property has been reduced to zero and all interest and other Obligations related thereto that are required to be paid on or prior to the date when the Allocated Loan Amount for such Property is required to be repaid have been repaid in full, then such residential real property shall no longer be a Property hereunder. The Properties include the Improvements now or hereafter erected or installed thereon and other personal property owned by Borrower (or Borrower TRS) located thereon, together with all rights pertaining to such real property, Improvements and personal property. Any Property transferred to Borrower TRS shall continue to constitute a “Property” for purposes of this Agreement and the Loan Documents.
“Properties Schedule” means the data tape of Properties attached hereto as Schedule II-A as of the Closing Date (in the same form as the data tape set forth on Schedule II-A, with any adjustments as agreed upon by Borrower and Administrative Agent in its reasonable discretion) and as updated on a monthly basis and supplemented quarterly by the data required pursuant to Section 4.3.7.
“Property Covenants” means those covenants set forth in Section 4.4 and the covenants contained in Section 2 of the Environmental Indemnity.
“Property Cut-Off Date” means the cut-off date set forth in the Property Schedule when such Property is submitted to the Administrative Agent to confirm eligibility pursuant to Section 2.1.2.
“Property File” means with respect to each Property:
(i)    The purchase agreement or other applicable purchase documentation reasonably satisfactory to Administrative Agent;
(ii)    The documentation described in Sections 3.2.3, 3.2.4 and 3.2.5, the Lease (if any) with respect to such Property, in each case, as of the Property Cut-Off Date as required to be maintained pursuant to Sections 4.4.7 and 4.4.8;
(iii)    Evidence reasonably satisfactory to Administrative Agent of the insurance policies required by Section 5.1.1 with respect to such Property; and
(iv)    To the extent received by Borrower, Manager or an Affiliate thereof, (a) an appraisal, (b) third-party reports and agreed-upon procedures letters and reports (whether drafts or final forms), site inspection reports and other due diligence materials prepared by or on behalf of or delivered to Borrower and (c) such further documents or information as the Diligence Agent reasonably requests to allow the Diligence Agent to provide a Diligence Agent Certification as required pursuant to Section 2.1.2 and with respect to any Substitute Property.
“Property Files Website” shall have the meaning assigned thereto in Section 9.29.
“Property Representations” means those representations and warranties set forth in Section 3.2 and Section 1 of the Environmental Indemnity.
“Property Taxes” means any real estate and personal property taxes, assessments, water charges, sewer rents, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto now or hereafter levied or assessed or imposed by a Governmental Authority against any Property, any Collateral, any part of any of the foregoing or Borrower.
“Provided Information” means any and all financial and other information provided at any time prepared by, or on behalf of, Borrower, Equity Owner and/or the Manager.
“Qualified Intermediary” means a “qualified intermediary” as defined in Section 1031 of the Code and the related Treasury Regulations.
“Qualified Manager” means (i) each Existing Manager, (ii) any Person that is under common Control with the Sponsor and/or (iii) a reputable Person that has at least two (2) years’ experience in the management of at least two hundred and fifty (250) residential rental properties in each metropolitan statistical area in which the applicable Properties to be managed by such Person are located and is not the subject of a bankruptcy or similar proceeding; provided, that in the case of the foregoing clause (iii), Borrower shall have obtained the prior written consent of Administrative Agent to such successor Manager; and provided, further, that in the case of the foregoing clause (ii) and clause (iii), if such Person is an Affiliate of Borrower, Borrower shall have obtained an Additional Insolvency Opinion if such an opinion is requested by Administrative Agent.
“Quarterly Rollup Report” has the meaning set forth in Section 4.3.7.
“Reference Period” means any period of four consecutive fiscal quarters of the Sponsor for which financial statements have been or are required to have been delivered by the Sponsor to the Administrative Agent pursuant to this Agreement.
“REIT” means a real estate investment trust, as defined in Section 856 of the Code.
“Release Amount” means, for a Property, the following applicable amount together with any other amounts specified in Section 2.4.4:
(i)    (x) if such Property has failed to qualify as an Eligible Property (other than due to the occurrence of a Voluntary Action and, in any event, after giving effect to any applicable Cure Period), or (y) if such Property if subject to any Casualty or Condemnation, an amount equal to 100% of the Allocated Loan Amount for such Property;
(ii)    with respect to any other Property transferred or otherwise removed from this Agreement, an amount equal to 110% of the Allocated Loan Amount for such Property.
“Release Date” means, with respect to any Release Property, the date the conditions set forth in Section 2.5 are satisfied with respect to such Release Property (including the prepayment as required by Section 2.4.2).
“Release Property” has the meaning set forth in Section 2.5.
“Relevant Party” means each Loan Party and Sponsor (and, collectively “Relevant Parties”).
“Relinquished Property” means any Property that qualifies as “relinquished property” within the meaning of Section 1.1031(k)-1(a) of the Treasury Regulations.

“Renovation Standards” means the maintenance, repairs, improvements and installations that (i) are necessary for a Property to conform to applicable material Legal Requirements and (ii) do not deviate materially from local rental market standards for the area in which such Property is located.
“Rent Deposit Account” has the meaning set forth in Section 2.6.1(a).
“Rent Deposit Bank” has the meaning set forth in Section 2.6.1(a).
“Rent Refund” means, with respect to any Tenant in default under any applicable Lease, any payment of Rent (in whole or in part) delivered by such Tenant to Borrower or the Manager, to the extent Borrower or the Manager as applicable, reasonably determines the return of the same is necessary in order to preserve Borrower’s enforcement remedies under the applicable Lease.
“Rents” or “Rent” means, with respect to each Property, all rents and rent equivalents (including forfeited security deposits allocated to rent) and any fees, payments or other compensation from any Tenant, excluding any fees paid to any Manager of a Property by a Tenant that are not distributed to Borrower (including, without limitation, credit-check fees, late fees and application fees).
“Replaced Property” means, either a Disqualified Property that is replaced with a Substitute Property or any other Property that is replaced with a Substitute Property.
“Replacement Interest Rate Cap Agreement” means, collectively, one or more interest rate protection agreements, acceptable to Administrative Agent (on behalf of the Secured Parties), from an Acceptable Counterparty with terms that are the same in all material respects as the terms of the Interest Rate Cap Agreement except that the same shall be effective as of the date required in Section 2.2.7(d), except that in connection with the conversion of the Loan to an Alternative Rate Loan, the same shall be effective as of the date required in Section 2.2.7(g); provided, that to the extent any such interest rate protection agreements do not meet the foregoing requirements, a Replacement Interest Rate Cap Agreement shall be such interest rate protection agreements approved in writing by the Administrative Agent.
“Replacement Management Agreement” means, collectively, (i) either (a) a management agreement or sub-management agreement with a Qualified Manager, substantially in the same form and substance as the Existing Management Agreements, (b) a management agreement or sub-management agreement with a Qualified Manager, which management agreement or sub-management agreement, as applicable, shall be reasonably acceptable to Administrative Agent (on behalf of the Secured Parties) in form and substance; provided, that with respect to this clause (b) in the case of a management agreement, if such management agreement provides for the payment of management fees at a rate that is in excess of the rate provided for under the related Existing Management Agreement, then Borrower shall have obtained the prior written consent of Administrative Agent with respect to such increase in management fees or (c) a management agreement or sub-manager with a Manager approved by Administrative Agent in accordance with Section 4.1.19(b)(y) or Section 4.1.19(c)(y) and satisfying the conditions set forth in clauses (a) and (b) above, and (ii) a collateral assignment of management agreement and subordination of management fees substantially in the form of the Collateral Assignments of Management Agreement dated as of the Closing Date (or such other form and substance reasonably acceptable to Administrative Agent (on behalf of the Secured Parties) and the Qualified Manager).
“Reportable Event” means a “reportable event” as defined in Section 4043 of ERISA other than an event for which the 30-day notice period is waived.

“Request for Release” means a request to Transfer a Property from Borrower substantially in the form attached hereto as Exhibit D.
“Required Lien Reserve Amount” means, with respect to each Property with a Specified Lien, an amount equal to the sum of (i) 120% of the lien amount relating to the Specified Lien with respect to such Property plus (ii) if such Specified Lien accrues interest and/or penalties, 120% of the interest and/or penalties that would accrue on such Specified Lien for 180 days following the Closing Date.
“Reserve Funds” means, collectively, all funds deposited by Borrower with Paying Agent pursuant to Article VI, including, but not limited to, the Capital Expenditure Funds, the Insurance Funds, the HOA Funds, the Tax Funds, the Casualty and Condemnation Funds, the Eligibility Funds the Advance Rent Funds and the Lien Reserve Funds.
“Reserve Release Date” means any Business Day as requested by Borrower pursuant to a Reserve Release Request; provided, that there shall be no more than one Reserve Release Date in any calendar month.
“Reserve Release Request” means any written request by Borrower for a release of Reserve Funds made in accordance with Article VI.
“Responsible Officer” means, (i) as to any Person other than the Calculation Agent and the Paying Agent, the managing partner, chief executive officer, president, senior vice president, managing director, director, or, with respect to financial matters (including the Officer’s Certificate and Compliance Certificate delivery requirements pursuant to Section 4.3.1(c) and (d)), the chief financial officer or treasurer of such Person (or, with respect to matters conferring “knowledge” or “actual knowledge” of Borrower or Sponsor herein, a director of treasury or capital markets or other person having direct supervisory authority with respect to this Agreement); provided, that in the event any such officer is unavailable at any time he or she is required to take any action hereunder, Responsible Officer means any officer authorized to act on such officer’s behalf as demonstrated by a certified resolution, and (ii) as to the Calculation Agent and the Paying Agent, any officer of such party having direct responsibility for the administration of this Agreement and also, with respect to any particular matter related to this transaction, any other officer of such party to whom such matter is referred because of his or her knowledge of and familiarity with the particular subject.
“Restoration” means the repair and restoration of any Property after a Casualty as nearly as possible to the condition such Property was in immediately prior to such Casualty, with such material alterations as may be approved by Administrative Agent, such approval not to be unreasonably withheld, delayed or conditioned.
“Restricted Junior Payment” means, with respect to any Person, (i) any dividend or other distribution of any nature (cash, securities, assets, Indebtedness or otherwise) and any payment, by virtue of redemption, retirement or otherwise, on any class of Equity Interests or subordinate Indebtedness issued by such Person, whether such Equity Interests are now or may hereafter be authorized or outstanding and any distribution in respect of any of the foregoing, whether directly or indirectly, (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Equity Interests or subordinate Indebtedness of such Person now or hereafter outstanding, or (iii) any payment of management or similar fees by such Person (other than payment of management fees under the Management Agreement to the extent expressly permitted by this Agreement).
“Restricted Party” means, collectively, Borrower TRS, Borrower, Equity Owner and any other direct or indirect equity holder in Borrower TRS, Borrower or Equity Owner up to, but not including, the first direct or indirect equity holder that has substantial assets other than the Properties and the Collateral.

“S&P” means S&P Global Ratings.
“Sanctions” means all economic sanctions administered or enforced by OFAC, the U.S. Department of State or any other Governmental Authority, including, without limitation, Executive Order 13224 issued on September 24, 2001, to which any Loan Party is subject.
“SEC” has the meaning set forth in Section 9.27(a).
“Secured Parties” means each Lender, the Administrative Agent, each Servicing Agent and each other Indemnified Party.
“Securities Act” means the Securities Act of 1933.
“Security Deposit Account” has the meaning set forth in Section 4.1.17(a).
“Servicing Agents” means, collectively, the Paying Agent, the Calculation Agent, the Custodian and the Diligence Agent and “Servicing Agent” shall mean any one of them.
“Solvent” means, with respect to any Person or any consolidated group, on any date of determination, that on such date (i) the fair saleable value of such Person’s or consolidated group’s assets exceeds its total liabilities, including, without limitation, subordinated, unliquidated, disputed and contingent liabilities, (ii) the fair saleable value of such Person’s or consolidated group’s assets exceeds its probable liabilities, as applicable, including the maximum amount of its contingent liabilities on its debts as such debts become absolute and matured, (iii) such Person’s or consolidated group’s assets do not constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted and (iv) such Person or consolidated group does not intend to, and does not believe that it will, incur debt and liabilities (including contingent liabilities and other commitments) beyond its ability to pay such debt and liabilities as they mature (taking into account the timing and amounts of cash to be received by it and the amounts to be payable on or in respect of its obligations).
“Special Members” has the meaning set forth in the definition of Special Purpose Entity.
“Special Purpose Entity” means a limited liability company that, since the date of its formation and at all times on and after the date thereof, has complied with and shall at all times comply with the following requirements unless it has received either prior consent to do otherwise from Administrative Agent, in each case:
(i)    is and shall be organized solely for the purpose of (A) in the case of Borrower, acquiring, maintaining, renovating, rehabilitating, owning, holding, marketing, selling, leasing, transferring, managing and operating the Properties, entering into and performing its obligations under the Loan Documents to which it is a party, refinancing the Properties in connection with a permitted repayment of the Loan, acting as the sole member of Borrower TRS and transacting lawful business that is incident, necessary and appropriate to accomplish the foregoing, (B) in the case of Equity Owner, acting as the sole member of Borrower, entering into and performing its obligations under the Loan Documents to which it is a party and transacting lawful business that is incident, necessary and appropriate to accomplish the foregoing, and (C) in the case of Borrower TRS, marketing and selling Properties and transacting lawful business that is incident, necessary and appropriate to accomplish the foregoing provided, that (i) Borrower shall not be deemed to have violated clause (A) of this paragraph (i) by virtue of Borrower having previously owned or disposed of any Previously-Owned Properties or having previously incurred or discharged Pre-Existing Indebtedness and (ii) Equity Owner shall not be deemed to have violated clause (B) of this paragraph (i) by virtue of having acted as sole member of Borrower or having previously guaranteed the 2016-1 Loan;
(ii)    has not engaged and shall not engage in any business unrelated to (A) in the case of Borrower, the acquisition, renovation, maintenance, ownership, holding, marketing, sale, leasing, transfer, management, operation or financing of the Properties (or, in the case of activities prior to the Closing Date, any Previously-Owned Properties), or acting as the sole member of Borrower TRS, (B) in the case of Equity Owner, acting as the sole member of Borrower, and (C) in the case of Borrower TRS, marketing and selling Properties;
(iii)    has not owned and shall not own any real property other than (in the case of Borrower, the Properties and, solely with respect to periods prior to the Closing Date, any Previously-Owned Properties);
(iv)    does not have, shall not have and at no time had any assets other than (A) in the case of Borrower, the Properties, its limited liability company interest in Borrower TRS and, in each case, personal property necessary or incidental to its ownership thereof, (B) in the case of Equity Owner, its limited liability company interest in Borrower and personal property necessary or incidental to its ownership of such interest and (C) in the case of Borrower TRS, Properties and personal property necessary or incidental to its marketing and sale of such Properties; provided, that Borrower shall not be deemed to have violated clause (A) of this paragraph (iv) by virtue of Borrower having previously owned or disposed of any Previously-Owned Properties or personal property incidental thereto;
(v)    shall not cause, consent to or permit any amendment of its certificate of formation or its limited liability company agreement with respect to the matters set forth in this definition;
(vi)    (A) is and shall be a Delaware limited liability company, (B) has and shall have at least two (2) Independent Directors serving as managers of such company, (C) shall not, without the prior unanimous written consent of the managing member (or other applicable governing body) and the Independent Directors, take any of the following actions (and the managing member (or other applicable governing body) may not vote on, or authorize the taking of, any of the following actions unless there are at least two (2) Independent Directors then serving as managers of such Special Purpose Entity in such capacity and all such Independent Directors consent thereto (each, a “Material Action”): (1) filing or consenting to the filing of any petition, either voluntary or involuntary, to take advantage of any applicable insolvency, bankruptcy, liquidation or reorganization statute, (2) seeking or consenting to the appointment of a receiver, liquidator or any similar official of such Special Purpose Entity or a substantial part of its business, (3) making an assignment for the benefit of creditors of such Special Purpose Entity, (4) admitting in writing its inability to pay debts generally as they become due, (5) declaring or effectuating a moratorium on the payment of any obligations of such Special Purpose Entity, or (6) taking any action in furtherance of the foregoing, provided, for purposes of clauses (4) and (6), the following shall not constitute a Material Action: (x) admissions or statements which are compelled and required by law and which are true and correct, or (y) admissions or statements in writing to the Administrative Agent, or in connection with any audit opinion or “going concern” qualification in its audited financial statements, that (I) in the case of Borrower, it cannot pay its Operating Expenses, (II) in the case of Borrower, it cannot pay debt service on the Loan, or (III) in the case of Borrower, it cannot repay or refinance the Loan on the Maturity Date and (D) under the terms of its limited liability company agreement, immediately prior to the withdrawal or dissolution of the last remaining member of the company, each of the persons acting as Independent Director of such entity shall, without any action of any Person, automatically be admitted as members of the limited liability company (“Special Members”) and shall pursue and continue the existence of the limited liability company without dissolution and such Special Members may not resign as such until (i) a successor Special Member has been admitted to the limited liability company as a Special Member and (ii) such successor Special Member has also accepted its appointment as an Independent Director;
(vii)    has and shall have a limited liability agreement that provides that, to the fullest extent permitted by applicable law, including Section 18-1101(e) of the Delaware Limited Liability Company Act, no Independent Director of such Special Purpose Entity shall be liable to such Special Purpose Entity, its equity holders or any other Person bound by its limited liability agreement for breach of contract or breach of duties (including fiduciary duties), unless such Independent Director acted in bad faith or engaged in willful misconduct;
(viii)    has and shall have a limited liability agreement that provides that such entity shall not (A) to the fullest extent permitted by law, dissolve, merge, divide, liquidate, consolidate; (B) sell all or substantially all of its assets; or (C) amend its organizational documents with respect to the matters set forth in this definition without the consent of the Administrative Agent;
(ix)    has at all times been and shall intend at all times to remain solvent and, has paid and shall pay its debts and liabilities (including, a fairly-allocated portion of any personnel and overhead expenses that it shares with any Affiliate) from its assets as the same shall become due, and has maintained and shall intend to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations; provided, that the foregoing shall not require any direct or indirect member of such Special Purpose Entity to make any additional capital contributions to such Special Purpose Entity;
(x)    has not failed and shall not fail to correct any known misunderstanding regarding the separate identity of such Special Purpose Entity and has not identified and shall not identify itself as a division of any other Person;
(xi)    has maintained and shall maintain its bank accounts, books of account, books and records separate from those of any other Person and will file its own tax returns except to the extent such Special Purpose Entity is treated as a “disregarded entity” for tax purposes and is not required to file tax returns under applicable law;
(xii)    has maintained and shall maintain its own corporate records, books, resolutions and agreements separate from those of any other Person;

(xiii)    has not commingled and, except as contemplated by this Agreement shall not commingle its funds or assets with those of any other Person and has not participated and shall not participate in any cash management system with any other Person;
(xiv)    has held and shall hold its assets in its own name; provided that Borrower TRS may hold assets in Borrower’s name;
(xv)    has conducted and shall conduct its business in its name or in a name franchised or licensed to it by an entity other than an Affiliate of itself or of Borrower, except for business conducted on behalf of itself by another Person under a business management services agreement that is on commercially-reasonable terms, so long as the manager, or equivalent thereof, under such business management services agreement holds itself out as an agent of such Special Purpose Entity;
(xvi)    (A) has maintained and shall maintain its financial statements, accounting records and other entity documents separate from those of any other Person; (B) has shown and shall show, in its financial statements, its assets and liabilities separate and apart from those of any other Person (other than as between Borrower and Borrower TRS); and (C) has not permitted and shall not permit its assets to be listed as assets on the financial statement of any of its Affiliates except as required by GAAP; provided, however, that any such consolidated financial statement contains a note indicating that such Special Purpose Entity is a separate entity whose assets and credit are not available to pay the debts of such Affiliate and that such Special Purpose Entity’s liabilities do not constitute obligations of the consolidated entity;
(xvii)    Borrower, has paid and shall pay its own liabilities and expenses, including the salaries of its own employees, out of its own funds and assets, and has maintained and shall maintain a sufficient number of employees or contract for sufficient services in light of its contemplated business operations;
(xviii)    has observed and shall observe all limited liability company formalities;
(xix)    has not incurred and shall not incur any Indebtedness other than (A) with respect to Borrower or Borrower TRS, Permitted Indebtedness and any Pre-Existing Indebtedness, and (B) with respect to Equity Owner, Equity Owner Permitted Indebtedness and the 2016-1 Loan;
(xx)    has not assumed, guaranteed or become obligated and shall not assume or guarantee or become obligated for the debts of any other Person, has not held out and shall not hold out its credit as being available to satisfy the obligations of any other Person, in each case, except as permitted or contemplated by the Loan Documents and except, solely with respect to periods prior to the Closing Date, Pre-Existing Indebtedness;
(xxi)    has not acquired and shall not acquire obligations or securities of its members or any Affiliate, except (A) in the case of the Equity Owner, as a result of being the sole member of Borrower, and (B) in the case of Borrower, as a result of being the sole member of Borrower TRS;
(xxii)    has allocated and shall allocate fairly and reasonably any overhead expenses that are shared with any of its Affiliates, constituents, or owners, or any guarantors of any of their respective obligations, or any Affiliate of any of the foregoing, including, but not limited to, paying for shared office space and for services performed by any employee of an Affiliate;
(xxiii)    has maintained and used and shall maintain and use separate stationery, invoices and checks bearing its name and not bearing the name of any other entity unless such entity is clearly designated as being such Special Purpose Entity’s agent;
(xxiv)    has not pledged and shall not pledge its assets to secure the obligations of any other Person, except to Administrative Agent to secure the Loan and except with respect to liens securing Pre-Existing Indebtedness which have been released or assigned to the Administrative Agent as of the Closing Date;
(xxv)    has maintained and shall maintain its assets in such a manner that it shall not be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person;
(xxvi)    has not made and shall not make loans to any Person and has not held and shall not hold evidence of indebtedness issued by any other Person or entity (other than cash and Permitted Investments);
(xxvii)    has not identified and shall not identify its members or any Affiliate of any of them or as a division or part of it, and has not identified itself and shall not identify itself as a division of any other Person;
(xxviii)    other than capital contributions and distributions permitted under the terms of its organizational documents, has not entered into or been a party to, and shall not enter into or be a party to, any transaction with any of its members except in the ordinary course of its business and on terms which are commercially reasonable and comparable to those of an arm’s-length transaction with an unrelated third party;
(xxix)    has not had and shall not have any obligation to, and has not indemnified and shall not indemnify its partners, officers, directors or members, as the case may be, in each case, unless such an obligation or indemnification is fully subordinated to the Debt and shall not constitute a claim against it in the event that its cash flows are insufficient to pay the Debt;
(xxx)    has not had and shall not have any of its obligations guaranteed by any Affiliate, except as provided by the Loan Documents or, with respect to periods prior to the Closing Date, as contemplated by the Pre-Existing Indebtedness;
(xxxi)    has not formed, acquired or held and shall not form, acquire or hold any subsidiary, except as contemplated by the Loan Documents or, with respect to periods prior to the Closing Date, as contemplated by the Pre-Existing Indebtedness;
(xxxii)    has complied and shall comply with all of the terms and provisions contained in its organizational documents;
(xxxiii)    has conducted and shall conduct its business so that each of the assumptions made about it and each of the facts stated about it in each applicable Insolvency Opinion,

or if applicable, any Additional Insolvency Opinion, are true and correct in all material respects; and
(xxxiv)    has not permitted and shall not permit any Affiliate or constituent party independent access to its bank accounts, except the Manager pursuant to the Management Agreement entered into in accordance with this Agreement.
“Specified Disqualified Property” means, the Property identified with Property ID MSR101801 on the Properties Schedule set forth on Schedule II-A.
“Specified Documents” means, with respect to any Property File, each document listed in the definition of “Property File”.
“Specified Liens” means Liens on properties owned by Borrower or Affiliates of Borrower described on Schedule V affecting one or more of the Properties as of the Closing Date.
“Sponsor” means Front Yard Residential Corporation, a Maryland corporation operating as a real estate investment trust.
“Sponsor Financial Covenant” means, the requirements that (a) Sponsor shall maintain at all times (i) Liquidity of an amount greater than or equal to the Minimum Liquidity Amount; and (ii) an Interest Coverage Ratio greater than or equal to 1.20:1.00 and (b) Sponsor shall not, at any time, permit (i) its Tangible Net Worth to decline below its Tangible Net Worth Floor, (ii) its Tangible Net Worth to decline by more than twenty-five percent (25%) quarter-over-quarter or (iii) its Tangible Net Worth to decline by more than thirty-five percent (35%) year-over-year.
“Sponsor Guaranty” means that certain Sponsor Guaranty, dated as of the Closing Date, executed by Sponsor in connection with the Loan for the benefit of the Administrative Agent (acting on behalf of the Secured Parties).
“Sponsor Underwritten Cap-Ex” means, as of any date of determination, an amount equal to the product of (a) $800 multiplied by (b) the number of residential properties owned directly or indirectly by the Sponsor as of such date of determination.
“Spread Maintenance Date” means the date which is the three year anniversary of the Closing Date.
“Spread Maintenance Premium” means, with respect to any prepayment of principal (other than as set forth in Section 2.4.4) on or prior to the Spread Maintenance Date, for the benefit of each Lender an amount equal to the product of (1) one and eight-tenths of one percent (1.80%), (2) the aggregate principal portion of the Loan being prepaid and (3) a fraction (A) the numerator of which is the number of days remaining from and including such prepayment date to but excluding the Spread Maintenance Date and (B) the denominator of which is 360.
“Springing Deed of Trust Trigger Event” means an event that occurs when an Event of Default has occurred and is continuing.
“Springing Mortgage Documents” means, with respect to each Property, the related second lien Mortgages, and the related second lien Collateral Assignments of Leases and Rents and Fixture Filings delivered by the Borrower to the Custodian in accordance with this Agreement.

“State” means, with respect to a Property, the State or Commonwealth in which such Property or any part thereof is located.
“Strike Price” means (a) as to the Interest Rate Cap Agreement entered into on the Closing Date, 2.50% per annum, and (b) as to any Replacement Interest Rate Cap Agreement obtained in connection with the conversion of the Loan to an Alternative Rate Loan, a rate per annum equal to the interest rate at which the Debt Service Coverage Ratio as of the Calculation Date immediately preceding the conversion date is not less than 1.20:1.00.
“Subaccounts” has the meaning set forth in Section 2.6.2(e).
“Subsidiary” means a Person as to which shares of stock thereof, or membership interests or partnership interests therein, in each case having ordinary voting power to elect a majority of the Board of Directors or other managers or partners of such Person, are at the time of determination owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by Borrower or Sponsor.
“Substitute Mortgage Documents” has the meaning set forth in the definition of “Eligible Substitute Property”.
“Substitute Properties” has the meaning set forth in the definition of “Substitution”
“Substitution” means the acquisition by Borrower of one or more Eligible Substitute Properties (each, a “Substitute Property”) following the Transfer of one or more Replaced Properties, in each case, upon the satisfaction of the Substitution Conditions.
“Substitution Conditions” has the meaning set forth in Section 2.5.2.
“Substitution Date” means the date of the consummation of any Substitution.
“Supermajority Lenders” means, at any time, the Lender or Lenders, whose Lender Percentages (which Lender Percentages shall (i) include the Lender Percentage of Morgan Stanley Bank, N.A. so long as Morgan Stanley Bank, N.A. is a Lender, and (ii) exclude the Lender Percentages of any Lender that is an Affiliate of any Relevant Party), together exceed seventy-five percent (75%) of the Outstanding Principal Balance; provided that (a) if Morgan Stanley Bank, N.A. is a Lender and holds more than 75% of the Outstanding Principal Balance of the Loan at such time, then “Supermajority Lenders” shall mean Morgan Stanley Bank, N.A. and one other Lender, and (b) if there is only one Lender, then “Supermajority Lenders” shall mean the Lender. The determination of Supermajority Lender shall be made, in all circumstances by the Administrative Agent and such determination shall be binding on each Lender in all respects hereunder.
“Tangible Net Worth” means, with respect to any Person as of any date of determination, the consolidated Net Worth of such Person and its Subsidiaries, less the consolidated net book value of all assets of such Person and its Subsidiaries (to the extent reflected as an asset on the balance sheet of such Person or any Subsidiary at such date) which will be treated as intangibles under GAAP consistently applied, including such items as deferred financing expenses, deferred Taxes, net leasehold improvements, good will, trademarks, trade names, service marks, copyrights, patents, licenses and unamortized debt discount and expense; provided that residual securities issued by such Person or its Subsidiaries shall not be treated as intangibles for purposes of this definition as determined based on the financial statements delivered pursuant to this Agreement.

“Tangible Net Worth Floor” means, with respect to the Sponsor, as of the applicable date of determination, an amount equal to the sum of (i) $150,000,000 and (ii) 75% of net capital raised by the Sponsor following the Closing Date.
“Tax Funds” has the meaning set forth in Section 6.1.1.
“Tax Subaccount” means the account established by the Paying Agent and maintained by the Cash Management Account Bank in accordance with the terms of Section 6.1.1 titled “82561509, Tax Account - Wells Fargo Bank, N.A., as Paying Agent in trust for the Secured Parties” or such other account established at the Paying Agent (or any successor) as may be designated in writing from time to time by the Paying Agent to the Administrative Agent and Borrower.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Tenant” means any Person obligated by contract or otherwise to pay monies (including a percentage of gross income, revenue or profits) under any Lease now or hereafter affecting all or any part of a Property.
“Term” means the entire term of this Agreement, which shall expire upon repayment in full of the Debt.
“Title Insurance Owner’s Policy” means, with respect to each Property, an ALTA owner title insurance policy issued by a title insurance company reasonably acceptable to Administrative Agent (on behalf of the Secured Parties) in a form reasonably acceptable to Administrative Agent (on behalf of the Secured Parties) (or, if a Property is in a state which does not permit the issuance of such ALTA policy, such form as shall be permitted in such state and determined that is reasonably acceptable to Administrative Agent (on behalf of the Secured Parties)) issued with respect to such Property and insuring Borrower’s legal title to such Property.
“Title Insurance Policy” means, with respect to each Property or multiple Properties encumbered by the same Mortgage, an ALTA mortgagee title insurance policy issued by a title insurance company reasonably acceptable to Administrative Agent (on behalf of the Secured Parties) containing such endorsements as the Administrative Agent may reasonably require (to the extent available in the state where the Property or the Properties, as applicable, are located) in a form reasonably acceptable to Administrative Agent (on behalf of the Secured Parties) (or, if such Property or the Properties, as applicable, are located in a state which does not permit the issuance of such ALTA policy, such form as shall be permitted in such state and determined that is reasonably acceptable to Administrative Agent (on behalf of the Secured Parties)) issued with respect to such Property or Properties, as applicable, and insuring the Lien of the Mortgage Documents encumbering such Property or Properties, as applicable (subject to Permitted Liens).
“Transaction” means the transaction contemplated by this Agreement and the other Loan Documents.
“Transfer” has the meaning set forth in Section 4.2.17(b).
“Transfer Expenses” means, with respect to the Transfer of any Property, the reasonable expenses of Borrower or, in each case, the Qualified Intermediary, as assignee thereof, incurred in connection therewith not to exceed six percent (6.0%) of all gross amounts realized with respect thereto, for any of the following: (i) third party real estate commissions, (ii) the closing costs of the purchaser of such Property actually paid by Borrower or, in each case, the Qualified Intermediary, as assignee thereof, and (iii) Borrower’s or, in each case, the Qualified Intermediary’s, as assignee thereof, miscellaneous closings costs, including, but not limited to title, escrow and appraisal costs and expenses.
“UCC” or “Uniform Commercial Code” means the Uniform Commercial Code as in effect in the State (with respect to fixtures), the State of New York or the state in which the Cash Management Account is located, as the case may be.
“Underwriting Package” means with respect to one or more Properties, Borrower’s internal documents (redacted to protect confidential information) setting forth all material information relating to a Property which is in the possession of Borrower or any Affiliate thereof and prepared by Borrower or any Affiliate thereof for its evaluation of such Property. In addition, the Underwriting Package shall include all of the following with respect to each Property, to the extent applicable and available:
(a)    the Property File; and
(b)    a Property Schedule as of the related Property Cut-Off Date.
“Underwritten Capital Expenditures” means, as of any date of determination, for the twelve (12) month period ending on such date, the product of (i) the number of Properties multiplied by (ii) $800.
“Underwritten Net Cash Flow” means, as of any date of determination, the excess of: (a) for the twelve (12) month period ending on such date, the sum of (i) Actual Rent Collections, and (ii) Other Receipts; over (b) for the twelve (12) month period ending on such date, the sum of (i) Operating Expenses, adjusted to reflect exclusion of amounts representing non-recurring expenses and (ii) Underwritten Capital Expenditures. For purposes of the foregoing calculations, for each of the first three Calculation Dates after the Closing Date, Operating Expenses, Actual Rent Collections (subject to certain adjustments with respect to Advance Rent and late rent) and Other Receipts with respect to the Properties for the period from the Closing Date to and including each such Calculation Date shall be annualized to determine the twelve (12) month Operating Expenses, Actual Rent Collections and Other Receipts with respect to the Properties. For the avoidance of doubt, in connection with the delivery of a monthly Properties Schedule, underwritten numbers determined by Borrower in good faith may be used in the foregoing calculations in lieu of actual numbers for any month in a calendar quarter which has not yet ended and further, for any given Properties Schedule, Borrower shall use (and report) actual numbers for calculations for the previously ended calendar quarter to the extent such Properties Schedule is being delivered 45 days after such previously ended calendar quarter (and Borrower may use underwritten numbers for such previously ended calendar quarter for any Properties Schedule delivered prior to such 45 day period).
Notwithstanding the foregoing, Underwritten Net Cash Flow shall not include (a) any Insurance Proceeds (other than business interruption and/or rental loss insurance proceeds and only to the extent allocable to the applicable reporting period) or Operating Expenses covered by such Insurance Proceeds, (b) any proceeds resulting from the Transfer of all or any portion of any Property, including any Award, (c) any item of income otherwise included in Underwritten Net Cash Flow but paid directly by any Tenant to a Person other than Borrower as an offset or deduction against Rent payable by such Tenant, provided such item of income is for payment of an item of expense (such as payments for utilities paid directly to a utility company) and such expense is otherwise excluded from the definition of Operating Expenses pursuant to clause (H) of the definition thereof, (d) security deposits received from Tenants until forfeited or applied, (e) any lease buy-out or surrender payment from any Tenant or (f) any amounts attributable to any Disqualified Property unless Borrower has made a deposit of Eligibility Funds into the Eligibility Reserve Subaccount in an amount equal to one hundred percent (100%) of the Allocated Loan Amount for such Property.

“United States” means the United States of America.
“Unleased Property” means, individually, and “Unleased Properties” means, collectively, the Properties listed on Schedule VI attached hereto which are not leased to or occupied by any Tenant as of the applicable Property Cut Off Date.
“Unrestricted Cash” means any cash or Permitted Investments not held in the Cash Management Account, any Subaccount, any Rent Deposit Account or any Security Deposit Account or required to be deposited therein pursuant to this Agreement; provided, that funds held in Borrower’s Operating Account that were disbursed to Borrower for Operating Expenses set forth in a Monthly Budgeted Amount or for Approved Extraordinary Expenses pursuant to Section 2.6.3(n)(ii) and which have not been expended therefor are not Unrestricted Cash.
“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.
“U.S. Tax Compliance Certificate” has the meaning set forth in Section 2.7.5(ii)(B)(3).
“Voluntary Action” means, in respect of any Property, a voluntary action or omission by any Loan Party or an action or omission by any third party authorized by a Loan Party that, in each case, such Loan Party intends to result in (i) an imposition of a Lien (other than a Permitted Lien) on such Property or (ii) a Transfer of such Property in violation of this Agreement.
Section 1.2    Principles of Construction.
1.2.1    Certain Terms. The terms “herein”, “hereof” and similar terms refer to this Agreement as a whole. In the computation of periods of time from a specified date to a later specified date in any Loan Document, the term “from” means “from and including” and the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including.” In any other case, the term “including” when used in any Loan Document means “including without limitation.” The term “documents” means all writings, however evidenced and whether in physical or electronic form, including all documents, instruments, agreements, notices, demands, certificates, forms, financial statements, opinions and reports. The term “incur” means incur, create, make, issue, assume or otherwise become directly or indirectly liable in respect of or responsible for, in each case whether directly or indirectly, and the terms “incurrence” and “incurred” and similar derivatives shall have correlative meanings.
1.2.2    Certain References. Unless otherwise expressly indicated, references (i) in this Agreement to an Exhibit, Schedule, Article, Section or clause refer to the appropriate Exhibit or Schedule to, or Article, Section or clause in, this Agreement and (ii) in any Loan Document, to (A) any agreement shall include, without limitation, all exhibits, schedules, appendixes and annexes to such agreement and, unless the prior consent of any Person required therefor is not obtained, any modification or reaffirmation to any term of such agreement, (B) subject to the immediately succeeding sentence, any statute shall be to such statute as modified from time to time and to any successor legislation thereto, in each case as in effect at the time any such reference is operative, (C) any time of day shall be a reference to New York time and (D) any Person shall be construed to include such Person’s successors and permitted assigns. References to any statute or regulation may be made by using either the common or public name thereof or a specific citation reference and, except as otherwise provided with respect to FATCA, are to be construed as including all statutory and regulatory provisions relating thereto or consolidating, amending, replacing, supplementing or interpreting the statute or regulation. Titles of articles, sections, clauses, exhibits, schedules and annexes contained in any Loan Document are without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto. Unless otherwise expressly indicated, the meaning of any term defined (including by reference) in any Loan Document shall be equally applicable to both the singular and plural forms of such term.
ARTICLE II    GENERAL TERMS
Section 2.1    The Loan; Disbursement to Borrower.
2.1.1    Agreement to Lend and Borrow. Subject to and upon the terms and conditions set forth in this Section 2.1.1 and Section 2.1.2, the Lenders hereby agree to make and Borrower hereby agrees to accept the Loan on the Closing Date.
(a)    Borrower may request and receive only one disbursement hereunder in respect of the Loan and any amount borrowed and repaid hereunder in respect of the Loan may not be re-borrowed. Borrower acknowledges and agrees that the Loan will be fully funded as of the Closing Date.
2.1.2    Conditions Precedent to the Loan. The Lenders' obligation to make the Loan under this Agreement is subject to the satisfaction of each of the following conditions precedent on the Closing Date after giving effect to the Loan:
(a)    no Amortization Period, Default or Event of Default shall have occurred and be continuing as of the Closing Date;
(b)    each of the representations and warranties made by Borrower or any other Relevant Part in any Loan Document shall be true and correct in all material respects (or in all respects, in the case of any such representation or warranty qualified by materiality, “Material Adverse Effect” or “Individual Material Adverse Effect”) as of the Closing Date (or, in the case of any such representation or warranty expressly stated to have been made as of an earlier date, as of such earlier date);
(c)    each of the DSCR Test, the Debt Yield Test and the Combined LTV/DSCR Test shall be satisfied;
(d)    the Outstanding Principal Balance shall not exceed the Borrowing Base;
(e)    Borrower shall have made (or shall make, concurrently with receipt of the proceeds of the related Loan) all deposits of Reserve Funds required pursuant to Article VI on or prior to the Closing Date;
(f)    Borrower shall have paid (or shall pay, concurrently with receipt of the proceeds of the Loan) all fees and expenses required to be paid to the Administrative Agent, any Servicing Agent or any Lender by Borrower on or prior to the Closing Date;
(g)    Borrower shall have entered into an Interest Rate Cap Agreement in accordance with the terms of Section 2.2.7;
(h)    the Lenders shall have received each of the Loan Documents, Collateral Documents, legal opinions and other agreements that are required to be delivered by the Lenders on or prior to the date hereof in connection with the Loan and approved each of the foregoing;

(i)    the Lenders shall have received a Diligence Agent Certification and Final Report with respect to the Properties;
(j)    the absence of (i) any change, occurrence, or development that could, in the aggregate, reasonably be expected to have a material adverse effect on the business condition (financial or otherwise), taken as a whole, or the operation or performance of Borrower or any of the Relevant Parties; and (ii) any event, circumstance, or information or matter which is inconsistent in a material adverse manner with any information disclosed to Lender by any Relevant Party prior to the date hereof;
(k)    the Administrative Agent and each Lender shall have received all documentation and other information with respect to Borrower and the Relevant Parties required by regulatory authorities or the Administrative Agent’s and/or such Lender’s internal policies under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the Patriot Act, and shall have completed their due diligence review in connection therewith;
(l)    each Lender shall have received UCC, lien, judgment, litigation, bankruptcy and name variation search reports satisfactory to it naming each Relevant Party from the appropriate offices in relevant jurisdictions; and
(m)    each Lender shall have received all necessary credit approvals in order to consummate the transactions contemplated by this Agreement, which satisfactory results and approvals shall be evidenced by each such Lender’s execution of this Agreement.
2.1.3    Note. On the Closing Date, Borrower shall deliver to the Administrative Agent, as agent on behalf of the Lenders, a promissory note in the form of Exhibit G-1 and a promissory note in the form of Exhibit G-2 (each, a “Note”), which in the aggregate shall equal the Outstanding Principal Balance of the Loan as of the Closing Date. Any Lender may request that the Loan made by it be evidenced by a Note, and any Lender may request that the Loan held by it be evidenced by a Note. In such event, Borrower shall prepare, execute and deliver to such Lender one or more Notes in any denominations specified by such Lender in an aggregate amount not to exceed such Lender’s Lender Percentage of the Outstanding Principal Balance payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered and permitted assigns) substantially in the form of Exhibit G-1 and Exhibit G-2 and shall be repaid in accordance with the terms thereof, of this Agreement and the other Loan Documents. If any Note is mutilated or defaced and is surrendered to Borrower, or if there shall be delivered to Borrower evidence to its reasonable satisfaction of the destruction, loss or theft of any Note, then Borrower shall execute and deliver, in lieu of the mutilated, defaced, destroyed lost or stolen Note, a new Note, of like tenor (including the same date of issuance) and equal principal or notional amount and bearing interest from the date to which interest has been paid on the mutilated, defaced, destroyed, lost or stolen Note; provided that the applicant for a replacement Note shall provide to Borrower such security or indemnity as Borrower shall reasonably require for any liability, obligation, loss or damages Borrower may incur in connection with any enforcement, collection or attempted enforcement or collection of the destroyed, lost or stolen Note. In the event that, as of the date a replacement Note is requested, the principal amount of any such mutilated, defaced, destroyed, stolen or lost Note shall have become, or will within the next succeeding fifteen (15) days become, due and payable in accordance with its terms, Borrower may, at its discretion, not authenticate and deliver such a replacement Note. Borrower shall not be required to incur any material cost or expense in procuring any such indemnity or with the preparation, execution, authentication and delivery of any such replacement Note. In no event shall either the Paying Agent or the Calculation Agent have any obligation to maintain a register of holders of any such promissory notes, or to register or otherwise monitor transfers thereof.
2.1.4    This Agreement and Other Loan Documents. The Loan shall be evidenced by this Agreement and the Notes, if any, and secured by the Collateral Documents.
2.1.5    Use of Proceeds. Borrower shall use proceeds of the Loan to (i)  pay the full amount of principal, interest and other sums due as of the Closing Date to the holder(s) of the promissory note evidencing the 2016-1 Loan, and obtain on the Closing Date a release of the Properties securing the 2016-1 Loan or in the alternative, obtain assignment of the mortgages encumbering such Properties, (ii) make initial deposits of the Reserve Funds with respect to the Properties acquired with such proceeds, (iii) make distributions to Equity Owner, (iv) pay costs and expenses incurred in connection with the funding of the Loan (including, in the case of any funding on the Closing Date, incurred in connection with the negotiation, execution and delivery of this Agreement and the other Loan Documents) and (v) to the extent any proceeds remain after satisfying clauses (i) through (iv) above, for such lawful purpose as Borrower shall designate. The Loan Parties shall not, directly or indirectly, use the proceeds of the Loan or lend, contribute or otherwise make available such proceeds to any subsidiary, affiliate, joint venture partner or other Person: (i) for the purpose of financing or facilitating any activity that would violate applicable anti-corruption laws and Anti-Money Laundering Laws; or (ii) to fund or facilitate any activities or business of or with any Person who, at the time of such funding or facilitation, is (a) the subject of Sanctions or (b) located, organized, or resident in any country or territory that is the subject of comprehensive territorial Sanctions; or (iii) in any other manner that will result in a violation of Sanctions by any Person (including any party to this Agreement); provided that, anything herein to the contrary notwithstanding, Borrower, the Equity Owner, the Sponsor and its Affiliates shall be permitted to declare and pay any dividends or tax distributions to the shareholders or members of Borrower, the Equity Owner, the Limited Guarantor and its Affiliates in the ordinary course to the extent necessary for the Sponsor to continue to qualify as a REIT; provided, further that, such payment may be made by Borrower or Borrower TRS only if the following conditions are satisfied: (1) no Event of Default shall then exist or would result therefrom, (2) such dividends or distributions have been approved by all necessary action on the part of Borrower or Borrower TRS, as applicable, and in compliance with all applicable laws and (3) such dividends or distributions are paid from Unrestricted Cash.
Section 2.2    Interest Rate.
2.2.1    Interest Rate. The Loan shall accrue interest throughout the Term at the applicable Interest Rate during each Interest Period. The total interest accrued under the Loan shall be the sum of the interest accrued on the Outstanding Principal Balance. Borrower shall pay to Lenders on each Payment Date the interest accrued or to be accrued on the Loan for the related Interest Period.
2.2.2    Interest Calculation. Interest on the Loan and other Obligations shall be calculated by multiplying (A) the actual number of days elapsed in the period for which the calculation is being made by (B) a daily rate based on a three hundred sixty (360) day year (that is, the applicable Interest Rate expressed as an annual rate divided by 360) or, in the case of a Federal Funds Rate Loan or other Obligations bearing interest by reference to the Federal Funds Alternative Rate, a daily rate based on a three hundred sixty-five (365) or three hundred sixty-six (366) day year (that is, the applicable Interest Rate expressed as an annual rate divided by 365 or 366), as the case may be, by (C) the applicable average daily Outstanding Principal Balance or the amount of such other Obligations, as applicable, during such period. The accrual period for calculating interest due on each Payment Date shall be the Interest Period most recently-ended immediately prior to such Payment Date.

2.2.3    Determination of Interest Rate; Increased Costs; Breakage Costs.
(a)    Subject to the terms and conditions of this Section 2.2.3, the Loan shall be a LIBOR Loan. In the event that a LIBOR Disruption Event has occurred, the Administrative Agent shall forthwith give notice thereof by telephone of such fact and determination, confirmed in writing, to Borrower and the Calculation Agent at least one (1) Business Day prior to the Determination Date, upon which notice being given, the Loan shall be converted, from and after the first day of the next succeeding Interest Period, to a Federal Funds Rate Loan bearing interest based on the Federal Funds Alternative Rate in effect on the related Determination Date. In the event the Administrative Agent determines that an Alternative Index has become generally accepted as a successor interest rate index to LIBOR in single family rental real estate finance transactions, then the Administrative Agent shall forthwith give notice thereof by telephone of such fact and determination, confirmed in writing, to Borrower and the Calculation Agent at least one (1) Business Day prior to the Determination Date, upon which notice being given, the Loan shall be converted, from and after the first day of the next succeeding Interest Period, to an Alternative Rate Loan bearing interest based on the Alternative Rate in effect on the related Determination Date.
(b)    If, pursuant to the terms of Section 2.2.3(a), the Loan has been converted to a Federal Funds Rate Loan but thereafter the related LIBOR Disruption Event is no longer continuing, Administrative Agent shall give notice thereof to Borrower and convert the Federal Funds Rate Loan back to a LIBOR Loan by delivering to Borrower notice of such conversion no later than 11:00 a.m. one (1) Business Day prior to the next succeeding Determination Date, upon which notice being given, the Loan shall be converted, from and after the first day of the next succeeding Interest Period, to a LIBOR Loan bearing interest based on LIBOR in effect on the related Determination Date. Notwithstanding any provision of this Agreement to the contrary, in no event shall Borrower have the right to elect to convert (i) a LIBOR Loan to a Federal Funds Rate Loan or an Alternative Rate Loan or (ii) a Federal Funds Rate Loan or an Alternative Rate Loan to a LIBOR Loan. No Alternative Rate Loan shall be converted into a LIBOR Loan.
(c)    In the event that any Change of Law, or compliance by an Affected Party with any request or directive (whether or not having the force of law) hereafter issued from any central bank or other Governmental Authority:
(i)    shall hereafter impose, modify or hold applicable any reserve, liquidity or capital, special deposit, compulsory loan, insurance charge or similar requirement against assets held by, or deposits or other liabilities in or for the account of, advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Affected Party which is not otherwise included in the determination of LIBOR hereunder;
(ii)    shall hereafter have the effect of reducing the rate of return on such Affected Party’s capital as a consequence of its obligations hereunder to a level below that which such Affected Party could have achieved but for such adoption, change or compliance (taking into consideration such Affected Party’s policies with respect to capital adequacy) by any amount deemed by such Affected Party to be material;
(iii)    shall hereafter subject such Affected Party to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (ii) through (iv) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iv)    shall hereafter impose on such Affected Party any other condition affecting this Agreement or the Loan made by such Affected Party;
and the result of any of the foregoing in this Section 2.2.3(c) is to increase the cost to such Affected Party of making, renewing or maintaining loans or extensions of credit or to reduce any amount receivable hereunder, then, in any such case, Borrower shall, on the next Payment Date occurring at least 10 Business Days following written demand by such Affected Party on Borrower, remit any additional amounts necessary to compensate such Affected Party for such additional cost or reduced amount receivable which such Affected Party deems to be material as determined by such Affected Party in its reasonable discretion. If such Affected Party becomes entitled to claim any additional amounts pursuant to this Section 2.2.3(c), such Affected Party shall provide Borrower with not less than thirty (30) days written notice specifying in reasonable detail the event by reason of which it has become so entitled and the additional amount required to fully compensate such Affected Party for such additional cost or reduced amount. A certificate as to any additional costs or amounts payable pursuant to the foregoing sentence submitted by such Affected Party to Borrower shall be conclusive in the absence of manifest error. This Section 2.2.3(c) shall survive payment of the Debt and the satisfaction of all other Obligations.
(d)    Borrower agrees, on the next Payment Date occurring at least 10 Business Days following written demand by such Lender on Borrower, to indemnify each Lender and to hold each Lender harmless from any loss or expense which such Lender sustains or incurs as a consequence of (i) any default by Borrower in payment of the principal of or interest on the Loan, including, without limitation, any such loss or expense arising from interest or fees payable by such Lender to lenders of funds obtained by it in order to maintain a LIBOR Loan hereunder, (ii) any prepayment (whether voluntary or mandatory) of a LIBOR Loan on a day that (A) is not a Payment Date or (B) is a Payment Date if Borrower did not give the prior written notice of such prepayment required pursuant to the terms of this Agreement, including, without limitation, such loss or expense arising from interest or fees payable by such Lender to lenders of funds obtained by it in order to maintain a LIBOR Loan hereunder and (iii) the conversion pursuant to the terms hereof or as contemplated in paragraphs (a) and (b) above in this Section 2.2.3 of a LIBOR Loan to an Alternative Rate Loan on a date other than the Payment Date, including, without limitation, such reasonable costs, losses or expenses sustained or incurred by Lender, arising from interest or fees payable by Lender to lenders of funds obtained by it in order to maintain a LIBOR Loan hereunder (the amounts referred to in clauses (i), (ii) and (iii) are herein referred to collectively as the “Breakage Costs”); provided, however, Borrower shall not indemnify any Lender from any loss or expense arising from such Lender’s willful misconduct or gross negligence. This provision shall survive payment of the Debt and the satisfaction of all other Obligations.
2.2.4    Additional Costs. Each Affected Party will use reasonable efforts (consistent with legal and regulatory restrictions) to maintain the availability of the LIBOR Loan hereunder and to avoid or reduce any increased or additional costs payable by Borrower under Section 2.2.3, including, if requested by Borrower, a transfer or assignment of such Affected Party’s Loan to a branch, office or Affiliate of such Affected Party in another jurisdiction, or a redesignation of its lending office with respect to the Loan, in order to maintain the availability of the LIBOR Loan or to avoid or reduce such increased or additional costs, provided that the transfer or assignment or redesignation (a) would not result in any additional costs, expenses or risk to such Affected Party that are not reimbursed by Borrower and (b) would not be disadvantageous in any other respect to such Affected Party as determined by such Affected Party in its reasonable discretion.
2.2.5    Default Rate. In the event that, and for so long as, any Event of Default shall have occurred and be continuing, the Loan and, to the extent not prohibited by Legal Requirements, all other portions of the Debt shall accrue interest at the Default Rate, calculated from the date such payment was due or, if later, such Event of Default occurred. Interest at the Default Rate shall be paid immediately upon demand, which demand may be made as frequently as Administrative Agent (on behalf of the Secured Parties) shall elect, to the extent not prohibited by Legal Requirements.
2.2.6    Usury Savings. This Agreement, the Notes and the other Loan Documents are subject to the express condition that at no time shall Borrower be obligated or required to pay interest on the Outstanding Principal Balance of the Loan at a rate which could subject Lender to either civil or criminal liability as a result of being in excess of the Maximum Legal Rate. If, by the terms of this Agreement or the other Loan Documents, Borrower is at any time required or obligated to pay interest on the Outstanding Principal Balance due hereunder at a rate in excess of the Maximum Legal Rate, the Interest Rate or the Default Rate, as the case may be, on the Loan shall be deemed to be immediately reduced to the Maximum Legal Rate and all previous payments in excess of the Maximum Legal Rate shall be deemed to have been payments in reduction of the Outstanding Principal Balance of the Loan and not on account of the interest due hereunder. All sums paid or agreed to be paid to Lender for the use, forbearance, or detention of the sums due under the Loan, shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of the Loan until payment in full so that the rate or amount of interest on account of the Loan does not exceed the Maximum Legal Rate of interest from time to time in effect and applicable to the Loan for so long as the Loan is outstanding.
2.2.7    Interest Rate Cap Agreement.
(a)    On the Closing Date, Borrower shall enter into an Interest Rate Cap Agreement with a LIBOR strike price equal to the Strike Price. Each Interest Rate Cap Agreement shall be governed by the laws of the State of New York and shall contain each of the following provisions:
(i)    the aggregate notional amount of the Interest Rate Cap Agreements shall be equal to the Outstanding Principal Balance;
(ii)    the remaining term of the Interest Rate Cap Agreement shall at all times extend through the end of the Interest Period in which the Maturity Date occurs;
(iii)    the Counterparty under the Interest Rate Cap Agreement shall be obligated to make a stream of payments directly to the Cash Management Account (whether or not an Event of Default has occurred) on a monthly basis in each case not later than (after giving effect to and assuming the passage of any cure period afforded to such Counterparty under the Interest Rate Cap Agreement, which cure period shall not in any event be more than three Business Days) each Payment Date in an amount equal to the product of (i) the notional amount of such Interest Rate Cap Agreement multiplied by (ii) the excess, if any, of LIBOR (including any upward rounding under the definition of LIBOR) over the Strike Price; and
(iv)    if at the time of entering into the Interest Rate Cap Agreement the Counterparty to the Interest Rate Cap Agreement is not the Administrative Agent or one of its Affiliates, the Interest Rate Cap Agreement shall impose no material obligation on the beneficiary thereof (after payment of the acquisition cost) and shall be in all material respects satisfactory in form and substance to Administrative Agent (i) that incorporate customary tax “gross up” provisions, (ii) whereby the Counterparty agrees not to file or join in the filing of any petition against Borrower under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law, and (iii) that incorporate, if the Interest Rate Cap Agreement contemplates collateral posting by the Counterparty, a credit support annex setting forth the mechanics for collateral to be calculated and posted that are consistent with the Administrative Agent’s standards, requirements and criteria.
(b)    Borrower shall collaterally assign to Administrative Agent (on behalf of the Secured Parties), pursuant to the Collateral Assignment of Interest Rate Protection Agreement (the “Collateral Assignment of Interest Rate Cap Agreement”), all of its right, title and interest to receive any and all payments under each Interest Rate Cap Agreement, and shall deliver to Administrative Agent an executed counterpart of such Interest Rate Cap Agreement (which shall, by its terms, authorize the assignment to Administrative Agent and require that the Counterparty deposit any payments directly into the Cash Management Account). Borrower shall notify the Counterparty of such assignment and shall cause the Counterparty under the Interest Rate Cap Agreement to execute and deliver the Acknowledgment.
(c)    Borrower shall comply with all of its obligations under the terms and provisions of the Interest Rate Cap Agreement. Borrower shall take all actions reasonably requested by Administrative Agent to enforce Administrative Agent’s rights under the Interest Rate Cap Agreement in the event of a default by the Counterparty and shall not waive, amend or otherwise modify any of its rights thereunder.
(d)    In the event that Borrower receives written notice from Administrative Agent, or Borrower otherwise obtains actual knowledge, in each case, of any downgrade, withdrawal or qualification of the rating of the Counterparty such that it ceases to qualify as an Acceptable Counterparty, unless the Counterparty shall have posted collateral on terms acceptable to the Administrative Agent, Borrower shall replace the Interest Rate Cap Agreement with a Replacement Interest Rate Cap Agreement not later than ten (10) Business Days following receipt of notice from the Administrative Agent of such downgrade, withdrawal or qualification. In the event that the Counterparty (other than an Affiliate of the Administrative Agent) is downgraded (i) below BBB+ by S&P or (ii) below “Baa1” by Moody’s, a Replacement Interest Rate Cap Agreement shall be required regardless of the posting of collateral. Other than as provided in this Section 2.2.7(d), each Counterparty must be an Acceptable Counterparty at all times.
(e)    In the event that Borrower fails to purchase and deliver to Administrative Agent a Replacement Interest Rate Cap Agreement or fails to maintain the Interest Rate Cap Agreement in accordance with the terms and provisions of this Agreement, Administrative Agent may purchase a Replacement Interest Rate Cap Agreement and the cost incurred by Administrative Agent in purchasing such Replacement Interest Rate Cap Agreement shall be paid by Borrower to Administrative Agent with interest thereon at the Default Rate from the date such cost was incurred by Administrative Agent until such cost is reimbursed by Borrower to Administrative Agent.
(f)    If at the time of entering into the Interest Rate Cap Agreement the Counterparty to the Interest Rate Cap Agreement is not the Administrative Agent or one of its Affiliates, then not later than fifteen (15) Business Days following the entry by Borrower into an Interest Rate Cap Agreement or Replacement Interest Rate Cap Agreement, Borrower shall obtain and deliver to Administrative Agent an opinion from counsel (which counsel may be in‑house counsel for the Counterparty) for the Counterparty (upon which the Lenders and their respective successors and permitted assigns may rely) which shall provide, in relevant part, that (a “Counterparty Opinion”):
(i)    the Counterparty is duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation or formation and has the organizational power and authority to execute and deliver, and to perform its obligations under, the Interest Rate Cap Agreement or Replacement Interest Rate Cap Agreement;

(ii)    the execution and delivery of the Interest Rate Cap Agreement or Replacement Interest Rate Cap Agreement by the Counterparty, and any other agreement which the Counterparty has executed and delivered pursuant thereto, and the performance of its obligations thereunder have been and remain duly authorized by all necessary action and do not contravene any provision of its certificate of incorporation or by‑laws (or equivalent organizational documents) or any law, regulation or contractual restriction binding on or affecting it or its property;
(iii)    all consents, authorizations and approvals required for the execution and delivery by the Counterparty of the Interest Rate Cap Agreement or Replacement Interest Rate Cap Agreement, and any other agreement which the Counterparty has executed and delivered pursuant thereto, and the performance of its obligations thereunder have been obtained and remain in full force and effect, all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with any Governmental Authority is required for such execution, delivery or performance; and
(iv)    the Interest Rate Cap Agreement or Replacement Interest Rate Cap Agreement, and any other agreement which the Counterparty has executed and delivered pursuant thereto, has been duly executed and delivered by the Counterparty and constitutes the legal, valid and binding obligation of the Counterparty, enforceable against the Counterparty in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).
(g)    If at any time the Loan converts to an Alternative Rate Loan, Borrower shall enter into a Replacement Interest Rate Cap Agreement not later than twenty (20) days following the conversion date with respect to the Alternative Rate Loan, with an Alternative Rate strike price equal to the Strike Price and in accordance with the other requirements set forth in this Section 2.2.7.
Section 2.3    Loan Payment.
2.3.1    Monthly Debt Service Payments. On each Payment Date, Borrower shall make a payment to the Paying Agent, for the benefit of the Lenders, equal to the Monthly Debt Service Payment Amount. Borrower shall also pay to the Paying Agent, for deposit into the applicable Subaccount on the Closing Date and each Payment Date, as applicable, all amounts required in respect of Reserve Funds as set forth in Article VI and to the Paying Agent, for the benefit of the Persons entitled thereto, any Fees due and owing to the Administrative Agent or any of the Servicing Agents on the Closing Date and each Payment Date, as applicable.
2.3.2    Payments Generally. For purposes of making payments hereunder, but not for purposes of calculating Interest Periods, if the day on which such payment is due is not a Business Day, then amounts due on such date shall be due on the immediately preceding Business Day and with respect to payments of principal due on the Maturity Date, interest shall be payable at the Interest Rate or the Default Rate, as the case may be, through and including the last day of the related Interest Period. All amounts due under this Agreement and the other Loan Documents (other than the Interest Rate Cap Agreement to the extent that an Affiliate of the Administrative Agent is the Counterparty) shall be payable without setoff, counterclaim, defense or any other deduction whatsoever.

2.3.3    Payment on Maturity Date. Borrower shall pay to the Paying Agent, for the benefit of the Lenders and the other Persons entitled thereto, on the Maturity Date, the Outstanding Principal Balance, all accrued and unpaid interest and all other amounts due hereunder and the other Loan Documents (including, without limitation, any unpaid fees or indemnities).
2.3.4    Late Payment Charge. If any sums due to a Lender or any other Person under the Loan Documents (other than those as to which interest is accruing thereon at the Default Rate pursuant to Section 2.2.5) are not paid by Borrower on or prior to the date on which it is due, Borrower shall pay to the Paying Agent, for the benefit of such Lender or other Person, upon demand an amount equal to the lesser of four percent (4%) of such unpaid sum or the Maximum Legal Rate times such unpaid sum in order to defray the expense incurred by such Lender or other Person in handling and processing such delinquent payment and to compensate such Lender or other Person for the loss of the use of such delinquent payment. Any such amount shall be secured by the Loan Documents to the extent permitted by applicable law.
2.3.5    Method and Place of Payment. Except as otherwise specifically provided herein, all payments and prepayments under this Agreement shall be made not later than 2:00 p.m., New York City time, on the date when due and shall be made in lawful money of the United States of America in immediately available funds to the Cash Management Account or such other account as the Administrative Agent may from time to time designate prior to such payment from time to time in writing, and any funds received in the Cash Management Account or other designated account after such time shall, for all purposes hereof, be deemed to have been paid on the next succeeding Business Day.
Section 2.4    Prepayments.
2.4.1    Voluntary Prepayments. Provided that Borrower shall timely deliver to Administrative Agent (with a copy to the Calculation Agent) a Prepayment Notice, Borrower may prepay all or any portion of the Outstanding Principal Balance and any other amounts outstanding under this Agreement and any of the other Loan Documents, on any Business Day; provided that Borrower shall comply with the provisions of and pay to the Paying Agent, for the benefit of the Lenders, the amounts set forth in Section 2.4.4. Each such prepayment shall be in a minimum principal amount equal to $1,000,000 and in integral multiples of $100,000 in excess thereof and shall be made and applied in the manner set forth in Section 2.4.4.
2.4.2    Mandatory Prepayments.
(a)    Disqualified Properties. If at any time any Property shall become a Disqualified Property, Borrower shall, no later than the close of business on the fifth (5th) Business Day following the last day of the applicable Cure Period, give notice thereof to Administrative Agent (with a copy to the Calculation Agent) and, at its election, either (i) prepay the Debt in the applicable Release Amount with respect to such Property (by depositing the applicable Release Amount into the Cash Management Account), (ii) unless such Property shall have become a Disqualified Property due to the occurrence of a Voluntary Action, deposit such Release Amount into the Eligibility Reserve Subaccount or (iii) subject to the satisfaction of the Substitution Conditions, effect a Substitution.
(b)    Condemnation or Casualty. If Borrower is required to make any prepayment under Section 5.3 or Section 5.4 as a result of a Condemnation or Casualty, on the first Payment Date following the date on which the Administrative Agent (or the Paying Agent on its behalf) actually receives the applicable Net Proceeds, such Net Proceeds, up to the amount required to be prepaid as provided in Section 5.3 or Section 5.4, as applicable, shall be applied to the prepayment of the Debt.

(c)    Transfer. If at any time any Property is sold or otherwise disposed of to a third party (including any assignment of a contract for sale to a Qualified Intermediary or to an affiliate for further sale to a Qualified Intermediary but other than, for the avoidance of doubt, Borrower TRS), then Borrower shall, no later than the close of business on the day on which such Transfer occurs, give notice thereof to the Administrative Agent (including whether such Transfer will be effected as a Like-Kind Exchange) and prepay the Debt in the applicable Release Amount with respect to such Property.
(d)    Application of Mandatory Prepayments. Each prepayment required under this Section 2.4.2 shall be made and applied in the manner set forth in Section 2.4.4.
(e)    Payment from Cash Management Account. The Paying Agent shall pay (at the direction of the Administrative Agent) any prepayment required under this Section 2.4.2 to the Lenders from the Cash Management Account on the date such prepayment is received from Borrower in accordance with priorities set forth in Section 2.4.4.
2.4.3    Prepayments After Default.
(a)    If, during the continuance of an Event of Default, payment of all or any part of the Debt is tendered by Borrower and accepted or is otherwise recovered by the Lenders (directly or indirectly through the Paying Agent or Administrative Agent and including through application of any Reserve Funds), such tender or recovery shall be deemed to be a voluntary prepayment by Borrower and Borrower shall pay, as part of the Debt, all of the amounts described in Section 2.4.4(a).
(b)    Notwithstanding anything contained herein to the contrary, upon the occurrence and during the continuance of any Event of Default, any payment of principal, interest and other amounts payable under the Loan Documents from whatever source may be applied by the Paying Agent (at the direction of the Administrative Agent) among the Loan and other Obligations as the Administrative Agent shall determine in its sole and absolute discretion.
2.4.4    Prepayment/Repayment Conditions.
(a)    On the date on which a prepayment, voluntary or mandatory, is made as permitted or required under this Agreement, which date must be a Business Day, Borrower shall pay to the Paying Agent for the account of the Lenders:
(i)    all accrued and unpaid interest on the Loan calculated at the applicable Interest Rate on the amount of principal being prepaid on the Loan through and including the day prior to the date on which the prepayment is made to the Lenders;
(ii)    Breakage Costs, if any, without duplication of any sums paid pursuant to the preceding clause (i);
(iii)    if such prepayment occurs prior to the Spread Maintenance Date (including recoveries or prepayments following an Event of Default), the Spread Maintenance Premium applicable thereto; provided, that no Spread Maintenance Premium shall be due in connection with a prepayment on account of (A) a Disqualified Property (except where the applicable Property became a Disqualified Property as a result of a Voluntary Action), or (B) a Condemnation or Casualty;

(iv)    all other sums, if any, then due under this Agreement and the other Loan Documents.
(b)    Borrower shall pay all reasonable documented costs and expenses of Administrative Agent incurred in connection with the repayment or prepayment (including without limitation reasonable attorneys’ fees of external counsel and reasonable documented expenses and costs and out-of-pocket expenses related to any Transfer or Substitution); provided, for the avoidance of doubt, this provision shall not apply with respect to Taxes.
(c)    Except during an Event of Default, prepayments received from Borrower (or on behalf of Borrower) by the Paying Agent shall be distributed to the Lenders and the Administrative Agent, as applicable, on the date of such prepayment, in the following order of priority: (i) first, to pay any amounts (other than principal, interest, Breakage Costs and Spread Maintenance Premium) then due and payable under the Loan Documents, including any reasonable documented costs and expenses of the Administrative Agent in connection with such prepayment; (ii) second, to the Lenders, pro rata (based on the interest due and owing to each Lender), interest payable on the Loan pursuant to Section 2.4.4(a)(i) on the principal being prepaid pursuant to this clause (c); (iii) third, to the Lenders, pro rata, Breakage Costs on the principal prepaid pursuant to this clause (c), (iv) fourth, to the Lenders, pro rata (based on the Spread Maintenance Premium payable to each such Lender), the Spread Maintenance Premium payable on the Loan, to the extent applicable, on the principal being prepaid pursuant to this clause (c) and (v) fifth, to the Lenders, pro rata, principal of the Loan being prepaid pursuant to this clause (c). All prepayments of principal under Section 2.4, together with all other amounts payable pursuant to this Section 2.4.4, shall be applied ratably among the Lenders based on their respective Lender Percentages.
(d)    Prepayments of principal under Section 2.4 (other than Section 2.4.2(a), (b) and (c)) shall reduce the Allocated Loan Amounts for each Property on a pro rata basis. Prepayments of principal under Section 2.4.2(a), (b) and (c) shall reduce the Allocated Loan Amount with respect to the applicable Property until the Allocated Loan Amount of such Property and any interest, fees or other Obligations attributable to that portion of the Debt prepaid is equal to zero, and any excess of such prepayment shall be applied to reduce the Allocated Loan Amounts for the remaining Properties on a pro rata basis. In connection with any prepayment under Section 2.4.1 or Section 2.4.2, Borrower shall provide to the Administrative Agent (with a copy to the Calculation Agent) a schedule of Properties (the “ALA Schedule”) showing the Allocated Loan Amount of each Property prior to and after the application of such prepayment to the reasonable satisfaction of the Administrative Agent.
(e)    Administrative Agent shall, upon the written request and at the expense of Borrower, upon payment in full of the Debt in accordance with the terms and provisions of the Loan Documents, (i) release the Liens of the Collateral Documents, and (ii) cause all original certificates evidencing any Equity Interests in Borrower and Borrower TRS to be returned to Borrower. In connection with the releases and/or reconveyance of the Liens, Borrower shall submit to Administrative Agent, forms of releases and/or reconveyances of Liens (and related Loan Documents) for execution by Administrative Agent and, if applicable, be the forms appropriate in the jurisdictions in which the Properties are located. Such releases shall contain standard provisions protecting the rights of Administrative Agent. Borrower shall pay all documented costs, taxes and expenses associated with the release and/or reconveyance of the Liens of the Mortgage Documents, if any, including Administrative Agent’s reasonable attorneys’ fees of external counsel.
Section 2.5    Release or Substitution of Property.

2.5.1    Release of a Property. Subject to (but effective immediately upon) Borrower’s compliance with Section 2.4.2(a), (b) or (c) and the Release Conditions described below, in each case, as applicable, Borrower shall be permitted to Transfer any Property (each, a “Release Property”) without further action of any Person under the Loan Documents for the applicable Release Amount, and the Transfer of each such Release Property and the Administrative Agent shall release (and shall be deemed to have released without further action of any Person under the Loan Documents) the security interest and Lien on any Collateral associated with such Release Property, if (i) such Release Property shall become a Disqualified Property (other than due to a Voluntary Action), (ii) such Release Property shall be a Fully Condemned Property or shall be subject to a Casualty as and to the extent provided in Section 5.3 or 5.4, as the case may be, (iii) Borrower intends to Transfer such Release Property to a Person other than Borrower or such Release Property shall become a Disqualified Property due to a Voluntary Action or (iv) in connection with any voluntary substitution in accordance with Section 2.5.2; provided, that, in the case of any release pursuant to clause (iii) or (iv), the following conditions are satisfied (the “Release Conditions”):
(a)    No Event of Default has occurred and is continuing;
(b)    The Debt Service Coverage Ratio as of the most recent Calculation Date, after giving pro forma effect for the elimination of the Underwritten Net Cash Flow for the Release Property and the repayment of the Loan in the applicable Release Amount, is not less than the greater of (x) the Debt Service Coverage Ratio as of the Closing Date and (y) the lesser of (1) the actual Debt Service Coverage Ratio as of such date (without giving effect to the elimination of the Underwritten Net Cash Flow for the Release Property and the repayment of the Loan in the applicable Release Amount) and (2) 1.20:1.00; provided, that, the condition in this clause (b) shall not be applicable to a Transfer of a Release Property to a Person that is not an Affiliate of Borrower if the Loan is prepaid in an amount equal to the greater of the applicable Release Amount and 100% of the Net Sale Proceeds for the Release Property (it being understood that, if such Release Property is being Transferred as part of a Like-Kind Exchange, the foregoing condition shall be satisfied so long as the Qualified Intermediary is not an Affiliate of Borrower and Borrower uses Unrestricted Cash to prepay the Debt in an amount equal to the greater of the applicable Release Amount and the amount of net cash proceeds expected to be received by the Qualified Intermediary in respect of such Release Property based on the consideration under the contract assigned to such Qualified Intermediary as of the Release Date);
(c)    The Debt Yield as of the most recent Calculation Date, after giving pro forma effect for the elimination of the Underwritten Net Cash Flow for the Release Property and the repayment of the Loan in the applicable Release Amount, is not less than the greater of (x) the Debt Yield as of the Closing Date and (y) the lesser of (1) the actual Debt Yield as of such date (without giving effect to the elimination of the Underwritten Net Cash Flow for the Release Property and the repayment of the Loan in the applicable Release Amount) and (2) 7.8%; provided, that the condition in this clause (c) shall not be applicable to a Transfer of a Release Property if the Loan is prepaid in an amount equal to greater of the applicable Release Amount and one hundred percent (100%) of the Net Sale Proceeds for the Release Property (it being understood that, if such Release Property is being Transferred as part of a Like-Kind Exchange, the foregoing condition shall be satisfied so long as Borrower uses Unrestricted Cash to prepay the Debt in an amount equal to the greater of the applicable Release Amount and the amount of net cash proceeds expected to be received by the Qualified Intermediary in respect of such Release Property based on the consideration under the contract assigned to such Qualified Intermediary as of the Release Date);
(d)    Except in connection with a Release Property that is being transferred to Borrower TRS prior to and in anticipation of a Transfer thereof to a third party or is a Disqualified Property or is being transferred in connection with a Substitution, the Release Property shall be Transferred pursuant to a bona fide all-cash sale on arms-length terms and conditions (it being understood that, if such Release Property is being Transferred as part of a Like-Kind Exchange, the foregoing condition shall be satisfied so long as Borrower uses Unrestricted Cash to prepay the Debt in an amount equal to the Release Amount);
(e)    If an Amortization Period is continuing on the Release Date, unless such Release Property is being transferred in connection with a Substitution, the excess, if any, of (i) the Net Sale Proceeds (or, in connection with Like-Kind Exchange, Unrestricted Cash in an amount equal to the net cash proceeds expected to be received by the Qualified Intermediary in respect of such Release Property based on the consideration under the contract assigned to such Qualified Intermediary as of the Release Date) for the Release Property over (ii) the applicable Release Amount for the Release Property and any other amounts payable to Lenders in connection with such release shall be deposited into the Cash Management Account in connection with the payment of the Loan; provided that, if such Release Property is being Transferred to Borrower TRS prior to and in anticipation of a Transfer thereof to a third party, the excess set forth in this clause (e) shall be payable on the date such Property is Transferred by Borrower TRS to a third party;
(f)    In connection with any proposed release, Borrower shall submit to the Administrative Agent and Calculation Agent not less than ten (10) Business Days’ prior to the Release Date (or such later date as may be agreed by Administrative Agent), a Request for Release, which shall include a statement as to whether such release will be effected as a Like-Kind Exchange, together with all attachments thereto (it being understood that no Request for Release shall be required in connection with a proposed release of a Disqualified Property, a Fully Condemned Property or a Property that is subject to a Casualty) and all other documentation of a ministerial or administrative nature that Administrative Agent reasonably requires to be delivered by Borrower in connection with such release. All taxes and reasonable documented costs and expenses incurred by Administrative Agent in connection with any such release shall be paid by Borrower; and
(g)    The Calculation Agent shall have verified the calculations reflected in the related Request for Release and delivered a report setting forth the results of such calculations (the “Request for Release Report”) to the Administrative Agent no later than three (3) Business Days prior to the related Release Date. The Calculation Agent agrees, upon receipt of approval from the Administrative Agent, to provide a copy of such Request for Release Report to the Administrative Agent by no later than three (3) Business Days prior to the related Release Date.
2.5.2    Substitution of a Property. Borrower may at any time and from time to time substitute for any Property a Substitute Property, provided that, in each case of a proposed substitution, the following conditions (the “Substitution Conditions”) are satisfied:
(a)    Borrower shall have submitted to the Administrative Agent and the Calculation Agent not less than thirty (30) days prior to the proposed Substitution Date, written notice of the proposed Substitution (a “Notice of Substitution”);
(b)    Lender shall have obtained, at Borrower’s sole cost and expense, a Broker Price Opinion for the applicable Substitute Property (or Broker Price Opinions for a portfolio of Substitute Properties) which Broker Price Opinions shall not have been obtained more than 120 days prior to the Substitution Date;
(c)    the Collateral Value of such Substitute Property (or portfolio of Substitute Properties) is greater than or equal to the greater of (x) the Collateral Value of the related Replaced Property (or portfolio of Replaced Properties) as of the Closing Date (or, if such Replaced Property or portfolio thereof was previously acquired by Borrower as a Substitute Property or portfolio thereof, as of the date Borrower acquired such Replaced Property or portfolio thereof) and (y) the Collateral Value of such Replaced Property (or portfolio of Replaced Properties) as of the Release Date;
(d)    Borrower shall have delivered to Lender an Officer’s Certificate stating that the applicable Substitute Property (or each such Substitute Property in the portfolio being substituted) satisfies each of the Property Representations as of the related Substitution Date and is in compliance with each of the Property Covenants on the Substitution Date after giving effect to the Substitution;
(e)    the in place Rents under the Lease(s) for the applicable Substitute Property (or the portfolio of Substitute Properties) shall be equal to or greater than the greater of (x) the in place Rents under the Leases of such Replaced Property (or portfolio of Replaced Properties) as of the Closing Date (or, if such Replaced Property or portfolio thereof was previously acquired by Borrower as a Substitute Property or portfolio thereof, as of the date Borrower acquired such Replaced Property or portfolio thereof) and (y) the in place Rents under the Leases of such Replaced Property (or portfolio of Replaced Properties) as of the Release Date with respect to such Replaced Property (or portfolio of Replaced Properties);
(f)    the Collateral Value of such Replaced Property (or portfolio of Replaced Properties) as of the Closing Date, together with the aggregate Collateral Value as of the Closing Date of all other Replaced Properties that have been substituted with Substitute Properties since the Closing Date, shall be no more than ten percent (10%) of the aggregate Collateral Value of all Properties as of the Closing Date;
(g)    no Event of Default shall have occurred and be continuing;
(h)    Lender shall have obtained, at Borrower’s sole cost and expense, a Diligence Agent Certification with respect to such Substitute Property (or portfolio of Substitute Properties);
(i)    Borrower shall have paid to Lender all reasonable documented costs and expenses incurred by Lender in connection with the Substitution;
(j)    simultaneously with the Substitution, Borrower shall convey all of Borrower’s right, title and interest in, to and under the Replaced Property (or portfolio of Replaced Properties) being substituted to a Person other than Borrower or a Loan Party or any Person owned directly or indirectly by Borrower or a Loan Party and Borrower shall deliver to the Administrative Agent a copy of the deed conveying all of Borrower’s right, title and interest in such Replaced Property (or portfolio of Replaced Properties) being substituted; and
(k)    Borrower shall deliver to the Administrative Agent the following opinions of counsel: (A) an opinion of counsel admitted to practice under the laws of the state in which the Substitute Property (or portfolio of Substitute Properties) being substituted is located in form and substance reasonably satisfactory to the Administrative Agent opining as to the enforceability of the Substitute Mortgage Documents with respect to the Substitute Property (or portfolio of Substitute Properties) and (B) an opinion stating that the Substitute Mortgage Documents were duly authorized, executed and delivered by Borrower and that the execution and delivery of such Substitute Mortgage Documents and the performance by Borrower of its obligations thereunder will not cause a breach or a default under, any agreement, document or instrument to which Borrower is a party or to which it or the Properties are bound and otherwise in form and substance reasonably satisfactory to the Administrative Agent.
Section 2.6    Rent Deposit Account/Cash Management.

2.6.1    Rent Deposit Account.
(a)    During the Term, Borrower shall establish and maintain one or more accounts for the purpose of collecting Rents (each, a “Rent Deposit Account”) at an Eligible Institution (a “Rent Deposit Bank”). Borrower shall cause any Rents which are paid to Borrower or the Manager by wire transfer or other electronic means to be deposited directly into a Rent Deposit Account. Subject to the foregoing, in the event Borrower or any Manager directly receives any Rents, Borrower shall cause all Rents that are paid to or received by Borrower or the Manager after receipt and identification thereof by Borrower or the Manager (which identification shall be made promptly by Borrower and the Manager) to be deposited into a Rent Deposit Account or the Cash Management Account within two (2) Business Days after receipt thereof by Borrower or any Manager. Each Rent Deposit Account shall be subject to a Deposit Account Control Agreement and Borrower and the Manager shall have access to and may make withdrawals from and withhold the deposit of Rent payments from any Rent Deposit Account for the sole purpose of making Rent Refunds; provided, that, in no event shall the aggregate amount of Rent Refunds so withdrawn from or withheld from the Rent Deposit Accounts during any calendar month exceed two and five-tenths percent (2.5%) of the total Rents actually deposited into the Rent Deposit Accounts during the prior calendar month; provided, further, that during the continuance of an Event of Default, Lender may exercise sole control and dominion over the Rent Deposit Accounts and neither Borrower nor the Manager shall have the right of access to, withdraw from or to withhold deposits from any Rent Deposit Account. Borrower shall (or shall instruct Manager to) cause all funds on deposit in any Rent Deposit Account to be deposited into the Cash Management Account every second (2nd) Business Day (or more frequently in Borrower’s discretion); provided, that prior to any acceleration of the Loan, Borrower may cause Rent Deposit Bank to retain a reasonable amount of funds in each Rent Deposit Account with respect to anticipated overdrafts, charge-backs and bank fees and any minimum balance required by the applicable Deposit Account Control Agreement or account terms for the Rent Deposit Accounts, not in excess of $100,000 in the aggregate for all such Rent Deposit Banks and Rent Deposit Accounts. Borrower hereby grants to the Administrative Agent on behalf of the Secured Parties a first-priority security interest in all of Borrower’s right, title and interest in and to the Rent Deposit Accounts and all deposits at any time contained therein and the proceeds thereof and shall (and shall cause Borrower TRS to) take all actions necessary to maintain in favor of the Administrative Agent a perfected first priority security interest in the Rent Deposit Accounts.
(b)    All monies now or hereafter deposited into the Rent Deposit Accounts shall be deemed additional security for the Debt.
(c)    During the continuance of an Event of Default, Administrative Agent may (or, at the direction of the Majority Lenders, shall), in addition to any and all other rights and remedies available to Administrative Agent, apply any sums then present in the Rent Deposit Accounts to the payment of the Debt in any order in its sole discretion.
(d)    Funds on deposit in the Rent Deposit Accounts shall not be commingled with other monies held by Borrower, the Manager or Rent Deposit Bank.
(e)    Borrower shall not pledge, assign or grant any security interest in the Rent Deposit Accounts or the monies deposited therein or permit any lien or encumbrance to attach thereto (other than Permitted Liens described in clauses (iii), (iv) and (x) of the definition thereof), or any levy to be made thereon, or any UCC-1 financing statements to be filed with respect thereto, except, in the case of Borrower, in favor of Administrative Agent on behalf of the Secured Parties.

(f)    Borrower shall indemnify Administrative Agent and hold Administrative Agent harmless from and against any and all actions, suits, claims, demands, liabilities, losses, damages, obligations and reasonable documented costs and expenses (including litigation costs and reasonable attorneys’ fees of external counsel and out-of-pocket expenses) arising from or in any way connected with the Rent Deposit Accounts and/or the related Deposit Account Control Agreement (unless arising from the gross negligence or willful misconduct of the Administrative Agent) or the performance of the obligations for which the Rent Deposit Accounts were established.
(g)    All costs and expenses for establishing and maintaining the Rent Deposit Accounts shall be paid by Borrower.
2.6.2    Cash Management Account.
(a)    During the Term, Paying Agent shall establish and maintain the Cash Management Account as a segregated Eligible Account to be held by Paying Agent at the Cash Management Account Bank in trust and for the benefit of Borrower and the Administrative Agent (on behalf of the Secured Parties), which Cash Management Account shall be under the sole dominion and control of the Administrative Agent. Borrower hereby grants to Administrative Agent, on behalf of the Secured Parties, a first-priority security interest in the Cash Management Account and all deposits at any time contained therein and the proceeds thereof and will take all actions necessary to maintain in favor of Administrative Agent, on behalf of the Secured Parties, a perfected first-priority security interest in the Cash Management Account. Borrower will not in any way alter or modify the Cash Management Account. The Paying Agent, pursuant to the terms of this Agreement and at the direction of the Administrative Agent, shall have the sole right to make withdrawals from the Cash Management Account and all costs and expenses for establishing and maintaining the Cash Management Account shall be paid by Borrower.
(b)    The insufficiency of funds on deposit in the Cash Management Account shall not relieve Borrower from the obligation to make any payments, as and when due pursuant to this Agreement and the other Loan Documents, and such obligations shall be separate and independent, and not conditioned on any event or circumstance whatsoever.
(c)    All funds on deposit in the Cash Management Account following the occurrence of an Event of Default may be applied by the Paying Agent (at the direction of the Administrative Agent) in such order and priority as Administrative Agent shall determine.
(d)    In the event of any Transfer of any Property, Borrower shall (or shall cause the Manager or the closing title company or escrow agent, as applicable, to) deposit directly into the Cash Management Account the Net Sale Proceeds (or, in connection with Like-Kind Exchange, Unrestricted Cash in an amount equal to the net cash proceeds expected to be received by the Qualified Intermediary in respect of such Release Property based on the consideration under the contract assigned to such Qualified Intermediary as of the Release Date) for allocation in accordance with the terms of this Agreement. Borrower shall cause all Cap Receipts to be paid directly to the Cash Management Account. Except as expressly provided herein, Borrower shall (and shall cause the Manager to) deposit any other Collections received by or on behalf of Borrower directly into the Cash Management Account or a Rent Deposit Account within three (3) Business Days following receipt thereof.
(e)    The Administrative Agent may also direct the Paying Agent to establish subaccounts of the Cash Management Account which shall at all times be Eligible Accounts (and may be ledger or book entry accounts and not actual accounts) (such subaccounts are referred to herein as “Subaccounts”). The Reserve Funds will be maintained in Subaccounts.

(f)    The Cash Management Account and all other Subaccounts shall be subject to the Blocked Account Control Agreement and shall be under the sole control and dominion of Administrative Agent on behalf of the Secured Parties. Neither Borrower nor the Manager shall have the right of withdrawal with respect to the Cash Management Account or any Subaccounts except with the prior written consent of the Administrative Agent, and neither Borrower, nor the Manager, nor any Person claiming on behalf of or through Borrower or the Manager, other than the Paying Agent, shall have any right or authority to give instructions with respect to the Cash Management Account or the Subaccounts.
(g)    Borrower acknowledges and agrees that the Cash Management Account Bank shall comply with (i) the instructions originated by the Administrative Agent (or by the Paying Agent in accordance with the written instructions of the Administrative Agent) with respect to the disposition of funds in the Cash Management Account and the Subaccounts without the further consent of Borrower or the Manager or any other Person and (ii) all “entitlement orders” (as defined in Section 8-102(a)(8) of the UCC) and instructions originated by the Administrative Agent (or by the Paying Agent in accordance with the written instructions of the Administrative Agent) directing the transfer or redemption of any financial asset relating to the Cash Management Account or any Subaccount without further consent by Borrower or any other Person. The Cash Management Account and each Subaccount is and shall be treated either as a “securities account”, as such term is defined in Section 8-501(a) of the UCC, or a “deposit account”, as defined in Section 9-102(a)(29) of the UCC.
(h)    As of the date hereof the Cash Management Account and the Subaccounts for U.S. federal income tax reporting and withholding purposes will be owned by Borrower (the “Account Owner”). The Account Owner shall provide Wells Fargo in its capacity as the Paying Agent with (i) an Internal Revenue Service (“IRS”) Form W-9 or appropriate IRS Form W-8 or any successor forms on or before the Business Day prior to the date hereof, and (ii) any additional IRS forms (or updated versions of any previously submitted IRS forms) or other documentation at such time or times required by applicable law or upon the reasonable request of Wells Fargo as may be necessary (a) to reduce or eliminate the imposition of U.S. withholding taxes to the Paying Agent and (b) to permit Wells Fargo to fulfill its tax reporting obligations under applicable law with respect to the Cash Management Account and the Subaccounts or any amounts paid to the Account Owner. If any IRS form or other documentation previously delivered becomes obsolete or inaccurate in any respect (including without limitation in connection with the transfer of any Account Owner change), the Account Owner shall timely provide to Wells Fargo in its capacity as the Paying Agent accurately updated and complete versions of such IRS forms or other documentation. Wells Fargo, both in its individual capacity and in its capacity as the Paying Agent, shall have no liability to the Account Owner or any other Person in connection with any tax reporting or tax withholding amounts paid or withheld from the Cash Management Account or the Subaccounts pursuant to applicable law arising from the Account Owner’s failure to timely provide an accurate, correct and complete IRS Form W-9, an appropriate IRS Form W-8 or such other documentation contemplated under this paragraph.
2.6.3    Order of Priority of Funds in Cash Management Account. Unless otherwise directed by Administrative Agent during the continuance of an Event of Default pursuant to Section 2.6.4, the Paying Agent shall (in accordance with the Monthly Payment Report as approved by the Administrative Agent as contemplated by Section 2.11(a)(i)) apply Collections on deposit in the Cash Management Account for the related Collection Period on each Payment Date in the following order of priority (in each case, after taking into account any prepayments made prior to such Payment Date pursuant to Section 2.4.4):
(a)    first, to the applicable Security Deposit Account, the amount of any security deposits that have been deposited into the Cash Management Account by Borrower during the calendar month ending immediately prior to such Payment Date, as set forth in a written notice from Borrower to the Administrative Agent and Paying Agent delivered pursuant to Section 4.3.9;
(b)    second, to the Advance Rent Subaccount, the amount of any Advance Rent then required under Section 6.7 to be transferred thereto, to the extent such transfers have not occurred prior to such Payment Date;
(c)    third, to each Lender based on its respective Lender Percentage, pro rata, the amount of any mandatory prepayment of the Outstanding Principal Balance pursuant to Sections 2.4.2 then due and payable and all other amounts payable in connection therewith, such amounts to be applied in the manner set forth in Section 2.4.4(d);
(d)    fourth, to the Tax Subaccount, to make the required payments of Tax Funds as required under Section 6.1;
(e)    fifth, to the Insurance Subaccount, to make any required payments of Insurance Funds as required under Section 6.2;
(f)    sixth, to the Administrative Agent, any Fees then due and payable to the Administrative Agent pursuant to any Fee Letter and any costs, expenses or indemnities then due and payable pursuant to the Loan Documents;
(g)    seventh, to pay the Monthly Debt Service Payment Amount, applied to pay interest due and owing to each Lender on such Payment Date on a pro rata basis (based on the interest due and owing to each Lender);
(h)    eighth, to each of the Calculation Agent and the Paying Agent, the portion of the Calculation Agent Fee and the Paying Agent Fee, respectively, then due and payable, and any costs, expenses or indemnities then due and payable to the Calculation Agent and the Paying Agent pursuant to the Loan Documents, ratably as between such Persons;
(i)    ninth, to the Diligence Agent, any Fees, costs, expenses or indemnities then due and payable pursuant to the Diligence Agent Agreement;
(j)    tenth, to the Custodian, any custodial fees, expenses and indemnities due and payable under the Custodial Agreement;
(k)    eleventh, to the Manager, management fees payable for the calendar month ending immediately prior to such Payment Date, but not in excess of the Management Fee Cap for such calendar month;
(l)    twelfth, to the Capital Expenditure Subaccount, to make the required payments of Capital Expenditure Funds as required under Section 6.3;
(m)    thirteenth, to each Lender, pro rata, any other fees, costs, expenses or indemnities then due or payable under this Agreement or any other Loan Document; and
(n)    fourteenth, all amounts remaining after payment of the amounts set forth in clauses (a) through (m) above (the “Available Cash”) either:

(i)    if as of a Payment Date no Amortization Period is continuing, any remaining amounts to Borrower’s Operating Account; and
(ii)    if as of a Payment Date an Amortization Period is continuing:
(A)    first, to Borrower’s Operating Account, funds in an amount equal to the Monthly Budgeted Amount;
(B)    second, to Borrower’s Operating Account, payments for Approved Extraordinary Expenses, if any; and
(C)    third, to each Lender, pro rata, to pay principal on the Loan until the Loan is paid in full.
If for any Payment Date, there are insufficient funds on deposit in the Cash Management Account to pay the amounts due and owing under clauses (h) and (j) above, the Paying Agent shall provide Borrower with written notice of such shortfall at least two (2) Business Days prior to such Payment Date and Borrower shall remit such funds to the Calculation Agent, Paying Agent or Custodian, as applicable, to pay such amounts in full no later than one Business Day prior to such Payment Date.
2.6.4    Application During Event of Default. Notwithstanding anything to the contrary contained herein (including Section 2.6.3), upon the occurrence and during the continuance of an Event of Default, the Administrative Agent may, at its option (and shall upon written instruction of the Majority Lenders) instruct the Paying Agent to apply any Collections then in the possession of the Administrative Agent or the Paying Agent (including any Reserve Funds on deposit in the Subaccounts) or the Rent Deposit Banks to the payment of the Debt in such order, proportion and priority as the Administrative Agent may determine in its sole and absolute discretion. The Administrative Agent’s right to withdraw and apply any of the foregoing funds shall be in addition to all other rights and remedies provided to the Administrative Agent and the other Secured Parties under the Loan Documents.
2.6.5    Payments Received in the Cash Management Account. Notwithstanding anything to the contrary contained in this Agreement or the other Loan Documents, Borrower’s obligations with respect to the payment of the Monthly Debt Service Payment Amount and amounts required to be deposited into the Reserve Funds, if any, shall be deemed satisfied to the extent sufficient amounts are deposited in the Cash Management Account to satisfy such obligations pursuant to this Agreement on the dates each such payment is required, regardless of whether any of such amounts are so applied by the Administrative Agent, any Lender or the Paying Agent on behalf of any of the foregoing.
Section 2.7    Withholding Taxes.
2.7.1    Payments Free of Taxes. Any and all payments by or on account of any obligation of Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of Borrower) requires the deduction or withholding of any Tax from any such payment by Borrower, then Borrower shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.7.1) the applicable Lender receives an amount equal to the sum it would have received had no such deduction or withholding been made.

2.7.2    Payment of Other Taxes by Borrower. Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law any Other Taxes.
2.7.3    Indemnification by Borrower. Borrower shall indemnify each Lender, on the first Payment Date that is at least ten (10) Business Days after written demand by such Lender on Borrower (with a copy to the Administrative Agent and the Paying Agent) therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.7.3) payable or paid by such Lender or required to be withheld or deducted from a payment to such Lender and any reasonable documented expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided that if such Lender or Administrative Agent, as applicable, fails to give notice to Borrower of the imposition of any Indemnified Taxes within 180 days following its receipt of actual written notice of the imposition of such Indemnified Taxes, there will be no obligation for Borrower to pay interest or penalties attributable to the period beginning after such 180th day and ending seven (7) days after Borrower receives notice from such Lender or Administrative Agent, as applicable. A certificate as to the amount of such payment or liability delivered to Borrower by a Lender shall be conclusive absent manifest error.
2.7.4    Evidence of Payments. As soon as practicable after any payment of Taxes by Borrower to a Governmental Authority pursuant to this Section 2.7, Borrower shall deliver to the Administrative Agent and the Paying Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent and the Paying Agent.
2.7.5    Status of Lenders.
(i)    Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to Borrower, the Administrative Agent and the Paying Agent at the time or times reasonably requested by such Persons, such properly completed and executed documentation reasonably requested by any such Person as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by Borrower, the Administrative Agent or the Paying Agent shall deliver such other documentation prescribed by applicable law or reasonably requested by Borrower as will enable Borrower, the Administrative Agent and the Paying Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.7.5(ii)(A), (ii)(B) and (ii)(D)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii)    Without limiting the generality of the foregoing,
(A)    any Lender that is a U.S. Person shall deliver to Borrower, the Administrative Agent and the Paying Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower, the Administrative Agent or the Paying Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;
(B)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower the Administrative Agent and the Paying Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower, the Administrative Agent or the Paying Agent), whichever of the following is applicable:
(1)    in the case of a Foreign Lender that is an entity and is claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty and in the case of a Foreign Lender that is an individual and is claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(2)    executed originals of IRS Form W-8ECI;
(3)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN-E (in the case of an entity) or IRS Form W-8BEN (in the case of an individual); or
(4)    to the extent a Foreign Lender is a partnership or is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate, reasonably satisfactory to Borrower, the Administrative Agent and the Paying Agent IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided, that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate, reasonably satisfactory to Borrower, the Administrative Agent and the Paying Agent on behalf of each such direct and indirect partner;
(C)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower the Administrative Agent and the Paying Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower, the Administrative Agent or the Paying Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit such Person to determine the withholding or deduction required to be made; and
(D)    if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to Borrower the Administrative Agent and the Paying Agent at the time or times prescribed by law and at such time or times reasonably requested by such Person such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by such Person as may be necessary for such Person to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
Each Lender agrees that Borrower, the Administrative Agent and the Paying Agent shall be entitled to rely on any documentation or certification delivered pursuant to this Section 2.7.5 as being accurate and complete. Without limiting the foregoing, each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrower the Administrative Agent and the Paying Agent in writing of its legal inability to do so.
2.7.6    Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.7.6 (including by the payment of additional amounts pursuant to this Section 2.7.6), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.7.6 with respect to the Taxes giving rise to such refund), net of all documented expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 2.7.6 (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.7.6, in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 2.7.6, the payment of which would place the indemnified party in a less favorable net after-tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This Section 2.7.6 shall not be construed to require any indemnified party to make available its tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
2.7.7    Survival. Each party’s obligations under this Section 2.7 shall survive any assignment of rights by, or the replacement of, a Lender and the repayment, satisfaction or discharge of all obligations under any Loan Document.
Section 2.8    [Reserved].
Section 2.9    Springing Mortgage Documents.
(a)    On or prior to the Closing Date, Borrower shall deliver the Springing Mortgage Documents to the Custodian with respect to each Property; provided, that prior to any recording, such forms may be updated by Borrower or Administrative Agent to reflect any changes in law deemed reasonably necessary by the Administrative Agent. If a Springing Deed of Trust Trigger Event has occurred, the Administrative Agent may, at its sole discretion, by delivering written notice to Borrower, require Borrower to record the Springing Mortgage Documents and procure Title Insurance Policies for the benefit of the Administrative Agent (on behalf of the Secured Parties) with respect to each Property relating to the Springing Mortgage Documents.
(b)    Borrower shall reasonably and promptly cooperate with the Administrative Agent in the recordation of Springing Mortgage Documents that are required to be executed and/or delivered pursuant to this Section 2.9.
(c)    Borrower shall pay all costs associated with providing Springing Mortgage Documents, including all recordation taxes with respect to such Springing Mortgage Documents, any costs and/or expenses related to the assembly of such Springing Mortgage Documents and the delivery thereof to the proper Governmental Authority for recordation, reasonable due diligence costs and expenses and any reasonable attorneys’ fees of external counsel or reasonable fees for other professionals incurred in connection with the recordation of such Springing Mortgage Documents and shall pay the cost of providing Title Insurance Policies.
Section 2.10    The Paying Agent.
(a)    The Administrative Agent hereby appoints Wells Fargo Bank, N.A. as the initial Paying Agent. All payments of amounts due and payable in respect of the Obligations that are to be made from amounts withdrawn from the Cash Management Account pursuant to Section 2.6.3 shall be made on behalf of Borrower by the Paying Agent, in accordance with the written instruction of the Administrative Agent (which may be in electronic form) received no later than 4:00 p.m. (New York City time) one (1) Business Day prior to the applicable Payment Date. On the Maturity Date, all funds then held by any Paying Agent under this Agreement shall, upon demand of Borrower, be paid to the Administrative Agent to be held and applied according to Section 2.6.3, and thereupon such Paying Agent shall be released from all further liability with respect to such funds.
(b)    On each Payment Date, Borrower shall pay to the Paying Agent the Paying Agent Fee pursuant to Section 2.6.3(h).

(c)    The Paying Agent hereby agrees that, subject to the provisions of this Section 2.10, it shall:
(i)    hold any sums held by it for the payment of amounts due with respect to the Obligations in trust for the benefit of the Persons entitled thereto until such sums shall be paid to such Persons or otherwise disposed of as herein provided and pay such sums to such Persons as herein provided;
(ii)    give the Administrative Agent notice of any default by Borrower of which it has actual knowledge in the making of any payment required to be made with respect to the Obligations;
(iii)    at any time during the continuance of any Event of Default, upon the written instruction of the Administrative Agent (a copy of which shall be provided by the Administrative Agent to Borrower), forthwith pay to the Administrative Agent any sums due to Administrative Agent so held in trust by such Paying Agent;
(iv)    immediately resign as a Paying Agent and forthwith pay to the Administrative Agent any sums held by it in trust for the payment of the Obligations if at any time it ceases to be an Eligible Institution (in which event the Administrative Agent or one of its Affiliates or designees shall serve as the Paying Agent until such time as a replacement Paying Agent has been appointed in accordance with this Section 2.10);
(v)    comply with all requirements of the Code and any applicable State law with respect to the withholding from any payments made by it in respect of any Obligations of any applicable withholding taxes imposed thereon and with respect to any applicable reporting requirements in connection therewith; and
(vi)    provide to the Lenders such information as is required to be delivered under the Code or any State law applicable to the particular Paying Agent, relating to payments made by the Paying Agent under this Agreement.
(d)    Any successor paying agent shall be appointed by the Administrative Agent, with the consent of the Majority Lenders and, so long as no Event of Default then exists, with the consent of Borrower; provided that any successor paying agent shall be, at the time of such appointment, an Eligible Institution. The Administrative Agent and Borrower shall mutually agree on the fees required to engage the services of any such successor Paying Agent to the extent that such fees exceed those paid to the prior Paying Agent and upon such mutual agreement, such approved fee shall constitute the Paying Agent Fee.
(e)    Borrower shall indemnify the Paying Agent and its officers, directors, employees and agents (each, a “PA Party” and collectively, the “PA Parties”) for, and hold them harmless against any loss, liability, damages, costs or expense (but limited, in the case of attorneys’ fees and disbursements, to the reasonable and documented fees and disbursements of one external counsel to the PA Parties, taken as a whole) incurred in connection with or arising out of (i) the performance of its obligations under and in accordance with this Agreement, including without limitation the costs and expenses of (A) investigating any claim or allegation relating to the exercise or performance of any of its powers or duties under this Agreement, and (B) preparing for, and prosecuting or defending itself against any investigation, legal proceeding, whether pending or threatened, related to any claim or liability in connection with the exercise or performance of any of its powers or duties under this Agreement; (ii) pursuing enforcement (including without limitation by means of any action, claim, or suit brought by the Paying Agent for such purpose) of any indemnification or other obligation of Borrower, and (iii) the gross negligence, bad faith or willful misconduct of Borrower in the performance of its duties hereunder, except in each case to the extent any such loss, liability or expense results from the gross negligence, bad faith or willful misconduct of the Paying Agent or any PA Party (in each case, as determined by a court of competent jurisdiction or as otherwise agreed to by the parties). All such amounts shall be payable in accordance with Section 2.6.3. In the event any such indemnity amounts are distributed to the Paying Agent from the Cash Management Account pursuant to Section 2.6.3 prior to deposit by Borrower of such indemnity amounts therein, the obligation of reimbursement by Borrower with respect to such indemnity amounts will instead be payable to the Cash Management Account. The foregoing indemnification shall survive the termination of this Agreement.
(f)    The Paying Agent shall be liable in accordance herewith only to the extent of the obligations specifically undertaken by the Paying Agent in such capacity herein. No implied covenants or obligations shall be read into this Agreement against the Paying Agent and no permissive right or privilege of the Paying Agent shall be construed as a duty.
(g)    The Paying Agent shall not be liable for (i) an error of judgment made in good faith by one of its officers; or (ii) any action taken, suffered or omitted to be taken in good faith in accordance with or believed by it to be authorized or within the discretion or rights or powers conferred by this Agreement or at the direction of the Administrative Agent or any other Secured Party in accordance with this Agreement or the other Loan Documents relating to the exercise of any power conferred upon the Paying Agent under this Agreement, in each case, unless it shall be proved that the Paying Agent shall have been grossly negligent or acted in bad faith or with willful misconduct in ascertaining the pertinent facts.
(h)    The Paying Agent shall not be charged with knowledge of any Default or Event of Default unless a Responsible Officer of the Paying Agent obtains actual knowledge of such event or the Paying Agent receives written notice of such event from any Relevant Party, the Administrative Agent or any other Secured Party, as the case may be.
(i)    Without limiting the generality of this Section 2.10, the Paying Agent shall have no duty (i) to record, file or deposit this Agreement or any agreement referred to herein or any financing statement or continuation statement evidencing a security interest in the Collateral, or maintain any such recording, filing or depositing or to subsequently record, refile or redeposit any of the same, (ii) except as otherwise provided in Section 2.7.5, to pay or discharge any Taxes, Property Taxes, assessment or other governmental charge or any Lien or encumbrance of any kind owing with respect to, assessed or levied against, any part of the Collateral, (iii) to confirm, recalculate or verify the contents, accuracy or completeness of any reports or certificates of the Administrative Agent or Calculation Agent delivered to the Paying Agent pursuant to this Agreement believed by the Paying Agent to be genuine and to have been signed or presented by the proper party or parties or (iv) to ascertain or inquire as to the performance or observance of any of Borrower’s representations, warranties or covenants under this Agreement or any other Loan Document.
(j)    The Paying Agent shall not be required to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers, if there shall be reasonable grounds for believing that the repayment of such funds or adequate indemnity against such risk or liability shall not be reasonably assured to it, and none of the provisions contained in this Agreement shall in any event require the Paying Agent to perform, or be responsible for the manner of performance of, any of the obligations of Borrower under this Agreement.
(k)    The Paying Agent may conclusively rely and shall be protected in acting or refraining from acting upon any resolution, any certificate of a Responsible Officer, any Monthly Payment Report, any

certificate of auditors or any other certificate, statement, instrument, opinion, report, notice, request, consent, order, appraisal, bond or other paper or document reasonably believed by it to be genuine and to have been signed or presented by the proper party or parties.
(l)    The Paying Agent may consult with counsel of its choice with regard to legal questions arising out of or in connection with this Agreement and the advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, omitted or suffered by the Paying Agent in good faith and in accordance therewith. In connection with any request that the Paying Agent take any action or refrain from taking any action outside the scope of this Agreement, the Paying Agent shall be entitled to request and conclusively rely upon, and shall be protected in acting or refraining from acting upon, an officer’s certificate or opinion of counsel delivered by or on behalf of such requesting party. Any opinion of counsel reasonably requested by the Paying Agent shall be an expense of Borrower.
(m)    The Paying Agent shall be under no obligation to exercise any of the rights, powers or remedies vested in it by this Agreement (except to comply with its obligations under this Agreement and any other Loan Document to which it is a party) or to institute, conduct or defend any litigation under this Agreement or in relation to this Agreement, at the request, order or direction of the Administrative Agent or any Lender pursuant to the provisions of this Agreement, unless the Administrative Agent, on behalf of the Secured Parties, or such Lender shall have offered to the Paying Agent security or indemnity reasonably acceptable to the Paying Agent against the costs, expenses and liabilities that may be incurred therein or thereby.
(n)    The Paying Agent shall not be bound to make any investigation into the facts of matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, approval, bond or other paper or document, unless requested in writing so to do by a Lender or the Administrative Agent; provided, that if the payment within a reasonable time to the Paying Agent of the costs, expenses or liabilities likely to be incurred by it in the making of such investigation shall be, in the opinion of the Paying Agent, not reasonably assured by Borrower, the Paying Agent may require indemnity reasonably satisfactory to the Paying Agent from the Lenders against such cost, expense or liability as a condition to so proceeding. The reasonable expense of every such examination shall be paid by Borrower.
(o)    The Paying Agent shall not be responsible for the acts or omissions of the Administrative Agent, the Calculation Agent, Borrower, any Lenders, any Counterparty or any other Person.
(p)    Any Person into which the Paying Agent may be merged or converted or with which it may be consolidated, or any Person resulting from any merger, conversion or consolidation to which the Paying Agent shall be a party, or any Person succeeding to the business of the Paying Agent, shall be the successor of the Paying Agent under this Agreement, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding.
(q)    The Paying Agent does not assume and shall have no responsibility for, and makes no representation as to, monitoring the value of the Properties or the Collateral.
(r)    The Paying Agent is authorized, in its sole discretion, to disregard any and all notices or instructions given by any other party hereto or by any other Person, except only such notices or instructions as are herein provided for and orders or process of any court entered or issued with or without jurisdiction. If any property subject hereto is at any time attached, garnished or levied upon under any court order or in case the payment, assignment, transfer, conveyance or delivery of any such property shall be stayed or enjoined by any court order, or in case any order, judgment or decree shall be made or entered by any court affecting such property or any part hereof, then and in any of such events the Paying Agent is authorized, in its sole discretion, to rely upon and comply with any such order, writ, judgment or decree with which it is advised by legal counsel of its own choosing is binding upon it, and if it complies with any such order, writ, judgment or decree it shall not be liable to any other party hereto or to any other Person by reason of such compliance even though such order, writ, judgment or decree maybe subsequently reversed, modified, annulled, set aside or vacated.
(s)    The Paying Agent may: (i) terminate its obligations as Paying Agent under this Agreement (subject to the terms set forth herein) upon at least thirty (30) days’ prior written notice to Borrower, the Administrative Agent and the Lenders; provided, however, that, without the consent of the Administrative Agent and the Majority Lenders and, so long as no Event of Default is continuing, Borrower, such resignation shall not be effective until a successor paying agent acceptable to the Administrative Agent and, so long as no Event of Default is continuing, Borrower, and to whose appointment the Majority Lenders do not reasonably object within five (5) Business Days after the Lenders are notified thereof (or such shorter period in which the Majority Lenders consent thereto), shall have accepted appointment as Paying Agent, pursuant hereto and shall have agreed to be bound by the terms of this Agreement; or (ii) be removed upon at least thirty (30) days’ prior written notice (or such shorter period as shall be acceptable to the Paying Agent) by the Administrative Agent and, so long as no Event of Default is continuing, Borrower, delivered to the Paying Agent and the Lenders; provided, however, that without the consent of the Majority Lenders, such removal shall not be effective until a successor paying agent acceptable to the Administrative Agent and, so long as no Event of Default is continuing, Borrower, and to whose appointment the Majority Lenders do not reasonably object within five (5) Business Days after the Lenders are notified thereof (or such shorter period in which the Majority Lenders consent thereto) shall have accepted appointment as Paying Agent pursuant hereto and shall have agreed to be bound by the terms of this Agreement. In the event of such termination or removal, the Administrative Agent shall make reasonable efforts to appoint a successor paying agent. If, however, a successor paying agent is not appointed by the Administrative Agent and, if applicable, Borrower, within ninety (90) days after the giving of such notice of resignation or removal, the Paying Agent may petition a court of competent jurisdiction for the appointment of a successor paying agent, and the costs of such petition shall be paid by Borrower.
(t)    Any successor paying agent appointed pursuant hereto shall execute, acknowledge, and deliver to the Administrative Agent, Borrower and to the predecessor Paying Agent an instrument accepting such appointment under this Agreement. Thereupon, the resignation or removal of the predecessor Paying Agent shall become effective and such successor paying agent, without any further act, deed or conveyance, shall become fully vested with all the rights, powers, duties, and obligations of its predecessor as Paying Agent under this Agreement, with like effect as if originally named as Paying Agent. The predecessor Paying Agent shall upon payment of its fees and expenses deliver to the successor paying agent all documents and statements and monies held by it under this Agreement; and the Administrative Agent and the predecessor Paying Agent shall execute and deliver such instruments and do such other things as may reasonably be required for fully and certainly vesting and confirming in the successor paying agent all such rights, powers, duties, and obligations.
(u)    In the event the Paying Agent’s appointment hereunder is terminated without cause, Borrower shall reimburse the Paying Agent for the reasonable documented expenses of the Paying Agent incurred in transferring any funds in its possession to the successor paying agent.
(v)    The parties hereto acknowledge and agree that any failure of the Paying Agent to apply funds on deposit in the Cash Management Account in accordance with Section 2.6.3 shall not in and of itself result in a Default or Event of Default on the part of any Relevant Party, provided that funds were available to the Paying Agent to enable it to make the relevant payments when due.

(w)    The Loan Parties hereby agree, in connection with an appointment of a successor paying agent, to negotiate in good faith any modifications to this Agreement related to the rights and obligations of the Paying Agent which are reasonably requested by such successor paying agent.
(x)    Knowledge or information acquired by (i) Wells Fargo Bank, N.A. in any of its respective capacities hereunder or under any other document related to this transaction shall not be imputed to Wells Fargo Bank, N.A. in any of its other capacities hereunder or under such other documents except to the extent their respective duties are performed by employees in the same division of Wells Fargo Bank, N.A., and (ii) any Affiliate of Wells Fargo Bank, N.A. shall not be imputed to Wells Fargo Bank, N.A. in any of its respective capacities hereunder and vice versa.
(y)    Other than with respect to any information that the Paying Agent has an express duty hereunder to review, the Paying Agent shall not be deemed to have knowledge of any fact or matter for purposes of this Agreement unless an employee of the Paying Agent responsible for performing the Paying Agent’s duties under this Agreement (i) has actual knowledge thereof or (ii) receives written notice with respect thereto.
(z)    The Paying Agent shall not be under any obligation to take any action in the performance of its respective duties hereunder that would be in violation of applicable law.
(aa)    For purposes of satisfying any information collection and tax reporting obligations under the Code and Treasury Regulations (including, without limitation and to the extent applicable, any cost basis reporting obligations thereunder), Borrower and each Lender agrees to provide to the Paying Agent all information required by the Code and Treasury Regulations to be provided by such person (or as may be reasonably requested by the Paying Agent), to permit the Paying Agent to satisfy its obligations thereunder.
(bb)    The recitals contained herein shall not be taken as the statements of the Paying Agent and the Paying Agent assumes no responsibility for their correctness.
(cc)    Notwithstanding anything in this Agreement to the contrary and to the fullest extent permitted by applicable law, the Paying Agent shall not be liable for any special, indirect, punitive or consequential losses or damages of any kind whatsoever (including, but not limited to, lost profits), even if the Paying Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.
Section 2.11    The Calculation Agent.
(a)    Wells Fargo Bank, N.A. is hereby appointed as Calculation Agent and is authorized to take such actions and to exercise such powers and perform such duties as are expressly delegated to the Calculation Agent by the terms hereof, together with such other powers as are reasonably incidental thereto.
(i)    The duties of the Calculation Agent hereunder shall be limited to (A) verifying the calculations of Borrower (collectively, the “Calculations”) with respect to each Borrowing Request, each Properties Schedule, each Reserve Release Request, each Request for Release and each Compliance Certificate based solely on information provided to the Calculation Agent by Borrower, in each case, as set forth on Schedule VIII hereto, (B) determining LIBOR, the Federal Funds Effective Rate, the Alternative Rate (in each case, with the confirmation of the Administrative Agent), if applicable and (C) preparing the Monthly Payment Report with respect to each Payment Date and delivering such Monthly

Payment Report to the Administrative Agent and Borrower for confirmation not less than two (2) Business Days prior to each Payment Date as set forth on Schedule VIII hereto.
(ii)    The Calculation Agent shall verify the Calculations through the use of a computer modeling program developed by the Calculation Agent (such program, the “Model”, and such process of verification, “Modeling”). The Calculation Agent shall use good faith efforts in developing the Model and in conducting all Modeling with respect to the Calculations.
(iii)    In the event of a discrepancy between the calculations received by the Calculation Agent from Borrower and the results of the Modeling conducted by the Calculation Agent, the Calculation Agent shall give prompt written notice (which may be via Electronic Transmission) of such discrepancy to Borrower and the Administrative Agent, and the Calculation Agent shall work with such parties in good faith to resolve such discrepancy. In each case, the final result agreed to by the parties with respect to such Calculations shall be approved in writing (which may be via Electronic Transmission) by Borrower and the Administrative Agent.
(iv)    Each of Borrower, the Lenders and the Administrative Agent agree that so long as the Calculation Agent complies with the terms of clauses (ii) and (iii) above, the Calculation Agent shall have no liability with respect to any Calculations that are verified by the Calculation Agent (including pursuant to consultations described in clause (iii) above) that are subsequently determined to be incorrect, except to the extent of the Calculation Agent’s gross negligence, bad faith or willful misconduct. For avoidance of doubt, such exculpation from liability shall include, without limitation, any loss, liability or expense of Lenders incurred as a result of lending to Borrower based on any such erroneous calculations.
(b)    On each Payment Date, Borrower shall pay to the Calculation Agent any Calculation Agent Fee due to the Calculation Agent pursuant to Section 2.6.3(h).
(c)    Any successor calculation agent shall be appointed by the Administrative Agent with the consent of the Majority Lenders and, so long as no Event of Default then exists, with the consent of Borrower. The Administrative Agent and Borrower shall mutually agree on the fees required to engage the services of any such successor calculation agent to the extent that such fees exceed those paid to the prior Calculation Agent and upon such mutual agreement, such approved fee shall constitute the Calculation Agent Fee.
(d)    Borrower shall indemnify the Calculation Agent and its officers, directors, employees and agents (each, a “CA Party” and collectively, the “CA Parties”) for, and hold them harmless against, any loss, liability, damages, costs or expense (but limited, in the case of attorneys’ fees and disbursements, to the reasonable and documented fees and disbursements of one external counsel to the CA Parties, taken as a whole) incurred in connection with or arising out of (i) the performance of its obligations under and in accordance with this Agreement, including without limitation the costs and expenses of (A) investigating any claim or allegation relating to the exercise or performance of any of its powers or duties under this Agreement, and (B) preparing for, and prosecuting or defending itself against any investigation, legal proceeding, whether pending or threatened, related to any claim or liability in connection with the exercise or performance of any of its powers or duties under this Agreement; (ii) pursuing enforcement (including without limitation by means of any action, claim, or suit brought by the Calculation Agent for such purpose) of any indemnification or other obligation of Borrower and (iii) the gross negligence, bad faith or willful misconduct of Borrower in the performance of its duties hereunder, except in each case to the extent any such loss, liability or expense results from the gross negligence, bad faith or willful misconduct of the Calculation Agent or any CA Party (in each case, as determined by a court of competent jurisdiction or as otherwise agreed to by the parties). All such indemnification amounts shall be payable in accordance with Section 2.6.3. In the event any such indemnity amounts are distributed to the Calculation Agent from the Cash Management Account pursuant to Section 2.6.3 prior to deposit by Borrower of such indemnity amounts therein, the obligation of reimbursement by Borrower with respect to such indemnity amounts will instead be payable to the Cash Management Account. The foregoing indemnification shall survive the termination of this Agreement.
(e)    The Calculation Agent shall be liable in accordance herewith only to the extent of the obligations specifically undertaken by the Calculation Agent in such capacity herein. No implied covenants or obligations shall be read into this Agreement against the Calculation Agent, and no permissive right or privilege of the Calculation Agent shall be construed as a duty. The Calculation Agent shall not be responsible for verifying any calculations pursuant to this Agreement to the extent information necessary to make such verifications is not provided to it by the Administrative Agent or Borrower.
(f)    The Calculation Agent shall not be liable for (i) an error of judgment made in good faith by one of its officers; or (ii) any action taken, suffered or omitted to be taken in good faith in accordance with or believed by it to be authorized or within the discretion or rights or powers conferred by this Agreement or at the direction of a Secured Party relating to the exercise of any power conferred upon the Calculation Agent under this Agreement, in each case, unless it shall be proved that the Calculation Agent shall have been grossly negligent or acted in bad faith or with willful misconduct in ascertaining the pertinent facts.
(g)    The Calculation Agent shall not be charged with knowledge of any Default or Event of Default unless a Responsible Officer of the Calculation Agent obtains actual knowledge of such event or the Calculation Agent receives written notice of such event from Borrower, any Secured Party or the Administrative Agent, as the case may be.
(h)    Without limiting the generality of this Section 2.11, the Calculation Agent shall have no duty (i) to record, file or deposit this Agreement or any agreement referred to herein or any financing statement or continuation statement evidencing a security interest in the Collateral, or maintain any such recording, filing or depositing or to subsequently record, refile or redeposit any of the same, (ii) to pay or discharge any Taxes, Property Taxes, assessment or other governmental charge or any Lien or encumbrance of any kind owing with respect to, assessed or levied against, any part of the Collateral, (iii) except as otherwise expressly provided in this Section 2.11, to confirm, recalculate, or verify the contents, accuracy, or completeness of any reports or certificates of Borrower or the Administrative Agent delivered to the Calculation Agent pursuant to this Agreement believed by the Calculation Agent to be genuine and to have been signed or presented by the proper party or parties or (iv) to ascertain or inquire as to the performance or observance of any of Borrower’s representations, warranties or covenants under this Agreement or any other Loan Document.
(i)    The Calculation Agent shall not be required to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers, if there shall be reasonable grounds for believing that the repayment of such funds or adequate indemnity against such risk or liability shall not be reasonably assured to it, and none of the provisions contained in this Agreement shall in any event require the Calculation Agent to perform, or be responsible for the manner of performance of, any of the obligations of Borrower under this Agreement.

(j)    The Calculation Agent may conclusively rely and shall be protected in acting or refraining from acting upon any resolution, any certificate of a Responsible Officer, any report, certificate of auditors or any other certificate, statement, instrument, opinion, report, notice, request, consent, order, appraisal, bond or other paper or document reasonably believed by it to be genuine and to have been signed or presented by the proper party or parties.
(k)    The Calculation Agent may consult with counsel of its choice with regard to legal questions arising out of or in connection with this Agreement and the advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, omitted or suffered by the Calculation Agent in good faith and in accordance therewith. In connection with any request that the Calculation Agent take any action or refrain from taking any action outside the scope of this Agreement, the Calculation Agent shall be entitled to request and conclusively rely upon, and shall be protected in acting or refraining from acting upon, an officer’s certificate or opinion of counsel delivered by or on behalf of such requesting party. Any opinion of counsel reasonably requested by the Calculation Agent shall be an expense of Borrower.
(l)    The Calculation Agent shall be under no obligation to exercise any of the rights, powers or remedies vested in it by this Agreement (except to comply with its obligations under this Agreement and any other Loan Document to which it is a party) or to institute, conduct or defend any litigation under this Agreement or in relation to this Agreement, at the request, order or direction of the Administrative Agent or any Lender pursuant to the provisions of this Agreement, unless the Administrative Agent, on behalf of the Secured Parties, or such Lender shall have offered to the Calculation Agent security or indemnity reasonably satisfactory to the Calculation Agent against the costs, expenses and liabilities that may be incurred therein or thereby.
(m)    Except as otherwise expressly provided in this Section 2.11, the Calculation Agent shall not be bound to make any investigation into the facts of matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, approval, bond or other paper or document, unless requested in writing so to do by a Lender or the Administrative Agent; provided, that if the payment within a reasonable time to the Calculation Agent of the costs, expenses or liabilities likely to be incurred by it in the making of such investigation shall be, in the opinion of the Calculation Agent, not reasonably assured by Borrower, the Calculation Agent may require indemnity reasonably satisfactory to the Calculation Agent from the Lenders against such cost, expense or liability as a condition to so proceeding. The reasonable expense of every such examination shall be paid by Borrower or, if paid by the Calculation Agent, shall be reimbursed by Borrower to the extent of funds available therefor pursuant to Section 2.6.3.
(n)    The Calculation Agent shall not be responsible for the acts or omissions of the Administrative Agent, the Paying Agent (unless the same entity is then acting as Calculation Agent and Paying Agent), Borrower, any Lenders, any Counterparty or any other Person.
(o)    Any Person into which the Calculation Agent may be merged or converted or with which it may be consolidated, or any Person resulting from any merger, conversion or consolidation to which the Calculation Agent shall be a party, or any Person succeeding to the business of the Calculation Agent, shall be the successor of the Calculation Agent under this Agreement, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding.
(p)    The Calculation Agent does not assume and shall have no responsibility for, and makes no representation as to, monitoring the value of the Properties or the Collateral.

(q)    If the Calculation Agent shall at any time receive conflicting instructions from the Administrative Agent and Borrower or any other party to this Agreement and the conflict between such instructions cannot be resolved by reference to the terms of this Agreement, the Calculation Agent shall be entitled to rely on the instructions of the Administrative Agent. The Calculation Agent may rely upon the validity of documents delivered to it, without investigation as to their authenticity or legal effectiveness, and the parties to this Agreement will hold the Calculation Agent harmless from any claims that may arise or be asserted against the Calculation Agent because of the invalidity of any such documents or their failure to fulfill their intended purpose.
(r)    The Calculation Agent is authorized, in its sole discretion, to disregard any and all notices or instructions given by any other party hereto or by any other Person, except only such notices or instructions as are herein provided for and orders or process of any court entered or issued with or without jurisdiction. If any property subject hereto is at any time attached, garnished or levied upon under any court order or in case the payment, assignment, transfer, conveyance or delivery of any such property shall be stayed or enjoined by any court order, or in case any order, judgment or decree shall be made or entered by any court affecting such property or any part hereof, then and in any of such events the Calculation Agent is authorized, in its sole discretion, to rely upon and comply with any such order, writ, judgment or decree with which it is advised by legal counsel of its own choosing is binding upon it, and if it complies with any such order, writ, judgment or decree it shall not be liable to any other party hereto or to any other Person by reason of such compliance even though such order, writ, judgment or decree maybe subsequently reversed, modified, annulled, set aside or vacated.
(s)    The Calculation Agent, at its sole cost and expense, may delegate or perform any of its duties under this Agreement by or through sub-agents, service providers or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Calculation Agent shall not be responsible for the negligence or misconduct of any sub-agents, service providers or attorneys-in-fact selected by it with reasonable care in the absence of gross negligence, bad faith or willful misconduct. Such agents, service providers and attorneys-in-fact shall be entitled to all the same indemnification rights and exculpation by the Loan Parties as may apply to the Calculation Agent.
(t)    The Calculation Agent may: (i) terminate its obligations as Calculation Agent under this Agreement (subject to the terms set forth herein) upon at least thirty (30) days’ prior written notice to Borrower, the Lenders and the Administrative Agent; provided, however, that, without the consent of the Administrative Agent, the Majority Lenders and, unless an Event of Default is continuing, Borrower, such resignation shall not be effective until a successor calculation agent acceptable to the Administrative Agent and, unless an Event of Default is continuing, Borrower, and to whose appointment the Majority Lenders do not reasonably object within five (5) Business Days after the Lenders are notified thereof (or such shorter period in which the Majority Lenders consent thereto), shall have accepted appointment as Calculation Agent, pursuant hereto and shall have agreed to be bound by the terms of this Agreement; or (ii) be removed at any time by written demand of the Administrative Agent and, unless an Event of Default is continuing, Borrower, delivered to the Calculation Agent and the Lenders; provided, further, however, that such removal shall not be effective until the appointment of a successor calculation agent acceptable to the Administrative Agent and, unless an Event of Default is continuing, Borrower, and to whose appointment the Majority Lenders do not reasonably object within five (5) Business Days after the Lenders are notified thereof (or such shorter period in which the Majority Lenders consent thereto), shall have accepted appointment as Calculation Agent, pursuant hereto and shall have agreed to be bound by the terms of this Agreement. In the event of such termination or removal, the Administrative Agent shall make reasonable efforts to appoint a successor calculation agent. If, however, a successor calculation agent is not appointed by the Administrative Agent and, if applicable, Borrower within ninety (90) days after the giving of a notice of resignation or removal, the Calculation Agent may petition a court of competent jurisdiction for the appointment of a successor calculation agent, and the costs of such petition shall be paid by Borrower.
(u)    Any successor calculation agent appointed pursuant hereto shall execute, acknowledge, and deliver to the Administrative Agent, Borrower and to the predecessor Calculation Agent an instrument accepting such appointment under this Agreement. Thereupon, the resignation or removal of the predecessor Calculation Agent shall become effective and such successor calculation agent, without any further act, deed or conveyance, shall become fully vested with all the rights, powers, duties, and obligations of its predecessor as Calculation Agent under this Agreement, with like effect as if originally named as Calculation Agent. The predecessor Calculation Agent shall upon payment of its fees and expenses deliver to the successor calculation agent all documents and statements and monies held by it under this Agreement; and the Administrative Agent and the predecessor Calculation Agent shall execute and deliver such instruments and do such other things as may reasonably be required for fully and certainly vesting and confirming in the successor calculation agent all such rights, powers, duties, and obligations.
(v)    In the event the Calculation Agent’s appointment hereunder is terminated without cause, Borrower shall reimburse the Calculation Agent for the reasonable documented expenses of the Calculation Agent incurred in transferring any funds in its possession to the successor calculation agent, and if such termination occurs on or prior to the first anniversary of the appointment of the Calculation Agent, pay to the terminated Calculation Agent a termination fee equal to the unearned prorated portion of the Calculation Agent Fee for that first year.
(w)    The Loan Parties and the Sponsor hereby agree, in connection with an appointment of a successor calculation agent, to negotiate in good faith any modifications to this Agreement related to the rights and obligations of the Calculation Agent which are reasonably requested by such successor calculation agent.
(x)    Other than with respect to any information that the Calculation Agent has an express duty hereunder to review, the Calculation Agent shall not be deemed to have knowledge of any fact or matter for purposes of this Agreement unless an employee of the Calculation Agent responsible for performing the Calculation Agent’s duties under this Agreement (i) has actual knowledge thereof or (ii) receives written notice with respect thereto.
(y)    The Calculation Agent shall not be under any obligation to take any action in the performance of its respective duties hereunder that would be in violation of applicable law.
(z)    The recitals contained herein shall not be taken as the statements of the Calculation Agent and the Calculation Agent assumes no responsibility for their correctness.
(aa)    Notwithstanding anything in this Agreement to the contrary and to the fullest extent permitted by applicable law, the Calculation Agent shall not be liable for any special, indirect, punitive or consequential losses or damages of any kind whatsoever (including, but not limited to, lost profits), even if the Calculation Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.
Section 2.12    Indemnification of Administrative Agent and Paying Agent.
(a)    Each Lender shall severally indemnify the Administrative Agent and the Paying Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent or the Paying

Agent, as applicable, for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), and (ii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent or the Paying Agent in connection with any Loan Document, and any reasonable documented expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent or the Paying Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent or the Paying Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent or the Paying Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 2.12.
Section 2.13    [Reserved].
Section 2.14    Actions and Events Outside of Lenders’ and Agents’ Control.
None of the Lenders, the Servicing Agents or the Administrative Agent shall be liable in any way to any Relevant Party or third party for any such Lender’s, Servicing Agent’s or the Administrative Agent’s failure to perform or delay in performing under the Loan Documents (and the Administrative Agent, Servicing Agent or any Lender, as applicable, may suspend or terminate all or any portion of its related obligations under the Loan Documents during any such period) if such failure to perform or delay in performing results directly or indirectly from, or is based upon, any force majeure event, including, without limitation, acts of God, strikes, lockouts, boycotts, blockades, riots, acts of war, terrorism, rebellion, insurrection, epidemics, fire, communication line failures, computer viruses, power failures, earthquakes or any other similar cause or event beyond the Administrative Agent’s, Servicing Agent’s or such Lender’s control. No “Default” or “Event of Default” shall be deemed to have occurred hereunder as a result of the failure of a Loan Party to make payment for an obligation that such Lender, Servicing Agent or the Administrative Agent is required to satisfy through an application of funds on deposit in an Account in accordance with the terms of this Agreement and such Lender, or the Administrative Agent fails to so pay as the result of any event described in the foregoing sentence, and the performance by any Loan Party of its obligations under this Agreement shall be extended day-for-day by each day that such Loan Party is unable to so perform hereunder directly as the result of such Lender, the Administrative Agent or Servicing Agent failing to perform hereunder as the result of any event described in the foregoing sentence.
ARTICLE III    REPRESENTATIONS AND WARRANTIES
Section 3.1    General Representations. Borrower represents and warrants to the Administrative Agent and the Lenders as of the Closing Date that, except to the extent (if any) disclosed on Schedule III with reference to a specific subsection of this Section 3.1:
3.1.1    Organization. Each Loan Party has been duly organized and is validly existing and in good standing with requisite power and authority to own its properties and to transact the businesses in which it is now engaged. Each Loan Party is duly qualified to do business in each jurisdiction where it is required to be so qualified in connection with its properties, businesses and operations, except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect. Each Loan Party possesses all rights, licenses, permits and authorizations, governmental or otherwise, necessary to entitle it to own its properties and to transact the businesses in which it is now engaged, except to the extent that failure to do so could not in the aggregate reasonably be expected to have a

Material Adverse Effect. The sole business of each Loan Party is as described in clause (i) of the definition of Special Purpose Entity. Each Loan Party is a Special Purpose Entity.
3.1.2    Proceedings. Each Loan Party has taken all necessary limited liability company action to authorize the execution, delivery and performance of this Agreement and each of the other Loan Documents to which it is a party. This Agreement and the other Loan Documents have been duly authorized, executed and delivered by or on behalf of each Loan Party party thereto and this Agreement, the other Loan Documents constitute legal, valid and binding obligations of each Loan Party party thereto, enforceable against each such Loan Party party thereto in accordance with their respective terms, subject only to applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the rights of creditors generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law). The Loan Documents are not subject to any right of rescission, set-off, counterclaim or defense by any Loan Party including the defense of usury, nor would the operation of any of the terms of the Loan Documents, or the exercise of any right thereunder, render the Loan Documents unenforceable, and no Loan Party has asserted any right of rescission, set-off, counterclaim or defense with respect thereto.
3.1.3    No Conflicts. The execution, delivery and performance of this Agreement and the other Loan Documents by each Loan Party party thereto, (i) will not contravene such Loan Party’s organizational documents, (ii) will not result in any violation of the provisions of any Legal Requirement of any Governmental Authority having jurisdiction over any Loan Party or any of each Loan Party’s properties or assets, (iii) with respect to each Loan Party, will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under the terms of any indenture, mortgage, deed of trust, deed to secure debt, loan agreement, management agreement or other agreement or instrument to which such Loan Party is a party or to, which any of such Loan Party’s property or assets is subject, that would be reasonably expected to have a Material Adverse Effect, and (iv) with respect to each Loan Party, except for Liens created under the Collateral Documents, result in or require the creation or imposition of any Lien upon or with respect to any of the assets of such Loan Party.
3.1.4    Litigation. There are no actions, suits or proceedings at law or in equity by or before any Governmental Authority or other entity now pending against any Loan Party or, to the actual knowledge of a Responsible Officer of the Manager or any Loan Party, now pending or threatened in writing, against or affecting any Loan Party or the Manager, as applicable, which actions, suits or proceedings (i) involve the Loan Documents or the transactions contemplated hereby or thereby or (ii) if adversely determined, would reasonably be expected to have a Material Adverse Effect. There are no actions, suits or proceedings at law or in equity by or before any Governmental Authority or other entity that resulted in a judgment against any Loan Party that has not been paid in full that would otherwise constitute an Event of Default.
3.1.5    Agreements. No Loan Party is a party to any agreement or instrument or subject to any restriction which would reasonably be expected to have a Material Adverse Effect. No Loan Party is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which it is a party which default would be expected to have a Material Adverse Effect. Other than the Loan Documents and the Leases, no Loan Party has a material financial obligation (contingent or otherwise) under any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which any Loan Party is a party.
3.1.6    Consents. No consent, approval, authorization or order of any court or Governmental Authority is required for the execution, delivery and performance by any Loan Party of,

or compliance by any Loan Party with, this Agreement or the other Loan Documents or the consummation of the transactions contemplated hereby and thereby, other than those which have been obtained by the applicable Loan Party.
3.1.7    Solvency. No Loan Party has entered into the Transaction or executed any Loan Document with the actual intent to hinder, delay or defraud any creditor and each Loan Party has received reasonably equivalent value in exchange for its obligations under the Loan Documents. After giving effect to the Transaction, each Loan Party is Solvent. No petition in bankruptcy has been filed against any Loan Party in the last seven (7) years, and no Loan Party has in the last seven (7) years made an assignment for the benefit of creditors or taken advantage of any insolvency act for the benefit of debtors. No Loan Party is contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws or the liquidation of all or a major portion of such Person’s assets or property, and to the actual knowledge of any Loan Party, no Person is contemplating the filing of any such petition against any Loan Party.
3.1.8    Other Debt. No Loan Party has any Indebtedness other than, with respect to Borrower and Borrower TRS, Permitted Indebtedness and, with respect to Equity Owner, Equity Owner Permitted Indebtedness. As of the Closing Date, the indebtedness of any Loan Party under each of the 2016-1 Loan has been satisfied in full, all collateral and security for the pledged by any Loan Party for the 2016-1 Loan has been released or assigned to the Administrative Agent as security for the Debt, and no Loan Party has any remaining financial liabilities or obligations in connection with the 2016-1 Loan, other than any obligations that survive the termination of the 2016-1 Loan Agreement by the express terms of the 2016-1 Loan Agreement.
3.1.9    Employee Benefit Matters.
(a)    No Loan Party or any of its ERISA Affiliates sponsors, maintains or contributes to any Plans and no Loan Party sponsors, maintains or contributes to any Foreign Plans.
(b)    Each Loan Party is acting on its own behalf in connection with the transactions contemplated by this Agreement. No Loan Party is an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, a “plan” (as defined in Section 4975 of the Code) that is subject to Section 4975 of the Code, or an entity deemed to hold “plan assets” within the meaning of Section 3(42) of ERISA and 29 C.F.R. Section 2510.3-101. No Loan Party is subject to any state statute that regulates investments of, and fiduciary obligations with respect to, governmental plans, that are similar to the provisions of Section 406 of ERISA or Section 4975 of the Code and that would be violated by the transactions contemplated by this Agreement.
(c)    With respect to each Multiemployer Plan to which any Loan Party or any of its ERISA Affiliates is required to make a contribution, each Loan Party and, all of its ERISA Affiliates have satisfied all required contributions and installments on or before the applicable due dates and have not incurred a complete or partial withdrawal under Section 4203 or 4205 of ERISA. No Plan Termination Event has or is reasonably expected to occur.
3.1.10    Compliance with Legal Requirements. Each Loan Party is in compliance with all applicable Legal Requirements, except to the extent that any noncompliance would not reasonably be expected to have a Material Adverse Effect. No Loan Party is in default or violation of any order, writ, injunction, decree or demand of any Governmental Authority, except for any default or violation that would not reasonably be expected to have a Material Adverse Effect.

3.1.11    Financial Information. All financial data furnished in writing by or on behalf of each Loan Party to Administrative Agent, the Servicing Agents or the Lenders in connection with the Loan (i) are true, complete and correct in all material respects (or, to the extent that any such financial data was incorrect in any material respect when delivered, the same has been corrected by financial data subsequently delivered to Administrative Agent prior to each of the Closing Date and the Closing Date, as applicable), (ii) accurately represent the financial condition of the Properties as of the date of such reports (or, to the extent that any such financial data did not accurately represent the financial condition of the Properties when delivered, the same has been corrected by financial data subsequently delivered to Administrative Agent prior to each of the Closing Date and the Closing Date, as applicable), and (iii) have been prepared in accordance with GAAP throughout the periods covered, except as disclosed therein. The foregoing representation shall not apply to any such financial data that constitutes projections, provided that Borrower represents and warrants that such projections were made in good faith based on assumptions believed by the Loan Parties to be reasonable at the time made and that Borrower has no reason to believe that such projections were materially inaccurate (it being understood that projections are not a guarantee of financial performance and actual results may differ and such differences may be material). Borrower does not have any contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments that are known to Borrower and reasonably likely to have a Material Adverse Effect, except as referred to or reflected in said financial statements. Borrower has no liabilities or other obligations that arose or accrued prior to each of the Closing Date and the Closing Date that would reasonably be expected to have a Material Adverse Effect.
3.1.12    Insurance. Borrower has obtained and delivered to Administrative Agent certificates evidencing the Policies required to be maintained under Section 5.1.1. All such Policies are in full force and effect, with all premiums prepaid thereunder. No claims have been made that are currently pending, outstanding or otherwise remain unsatisfied under any such Policies that would reasonably be expected to have a Material Adverse Effect. With respect to any insurance policy, neither Borrower nor, to Borrower’s or the Manager’s knowledge, any other Person, has done, by act or omission, anything which would impair the coverage of any of the Policies in any material respect.
3.1.13    Tax Filings. Each Loan Party has filed, or caused to be filed, on a timely basis all income and other material Tax returns (including, without limitation, all income and other material foreign, federal, state, local and other Tax returns) required to be filed by it, if any, is not liable for Non-Property Taxes payable by any other Person and has paid or made adequate provisions for the payment of all Non-Property Taxes (to the extent such Taxes, assessment and other governmental charges exceed $100,000 in the aggregate) payable by such Loan Party except as permitted by Section 4.1.4 or 4.4.5. All material recording or other similar taxes required to be paid by any Loan Party under applicable Legal Requirements currently in effect in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of the Loan Documents have been paid.
3.1.14    [Reserved].
3.1.15    Special Purpose Entity/Separateness.
(a)    Since its formation, no Loan Party has conducted any business other than as described in the definition of Special Purpose Entity herein. As of the Closing Date, no Loan Party owns or holds, directly or indirectly (i) any capital stock or equity security of, or any equity interest in, any Person other than a Loan Party or (ii) any debt security or other evidence of indebtedness of any Person, except for

Permitted Investments and, in each case, as otherwise contemplated by the Loan Documents. As of the Closing Date, Borrower does not have any subsidiaries other than Borrower TRS.
(b)    Any and all of the stated facts and assumptions made in each Insolvency Opinion, including, but not limited to, any exhibits attached thereto, will have been and shall be true and correct in all respects, and each Loan Party will have complied and will comply in all material respects, with all of the stated facts and assumptions made with respect to it in each Insolvency Opinion. Each entity other than a Loan Party with respect to which an assumption is made or a fact stated in any Insolvency Opinion will have complied and will comply, in all material respects, with all of the assumptions made and facts stated with respect to it in such Insolvency Opinion. Borrower covenants that, in connection with any Additional Insolvency Opinion delivered in connection with this Agreement, it shall provide an updated certification regarding compliance with the facts and assumptions made therein, which certificate shall be substantially similar to the representations made in this Section 3.1.15(b).
(c)    Borrower covenants and agrees that Borrower shall provide the Administrative Agent with thirty (30) days’ prior written notice prior to the removal of an Independent Director of any Loan Party.
3.1.16    Management. The ownership, leasing, management and collection practices used by each Loan Party, the Manager with respect to the Properties have been in compliance in all material respects with all applicable Legal Requirements, and all necessary licenses, permits and regulatory requirements pertaining thereto have been obtained and remain in full force and effect, except to the extent that failure to obtain would not reasonably be expected to have a Material Adverse Effect. The Management Agreement is in full force and effect and there is no default thereunder by any party thereto and no event has occurred that, with the passage of time and/or the giving of notice would constitute a default thereunder.
3.1.17    Illegal Activity. None of the Properties has been or will be purchased with proceeds of any illegal activity.
3.1.18    No Change in Facts or Circumstances; Disclosure. The written information, reports, exhibits and schedules furnished in writing by or on behalf of each Loan Party to the Administrative Agent, the Servicing Agents and the Lenders in connection with the negotiation, preparation or delivery of this Agreement and the other Loan Documents or included herein or therein or delivered pursuant hereto or thereto (but excluding any information described in Section 3.1.11), when taken as a whole, as of the date furnished, do not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made, not materially misleading. As of the Closing Date, there has been no material adverse change in any condition, fact, circumstance or event that would make such information, when taken as a whole, inaccurate, incomplete or otherwise misleading in any material respect or that otherwise has resulted in, or would reasonably be expected to result in, a Material Adverse Effect.
3.1.19    Investment Company Act. No Loan Party is required to register as an “investment company” within the meaning of the Investment Company Act of 1940.
3.1.20    Federal Reserve Regulations. No part of the proceeds of the Loan will be used for the purpose of purchasing or acquiring any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (“Margin Stock”) or for any other purpose which would be inconsistent with such Regulation U or any other Regulations of such Board of Governors, or for any purposes prohibited by Legal Requirements in any material respects or by the terms and conditions of this Agreement or the other Loan Documents. None of the Collateral is comprised of Margin Stock and less than twenty-five percent (25%) of the assets of each Loan Party are comprised of Margin Stock.
3.1.21    Bank Holding Company. Borrower is not a “bank holding company” or a direct or indirect subsidiary of a “bank holding company” as defined in the Bank Holding Company Act of 1956, as amended, and Regulation Y thereunder of the Board of Governors of the Federal Reserve System.
3.1.22    FIRPTA. No Loan Party is a “foreign person” within the meaning of Section 1445(f)(3) of the Code.
3.1.23    Contracts.
(a)    Borrower has not entered into, nor is bound by, any Major Contract which continues in existence, except those previously disclosed in writing to the Administrative Agent.
(b)    Each of the Major Contracts is in full force and effect, there are no material defaults by Borrower thereunder and, to the knowledge of Borrower, the Manager, there are no monetary or other material defaults thereunder by any other party thereto. None of Borrower, the Manager or any other Person acting on Borrower’s behalf has given or received any notice of default under any of the Major Contracts that remains uncured or in dispute.
(c)    Borrower has delivered copies of the Major Contracts (including all amendments and supplements thereto) to the Administrative Agent that are true, correct and complete in all material respects.
(d)    No Major Contract (other than the Management Agreement and any Sub-Management Agreement) has as a party an Affiliate of Borrower.
3.1.24    Patriot Act.
(a)    No Loan Party nor any of its respective officers, directors or members (or to Borrower’s knowledge, any Affiliate of a Loan Party): (i) is listed on any Government Lists, (ii) is a Person who has been determined by competent authority to be subject to Sanctions, (iii) has been previously indicted for or convicted of any felony involving a crime or crimes of moral turpitude or for any Patriot Act Offense or any violation of Sanctions, or (iv) is currently (or has been) under investigation by any Governmental Authority for, or has received notice from any Governmental Authority of, an alleged felony involving a crime of moral turpitude, any Patriot Act Offense or any violation of Sanctions. To Borrower’s knowledge, no Loan Party is (or has been) owned or controlled by, nor is any Loan Party acting for or on behalf of, any Person who has been determined to be subject to the prohibitions contained in the Patriot Act. For purposes hereof, the term “Patriot Act Offense” means any violation of the criminal laws of the United States of America or of any of the several states, or that would be a criminal violation if committed within the jurisdiction of the United States of America or any of the several states, relating to terrorism or the laundering of monetary instruments, including any offense under (A) the criminal laws against terrorism; (B) the criminal laws against money laundering, (C) the Bank Secrecy Act, as amended, (D) the Money Laundering Control Act of 1986, as amended, or (E) the Patriot Act. “Patriot Act Offense” also includes the crimes of conspiracy to commit, or aiding and abetting another to commit, a Patriot Act Offense.

(b)    Borrower (i) has established an anti-money laundering compliance program as required by Anti-Money Laundering Laws and Sanctions, (ii) has conducted and will conduct the requisite due diligence in connection with the Leases and Tenants for purposes of the Anti-Money Laundering Laws, including with respect to the legitimacy of the applicable Tenant and the origin of the assets used by said Tenant to lease the applicable Property and (iii) maintains and will maintain sufficient information to identify the applicable Tenant for purposes of the Anti-Money Laundering Laws.
(c)    At the time Borrower (or any Affiliate from whom Borrower acquired its interest in the Lease) first entered into a Lease with each Tenant, no such Tenant was listed on any Government List.
3.1.25    Perfection Representations.
(a)    The Borrower Security Agreement and the Equity Owner Security Agreement create valid and continuing security interests (as defined in the applicable UCC) in the personal property constituting Collateral in favor of the Administrative Agent, which security interests are prior to all other Liens arising under the UCC, subject to Permitted Liens, and are enforceable as such against creditors of Borrower and Equity Owner, respectively, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).
(b)    All appropriate financing statements have been filed, or will promptly be filed following the execution of this Agreement, in the proper filing office in the appropriate jurisdictions under applicable law in order to perfect the security interest granted to the Administrative Agent under Borrower Security Agreement and the Equity Owner Security Agreement in the Collateral that may be perfected by filing a financing statement.
(c)    Other than the security interest granted to the Administrative Agent pursuant to the Collateral Documents and the security interest granted to Original Lenders pursuant to the Pre-Existing Indebtedness (which will be released or assigned to the Administrative Agent on or prior to the Closing Date), no Loan Party has pledged, assigned, collaterally assigned, sold, granted a security interest in, or otherwise conveyed any of the Collateral, except to the extent expressly permitted by the terms hereof. No Loan Party has authorized the filing of and is not aware of any financing statements against any Loan Party that include a description of the Collateral other than any financing statement relating to the security interest granted to the Administrative Agent or Borrower, as applicable, pursuant to the Collateral Documents or that has been terminated.
(d)    No instrument or document that constitutes or evidences any Collateral has any marks or notations indicating that they have been pledged, assigned or otherwise conveyed to any Person other than the Administrative Agent or Borrower, respectively, other than with respect to prior conveyances and Liens that have been released as of the Closing Date.
(e)    The grant of the security interest in the Collateral by Borrower and Equity Owner to the Administrative Agent pursuant to Borrower Security Agreement and the Equity Owner Security Agreement is in the ordinary course of business for such Loan Party and is not subject to the bulk transfer or any similar statutory provisions in effect in any applicable jurisdiction.
(f)    The chief executive office and the location of each Loan Party’s records regarding the Collateral are listed on Schedule IV. Except as otherwise disclosed to the Administrative Agent in writing, each Loan Party’s legal name is as set forth in this Agreement, and no Loan Party has changed its name since its formation. Except as otherwise listed on Schedule IV, no Loan Party has any trade names, fictitious names, assumed names or “doing business as” names and each Loan Party’s federal employer identification number and Delaware organizational identification number is set forth on Schedule IV.
3.1.26    2016-1 Loan.
The holder(s) of the 2016-1 Loan have received, on or prior to the Closing Date, the full amount due and owing under the 2016-1 Loan Agreement. In connection therewith, the original promissory note evidencing the 2016-1 Loan and the original recorded mortgages for the Properties securing such note have been assigned to the Administrative Agent for purposes of amending and restating. No Loan Party has any contingent or actual obligations relating to the Previously-Owned Properties or the Pre-Existing Indebtedness, other than any obligations that survive the termination of the 2016-1 Loan Agreement by the express terms of the 2016-1 Loan Agreement.
Section 3.2    Property Representations. Borrower represents and warrants to the Administrative Agent and the Lenders with respect to each Property as follows:
3.2.1    Property/Title.
(a)    Borrower has good and marketable fee simple legal and equitable title to the real property comprising such Property, subject to Permitted Liens. In the case of any Property, the Mortgage Documents, when properly recorded and/or filed in the appropriate records, will create (i) a valid, first priority, perfected Lien on Borrower’s interest in such Property, subject only to the Permitted Liens, and (ii) perfected security interests in and to, and perfected collateral assignments of, all personalty (including the Leases), all in accordance with the terms thereof, in each case subject only to the Permitted Liens. The Permitted Liens with respect to such Property, in the aggregate, do not have an Individual Material Adverse Effect on such Property.
(b)    All transfer taxes, deed stamps, intangible taxes or other amounts in the nature of transfer taxes required to be paid under applicable Legal Requirements in connection with the transfer of such Property to Borrower have been paid or are being paid simultaneously herewith. All mortgage, mortgage recording, stamp, intangible or other similar tax required to be paid under applicable Legal Requirements in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of the Mortgage Documents, if any, have been paid or are being paid simultaneously herewith. All taxes and governmental assessments due and owing in respect of such Property have been paid, or an escrow of funds in an amount sufficient to cover such payments has been established hereunder or are insured against by the Title Insurance Owner’s Policy for such Property (or to the extent Mortgage Documents have been recorded for such Property, the Title Insurance Policy for such Property).
(c)    Such Property is comprised of one (1) or more parcels which constitute separate tax lots and do not constitute a portion of any other tax lot not a part of such Property.
3.2.2    Adverse Claims. Borrower’s ownership of such Property is free and clear of any Liens other than Permitted Liens.
3.2.3    Title Insurance Owner’s Policy. Borrower has delivered to Administrative Agent either (i) an existing Title Insurance Owner’s Policy insuring fee simple ownership of such Property by Borrower in an amount equal to or greater than the initial Allocated Loan Amount of such Property, issued by a title insurance company reasonably acceptable to Administrative Agent (on behalf of the Secured Parties) with no title exceptions other than Permitted Liens or (ii) a marked or initialed binding commitment that is effective as a Title Insurance Owner’s Policy in respect of such Property in an amount equal to or greater than the initial Allocated Loan Amount of the Property, issued by a title insurance company reasonably acceptable to Administrative Agent (on behalf of the Secured Parties) with no title exceptions other than Permitted Liens, which commitment shall be accompanied by such other affidavits, transfer declarations and other documents as are necessary for the recordation of the deed for such Property and issuance of such Title Insurance Owner’s Policy.
3.2.4    Deed. Borrower has delivered (or posted on the Property Files Website) or shall within ninety (90) days following the Closing Date deliver to Administrative Agent (or post on the Property Files Website) a copy of a deed for such Property conveying such Property to Borrower, with vesting in the actual name of Borrower, and Borrower hereby certifies that such Property’s deed has been recorded in the applicable jurisdiction, with all fees, premiums and deed stamps and other transfer taxes paid.
3.2.5    Property File Required Documents. The Property File and Underwriting Package for such Property has been posted to the Property Files Website, and there is no Deficiency with respect to such Property File; provided, that, Borrower shall have ninety (90) days following the Closing Date of the related Property to provide recorded mortgages or deeds of trust or assignments of such mortgages or deeds of trust, as applicable and the related Title Insurance Policy. As of the Closing Date, the Property File and the Broker Price Opinion for such Property have been reviewed by the Diligence Agent.
3.2.6    Property Taxes and Other Charges. There are no delinquent Property Taxes or Other Charges outstanding with respect to such Property, other than Property Taxes or Other Charges that may exist in accordance with Section 4.4.5. As of the Closing Date, there are no pending or, to Borrower’s or the Manager’s knowledge, proposed, special or other assessments for homeowner’s association improvements affecting such Property that would reasonably be expected to have an Individual Material Adverse Effect with respect to such Property.
3.2.7    Compliance with Renovation Standards. At the commencement of the related Lease, such Property satisfied the Renovation Standards and all renovations thereto have been conducted in accordance with applicable Legal Requirements, in all material respects.
3.2.8    Condemnation; Physical Condition. Such Property has not been condemned in whole or in part. No proceeding is pending or, to the knowledge of the Manager or Borrower, threatened in writing for the condemnation of such Property. If the Property is subject to a Lease or is an Unleased Property previously subject to a Lease, at the commencement of the related Lease, such Property was (and to Borrower’s knowledge continues to be) in a good, safe and habitable condition and repair, and free of and clear of any damage or waste that has an Individual Material Adverse Effect on such Property. At the commencement of the related Lease, such Property was (and to Borrower’s knowledge continues to be) in a good, safe and habitable condition and repair, and free of and clear of any damage or waste that has an Individual Material Adverse Effect on such Property.
3.2.9    Brokers. There is no commission or other compensation payable to any broker or finder in connection with the purchase of such Property by Borrower or any Affiliate of Borrower that has not been paid.
3.2.10    Leasing. As of the applicable Property Cut-Off Date, unless such Property is an Unleased Property, or, in case of any Substitute Property, as of the date such Property becomes a Substitute Property, the Property was leased by Borrower (or, in each case, an Affiliate thereof) to an Eligible Tenant pursuant to an Eligible Lease and such Lease was in full force and effect and was not in default in any material respect. If, as of the applicable Property Cut-Off Date, such Property is an Unleased Property, such Property was previously leased by an Affiliate of Borrower to an Eligible Tenant pursuant to an Eligible Lease. No Person (other than Borrower) has any possessory interest in the Property or right to occupy the same except any Tenant under and pursuant to the provisions of the applicable Lease and any Person claiming rights through any such Tenant. With respect to each Property that is then subject to a Lease, the copy of the Lease for such Property included in the Property File is true and complete in all material respects. Except as set forth on Schedule III, as of the Closing Date, no Rent (including security deposits) has been paid more than thirty (30) days in advance of its due date and all amounts set forth on such Schedule III have been delivered to the Advance Rent Subaccount on or before the Closing Date. As of the Closing Date, any payments, free rent, partial rent, rebate of rent or other payments, credits, allowances or abatements required to be given by Borrower to the relevant Tenant has already been provided to such Tenant.
3.2.11    Insurance. Such Property is covered by property, casualty, liability, business interruption, windstorm, flood, earthquake and other applicable insurance policies as and to the extent, and in compliance with the applicable requirements of Section 5.1.1 and neither Borrower nor the Manager has taken (or omitted to take) any action that would impair or invalidate the coverage provided by any such policies. As of the Closing Date, no claims have been made that are currently pending, outstanding or otherwise remain unsatisfied under any such policies and would reasonably be expected to have an Individual Material Adverse Effect with respect to such Property.
3.2.12    Lawsuits, Etc.. As of the Closing Date, there are no actions, suits or proceedings at law or in equity by or before any Governmental Authority or other entity pending or to the actual knowledge of Borrower, the Manager, threatened in writing against or affecting such Property, which actions, suits or proceedings would reasonably be expected to have an Individual Material Adverse Effect on such Property.
3.2.13    Orders, Injunctions, Etc.. There are no orders, injunctions, decrees or judgments outstanding with respect to such Property that would reasonably be expected to have an Individual Material Adverse Effect on such Property.
3.2.14    Agreements Relating to the Properties. Borrower is not a party to any agreement or instrument or subject to any restriction which would reasonably be expected to have an Individual Material Adverse Effect on such Property. Borrower is not in default in any material respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which such Property is bound. Except for the Management Agreement, Borrower does not have a material financial obligation under any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument by which such Property is bound, other than obligations under the Loan Documents. Borrower is not in default in any material respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any Permitted Lien with respect to such Property. Neither such Property nor any part thereof is subject to any purchase options, rights of first refusal, rights of first offer or other similar rights in favor of any Tenant or other third parties.
3.2.15    Accuracy of Information Regarding Property. All information with respect to such Property included in the Properties Schedule is true and accurate in all material respects. Such Property is not part of a housing cooperative, nor is such Property manufactured housing or a duplex.
3.2.16    Compliance with Legal Requirements. Such Property (including the leasing, operation and intended use thereof) complies with all applicable Legal Requirements, including, without limitation, building and zoning ordinances and codes and all certifications, permits, licenses and approvals, including without limitation, certificates of completion and occupancy permits, required for the legal leasing, use, occupancy, habitability and operation of such Property, except as would not reasonably be expected to have an Individual Material Adverse Effect with respect to such Property. There is no consent, approval, permit, license, order or authorization of, and no filing with or notice to, any court or Governmental Authority related to the operation, use or leasing of such Property that has not been obtained, except as would not reasonably be expected to have an Individual Material Adverse Effect with respect to such Property. There has not been committed by Borrower or by any other Person in occupancy of or involved with the operation, use or leasing of the Property any act or omission affording any Governmental Authority the right of forfeiture as against such Property or any part thereof.
3.2.17    Utilities and Public Access. Such Property has rights of access to public ways and is served by water, sewer or septic system, and storm drain facilities adequate to service such Property for its intended uses and all public utilities necessary or convenient to the full use and enjoyment of such Property are located either in the public right-of-way abutting such Property (which are connected so as to serve such Property without passing over other property) or in recorded easements serving such Property and such easements are set forth in and insured by the applicable Title Insurance Owner’s Policy, and all roads necessary for the use of such Property for its intended purposes have been completed and dedicated to public use and accepted by all Governmental Authorities, except as would not reasonably be expected to have an Individual Material Adverse Effect with respect to such Property.
3.2.18    Eminent Domain. As of the Closing Date, there is no proceeding pending or, to Borrower’s or the Manager’s knowledge, threatened in writing, for the total or partial Condemnation of such Property or for the relocation of roadways resulting in a failure of access to such Property on public roads.
3.2.19    Flood Zone. Such Property is not located in an area identified by the Federal Emergency Management Agency as a special flood hazard area, or, if so located the flood insurance required pursuant to Section 5.1.1(a) is in full force and effect with respect to such Property.
3.2.20    Specified Liens. Except as set forth on Schedule V, such Property is not subject to any Specified Lien (it being understood that the foregoing representation and warranty shall be made only from and after the six-month anniversary of the Closing Date).
Section 3.3    Survival of Representations. Borrower agrees that all of the representations and warranties of Borrower set forth in Article III and elsewhere in this Agreement and in the other Loan Documents shall survive for so long as any amount remains owing under this Agreement or any of the other Loan Documents by Borrower. All representations, warranties, covenants and agreements made in this Agreement or in the other Loan Documents by Borrower shall be deemed to have been relied upon by the Administrative Agent and the Lenders notwithstanding any investigation heretofore or hereafter made by the Administrative Agent or the Lenders or on any of the foregoing’s behalf.
ARTICLE IV    BORROWER COVENANTS
Section 4.1    Affirmative Covenants. Borrower hereby covenants and agrees with Administrative Agent and each Lender as follows:

4.1.1    Preservation of Existence. Borrower shall and shall cause each other Loan Party to (i) observe all procedures required by its organizational documents and preserve and maintain its limited liability company, existence, rights, franchises and privileges in the jurisdiction of its organization, and (ii) qualify and remain qualified in good standing (where relevant) as a foreign limited liability company in each other jurisdiction where the nature of its business requires such qualification and to the extent such concept exists in such jurisdiction except where, in the case of clause (ii), the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect; provided, that, in the States of Kansas, Tennessee and Texas, the Borrower shall become qualified in good standing as a foreign limited liability company within fifteen (15) days following the Closing Date and shall deliver to Administrative Agent and Lenders a certificate of good standing from the States of Kansas, Tennessee and Texas accompanied by an Officer’s Certificate of Borrower in such fifteen-day time period.
4.1.2    Compliance with Legal Requirements. Except with respect to the Properties and the use thereof (which is subject to Section 4.4.4), Borrower shall and shall cause each other Loan Party to do or cause to be done all things necessary to preserve, renew and keep in full force and effect its rights, licenses and permits and to comply with all Legal Requirements applicable to it, except to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect. A Loan Party, at such Loan Party’s expense, may contest by appropriate legal proceeding promptly initiated and conducted in good faith and with due diligence, the validity of any Legal Requirement, the applicability of any Legal Requirement to a Loan Party or any alleged violation of any Legal Requirement; provided, that (i) such proceeding shall be permitted under and be conducted in accordance with the provisions of any instrument to which a Loan Party is subject and shall not constitute a default thereunder and such proceeding shall be conducted in accordance with all applicable Legal Requirements, (ii) no Property nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, cancelled or lost, and (iii) such Loan Party shall promptly upon final determination thereof comply with any such Legal Requirement determined to be valid or applicable or cure any violation of any Legal Requirement, except to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect.
4.1.3    Special Purpose Bankruptcy Remote Entity/Separateness.
(a)    Borrower shall and shall cause each other Loan Party to be and continue to be a Special Purpose Entity.
(b)    Borrower shall and shall cause each other Loan Party to comply in all material respects with all of the stated facts and assumptions made with respect to the Loan Parties in each Insolvency Opinion and each Additional Insolvency Opinion. Each entity other than a Loan Party with respect to which an assumption is made or a fact stated in any Insolvency Opinion or Additional Insolvency Opinion will comply in all material respects with all of the assumptions made and facts stated with respect to it in such Insolvency Opinion or Additional Insolvency Opinion.
4.1.4    Non-Property Taxes. Borrower shall and shall cause each other Loan Party to file, cause to be filed or obtain an extension of the time to file, all Tax returns for Non-Property Taxes and reports required by law to be filed by it and to promptly pay or cause to be paid all material Non-Property Taxes now or hereafter levied, assessed or imposed on it as the same become due and payable; provided, that, after prior written notice to the Administrative Agent of its intention to contest any such Non-Property Taxes, such Loan Party may contest by appropriate legal proceedings conducted in good faith and with due diligence, the amount or validity of any such Non-Property Taxes and, in such event, may permit the Non-Property Taxes so contested to remain unpaid during any period, including appeals, when a Loan Party is in good faith contesting the same so long as (i) no Event of Default has occurred and remains uncured, (ii) the applicable Loan Party has set aside on its books adequate reserves in accordance with GAAP, and the non-payment or non-discharge of such Non-Property Taxes would not reasonably be expected to have a Material Adverse Effect and (iii) to the extent such Non-Property Taxes (when aggregated with all other Taxes that any Loan Party is then contesting under this Section 4.1.4 or Section 4.4.5 and for which Borrower has not delivered to Administrative Agent any Contest Security) exceed $1,000,000, Borrower shall deliver to the Administrative Agent either (A) cash, or other security as may be approved by the Administrative Agent, in an amount sufficient to insure the payment of any such Non-Property Taxes, together with all interest and penalties thereon or (B) a payment and performance bond in an amount equal to one hundred percent (100%) of the contested amount from a surety acceptable to Administrative Agent (on behalf of the Secured Parties) in its reasonable discretion. Notwithstanding the foregoing, Borrower shall and shall cause each other Loan Party to pay any contested Non-Property Taxes (or, if cash or other security has been provided, the Administrative Agent may pay over any such cash or other security held by the Administrative Agent to the claimant entitled thereto) if, in the Administrative Agent’s reasonable judgment, any Property or other Collateral (or any part thereof or interest therein) shall be in danger of being sold, forfeited, terminated, cancelled or lost or there shall be any danger of the Lien of any Collateral Document being primed by any related Lien.
4.1.5    Access to the Properties. Subject to the rights of Tenants, Borrower shall, at Borrower’s expense (to the extent required by Section 4.1.26), permit agents, representatives and employees of the Administrative Agent to inspect the Properties or any part thereof (but not to conduct an appraisal or other Broker Price Opinion) at reasonable hours upon reasonable advance notice, provided that, unless an Event of Default has occurred and is continuing, such inspection shall be limited to ten percent (by number) of the Properties and shall not occur more frequently than annually; provided, further, if a Property is occupied at the time of inspection, such inspection shall be restricted to an observation of the exterior condition of the Property and a street photo of the Property.
4.1.6    Cooperate in Legal Proceedings. Borrower shall cooperate reasonably with the Administrative Agent with respect to any proceedings before any court, board or other Governmental Authority which is reasonably likely to affect the rights of the Administrative Agent or the Lenders hereunder or any rights obtained by the Administrative Agent or the Lenders under any of the other Loan Documents and, in connection therewith, permit the Administrative Agent, at its election by written notice, to participate in any such proceedings.
4.1.7    Perform Loan Documents. Borrower shall and shall cause each other Loan Party to, in a timely manner, observe, perform and satisfy all the terms, provisions, covenants and conditions of the Loan Documents executed and delivered by, or applicable to, the Loan Party, and shall pay when due all costs, fees and expenses of the Administrative Agent, the Servicing Agents and the Lenders, to the extent required under the Loan Documents executed and delivered by, or applicable to, the Loan Party.
4.1.8    Award and Insurance Benefits. Borrower shall cooperate with the Administrative Agent, in accordance with the relevant provisions of this Agreement, to enable the Administrative Agent and the Lenders to receive the benefits of any Awards or Insurance Proceeds lawfully or equitably payable in connection with any Property, and the Administrative Agent shall be reimbursed for any expenses reasonably incurred in connection therewith (including reasonable attorneys’ fees and disbursements, and the payment by the Loan Parties of the reasonable expense of an appraisal on behalf of the

Administrative Agent in case of Casualty or Condemnation affecting any Property or any part thereof) out of such Insurance Proceeds.
4.1.9    Further Assurances. Borrower shall and shall cause Equity Owner and Borrower TRS to, at the Loan Parties’ sole cost and expense take all necessary action to assure, convey, assign, transfer and confirm unto the Administrative Agent and rights conveyed by this Agreement or for carrying out the intention or facilitating the performance of the terms of this Agreement, establish and maintain, in favor of the Administrative Agent a valid and perfected first priority security interest in all Collateral to the full extent contemplated herein, free and clear of any Liens other than Permitted Liens (including the filing of all financing statements or other similar instruments or documents necessary under the UCC (or any comparable law) of all appropriate jurisdictions to perfect the Administrative Agent’s security interest in the Collateral). Borrower shall and shall cause each other Loan Party to, at the Loan Parties’ sole cost and expense execute any and all further documents, financing statements, agreements, affirmations, waivers and instruments, and take all such further actions (including the filing and recording of financing statements) that may be required under any applicable Legal Requirement, or that the Administrative Agent reasonably deems necessary or advisable, in order to grant, preserve, protect and perfect the validity and priority of the security interests created or intended to be created hereby or by the other Collateral Documents or the enforceability of any guaranty or other Loan Document. If Borrower fails to comply with the terms of this Section 4.1.9, the Administrative Agent may, at Borrower’s expense, perform Borrower’s obligations for and in the name of Borrower, and Borrower hereby irrevocably appoints the Administrative Agent its attorney-in-fact, coupled with an interest, to do so.
4.1.10    Keeping of Books and Records. Borrower shall keep and maintain or shall cause to be kept and maintained on a calendar year basis, in accordance with the requirements for a Special Purpose Entity set forth herein and GAAP (or such other accounting basis acceptable to Administrative Agent (on behalf of the Secured Parties)), proper and accurate books, records and accounts reflecting all of the financial affairs of the Loan Parties and all items of income and expense in connection with the operation on an individual basis of each Property. The Administrative Agent shall have the right from time to time at all times during normal business hours upon reasonable notice to examine such books, records and accounts at the office of Borrower or any other Person maintaining such books, records and accounts and to make such copies or extracts thereof as the Administrative Agent shall desire. After the occurrence of an Event of Default, Borrower shall pay any reasonable documented costs and expenses reasonably incurred by the Administrative Agent to examine each Loan Parties’ accounting records with respect to the Properties, as the Administrative Agent shall reasonably determine to be necessary or appropriate in the protection of the Administrative Agent’s and the Lenders’ interest.
4.1.11    Business and Operations. Borrower shall directly or through the Manager or subcontractors of such Manager (including any sub-managers but, in any event, subject to Section 4.2.1), continue to engage in the businesses presently conducted by it as and to the extent the same are necessary for the ownership, maintenance, sale, management, leasing and operation of the Properties. Borrower shall qualify to do business and will remain in good standing under the laws of each jurisdiction as and to the extent the same are required for the ownership, maintenance, management and operation of the Properties, except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect. Borrower or Borrower TRS, as applicable, shall at all times during the Term, continue to own or lease all equipment, fixtures and personal property which are necessary to operate its Properties.
4.1.12    True and Complete Disclosure. All written information furnished after the date hereof by or on behalf of each of the Relevant Parties to the Administrative Agent, the Servicing Agents or the Lenders in connection with the negotiation, preparation or delivery of this Agreement or the other

Loan Documents, or included herein or therein or delivered pursuant hereto or thereto, including all information about the Properties (but excluding any information described in Section 3.1.11), when taken as a whole, as of the date furnished, will not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading.
4.1.13    Loan Proceeds. Borrower shall use the proceeds of the Loan received by it on the Closing Date only for the purposes set forth in Section 2.1.5.
4.1.14    Property Files. Borrower shall post all Property Files to the Property Files Website.
4.1.15    Leasing Matters.
Borrower shall (i) observe and perform the obligations imposed upon it under the Leases for the Properties in a commercially reasonable manner; and (ii) enforce the terms, covenants and conditions contained in such Leases upon the part of the Tenant thereunder to be observed or performed in a commercially reasonable manner except in each case to the extent that the failure to do so would not reasonably be expected to have an Individual Material Adverse Effect with respect to a Property.
4.1.16    Borrower’s Operating Account. Borrower shall establish and maintain an account (the “Borrower’s Operating Account”) at a bank selected by Borrower. Borrower may also establish and maintain subaccounts of Borrower’s Operating Account (which may be ledger or book entry accounts and not actual accounts).
4.1.17    Security Deposits.
(a)    All security deposits of Tenants, whether held in cash or any other form, shall be deposited into one or more Eligible Accounts (each, a “Security Deposit Account”) established and maintained by Borrower or the Manager at a local bank which shall be an Eligible Institution, held in compliance in all material respects with all Legal Requirements and identified by written notice to the Administrative Agent, and shall not be commingled with any other funds of Borrower or the Manager. Borrower shall cause all security deposits received by Borrower or the Manager of any security deposit after the Closing Date to be deposited into a Security Deposit Account, the Cash Management Account or a Rent Deposit Account within three (3) Business Days of receipt and identification. Borrower shall or cause the Manager to, no less frequently than once each month, transfer into a Security Deposit Account any security deposits previously received and deposited into the Cash Management Account or a Rent Deposit Account. The security deposits shall be disbursed by Borrower or the Manager, as applicable, in accordance with the terms of the applicable Leases and all Legal Requirements. In the event the Tenant under any Lease defaults such that the applicable security deposit may be drawn upon on account of such default, the proceeds of such draw shall constitute Collections and Borrower shall, or shall cause the Manager to, promptly (but in any event, within three (3) Business Days), deposit the proceeds thereof into a Rent Deposit Account or the Cash Management Account.
(b)    Any bond or other instrument which Borrower is permitted to hold in lieu of cash security deposits under applicable Legal Requirements (i) shall, subject to the applicable Lease and Legal Requirements, be maintained in full force and effect in the full amount of such deposits unless replaced by cash deposits as above described, (ii) shall be issued by an institution reasonably satisfactory to the Administrative Agent, (iii) shall, if permitted pursuant to Legal Requirements, name the Administrative Agent as payee or mortgagee thereunder (or at the Administrative Agent’s option, be fully assignable to the Administrative Agent), and (iv) shall in all respects comply with applicable Legal Requirements.  Borrower shall, upon request, provide the Administrative Agent with evidence reasonably satisfactory to the Administrative Agent of Borrower’s compliance with the foregoing.
(c)    Upon the Administrative Agent’s written request during an Event of Default, Borrower shall deliver (or cause to be delivered) all security deposits to the Administrative Agent for safe-keeping, and not for application against the Debt.  Upon a foreclosure of any Property or transfer in lieu thereof, Borrower shall deliver to the Administrative Agent or to an account designed by the Administrative Agent the security deposits applicable to such Property for safe-keeping and not for application to the Debt.
4.1.18    Investment of Funds in Cash Management Account, Subaccounts; Rent Deposit Accounts and Security Deposit Accounts. Borrower shall have the right to direct the Cash Management Account Bank (directly or indirectly through the Paying Agent) to invest sums on deposit in the Cash Management Account and the Subaccounts in Permitted Investments. Absent written direction from Borrower or the Paying Agent (on behalf of Borrower), funds on deposit in the Cash Management Account and the Subaccounts shall remain uninvested. The Cash Management Account shall be assigned the federal tax identification number of Borrower. Sums on deposit in the Rent Deposit Accounts shall not be invested in Permitted Investments and shall be held solely in cash. Subject to any requirements of applicable law, sums on deposit in a Security Deposit Account may be invested in Permitted Investments and Borrower shall have the right to direct the applicable Security Deposit Bank to invest sums on deposit in such Security Deposit Account in Permitted Investments. The amount of funds received upon a liquidation of a Permitted Investment in the Cash Management Account or a Subaccount shall be deposited into the Cash Management Account or the applicable Subaccount by Borrower no later than one (1) Business Day following such liquidation. Borrower shall pay any federal, state or local income or other tax applicable to income earned from Permitted Investments.
4.1.19    Operation of Property.
(a)    Borrower shall (i) cause the Manager to manage the Properties in accordance with the Management Agreement, (ii) diligently perform and observe all of the terms, covenants and conditions of the Management Agreement on the part of Borrower to be performed and observed, (iii) promptly notify the Administrative Agent of any material default under the Management Agreement of which it is aware; provided that no such notice is required pursuant to this clause (iii) if (A) the loss or damage from such default (to the extent not cured by the Manager) under the Management Agreement does not exceed $50,000 in the aggregate as of any date of determination and (B) Borrower determines, in good faith, that such default will not adversely affect the management of any of the Properties or the interests of the Administrative Agent or the Lenders in such Properties, and (iv) promptly enforce the performance and observance of all of the covenants required to be performed and observed by the Manager under the Management Agreement in a commercially reasonable manner. If Borrower shall default in the performance or observance of any material term, covenant or condition of the Management Agreement on the part of Borrower to be performed or observed, then, without limiting the Administrative Agent’s or any Lender’s other rights or remedies under this Agreement or the other Loan Documents, and without waiving or releasing Borrower from any of its obligations hereunder or under the Management Agreement, the Administrative Agent shall have the right, but shall be under no obligation, to pay any sums and to perform any act as may be appropriate to cause all the material terms, covenants and conditions of the Management Agreement on the part of Borrower to be performed or observed. In no event shall the management fee payable to the Manager for any calendar month exceed the Management Fee Cap for such calendar month and in no event shall Borrower pay or become obligated to pay to the Manager, any transition or termination costs or expenses, termination fees, or their equivalent in connection with the Transfer of a Property or the termination of the Management Agreement. For the avoidance of doubt, for purposes of this Agreement, management fees shall not be deemed to include leasing commissions and reimbursements of expenses paid to the Manager in the ordinary course of Borrower’s business.
(b)    If any one or more of the following events occurs: (i) the continuance of an Event of Default, (ii) if the Manager shall be in material default under the Management Agreement beyond any applicable notice and cure period (including as a result of any gross negligence, fraud, willful misconduct or misappropriation of funds) or (iii) if the Manager shall become insolvent or a debtor in any bankruptcy or insolvency proceeding, then the Administrative Agent shall, with the consent of the Majority Lenders, have the right to require Borrower to replace the Manager and enter into a Replacement Management Agreement with (x) a Qualified Manager selected by Borrower that, if an Event of Default is continuing, is not an Affiliate of Borrower or (y) another property manager chosen by Borrower and approved by the Administrative Agent. If Borrower fails to select a new Qualified Manager or a replacement manager that satisfies the conditions described in the foregoing clause (y) and enter into a Replacement Management Agreement with such Person within sixty (60) days of Administrative Agent’s demand to replace the Manager, then Administrative Agent may choose the replacement property manager provided that such replacement property manager is a Qualified Manager or satisfies the conditions set forth in proviso of the foregoing clause (y).
(c)    The Borrower shall use commercially reasonable efforts to transfer property management with respect to all of the Properties from Main Street Renewal LLC to HavenBrook Homes, LLC by June 1, 2019.
4.1.20    Anti-Money Laundering. Borrower shall comply and shall cause each other Loan Party to comply in all material respects (i) with all applicable anti-money laundering laws and regulations to the extent applicable, including without limitation, the Patriot Act (collectively, the “Anti-Money Laundering Laws”) and (ii) with all Sanctions and (iii) with all anti-corruption laws.
4.1.21    OFAC. Borrower shall (i) prior to entering into a Lease with a Tenant, confirm that such Tenant is not a Person (A) that is listed in the Annex to, or is otherwise subject to the provisions of Presidential Executive Order No. 13224 (Sept. 23, 2001) or (B) whose name appears on OFAC’s most current list of “Specially Designated Nationals and Blocked Persons” (which list may be published from time to time in various mediums including, but not limited to, the OFAC website, http:www.treas.gov/ofac/downloads/t11sdn.pdf) and (ii) not enter into a Lease with a Tenant that is listed on either of the lists described in clause (i) hereof.
4.1.22    [Reserved].
4.1.23    Borrower TRS.
(a)    Borrower shall cause Borrower TRS to execute and deliver to the Administrative Agent prior to contributing any Properties or other Collateral to Borrower TRS any agreements, instruments, approvals, legal opinions or other documents as are reasonably requested by the Administrative Agent in order to create, perfect or establish the first priority of (subject to Permitted Liens) any Lien purported to be covered by any such Collateral Documents or otherwise to effect the intent that all property and assets of Borrower TRS shall become Collateral for the Obligations; provided, that for the avoidance of doubt, the Lien of the Mortgage (if any) encumbering any Property contributed to Borrower TRS shall not be released at such time and no new Mortgage shall be executed with respect to or recorded against any Property contributed to Borrower TRS by Borrower;

(b)    Prior to contributing a Property to Borrower TRS, Borrower shall cause Borrower TRS to execute and deliver to the Administrative Agent an assumption of the Mortgage, if applicable related to such Property, in form and substance reasonably acceptable to Administrative Agent (on behalf of the Secured Parties) and Borrower.
4.1.24    Updated BPO Values. During June and December of each calendar year, commencing in June 2019, the Administrative Agent (or, Borrower, on the Administrative Agent’s behalf) shall, at Borrower’s expense, obtain updated Broker Price Opinions with respect to a random sample of 5% (by number) of the Eligible Properties. If such random sample shows, on a weighted average basis for the sampled Eligible Properties, that the LTV Ratio for the sampled Properties using such updated Broker Price Opinions is greater than 80%, then the Administrative Agent (or Borrower, on the Administrative Agent’s behalf) shall, at Borrower’s expense, obtain additional updated Broker Price Opinions with respect to an additional random sample of another 30% (by number) of the Eligible Properties. If such sample shows, on a weighted average basis for all of the sampled Eligible Properties, that the LTV Ratio for all such sampled Properties using such updated Broker Price Opinions minus the LTV Ratio of such Properties as of the Closing Date exceeds 80%, then the Administrative Agent (or, Borrower, on the Administrative Agent’s behalf) shall, at Borrower’s expense, obtain additional updated Broker Price Opinions with respect to all of the Eligible Properties. Such updated Broker Price Opinions shall, on conclusion of the foregoing process, be used as the basis for future calculations of the BPO Value of the sampled Properties. Each Broker Price Opinion obtained in accordance with this Section 4.1.24 shall be an exterior Broker Price Opinion unless the related Property is vacant, in which case such Broker Price Opinion shall be an interior Broker Price Opinion.
4.1.25    Updated Lien Searches. On the third annual anniversary of the Closing Date, the Administrative Agent will select 20% of the Properties (by number) and conduct a lien search (“Lien Bringdown Diligence”). If in the aggregate value of the Liens encumbering the Properties is greater than 0.25% of the aggregate Allocated Loan Amounts of such Properties, a lien search for 100% of the Properties shall be ordered and such Liens (if any) shall be cured within ninety (90) days of the Administrative Agent’s notification to Borrower (“Required Lien Cure”). For the avoidance of doubt, any Liens discovered in connection with the Lien Bringdown Diligence shall be cured within ninety (90) days of such diligence date.
4.1.26    Costs and Expenses. Except as otherwise expressly set forth herein or in any of the other Loan Documents, Borrower shall pay or, if Borrower fails to pay, reimburse the Administrative Agent, the Calculation Agent, the Paying Agent, the Diligence Agent and the Custodian upon receipt of notice therefrom, for all reasonable documented costs and expenses (including reasonable attorneys’ fees of external counsel and disbursements) incurred by the Administrative Agent, the Calculation Agent, the Paying Agent, the Diligence Agent and the Custodian in connection with (i) the Relevant Parties’ ongoing performance of and compliance with their respective agreements and covenants contained in this Agreement and the other Loan Documents on their part to be performed or complied with after the Closing Date, including confirming compliance with environmental and insurance requirements (except to the extent expressly set forth in this Agreement); (ii) the Administrative Agent’s, the Collateral Agent’s, the Calculation Agent’s, the Paying Agent’s, the Diligence Agent’s, and the Custodian’s ongoing performance of and compliance with all agreements and covenants (in the case of Borrower, as Borrower hereunder and under the other Loan Documents) contained in this Agreement, the other Loan Documents on its part to be performed or complied with after the Closing Date (except to the extent expressly set forth in this Agreement); (iii) the negotiation, preparation, execution and delivery of any consents, amendments, waivers or other modifications to this Agreement, the other Loan Documents and any other documents or matters requested by any Relevant Party; (iv) filing and recording of any Loan Documents;

(v) subject to the limitations thereon set forth in the other provisions of this Agreement, title insurance, inspections and Broker Price Opinions; (vi) the creation, perfection or protection of Administrative Agent’s Liens in the Collateral (including reasonable documented fees and expenses for title and lien searches, intangibles taxes, personal property taxes, mortgage recording taxes, due diligence expenses, travel expenses, legal fees of outside counsel to any Relevant Party, accounting firm fees, environmental reports (to the extent required under the Loan Documents) and the Diligence Agent); (vii) enforcing or preserving any rights in response to third party claims or the prosecuting or defending of any action or proceeding or other litigation, in each case against, under or affecting any Relevant Party, the Loan Documents, any Property, or any other security given for the Loan; and (ix) enforcing any Obligations of or collecting any payments due from any Relevant Party under this Agreement, the other Loan Documents or with respect to any Property or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or of any insolvency or bankruptcy proceedings. Borrower shall be responsible for the payment of all reasonable documented costs and expenses incurred by the Lenders pursuant to clause (ix) above; provided that Borrower shall not be liable for the expenses of more than one counsel for the Lenders and the Administrative Agent as a whole unless a Lender shall have reasonably demonstrated that there may be legal defenses available to it that are different from or additional to those available to the Administrative Agent and the other Lenders and Borrower shall in no event be liable for the expenses of more than two counsel in the event that a Lender has made such demonstration; provided, further, that Borrower shall not be liable for the payment of any such costs and expenses to the extent the same arise by reason of the gross negligence, bad faith or willful misconduct of the Administrative Agent, the Calculation Agent, the Paying Agent, the Diligence Agent, any Lender or the Custodian; provided, further, that this Section 4.1.26 shall not apply with respect to Taxes other than any Taxes that represent losses or damages arising from any non-Tax claim.
Any costs and expenses due and payable by Borrower hereunder which are not paid by Borrower within ten (10) days after written demand (which may be in the form of an invoice) is received by Borrower may be paid from any amounts in the Cash Management Account, with written notice thereof to Borrower. The obligations and liabilities of Borrower under this Section 4.1.26 shall (i) become part of the Obligations, (ii) be secured by the Loan Documents and (iii) survive the Term and the exercise by the Administrative Agent or any Secured Party of any of its rights or remedies under the Loan Documents.
4.1.27    Property Files Website. Borrower shall maintain the Property Files Website and shall update each Property File (including the Lease) posted thereon until the Debt has been paid in full.
4.1.28    Delivery of Counterparty Opinion. Borrower shall within ten (10) calendar days of the Closing Date deliver to the Administrative Agent and each Lender the Counterparty Opinion from SMBC Capital Markets, Inc. in form and substance and from counsel satisfactory to Administrative Agent.
Section 4.2    Negative Covenants. Borrower covenants and agrees with Administrative Agent and each Lender as follows:
4.2.1    Operation of Property.
(a)    Borrower shall not (i) surrender, terminate, cancel, renew or extend the Management Agreement, provided, that Borrower may, without the Administrative Agent’s consent, (x) replace the Manager so long as the replacement manager is a Qualified Manager pursuant to a Replacement Management Agreement, (y) renew and extend the Management Agreement pursuant to the terms thereof or (z) terminate the Management Agreement in connection with the internalization of the operations of the Manager, (ii) enter into any other agreement relating to the management or operation of a Property with the Manager or any other Person, provided, that Borrower may permit the Manager to enter into sub-management agreements with sub-managers to perform all or any portion of the services by the Manager so long as (A) the fees and charges payable under any such sub-management agreements shall be the sole responsibility of the Manager, (B) Borrower shall have no liabilities or obligations under any such sub-management agreements and (C) any such sub-management agreements will be terminable without penalty upon the termination of the Management Agreement, (iii) consent to the assignment by the Manager of its interest under the Management Agreement, or (iv) waive or release any of its rights and remedies under the Management Agreement, in each case without the express consent of the Administrative Agent, which consent shall not be unreasonably withheld. If at any time the Administrative Agent consents to the appointment of a new property manager or a Qualified Manager is appointed, such new property manager (including a Qualified Manager) shall execute a Replacement Management Agreement. For the avoidance of doubt, for purposes of subclause (C) above, payments for services provided during the termination notice period of a sub-management agreement shall not constitute a termination penalty.
4.2.2    Indebtedness. Borrower shall not, and shall cause Borrower TRS not to, create, incur, assume or suffer to exist any Indebtedness other than (i) the Obligations, and (ii) unsecured trade payables incurred in the ordinary course of business relating to the ownership and operation of the Properties, which in the case of such unsecured trade payables (A) are not evidenced by a note, (B) do not exceed a maximum aggregate amount of three percent (3%) of the original principal amount of the Loan and (C) are paid within sixty (60) days of the date incurred (collectively, “Permitted Indebtedness”). Borrower shall cause Equity Owner not to create, incur, assume or suffer to exist any Indebtedness other than Indebtedness incurred under the Equity Owner Guaranty and the other Loan Documents to which Equity Owner is a party and unsecured trade payables incurred in the ordinary course of business related to the ownership of membership interest in Borrower and that (A) are not evidenced by a note, (B) do not exceed, at any time, $25,000 and (C) are paid within sixty (60) days of the date incurred (collectively, the “Equity Owner’s Permitted Indebtedness”). For the purposes of this Section 4.2.2, Property Taxes and Other Charges are not Indebtedness.
4.2.3    Liens. Borrower shall not and shall cause each other Loan Party not to create or suffer to exist any Liens upon or with respect to, any Collateral (in each case, other than any Property) except for Permitted Liens.
4.2.4    Limitation on Investments. Borrower shall not and shall cause each other Loan Party not to make or suffer to exist any loans or advances to, or extend any credit to, purchase any property or asset or make any investment (by way of transfer of property, contributions to capital, purchase of stock or securities or evidences of indebtedness, acquisition of the business or assets, or otherwise) in, any Affiliate or any other Person except (i) in the case of Borrower, for acquisition of the Properties and related Collateral, creation of Borrower TRS and contribution of Properties to Borrower TRS and Permitted Investments, (ii) in the case of Borrower TRS, for the acquisition of Properties and related Collateral and Permitted Investments, and (iii) in the case of Equity Owner, capital contributions to Borrower.
4.2.5    Limitation on Issuance of Equity Interests. Borrower shall not and shall cause each other Loan Party not to issue or sell or enter into any agreement or arrangement for the issuance and sale of any Equity Interests of any Loan Party.

4.2.6    Restricted Junior Payments. Borrower shall not make any Restricted Junior Payment; provided, that Borrower may make Restricted Junior Payments so long as (i) no Event of Default shall then exist or would result therefrom, (ii) such Restricted Junior Payments have been approved by all necessary action on the part of Borrower and in compliance with all applicable laws and (iii) such Restricted Junior Payments are paid from Unrestricted Cash.
4.2.7    Principal Place of Business, State of Organization. Borrower shall not and shall cause each other Loan Party not to change its name, jurisdiction of formation or Borrower’s or such other Loan Party’s limited liability company structure unless Borrower shall have first notified the Administrative Agent in writing of such change at least thirty (30) days prior to the effective date of such change, and shall have first taken all action required by the Administrative Agent for the purpose of perfecting or protecting the lien and security interests of the Administrative Agent pursuant to this Agreement, and the other Loan Documents and, in the case of a change in such Loan Party’s structure, without first obtaining the prior written consent of the Administrative Agent. Upon the Administrative Agent’s request, Borrower shall and shall cause each other Loan Party to, at Borrower’s sole cost and expense, execute and deliver additional security agreements and other instruments which may be necessary to effectively evidence or perfect the Administrative Agent’s security interest in the Collateral as a result of such change of principal place of business or place of organization. Each Loan Party’s principal place of business and chief executive office has been for the preceding four months (or, if less, the entire period of its existence) and will continue to be the address of Borrower set forth in Section 9.6 (unless Borrower notifies the Administrative Agent in writing at least thirty (30) days prior to the date of such change). Each Loan Party shall keep its books and records, including recorded data of any kind or nature, including software, writings, plans, specifications and schematics, at its chief executive office (in each case other than obsolete or duplicate files sent for offsite storage or books and records held by the Manager in accordance with the Management Agreement (or sub-management agreement).
4.2.8    Dissolution. Borrower shall not and shall cause each other Loan Party not to (i) engage in any dissolution, liquidation, division or consolidation or merger with or into any other business entity, (ii) transfer, lease or sell, in one transaction or any combination of transactions, the assets or all or substantially all of the properties or assets of any Loan Party except to the extent permitted by the Loan Documents or (iii) terminate its organizational documents or its qualification and good standing in any jurisdiction, except to the extent permitted by Section 4.2.7.
4.2.9    Change In Business. Borrower shall not and shall cause each other Loan Party not to enter into any line of business other than as described in clause (i) of the definition of Special Purpose Entity, or make any material change in the scope or nature of its business objectives, purposes or operations, or undertake or participate in activities other than the continuance of its present business.
4.2.10    Debt Cancellation. Borrower shall not and shall cause Borrower TRS not to cancel or otherwise forgive or release any material claim or debt (other than termination of Leases in accordance herewith) owed to such Loan Party by any Person, except for adequate consideration and in the ordinary course of such Loan Party’s business.
4.2.11    Changes to Accounts. Borrower shall not and shall cause Borrower TRS not to, without the prior written consent of the Administrative Agent, (i) open or permit to remain open any cash, securities or other account with any bank, custodian or institution into which Rents or other Collections or any security deposits are deposited other than the Cash Management Account, the Subaccounts, the Rent Deposit Accounts and the Security Deposit Accounts, (ii) change or permit to change any account number of any of the foregoing accounts without notice to and consent from the

Administrative Agent, (iii) open or permit to remain open any sub-account of the Cash Management Account (except any Subaccount), the Rent Deposit Accounts, (iv) permit any funds of Persons other than Borrower or Borrower TRS to be deposited or held in any of the Cash Management Account, the Subaccounts or the Rent Deposit Accounts, or (v) permit any Collections or other proceeds of any Properties (other than, respect to any Property subject to a Like-Kind Exchange as a Relinquished Property, all amounts received by a Qualified Intermediary from, or on behalf of, the buyer of such Relinquished Property or otherwise by a Qualified Intermediary received in connection with the disposition of such Relinquished Property until such time, if any, as such Qualified Intermediary returns any such proceeds to Borrower) be deposited or held in any account other than the Cash Management Account, the Subaccounts or the Rent Deposit Accounts, other than cash that is distributed to Borrower pursuant to Section 2.6.3(n).
4.2.12    Zoning. Borrower shall not and shall cause Borrower TRS not to, initiate or consent to any zoning reclassification of any portion of any Property or seek any variance under any existing zoning ordinance that would reasonably be expected to have an Individual Material Adverse Effect on such Property or use or permit the use of any portion of any Property in any manner that would be reasonably expected to result in such use becoming a non‑conforming use under any zoning ordinance or any other applicable land use law, rule or regulation, without the prior written consent of the Administrative Agent, not to be unreasonably withheld, conditioned or delayed.
4.2.13    No Joint Assessment. Borrower shall not and shall cause Borrower TRS not to suffer, permit or initiate the joint assessment of any Property (a) with any other real property constituting a tax lot separate from such Property, and (b) which constitutes real property with any portion of such Property which may be deemed to constitute personal property, or any other procedure whereby the lien of any taxes which may be levied against such personal property shall be assessed or levied or charged to such real property portion of such Property.
4.2.14    Limitation on Transactions with Affiliates. Borrower shall not and shall cause each other Loan Party not to enter into, or be a party to any transaction with any Affiliate of the Loan Parties, except for: (i) the Loan Documents; (ii) capital contributions by (w) Sponsor or any other direct or indirect parent thereof to Equity Owner, (x) Equity Owner to Borrower, or (y) Borrower to Borrower TRS; (iii) Restricted Junior Payments which are in compliance with Section 4.2.6 and distributions from Borrower TRS to Borrower; (iv) the Management Agreement; (v) Transfers that are Permitted Transfers; (vi) transactions with a Borrower TRS in accordance with the terms of this Agreement and (vii) to the extent not otherwise prohibited under this Agreement, other transactions upon fair and reasonable terms materially no less favorable to the Loan Parties than would be obtained in a comparable arm’s-length transaction with a Person not an Affiliate.
4.2.15    ERISA. None of the Loan Parties or, except as would not reasonably be expected to result in material liability to any Loan Party, their ERISA Affiliates shall establish or maintain a Plan or have an obligation to contribute to a Multiemployer Plan.
4.2.16    No Embargoed Persons. Borrower shall not enter into a Lease with a Person whose name appears on a Government List (such Person an “Embargoed Person”).
4.2.17    Transfers.
(a)    Borrower acknowledges that the Administrative Agent and the Lenders have examined and relied on the experience of Borrower and Sponsor in owning and operating properties such as the Properties in agreeing to make the Loan, and will continue to rely on Borrower’s ownership of the

Properties as a means of maintaining the value of the Properties as direct or indirect security, as the case may be, for repayment of the Debt and the performance of the Other Obligations. Borrower acknowledges that the Administrative Agent and the Lenders have a valid interest in maintaining the value of the Properties so as to ensure that, should Borrower default in the repayment of the Debt or the performance of the Other Obligations, the Lenders can recover the Debt by a sale of the Properties.
(b)    Without the prior written consent of Administrative Agent and the Majority Lenders, and except to the extent otherwise set forth in this Section 4.2.17, Borrower shall not, and shall not permit any other Person having a direct or indirect ownership or beneficial interest in Borrower to sell, convey, mortgage, grant, bargain, encumber, pledge, assign, grant options with respect to or otherwise transfer or dispose of (directly or indirectly, voluntarily or involuntarily, by operation of law or otherwise, and whether or not for consideration or of record, but, in any case, other than to or in favor of any other Loan Party) (i) any Property or any part thereof or any legal or beneficial interest therein, or (ii) a direct interest in Borrower or Borrower TRS or (iii) any interest, direct or indirect, in any Loan Party or any legal or beneficial interest therein resulting in a Change of Control (a “Transfer”).
(c)    A Transfer shall include, but not be limited to, (i) an installment sales agreement wherein Borrower agrees to sell one or more Properties or any part thereof for a price to be paid in installments; (ii) an agreement by Borrower leasing all or a substantial part of any Property for a purpose other than actual occupancy by a Tenant thereunder or a sale, assignment or other transfer of, or the grant of a security interest in, Borrower’s right, title and interest in and to any Leases or any Rents; (iii) if a Restricted Party is a corporation, any merger, consolidation or Transfer of such corporation’s stock or the creation or issuance of new stock; (iv) if a Restricted Party is a limited or general partnership, any merger or consolidation or the change, removal, resignation or addition of a general partner or the Transfer of the partnership interest of any general partner or any profits or proceeds relating to such partnership interest, or the Transfer of limited partnership interests or any profits or proceeds relating to such limited partnership interest or the creation or issuance of new limited partnership interests; (v) if a Restricted Party is a limited liability company, any merger or consolidation or the change, removal, resignation or addition of a managing member or non‑member manager (or if no managing member, any member) or the Transfer of the membership interest of a managing member (or if no managing member, any member) or any profits or proceeds relating to such membership interest, or the Transfer of non‑managing membership interests or the creation or issuance of new non‑managing membership interests; (vi) if a Restricted Party is a trust or nominee trust, any merger, consolidation or the Transfer of the legal or beneficial interest in a Restricted Party or the creation or issuance of new legal or beneficial interests; and (vii) any pledge, hypothecation, assignment, transfer or other encumbrance of any direct or indirect ownership interest in Borrower or any other Loan Party.
(d)    Notwithstanding the foregoing, the following Transfers (herein, the “Permitted Transfers”) shall be permitted hereunder without Administrative Agent’s or Majority Lenders’ consent:
(i)    an Eligible Lease with an Eligible Tenant entered into in accordance with the Loan Documents;
(ii)    a Permitted Lien or any other Lien expressly permitted under the terms of the Loan Documents;
(iii)    a Transfer of a Property in accordance with Section 2.5
(iv)    a Transfer of a Property to the Borrower TRS in accordance with the terms of this Agreement;

(v)    a substitution of a Substitute Property for a Property in accordance with Section 2.5.2 or Section 5.3(b), as applicable; and
(vi)    the Condemnation of a Property.
Borrower shall pay all reasonable documented costs and expenses of the Administrative Agent in connection with any Transfer, whether or not such Transfer is deemed to be a Permitted Transfer, including, without limitation, all reasonable and documented fees and expenses counsel to the Administrative Agent.
Section 4.3    Reporting Covenants. Borrower shall, unless the Administrative Agent and the Majority Lenders shall otherwise consent in writing, furnish or cause to be furnished to the Administrative Agent (or, (i) in the case of Section 4.3.7 to the extent set forth therein, to the Administrative Agent and the Calculation Agent and (ii) in the case of Section 4.3.9 and Section 4.3.10, to the Administrative Agent and the Paying Agent) the following reports, notices and other documents:
4.3.1    Financial Reporting. Borrower shall furnish the following financial reports to the Administrative Agent (provided that if such information is publicly filed on the SEC’s website, Borrower may provide notice of such filing to the Administrative Agent with the appropriate website link where such information is made available):
(a)    As soon as available and in any event within ninety (90) days after the end of each calendar quarter (or, in the case of the fourth calendar quarter, within 120 days after the end of such calendar quarter), commencing with the calendar quarter ending December 31, 2018, (A) a balance sheet and statement of operations of Borrower and its Subsidiaries on a consolidated basis and (B) a consolidated balance sheet, statement of operations, statement of equity, and statement of cash flows of Sponsor and its Subsidiaries required to be consolidated with Sponsor, in each case, as at the end of such quarter and for the period commencing at the end of the immediately preceding calendar year and ending with the end of such quarter, setting forth in each case in comparative form the figures for the corresponding date or period of the immediately preceding calendar year (if any), all in reasonable detail and prepared in accordance with GAAP (it being understood that such unaudited financials shall not be required to contain (i) prior period comparative financial statements related to any time period prior to the Closing Date or (ii) footnotes). Such financial statements shall contain such other information as shall be reasonably requested by the Administrative Agent for purposes of calculations to be made by the Administrative Agent or any Servicing Agent pursuant to the terms hereof, including such information reasonably required by the Calculation Agent or the Administrative Agent to permit the reconciliation of the financial covenants required to be maintained by the Sponsor pursuant to the Sponsor Financial Covenants;
(b)    As soon as available, and in any event within 120 days after the end of each calendar year commencing with the calendar year ending December 31, 2018, audited copies of a balance sheet, statement of operations, statement of equity, and statement of cash flows of Sponsor and those Subsidiaries of Sponsor which are required by GAAP to be consolidated with Sponsor (including Borrower), in each case, as at the end of such calendar year, setting forth in comparative form the figures for the immediately preceding calendar year (if any), except that prior period comparative financial statements related to any time period prior to the Closing Date shall not be required, all in reasonable detail and prepared in accordance with GAAP and the inclusion of footnotes to the extent required by GAAP;
(c)    As soon as available, and in any event within ninety (90) days after the end of each calendar month, commencing with the calendar month ending December 31, 2018, (i) an operating statement in respect of such calendar month and a calendar year-to-date operating statement for Borrower, except that the operating statement shall not be required to relate to any time period prior to the Closing Date, (ii) an Officer’s Certificate certifying that such operating statements are true, correct and complete in all material respects as of their respective dates, and (iii) upon the Administrative Agent’s request, other information maintained by Borrower in the ordinary course of business that is reasonably necessary and sufficient to fairly represent the financial position, ongoing maintenance and results of operation of the Properties (on a combined basis) during such calendar month;
(d)    Simultaneously with the delivery of the financial statements of Borrower and Sponsor required by clause (a) above, a Compliance Certificate (with a copy to the Calculation Agent), with appropriate insertions, containing the data and calculations set forth on Exhibit B (including a calculation of Underwritten Net Cash Flow for the 12 month period ended on the last day of the calendar quarter for which such financial statements were prepared), and including certifications by a Responsible Officer of each of Borrower and Sponsor (i) that such statements fairly represent the financial condition of Borrower and its subsidiaries, on a consolidated basis and Sponsor and its Subsidiaries required to be consolidated with Sponsor, on a consolidated basis, in each case, as of the end of such quarter and the results of operations and cash flows of Borrower and its subsidiaries, on a consolidated basis and Sponsor and its Subsidiaries required to be consolidated with Sponsor, on a consolidated basis, in each case, for such quarter and in accordance with GAAP applied in a consistent manner, subject to normal year-end adjustments and the absence of footnotes, (ii) that such Responsible Officer has reviewed the provisions of this Agreement and the other Loan Documents and has made or caused to be made under his or her supervision a review of the condition and operations of the Relevant Parties with a view to determining whether the Relevant Parties are in compliance with the provisions of the Loan Documents to the extent applicable to them, and that such review has not disclosed, and such Responsible Officer has no knowledge of, the existence of an Event of Default or Default or, if an Event of Default or Default exists, describing the nature and period of existence thereof and the action which the Relevant Parties propose to take or have taken with respect thereto, (iii) that as of the date of such Compliance Certificate, no litigation exists involving Borrower or any Property in which the potential liability of Borrower with respect to any single claim or series of related claims thereunder (including claims brought as a class action) is greater than $500,000 or, if involving any single Property, is greater than $250,000, in each case, excluding any liabilities covered by insurance or, if any such litigation does exist, identifying and describing such litigation and the actions being taking in relation thereto, (iv) as to the current Property Tax assessment amounts and Other Charges payable in respect of each Property and the payment of all Property Taxes and Other Charges prior to the date such Property Taxes or Other Charges become delinquent, subject to any contest conducted in accordance with Section 4.4.5, (v) as to whether (A) an Acceptable Blanket Policy is not in place with respect to all Properties or (B) an Acceptable Blanket Policy is in place with respect to all Properties but Borrower has elected to reinstate deposits of Insurance Premiums to the Insurance Subaccount pursuant to Section 6.2.3, the monthly cost of the Insurance Premiums with respect to the Policies required under in Section 5.1.1 that are required to be deposited into the Insurance Subaccount pursuant to Section 6.2, and (vi) that, other than any Disqualified Property for which Borrower has deposited Eligibility Funds in the Eligibility Reserve Subaccount, each Property is an Eligible Property; and
(e)    Upon the reasonable request of the Administrative Agent, the Borrower shall provide the statement of cash flows of Borrower and its Subsidiaries on a consolidated basis, as soon as available and in any event within ninety (90) days after the end of each calendar quarter.
4.3.2    Annual Budget. On or prior to the Closing Date, Borrower submitted to the Administrative Agent the Annual Budget relating to the Properties as of the Closing Date for the 2019 calendar year. Borrower shall submit to the Administrative Agent by November 30 of each year the Annual Budget relating to the Properties for the succeeding calendar year. During the continuance of an Amortization Period, the Administrative Agent shall have the right to approve each Annual Budget (which approval shall not be unreasonably, conditioned or delayed withheld so long as no Event of Default is continuing). An Annual Budget approved by the Administrative Agent during an Amortization Period or any Annual Budget submitted prior to the commencement of an Amortization Period, shall each hereinafter be referred to as an “Approved Annual Budget”. In the event of a Transfer of any Property, the Approved Annual Budget shall be reduced as reasonably determined by the Administrative Agent in consultation with Borrower in order to reflect the removal of such Property and the Operating Expenses associated therewith provided, that no such reduction shall be made to the extent such Transfer is made in connection with a Substitution under Section 2.4.2(a). If the Administrative Agent has the right to approve an Annual Budget pursuant to this Section 4.3.2, neither Borrower nor the Manager shall change or modify the Annual Budget that has been approved by the Administrative Agent without the prior written consent of the Administrative Agent (which consent shall not be unreasonably withheld, conditioned or delayed so long as no Event of Default is continuing). The “Monthly Budgeted Amount” for each Payment Date shall mean the monthly amount set forth in the Approved Annual Budget for Operating Expenses for the Interest Period related to such Payment Date, but excluding management fees and Property Taxes that are required to be deposited into the Tax Subaccount pursuant to Section 6.1 and Insurance Premiums that are required to be deposited into the Insurance Subaccount pursuant to Section 6.2. If during any Amortization Period, Borrower has submitted an Annual Budget and such Annual Budget has not been approved prior to the commencement of the calendar year to which such budget relates then the previous Approved Annual Budget shall continue to be deemed to be the Approved Annual Budget for that calendar year.
4.3.3    Reporting on Adverse Effects. Promptly and in no event more than two (2) Business Days after any Responsible Officer of any Loan Party obtains knowledge of any matter or the occurrence of any event concerning any other Loan Party which would reasonably be expected to have a Material Adverse Effect, written notice thereof.
4.3.4    Litigation. Prompt written notice of any litigation or governmental proceedings pending or to the actual knowledge of a Responsible Officer of any Loan Party or the Manager, threatened in writing against any Loan Party or against the Manager with respect to any Property, which would reasonably be expected to have a Material Adverse Effect or an Individual Material Adverse Effect with respect to any Property.
4.3.5    Events of Default. Promptly after any Responsible Officer of any Loan Party or the Manager obtains knowledge of the occurrence of each Event of Default or Default (if such Default is continuing on the date of such notice), a statement of such Responsible Officer setting forth the details of such Event of Default or Default and the action which such Loan Party is taking or proposes to take with respect thereto.
4.3.6    Other Defaults. Promptly and in no event more than two (2) Business Days after any Responsible Officer of Borrower or the Manager obtains actual knowledge of any default by any Loan Party under any agreement other than the Loan Documents to which such Loan Party is a party which would reasonably be expected to have a Material Adverse Effect, the statement of such Responsible Officer setting forth the details of such default and the action which such Loan Party is taking or proposes to take with respect thereto.
4.3.7    Properties Schedule. Borrower shall deliver to the Administrative Agent and Calculation Agent, no later than five (5) Business Days prior to the Payment Date in each calendar month, commencing with the first Payment Date, (i) an updated Properties Schedule containing each of the data fields set forth on Schedule II.A (other than those under the caption “BPO Values”); provided, that the information under the caption “Underwritten Net Cash Flow” need only be updated in the Properties Schedule that is delivered for the months March, June, September and December of each year, commencing with the Properties Schedule delivered with respect to the month ending March 31, 2019, (ii) a calculation of the monthly turnover rate for the Properties for such calendar month, which shall be equal to the number of Properties that became vacant during such calendar month divided by the daily average number of Properties during such calendar month and (iii) a calculation of the monthly renewal rate for the Properties, collectively, for such calendar month, which shall be equal to the number of Leases renewed during such calendar month (excluding any month-to-month “renewals”) divided by the number of Properties with Leases scheduled to expire during such calendar month. The foregoing information shall be delivered together with a certificate of a Responsible Officer of Borrower certifying that it is true, correct and complete in all material respects (i) with respect to the information in the Properties Schedule other than Underwritten Net Cash Flow data, as of the last day of the preceding calendar month, (ii) with respect to the Underwritten Net Cash Flow data in the Properties Schedule, for the calendar quarter most recently ended, and (iii) with respect to the turnover rate of the Properties, for the prior calendar month. In addition, Borrower shall deliver to the Administrative Agent no later than sixty (60) days after the end of the first three calendar quarters and within ninety (90) days of the fourth calendar quarter of each year, commencing with the calendar quarter ending March 31, 2019, a report in Excel® format (or, if Excel® ceases to be available, an equivalent spreadsheet software format which is accepted in financial markets generally) containing the information set forth on Schedule II-B presented separately for each metropolitan statistical area (the “Quarterly Rollup Report”), together with a certificate of a Responsible Officer of Borrower certifying that the information set forth in the Quarterly Rollup Report is true and correct in all material respects as of the last day of the preceding quarter (which Quarterly Rollup Report may, but not need be, delivered together with such financial statements and, if so delivered, may be certified in the Officer’s Certificate delivered with such financial statements).
4.3.8    Disqualified Properties. Promptly and in no event more than ten (10) Business Days after any Responsible Officer of Borrower or the Manager obtains actual knowledge that any Property fails to comply with the Property Representations or the Property Covenants, written notice thereof and the action that Borrower is taking or proposes to take with respect thereto.
4.3.9    Security Deposits.
(a)    Within five (5) Business Days of the last day of each calendar month, commencing with the end of the calendar month during which the Closing Date occurs, written notice of (i) the aggregate amount of security deposits deposited into the Security Deposit Accounts during such month and (ii) the amount of each security deposit allocable to such Security Deposit Account; provided that the notice given for the calendar month ending at the end of the month of the Closing Date, shall include security deposits deposited into the Security Deposit Accounts during the period from and including the Closing Date through and including the last day of the calendar month during which the Closing Date occurs.
(b)    Within ten (10) Business Days of the Administrative Agent’s request therefor, a written accounting of all security deposits held in connection with the Leases, including the name and identification number of the accounts in which such security deposits are held, the name and address of the financial institutions in which such security deposits are held and the name of the Person to contact at such financial institution, along with any authority or release necessary for the Administrative Agent to obtain information regarding such accounts directly from such financial institutions.

4.3.10    Advance Rents Received. Within five (5) Business Days of the last day of each calendar month, commencing with the end of the calendar month during which the Closing Date occurs, written notice of any Advance Rents received during such calendar month and the related Advance Rent Disbursement Schedules; provided that the notice given for December 2018 shall include Advance Rents received during the period from and including the Closing Date through and including December 31, 2018.
4.3.11    [Reserved].
4.3.12    ERISA Matters.
(a)    As soon as reasonably possible, and in any event within thirty (30) days after the occurrence of any ERISA Event, written notice of, and any requested information relating to such ERISA Event.
(b)    As soon as reasonably possible after the occurrence of a Plan Termination Event, written notice of any action that any Loan Party or any of its ERISA Affiliates proposes to take with respect thereto, along with a copy of any notices received from or filed with the PBGC, the IRS or any Multiemployer Plan with respect to such Plan Termination Event, as applicable.
4.3.13    Leases . Borrower shall deliver to the Administrative Agent copies of any executed Leases for the Properties within ten (10) Business Days of request therefor by the Administrative Agent.
4.3.14    Other Reports Borrower shall deliver to the Administrative Agent, within ten (10) Business Days of the Administrative Agent’s reasonable request therefor, copies of any requested Property Tax, Other Charge or insurance bills, statements or invoices received by Borrower or any Loan Party with respect to the Properties.
(a)    Borrower shall, as soon as reasonably practicable after request by the Administrative Agent, furnish or cause to be furnished to the Administrative Agent in such manner and in such detail as may be reasonably requested by the Administrative Agent, such additional information, documents, records or reports as may be reasonably requested with respect to the Property or the conditions or operations, financial or otherwise, of the Relevant Parties.
4.3.15    Anti-Money Laundering Laws; Sanctions.
(a)    If a Responsible Officer of a Loan Party receives notice that any Loan Party or any Affiliate thereof is subject to Sanctions or is indicted, arraigned or custodially detained on charges involving Sanctions or Anti-Money Laundering Law within five (5) Business Days after such receipt.
(b)    If a Responsible Officer of a Loan Party or the Manager obtains knowledge that a Tenant is a Person whose name appears on a Government List, it shall promptly provide notice of such fact to the Administrative Agent within five (5) Business Days of acquiring knowledge thereof.
Section 4.4    Property Covenants. Borrower shall comply with the following covenants with respect to each Property:
4.4.1    Ownership of the Property. Borrower shall warrant and defend the title to such Property and the related Collateral and in the case of a Property with a Mortgage, the validity and priority of the Lien of the Mortgages on such Property, in each case, against the claims of all Persons whomsoever, subject only to Permitted Liens and Transfers permitted hereunder. Borrower shall reimburse the Administrative Agent and the Lenders for any losses, damages, reasonable documented costs or expenses (including reasonable attorneys’ fees of external counsel and out-of-pocket expenses) incurred by the Administrative Agent and the Lenders if an interest in such Property, other than as permitted hereunder, is claimed by another Person.
4.4.2    Liens Against the Property. Borrower shall not create, incur, assume or permit to exist any Lien on any direct or indirect interest in such Property, except for Permitted Liens.
4.4.3    Condition of the Property. Except if such Property has suffered a Casualty and is in the process of being restored in accordance with Section 5.4, Borrower shall keep and maintain in all material respects such Property in a good, safe and habitable condition and repair and free of and clear of any damage or waste, and from time to time make, or cause to be made, in all material respects, all reasonably necessary repairs, renewals, replacements, betterments and improvements thereto necessary to comply with the Renovation Standards and applicable Legal Requirements in all material respects.
4.4.4    Compliance with Legal Requirements. Such Property (including the leasing and intended use thereof) shall comply in all material respects with all applicable Legal Requirements, including, without limitation, building and zoning ordinances and codes and all certifications, permits, licenses and approvals, including without limitation, certificates of completion and occupancy permits, required for the legal leasing, use, occupancy, habitability and operation of such Property, all such certifications, permits, licenses and approvals shall be maintained in full force and effect, except, in each case, as would not reasonably be expected to have an Individual Material Adverse Effect on such Property. Borrower shall obtain and maintain in full force and effect all consents, approvals, orders, certifications, permits, licenses and authorizations of, and make all filings with or notices to, any court or Governmental Authority related to the operation, use or leasing of such Property, except where the failure to obtain would not reasonably be expected to have an Individual Material Adverse Effect with respect to such Property. Borrower shall not and shall not permit Equity Owner, Borrower TRS, the Manager or, to the extent permitted by the applicable Lease or Legal Requirements, or any other Person in occupancy of or involved with the operation, use or leasing of such Property to commit any act or omission affording any Governmental Authority the right of forfeiture as against such Property or any part thereof.
4.4.5    Property Taxes and Other Charges. Borrower shall promptly pay or cause to be paid all Property Taxes and Other Charges now or hereafter levied, assessed or imposed on it as the same become due and payable and shall furnish to the Administrative Agent evidence of payment of Property Taxes and Other Charges prior to the date the same shall become delinquent, and shall promptly pay for all utility services provided to such Property as the same become due and payable (other than any such utilities which are, pursuant to the terms of any Lease, required to be paid by the Tenant thereunder directly to the applicable service provider); provided, that, after prior written notice to the Administrative Agent of its intention to contest any such Property Taxes and Other Charges, any applicable Loan Party may contest by appropriate legal proceedings conducted in good faith and with due diligence, the amount or validity of any such Property Taxes and Other Charges and, in such event, may permit the Property Taxes and Other Charges so contested to remain unpaid during any period, including appeals, when such Loan Party is in good faith contesting the same so long as (i) no Event of Default has occurred and remains uncured, (ii) such proceeding shall be permitted under and be conducted in accordance with all applicable Legal Requirements, (iii) no Property or other Collateral nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, canceled or lost, (iv) the applicable Loan Party has set aside on its books adequate reserves in accordance with GAAP, and the non-payment or non-

discharge of such Property Taxes and Other Charges would not reasonably be expected to have an Individual Material Adverse Effect on the applicable Property, (v) enforcement of the contested Property Taxes and Other Charges is effectively stayed for the entire duration of such contest and no Lien is imposed on any Property or other Collateral which is reasonably expected to have an Individual Material Adverse Effect, (vi) any Property Taxes and Other Charges determined to be due, together with any interest or penalties thereon, is promptly paid as required after final resolution of such contest, (vii) to the extent such Property Taxes and Other Charges (when aggregated with all other Taxes that any Loan Party is then contesting under Section 4.1.4 or this Section 4.4.5 and for which Borrower has not delivered to Administrative Agent any Contest Security) exceed $2,500,000, Borrower shall deliver to the Administrative Agent either (A) cash or other security as may be approved by the Administrative Agent in an amount sufficient to insure the payment of any such Property Taxes and Other Charges, together with all interest and penalties thereon or (B) a payment and performance bond in an amount equal to one hundred percent (100%) of the contested amount from a surety acceptable to Administrative Agent (on behalf of the Secured Parties) in its reasonable discretion, (viii) failure to pay such Property Taxes and Other Charges will not subject the Administrative Agent or any Lender to any civil or criminal liability, (ix) such contest shall not affect the ownership, use or occupancy of any Property, and (x) Borrower shall, upon request by the Administrative Agent, give the Administrative Agent prompt notice of the status of such proceedings and/or confirmation of the continuing satisfaction of the conditions set forth in clauses (i) through (ix) of this Section 4.4.5. Notwithstanding the foregoing, Borrower shall pay any contested Property Taxes and Other Charges (or, if cash or other security has been provided, the Administrative Agent may pay over any such cash or other security held by the Administrative Agent to the claimant entitled thereto) if, in the Administrative Agent’s reasonable judgment, any Property or other Collateral (or any part thereof or interest therein) shall be in danger of being sold, forfeited, terminated, cancelled or lost or there shall be any danger of the Lien of any Collateral Document being primed by any related Lien.
4.4.6    Compliance with Agreements Relating to the Properties. Borrower shall not enter into any agreement or instrument or become subject to any restriction which would reasonably be expected to have an Individual Material Adverse Effect on such Property. Borrower shall not default in any material respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which such Property is bound. Borrower shall not have a material financial obligation under any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument by which such Property is bound, other than obligations under the Loan Documents. Borrower shall not, and shall cause Borrower TRS not to, default in any material respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any Permitted Lien with respect to such Property. Neither such Property nor any part thereof shall be subject to any purchase options, rights of first refusal, rights of first offer or other similar rights in favor of any Tenant or other third parties.
4.4.7    Leasing. Borrower shall not enter into any Lease (including any renewals or extensions of any existing Lease) for such Property unless such Lease is an Eligible Lease with an Eligible Tenant. In the event Borrower enters into a new Lease or amends or otherwise modifies any in place Lease, Borrower shall promptly deliver such new Lease or such modification or amendment, as applicable, to the Administrative Agent (or the Custodian on behalf of the Administrative Agent) to maintain the related Property File.
4.4.8    Trailing Documents. If such Property was funded on the Closing Date with an unrecorded mortgage or deed of trust or a title commitment with respect to the related Title Insurance Policy, Borrower shall obtain recorded mortgages or deeds of trust (or assignments of previously recorded mortgages or deeds of trust, as applicable) and such Title Insurance Policy for such Property as soon as practicable but no later than 90 days following the Closing Date and shall promptly deliver such documents to the Custodian.
ARTICLE V    INSURANCE; CASUALTY; CONDEMNATION
Section 5.1    Insurance.
5.1.1    Insurance Policies.
(a)    Borrower shall obtain and maintain, or cause to be maintained, insurance for Borrower and the Properties providing at least the following coverages:
(i)    comprehensive “all risk” or special causes of loss form insurance, as is available in the insurance market as of the Closing Date, including, but not limited to, loss caused by any type of windstorm (including hail) on the Properties (A) in an amount equal to one hundred percent (100%) of the “full replacement cost”, which for purposes of this Agreement shall mean actual replacement value of the Properties, subject to a loss limit equal to $50,000,000 per occurrence, (B) containing an agreed amount endorsement with respect to the Improvements and personal property at any Property waiving all co-insurance provisions or to be written on a no co-insurance form, and (C) providing for no deductible in excess of $250,000 (it being understood that, so long as no Default or Event of Default has occurred and is continuing, Borrower may use a $3,000,000 aggregate deductible stop loss subject to a $25,000 per occurrence deductible and $25,000 maintenance deductible following the exhaustion of the aggregate; provided, that, in no event shall any aggregate stop loss apply to any losses arising from a windstorm, earthquake or flood); (1) the perils of named windstorm or flood shall be permitted to have a per occurrence deductible of five percent (5%) of the total insurable value of affected Properties (with a minimum deductible of $250,000 per occurrence for any and all affected Properties), (2) the peril of earth movement including but not limited to earthquake shall be permitted to have a per occurrence deductible of ten percent (10%) of the total insurable value of the affected Properties (with a minimum deductible of $250,000 per occurrence for any and all locations) and (3) the peril of “other wind and hail” shall be permitted to have a per occurrence deductible of three percent (3%) of the total insurable value of the affected Properties (with a minimum deductible of $250,000 per occurrence for any and all affected Properties)). In addition, Borrower shall obtain (x) if any portion of a Property is currently or at any time in the future located in a federally designated “special flood hazard area”, flood hazard insurance in an amount equal to the maximum amount of such insurance available under the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or the National Flood Insurance Reform Act of 1994, as each may be amended, plus excess amounts as Administrative Agent shall require, (y) named storm insurance in an amount that is at least equal to $20,000,000 and increased or decreased based upon the Probable Maximum Loss (PML) or Scenario Expected Limit (SEL) based upon a storm risk analysis for a 475-year event for the entire portfolio at risk (such analyses under to be secured by Borrower utilizing a third-party firm qualified to perform such storm risk analysis using the most current RMS software, or its equivalent, to include consideration of storm surge, if applicable, and loss amplification, at the expense of Borrower at least one time per year or more frequently as may reasonably be requested by Administrative Agent and shared with Administrative Agent with respect to Properties located in areas prone to named storm activity), and (z) earthquake insurance in an amount that is at least equal to $15,000,000 and increased or decreased based upon the Probable Maximum Loss (PML) or Scenario Expected Limit (SEL) based upon a seismic risk analysis for a 475-year event for the entire portfolio at risk (such analysis to be secured by Borrower utilizing a third-party firm qualified to perform such seismic risk analysis using the most current RMS software, or its equivalent, to include consideration of loss amplification, at the expense of Borrower at least one time per year or more frequently as may reasonably be requested by Administrative Agent and shared with Administrative Agent with respect to Properties in areas prone to seismic activity); provided, that the insurance pursuant to subclauses (x), (y) and (z) hereof shall be on terms consistent with the comprehensive all risk insurance policy required under this Section 5.1.1(a)(i), including insofar as the required amount thereof may be obtained, in part, as additional coverage as described above;
(ii)    business income or rental loss insurance, written on an “Actual Loss Sustained Basis” (A) with loss payable to Administrative Agent, (B) covering all risks required to be covered by the insurance provided for in Section 5.1.1(a)(i), (iii), (iv) and (viii), (C) in an amount equal to one hundred percent (100%) of the aggregate projected net income plus continuing expenses from the operation of the Properties for a period of at least twelve (12) months after the date of the Casualty, and (D) containing an extended period of indemnity endorsement which provides that after the physical loss to the Improvements and personal property at a Property has been repaired, the continued loss of income will be insured until such income either returns to the same level it was at prior to the loss, or the expiration of thirty (30) days from the date that the applicable Property is repaired or replaced and operations are resumed, whichever first occurs, and notwithstanding that the policy may expire prior to the end of such period.  The amount of such business income or rental loss insurance shall be determined prior to the Closing Date, as applicable, and at least once each year thereafter based on Borrower’s reasonable estimate of the net income from each Property for the succeeding twelve (12) month period.  All proceeds payable to Administrative Agent pursuant to this subsection shall be held by Administrative Agent in the Casualty and Condemnation Subaccount and disbursed to the Cash Management Account during the month to which such proceeds relate (or in the month received if such proceeds relate to a month prior to the month in which such proceeds were received); provided, however, that nothing herein contained shall be deemed to relieve Borrower of its obligation to pay the Obligations on the respective dates of payment provided for in this Agreement and the other Loan Documents except to the extent such amounts are actually paid out of the proceeds of such business income insurance;
(iii)    at all times during which structural construction, repairs or renovations are being made with respect to any Property, and only if each of the property coverage form and the liability insurance coverage form does not otherwise apply, (A) owner’s contingent or protective liability insurance, otherwise known as Owner Contractor’s Protective Liability (or its equivalent), covering claims not covered by or under the terms or provisions of the above mentioned commercial general liability insurance policy and (B) the insurance provided for in Section 5.1.1(a) written in a so-called builder’s risk completed value form including coverage for all insurable hard and soft costs of construction (x) on a non-reporting basis, (y) against all risks insured against pursuant to Section 5.1.1(a)(i), (iii), (iv) and (viii), (z) including permission to occupy such Property and (C) with an agreed amount endorsement waiving co-insurance provisions;

(iv)    commercial general liability insurance against claims for personal injury, bodily injury, death or property damage occurring upon, in or about any Property, such insurance (A) to be on the so-called “occurrence” form with a combined limit of not less than One Million and No/100 Dollars ($1,000,000.00) per occurrence; Two Million and No/100 Dollars ($2,000,000.00) in the aggregate “per location” and overall $20,000,000.00 in the aggregate; (B) to continue at not less than the aforesaid limit until required to be changed by Administrative Agent in writing by reason of changed economic conditions making such protection inadequate and (C) to cover at least the following hazards: (1) premises and operations; (2) products and completed operations on an “if any” basis; (3) independent contractors; (4) blanket contractual liability for all written insured contracts and (5) contractual liability covering the indemnities contained in any mortgage to the extent the same is available;
(v)    if applicable, automobile liability coverage for all owned and non-owned vehicles, including rented and leased vehicles, containing minimum limits per occurrence of One Million and No/100 Dollars ($1,000,000.00);
(vi)    if applicable, worker’s compensation subject to the worker’s compensation laws of the applicable state, and employer’s liability in amounts reasonably acceptable to Administrative Agent (on behalf of the Secured Parties);
(vii)    umbrella and excess liability insurance in an amount not less than Fifty Million and No/100 Dollars ($50,000,000.00) per occurrence and in the aggregate on terms consistent with the commercial general liability insurance policy required under Section 5.1.1(a)(iv), and including employer liability and automobile liability, if applicable; and
(viii)    upon sixty (60) days’ written notice, such other reasonable insurance, and in such reasonable amounts as the Administrative Agent from time to time may reasonably request against such other insurable hazards which at the time are commonly insured against for properties similar to the Properties located in or around the region in which Properties are located.
(b)    All Policies required pursuant to Section 5.1.1 shall: (i) be obtained under valid and enforceable policies (collectively, the “Policies” or in the singular, the “Policy”), and shall be subject to the approval of Administrative Agent, as agent for the Lenders, (not to be unreasonably conditioned, withheld or delayed) as to insurance companies, amounts, deductibles, loss payees and insureds and (ii) be issued by financially sound and responsible insurance companies authorized to do business in the states where the applicable Properties are located and having a rating of “A3” or better by Moody’s or, if Moody’s does not provide a rating of an applicable insurance company, a rating of “A-” or better by S&P or Fitch, provided, that if Borrower elects to have the insurance coverage required hereunder provided by a syndicate of insurers, then, if such syndicate consists of five (5) or more members, (A) at least sixty percent (60%) of the insurance coverage (or seventy-five percent (75%) if such syndicate consists of four (4) or fewer members) and one hundred (100%) of the first layer of such insurance coverage shall be provided by insurance companies having a rating of “A3” or better by Moody’s or, if Moody’s does not provide a rating of an applicable insurance company, a rating of “A-” or better by S&P or Fitch and (B) the remaining forty percent (40%) of the insurance coverage (or the remaining twenty-five percent (25%) if such syndicate consists of four (4) or fewer members) shall be provided by insurance companies having a rating of “Baa2” by Moody’s or, if

Moody’s does not provide a rating of an applicable insurance company, a rating of “BBB” or better by S&P or Fitch.
(c)    All Policies of insurance provided for in Section 5.1.1(a), except for the Policies referenced in Section 5.1.1(a)(vi), shall contain clauses or endorsements to the effect that:
(i)    no act or negligence of Borrower or anyone acting for Borrower or of any Tenant or other occupant, or failure to comply with the provisions of any Policy, which might otherwise result in a forfeiture of the insurance or any part thereof, shall in any way affect the validity or enforceability of the insurance insofar as Administrative Agent is concerned;
(ii)    the Policy shall not be canceled without at least thirty (30) days’ written notice to Administrative Agent and any other party named therein as an additional insured (other than in the case of non-payment in which case only ten (10) days prior notice, or the shortest time allowed by applicable Legal Requirement (whichever is longer), will be required); and
(iii)    Administrative Agent shall not be liable for any Insurance Premiums thereon or subject to any assessments thereunder.
(d)    Certificates of insurance evidencing the Policies shall be delivered to Administrative Agent on the Closing Date with respect to the current Policies. Prior to the expiration dates of the Policies theretofore furnished to Administrative Agent (on behalf of the Secured Parties), Borrower shall promptly deliver to Administrative Agent certificates of insurance evidencing the Policies (and, upon the written request of the Administrative Agent, copies of such Policies, if available (and, if not available as of such date, as soon as available)) accompanied by evidence satisfactory to Administrative Agent of payment of the premiums due thereunder (the “Insurance Premiums”). Additionally, Borrower shall give prompt prior written notice to Administrative Agent of (i) any non-renewal of a Policy prior to its expiration date and (ii) any other material change to any Policy (other than any increase in the coverage provided).
(e)    Any blanket insurance Policy shall otherwise provide the same protection as would a separate Policy insuring only the Properties in compliance with the provisions of Section 5.1.1(a) (any such blanket policy, an “Acceptable Blanket Policy”).
(f)    All Policies of insurance provided for or contemplated by Section 5.1.1(a), except for the Policies referenced in Sections 5.1.1(a)(iv), (v), (vi) and (vii), shall name Borrower as the insured and Administrative Agent and its successors and/or assigns as mortgagee and loss payee, as its interests may appear, and in the case of property damage, boiler and machinery, windstorm, flood and earthquake insurance, shall contain a so-called New York standard non-contributing mortgagee clause in favor of Administrative Agent providing that the loss thereunder shall be payable to Administrative Agent unless below the threshold for Borrower to handle such claim without Administrative Agent intervention as provided in Section 5.2. Additionally, if Borrower obtains property insurance coverage in addition to or in excess of that required by Section 5.1.1(a)(i), then such insurance policies shall also contain a so-called New York standard non-contributing mortgagee clause in favor of Administrative Agent providing that the loss thereunder shall be payable to Administrative Agent.
(g)    If at any time Administrative Agent is not in receipt of written evidence that all insurance required hereunder is in full force and effect, Administrative Agent shall have the right, upon notice to Borrower, to take such action as Administrative Agent deems necessary to protect its interest in the

Properties, including, without limitation, the obtaining of such insurance coverage as Administrative Agent in its sole discretion deems appropriate after ten (10) Business Days’ notice to Borrower if prior to the date upon which any such coverage will lapse or at any time Administrative Agent deems necessary to avoid the lapse of any such coverage. All premiums incurred by Administrative Agent in connection with such action or in obtaining such insurance and keeping it in effect shall be paid by Borrower to Administrative Agent upon demand and, until paid, shall be secured by the Collateral Documents and shall bear interest at the Default Rate.
(h)    In the event of foreclosure of a Mortgage (to the extent applicable), or other transfer of title to a Property or Properties in extinguishment in whole or in part of the Debt all right, title and interest of Borrower in and to the Policies that are not blanket Policies then in force concerning such Property or Properties and all proceeds payable thereunder shall thereupon vest in the purchaser at such foreclosure or Administrative Agent or other transferee in the event of such other transfer of title. In the event of foreclosure of the pledge of the Equity Interests of Borrower pursuant to the Equity Owner Security Agreement, the Policies shall remain in full force and effect.
(i)    During any period a Property was held by any Loan Party, such Property was held subject to insurance policies with coverage consistent with the requirements of this Section 5.1 (or, if prior to the Closing Date, the requirements of the corresponding provisions under the 2016-1 Loan Agreement).
Section 5.2    Casualty. If one or more Properties are damaged or destroyed in whole or in part by fire or other casualty (a “Casualty”) and either (i) the aggregate loss amount is or is reasonably expected to exceed $25,000 or (ii) any damaged Property is or is reasonably expected to be rendered uninhabitable for more than thirty (30) days as a result of the Casualty, then (A) Borrower is required to file proof of loss under the applicable Policy or Policies and (B) Borrower shall give prompt notice of such Casualty to the Administrative Agent. Administrative Agent may, but shall not be obligated to make proof of loss if not made promptly by Borrower. In addition, Administrative Agent may participate in any settlement discussions with any insurance companies (and shall approve any final settlement) (i) if an Event of Default is continuing or (ii) with respect to any single Casualty event in which the Net Proceeds or the costs of completing the Restoration of the affected Property or Properties is reasonably expected to be equal to or greater than the Casualty Threshold Amount, and Borrower shall deliver to Administrative Agent all instruments required by Administrative Agent to permit such participation. Any Insurance Proceeds in connection with any Casualty (whether or not Administrative Agent elects to settle and adjust the claim or Borrower settles such claim) shall be due and payable solely to Administrative Agent and held by Administrative Agent in accordance with the terms of this Agreement. If Borrower or any party other than Administrative Agent receives any Insurance Proceeds, Borrower shall immediately deliver such proceeds to Administrative Agent and shall endorse, and cause all such third parties to endorse, check payable therefor to the order of Administrative Agent, for the benefit of the Lenders. Borrower hereby irrevocably appoints Administrative Agent as its attorney-in-fact, coupled with an interest, to endorse any such check payable to the order of Administrative Agent, for the benefit of the Lenders. Borrower hereby releases Administrative Agent from any and all liability with respect to the settlement and adjustment by Administrative Agent of any claims in respect of any Casualty, except to the extent Administrative Agent has engaged in any fraud or willful misconduct in respect thereto as determined in a final judgment by a court of competent jurisdiction.
Section 5.3    Condemnation. Borrower shall promptly give Administrative Agent notice of the actual or, to the extent in writing, threatened commencement of any proceeding for the Condemnation of all or any portion of a Property and shall deliver to Administrative Agent copies of any and all papers served in connection with such proceedings. Administrative Agent may participate in any such proceedings, and Borrower shall from time to time deliver to Administrative Agent all instruments requested by it to permit such participation. Borrower shall, at its expense, diligently prosecute any such proceedings, and shall consult with Administrative Agent, its attorneys and experts, and cooperate with them in the carrying on or defense of any such proceedings which is reasonably expected to involve an Award of an amount greater than the Casualty Threshold Amount. Notwithstanding any taking by any public or quasi-public authority through Condemnation or otherwise (including, but not limited to, any transfer made in lieu of or in anticipation of the exercise of such taking), Borrower shall continue to pay the Debt at the time and in the manner provided for its payment in this Agreement and the Debt shall not be reduced until Condemnation Proceeds shall have been actually received and applied by Administrative Agent, after the deduction of expenses of collection, to the reduction or discharge of the Debt. If Borrower or any party other than Administrative Agent receives any Condemnation Proceeds, Borrower shall immediately deliver such proceeds to Administrative Agent and shall endorse, and cause all such third parties to endorse, a check payable therefor to the order of Administrative Agent, for the benefit of the Lenders. Administrative Agent shall not be limited to the interest paid on the Award by the condemning authority but shall be entitled to receive out of the Award interest at the rate or rates provided herein. Net Proceeds from a Condemnation shall be applied as follows:
(a)    If a partial Condemnation of a Property does not interfere with the use of such Property as a residential rental property, then the Net Proceeds paid by the condemning authority shall be applied to the prepayment of the Loan in accordance with Section 2.4.2(b).
(b)    If a partial Condemnation of a Property does interfere with the use of such Property as a residential rental property or if there occurs a complete Condemnation of a Property (each, a “Fully Condemned Property”), (i) if no Event of Default shall have occurred and be continuing and, within thirty (30) days of the date of the occurrence of such Condemnation, Borrower delivers to Lenders and the Administrative Agent a written undertaking to substitute the Fully Condemned Property with a Substitute Property, then, so long as the Substitution occurs within sixty (60) days after the date of such undertaking, (A) if Net Proceeds are paid by the condemning authority directly to Borrower subsequent to such Substitution, such Net Proceeds may be retained by Borrower for the avoidance of doubt, Net Proceeds received by Borrower prior to such Substitution shall be immediately paid to the Administrative Agent as required by the first paragraph of this Section 5.3) and (B) if Net Proceeds are paid by the condemning authority to the Administrative Agent (or turned over to Administrative Agent as required by the first paragraph of this Section 5.3), such Net Proceeds will be disbursed by the Administrative Agent to Borrower upon the consummation of such Substitution and (ii) if an Event of Default shall have occurred and be continuing, Borrower fails to deliver such an undertaking to Lender or the proposed Substitution is not consummated within sixty (60) days after the date of such undertaking, then (A) Administrative Agent may retain any Net Proceeds received by it (or turned over to it as required by the first paragraph of this Section

5.3), (B) Borrower shall immediately deliver to Administrative Agent any Net Proceeds paid to Borrower (C) the Net Proceeds shall be applied to the prepayment of the Debt in an amount equal to the Release Amount for the Fully Condemned Property in accordance with Section 2.4.2(b) and (D) Borrower shall prepay the Debt in an amount equal to the excess, if any, of the Release Amount for the Fully Condemned Property over such Net Proceeds. Promptly following Borrower’s written request after receipt by Administrative Agent of the Net Proceeds and payment of the Release Amount for such Property, Administrative Agent shall release the Fully Condemned Property from the applicable Mortgage Documents, if any, together with the Lien on the related Collateral, as contemplated by Section 2.5 and disburse to Borrower in the case of the payment of the Release Amount for such Property, the Net Proceeds paid by the condemning authority in excess of the Release Amount for such Property; provided that, during the continuance of an Amortization Period, the applicable Net Proceeds shall instead be delivered to the Cash Management Account in connection with a mandatory prepayment (and any related interest payments, Spread Maintenance Premium and Breakage Costs, as applicable) and disbursed in accordance with Section 2.6.3.
Section 5.4    Restoration. The following provisions shall apply in connection with the Restoration of any Property affected by a Casualty:
(a)    If the Net Proceeds reasonably expected to be received in connection with any single Casualty event is less than the Casualty Threshold Amount, then, (i) if no Event of Default shall have occurred and be continuing and, within sixty (60) days of the date of the occurrence of such Casualty, Borrower delivers to Administrative Agent a written undertaking to expeditiously commence and to satisfactorily complete with due diligence the Restoration of the affected Properties in accordance with the terms of this Agreement, then (A) if Net Proceeds are paid by the insurance company directly to Borrower subsequent to delivering such undertaking, such Net Proceeds may be retained by Borrower (for the avoidance of doubt, Net Proceeds received by Borrower prior to delivering such undertaking shall be immediately paid to Administrative Agent as required by Section 5.2), (B) if Net Proceeds are paid by the insurance company to Administrative Agent (or turned over to Administrative Agent as required by Section 5.2), such Net Proceeds will be disbursed by Administrative Agent to Borrower and (C) Borrower shall conduct the Restoration of the affected Properties in accordance with the terms of Section 5.4(c) and (ii) if an Event of Default shall have occurred and be continuing or Borrower fails to deliver such an undertaking to Administrative Agent, then (A) Administrative Agent may retain any Net Proceeds received by it (or turned over to it as required by Section 5.2), (B) Borrower shall immediately deliver to Administrative Agent any Net Proceeds paid to Borrower, (C) such Net Proceeds shall be applied to the prepayment of the Debt in an amount equal to the Release Amount for such Property in accordance with Section 2.4.2(b), (D) Borrower shall prepay the Debt in an amount equal to the excess, if any, of the Release Amount for such Property over such Net Proceeds, and (E) promptly following Borrower’s written request and receipt by Administrative Agent of the Net Proceeds and payment by Borrower of the amounts set forth in clause (D) above, if any, Administrative Agent shall (x) release the affected Properties from the applicable Mortgage Documents, if any, together with the Lien on the related Collateral, as contemplated by Section 2.5 and (y) disburse to Borrower, (A) in the case of a Substitution, the Net Proceeds paid by the insurance company and (B) in the case of the payment of the Release Amount for such Property, the Net Proceeds paid by the insurance company in excess of the Release Amount for such Property; provided that, during the continuance of a Amortization Period, the applicable Net Proceeds shall instead be delivered to the Cash Management Account in connection with a mandatory prepayment (and any related interest payments, Spread Maintenance Premium and Breakage Costs, as applicable) and disbursed in accordance with Section 2.6.3.
(b)    If the Net Proceeds reasonably expected to be received in connection with any single Casualty event is greater than the Casualty Threshold Amount, then, (i) if no Event of Default shall have occurred and be continuing and, within sixty (60) days of the date of the occurrence of such Casualty,

Borrower delivers to Administrative Agent a written undertaking to expeditiously commence and to satisfactorily complete with due diligence the Restoration of the affected Properties in accordance with the terms of this Agreement, then (A) Borrower shall immediately deliver to Administrative Agent any Net Proceeds paid to Borrower as required by Section 5.2 and (B) Borrower shall conduct the Restoration of the affected Properties in accordance with the terms of and subject to the conditions of Section 5.4(d) and (ii) if an Event of Default shall have occurred and be continuing or Borrower fails to deliver such an undertaking to Administrative Agent, then (A) Administrative Agent may retain any Net Proceeds received by it (or turned over to it as required by Section 5.2), (B) Borrower shall immediately deliver to Administrative Agent any Net Proceeds paid to Borrower as required by Section 5.2, (C) such Net Proceeds shall be applied to the prepayment of the Debt in an amount equal to the Release Amount for such Property in accordance with Section 2.4.2(b), (D) Borrower shall prepay the Debt in an amount equal to the excess, if any, of the Release Amount for the affected Properties over such Net Proceeds, and (E) promptly following Borrower’s written request and receipt by Administrative Agent of the Net Proceeds and payment by Borrower of the amounts set forth in clause (D) above, if any, Administrative Agent shall (x) release the affected Properties from the applicable Mortgage Documents, if any, together with the Lien on the related Collateral, as contemplated by as contemplated by Section 2.5 and (y) disburse to Borrower, (A) in the case of a Substitution, the Net Proceeds paid by the insurance company and (B) in the case of the payment of the Release Amount for such Property, the Net Proceeds paid by the insurance company in excess of the Release Amount for such Property; provided that, during the continuance of an Amortization Period, the applicable Net Proceeds shall instead be delivered to the Cash Management Account in connection with a mandatory prepayment (and any related interest payments, Spread Maintenance Premium and Breakage Costs, as applicable) and disbursed in accordance with Section 2.6.3.
(c)    If Borrower elects to undertake the Restoration a Property or Properties pursuant to Section 5.4(a), (i) Borrower shall, subject to applicable Legal Requirements, commence the Restoration as soon as reasonably practicable (but in no event later than ninety (90) days after such Casualty occurs) and shall diligently pursue the same to satisfactory completion; (ii) Borrower shall cause the affected Property and the use thereof after the Restoration to be in compliance in all material respects with and permitted under all applicable Legal Requirements and such Property, after Restoration, shall be of the same character as prior to such damage or destruction in all material respects; (iii) the Restoration shall be done and completed by Borrower in an expeditious and diligent fashion and in compliance in all material respects with all applicable Legal Requirements and the Renovation Standards; and (iv) for any Restoration of a Property with a total expected cost exceeding $25,000, Borrower shall deliver, or cause to be delivered, to Administrative Agent a signed detailed budget, which budget shall be reasonably acceptable to Administrative Agent (on behalf of the Secured Parties).
(d)    If Borrower elects to undertake the Restoration of a Property or Properties pursuant to Section 5.4(b), the following provisions shall apply:
(i)    the Net Proceeds shall be made available to Borrower for Restoration upon the determination of Administrative Agent that the following conditions are met: (A) Borrower shall, subject to applicable Legal Requirements, commence the Restoration as soon as reasonably practicable (but in no event later than ninety (90) days after such Casualty occurs) and shall diligently pursue the same to satisfactory completion; (B) Administrative Agent shall be satisfied that any operating deficits, including all scheduled payments of principal and interest under this Agreement, which will be incurred with respect to the Properties as a result of the occurrence of the Casualty, whichever the case may be, will be covered out of (1) the Net Proceeds, (2) the insurance coverage referred to in Section 5.1.1(a)(ii), if applicable, or (3) by other funds of Borrower; (C) Administrative

Agent shall be satisfied that the Restoration will be completed on or before the earliest to occur of (1) the date six (6) months prior to the Maturity Date, (2) the earliest date required for such completion under the terms of any Lease, (3) such time as may be required under applicable Legal Requirements and (4) six (6) months prior to the expiration of the insurance coverage referred to in Section 5.1.1(a)(ii); (D) Borrower shall cause the affected Property and the use thereof after the Restoration to be in compliance in all material respects with and permitted under all applicable Legal Requirements and such Property, after Restoration, shall be of the same character as prior to such damage or destruction; (E) the Restoration shall be done and completed by Borrower in an expeditious and diligent fashion and in compliance in all material respects with all applicable Legal Requirements and the Renovation Standards; (F) for any Restoration of a Property with a total expected cost exceeding $25,000, Borrower shall deliver, or cause to be delivered, to Administrative Agent a signed detailed budget, which budget shall be reasonably acceptable to Administrative Agent (on behalf of the Secured Parties), and (G) the Net Proceeds together with any cash or cash equivalent deposited by Borrower with Administrative Agent are sufficient in Administrative Agent’s discretion to cover the cost of the Restoration.
(ii)    The Net Proceeds shall be held by Administrative Agent in the Casualty and Condemnation Subaccount and, until disbursed in accordance with the provisions of this Section 5.4(d), shall constitute additional security for the Debt and other Obligations. The Net Proceeds shall be disbursed by Administrative Agent to, or as directed by, Borrower from time to time during the course of the Restoration, upon receipt of evidence satisfactory to Administrative Agent that (A) all materials installed and work and labor performed (except to the extent that they are to be paid for out of the requested disbursement) in connection with the Restoration have been paid for in full, and (B) there exist no notices of pendency, stop orders, mechanic’s or materialman’s liens or notices of intention to file same, or any other similar liens or encumbrances of any nature whatsoever on the Properties which have not been fully bonded to the satisfaction of Administrative Agent and discharged of record or in the alternative fully insured to the satisfaction of Administrative Agent by the title company issuing the Title Insurance Policy.
(iii)    All plans and specifications required in connection with the Restoration shall be subject to the prior approval of Administrative Agent and an independent consulting engineer selected by Administrative Agent (the “Casualty Consultant”) and, in each case, such approval shall not be unreasonably conditioned, withheld or delayed. Administrative Agent shall have the use of the plans and specifications and all permits, licenses and approvals required or obtained in connection with the Restoration. The identity of the contractors, subcontractors and materialmen engaged in the Restoration, as well as the contracts under which they have been engaged, shall be subject to the approval of Administrative Agent and the Casualty Consultant and, in each case, such approval shall not be unreasonably conditioned, withheld or delayed. All reasonable documented costs and expenses incurred by Administrative Agent in connection with recovering, holding and advancing the Net Proceeds for the Restoration including, without limitation, reasonable attorneys’ fees and disbursements and the Casualty Consultant’s fees and disbursements, shall be paid by Borrower.
(iv)    In no event shall Administrative Agent be obligated to make disbursements of the Net Proceeds in excess of an amount equal to the costs actually incurred from time to time for work in place as part of the Restoration, as certified by the Casualty

Consultant, less the Casualty Retainage. The term “Casualty Retainage” shall mean, as to each contractor, subcontractor or materialman engaged in the Restoration, an amount equal to ten percent (10%) of the costs actually incurred for work in place as part of the Restoration, as certified by the Casualty Consultant, until the Restoration has been completed. The Casualty Retainage shall in no event, and notwithstanding anything to the contrary set forth above in this Section 5.4(d), be less than the amount actually held back by Borrower from contractors, subcontractors and materialmen engaged in the Restoration. The Casualty Retainage shall not be released until the Casualty Consultant certifies to Administrative Agent that the Restoration has been completed in accordance with the provisions of this Section 5.4(d) and that all approvals necessary for the re-occupancy and use of the Property have been obtained from all appropriate Governmental Authorities, and Administrative Agent receives evidence satisfactory to Administrative Agent that the costs of the Restoration have been paid in full or will be paid in full out of the Casualty Retainage; provided, however, that Administrative Agent will release the portion of the Casualty Retainage being held with respect to any contractor, subcontractor or materialman engaged in the Restoration as of the date upon which (x) the Casualty Consultant certifies to Administrative Agent that such contractor, subcontractor or materialman has satisfactorily completed all work and has supplied all materials in accordance with the provisions of such contractor’s, subcontractor’s or materialman’s contract and (y) the contractor, subcontractor or materialman delivers the lien waivers and evidence of payment in full of all sums due to the contractor, subcontractor or materialman as may be reasonably requested by Administrative Agent or by the title company issuing the Title Insurance Policy, and (z) Administrative Agent receives an endorsement to the Title Insurance Owner’s Policy and the Title Insurance Policy insuring title to such Property and evidence of payment of any premium payable for such endorsement. If required by Administrative Agent, the release of any such portion of the Casualty Retainage shall be approved by the surety company, if any, which has issued a payment or performance bond with respect to the contractor, subcontractor or materialman.
(v)    Administrative Agent shall not be obligated to make disbursements of the Net Proceeds more frequently than once every calendar month.
(vi)    If at any time the Net Proceeds or the undisbursed balance thereof shall not, in the opinion of Administrative Agent in consultation with the Casualty Consultant, be sufficient to pay in full the balance of the costs which are estimated by the Casualty Consultant to be incurred in connection with the completion of the Restoration, Borrower shall deposit the deficiency (the “Net Proceeds Deficiency”) with Administrative Agent (for deposit into the Casualty and Condemnation Subaccount) before any further disbursement of the Net Proceeds shall be made. The Net Proceeds Deficiency deposited with Administrative Agent shall be deposited by Administrative Agent into the Casualty and Condemnation Subaccount and shall be disbursed for costs actually incurred in connection with the Restoration on the same conditions applicable to the disbursement of the Net Proceeds, and until so disbursed pursuant to this Section 5.4(d) shall constitute additional security for the Obligations.
(vii)    The excess, if any, of the Net Proceeds and the remaining balance, if any, of the Net Proceeds Deficiency deposited with Administrative Agent after the Casualty Consultant certifies to Administrative Agent that the Restoration has been completed in accordance with the provisions of this Section 5.4(d), and the receipt by Administrative Agent of evidence satisfactory to Administrative Agent that all costs incurred in connection with the Restoration have been paid in full, shall be remitted by Administrative Agent to Borrower, provided no Event of Default shall have occurred and shall be continuing.
(e)    All reasonable documented costs and expenses incurred by Administrative Agent in connection with any Restoration including, without limitation, reasonable attorneys’ fees and disbursements, shall be paid by Borrower.
ARTICLE VI    RESERVE FUNDS
Section 6.1    Tax Funds; HOA Funds
6.1.1    Deposits of Tax Funds. (a) Subject to paragraph (b) below, Borrower shall deposit with the Paying Agent (i) on the Closing Date, an amount equal to Borrower’s estimate (and as approved by the Administrative Agent) of the Property Taxes which will be payable during the period commencing on the Closing Date and ending on the next succeeding Payment Date with respect to all Properties financed pursuant to this Agreement on the Closing Date and (ii) on each Payment Date, an amount equal to one-twelfth (1/12) of the Property Taxes that Administrative Agent estimates will be payable during the next ensuing twelve (12) months, in order to accumulate sufficient funds to pay all such Property Taxes prior to their respective due dates, which amounts shall be transferred into the Tax Subaccount. Amounts deposited from time to time into the Tax Subaccount pursuant to this Section 6.1.1 are referred to herein as the “Tax Funds”. If at any time Administrative Agent reasonably determines that the Tax Funds will not be sufficient to pay the Property Taxes, Administrative Agent shall notify Borrower of such determination and, commencing with the first Payment Date following Borrower’s receipt of such written notice, the monthly deposits for Property Taxes shall be increased by the amount that Administrative Agent estimates is sufficient to make up the deficiency at least ten (10) days prior to the respective due dates for the Property Taxes; provided, that if Borrower receives notice of any deficiency after the date that is ten (10) days prior to the date that Property Taxes are due, Borrower will deposit with or on behalf of Administrative Agent such amount within two (2) Business Days after its receipt of such notice.
(b)    Notwithstanding Section 6.1.1(a), in lieu of making the deposits required thereunder, Borrower may, by written notice to the Administrative Agent, elect to maintain in the Tax Subaccount an amount equal to the amount of Property Taxes payable with respect to the Properties for a period of six months. If such an election is in effect and the Administrative Agent reasonably determines that the Tax Funds in the Tax Subaccount constitute less than the amount described in the previous sentence, the Administrative Agent shall notify Borrower of such determination and, commencing with the first Payment Date following Borrower’s receipt of such written notice, Borrower shall deposit into the Tax Subaccount such shortfall. Furthermore, during any period while such an election is in effect, Borrower shall not be entitled to receive any release of Tax Funds from the Tax Subaccount. Borrower may revoke the election contemplated by this Section 6.1.1(b) by written notice to the Administrative Agent; provided, that (i) such revocation shall not take effect until the first Payment Date that is more than ten (10) Business Days after the date the Administrative Agent receives such notice and (ii) on such Payment Date Borrower shall deposit into the Tax Subaccount an amount reasonably determined by the Administrative Agent that, when combined with prospective deposits into the Tax Subaccount contemplated by clause (ii) of Section 6.1.1(a) will be sufficient funds to pay all Property Taxes with respect to the Properties prior to their respective due dates.
6.1.2    Release of Tax Funds. Provided no Event of Default is continuing and Borrower has not made (or has revoked) any election under Section 6.1.1(b), Administrative Agent shall direct the Paying Agent to disburse Tax Funds in the Tax Subaccount to Borrower to timely pay, or to reimburse

Borrower for payments of, Property Taxes; provided that: (i) such disbursement is for Property Taxes then due and payable by Borrower, (ii) the request for disbursement is accompanied by (A) an Officer’s Certificate from Borrower (1) stating that the items to be funded by the requested disbursement are Property Taxes then due and payable, and describing such Property Taxes and (2) stating that the Property Taxes to be funded from the disbursement in question have not been the subject of a previous disbursement and (iii) if all or any portion of such disbursement will be used to fund Property Taxes in an amount greater than $5,000 for any individual Property, Borrower has delivered to Administrative Agent copies of any invoices, bills or statements related to the Property Taxes for any such Property that are requested by Administrative Agent. If the amount of the Tax Funds shall exceed the amounts due for Property Taxes, Administrative Agent shall, in its sole discretion, direct the Paying Agent to return any excess to Borrower or credit such excess against future payments to be made to the Tax Funds. Any Tax Funds remaining in the Tax Subaccount after the Obligations have been paid in full shall be returned to Borrower. Provided no Default or Event of Default exists, the Tax Funds reserved for any Property shall be released upon a permitted sale and release of such Property in accordance with the terms hereof.
6.1.3    Deposits of HOA Funds. Borrower shall deposit with the Paying Agent on the Closing Date, an amount equal to the HOA Fees that Borrower estimates (and as approved by Administrative Agent) will be payable during the next ensuing six (6) months with respect to all new HOA Properties financed pursuant to this Agreement on the Closing Date, which amounts shall be transferred into the HOA Subaccount. Amounts deposited from time to time into the HOA Subaccount pursuant to this Section 6.1.3 are referred to herein as the “HOA Funds”. If at any time Administrative Agent reasonably determines that the HOA Funds will not be sufficient to pay the HOA Fees for the HOA Properties for the next ensuing six (6) months, Administrative Agent shall notify Borrower of such determination and, within thirty (30) days following Borrower’s receipt of such written notice, Borrower shall deposit with the Paying Agent for transfer into the HOA Subaccount an amount that Administrative Agent estimates is sufficient to make up the deficiency.
6.1.4    Release of HOA Funds. If at any time Administrative Agent believes in good faith that HOA Fees due and payable to an HOA for any HOA Property have become delinquent, Administrative Agent may in its sole and absolute discretion direct the Paying Agent to apply the HOA Funds to pay such HOA Fees. If the amount of the HOA Funds shall exceed the HOA Fees that Administrative Agent estimates will be payable with respect to all HOA Properties during the next ensuing six (6) months, Administrative Agent shall, in its sole discretion, direct the Paying Agent to return any excess to Borrower or credit such excess against future payments to be made to the HOA Funds. Any HOA Funds remaining in the HOA Subaccount after the Obligations have been paid in full shall be returned to Borrower. Provided no Default or Event of Default exists, the HOA Funds reserved for any HOA Property shall be released upon a permitted sale and release (including in connection with a substitution or other prepayment of the Allocated Loan Amount in full) of such Property in accordance with the terms hereof.
Section 6.2    Insurance Funds.
6.2.1    Deposits of Insurance Funds. Borrower shall deposit with the Paying Agent on each Payment Date, an amount equal to one-twelfth of the Insurance Premiums that Borrower estimates (and as approved by the Administrative Agent) will be payable for the renewal of the coverage afforded by the Policies upon the expiration thereof, in order to accumulate sufficient funds to pay all such Insurance Premiums prior to the expiration of the Policies, which amounts shall be transferred into the Insurance Subaccount. Amounts deposited from time to time into the Insurance Subaccount pursuant to this Section 6.2.1 are referred to herein as the “Insurance Funds”. If at any time Administrative Agent reasonably determines that the Insurance Funds will not be sufficient to pay the Insurance

Premiums, Administrative Agent shall notify Borrower of such determination and the monthly deposits for Insurance Premiums shall be increased by the amount that Administrative Agent estimates is sufficient to make up the deficiency at least thirty (30) days prior to expiration of the Policies.
6.2.2    Release of Insurance Funds. Provided no Event of Default is continuing, Administrative Agent shall direct the Paying Agent to disburse Insurance Funds in the Insurance Subaccount to Borrower to timely pay, or to reimburse Borrower for payments of, Insurance Premiums. If the amount of the Insurance Funds shall exceed the amounts due for Insurance Premiums, Administrative Agent shall, in its sole discretion, direct the Paying Agent to return any excess to Borrower or credit such excess against future payments to be made to the Insurance Funds. Any Insurance Funds remaining in the Insurance Subaccount after the Obligations have been paid in full shall be returned to Borrower. Provided no Default or Event of Default exists, the Insurance Funds reserved for any Property shall be released upon a permitted sale and release (including in connection with a substitution or other prepayment of the Allocated Loan Amount in full) of such Property in accordance with the terms hereof.
6.2.3    Acceptable Blanket Policy. Notwithstanding anything to the contrary contained in Section 6.2.1, if an Acceptable Blanket Policy is in effect with respect to the Policies required pursuant to Section 5.1.1, deposits into the Insurance Subaccount required for Insurance Premiums pursuant to Section 6.2.1 shall be suspended to the extent that Insurance Premiums relate to such Acceptable Blanket Policy. Notwithstanding the foregoing, Borrower may, by written notice to Administrative Agent given not less than ten (10) Business Days prior to a Payment Date, elect to reinstate, as of such Payment Date, deposits to the Insurance Subaccount with respect to the Insurance Premiums for one or more of the Policies required pursuant to Section 5.1.1 for which an Acceptable Blanket Policy is in effect. Further, if Borrower makes such an election, then Borrower may rescind such election by providing a written notice thereof to Administrative Agent, which notice shall be effective as of the Payment Date that follows such notice by more than ten (10) Business Days or such later Payment Date as Borrower specifies in its election.
Section 6.3    Capital Expenditure Funds.
6.3.1    Deposits of Capital Expenditure Funds. Borrower shall deposit with the Paying Agent on each Payment Date, an amount equal to one-twelfth of the product of (i) $800 multiplied by (ii) the number of Properties as of such Payment Date, in order to accumulate sufficient funds, for annual Capital Expenditures, which amounts shall be transferred into the Capital Expenditure Subaccount. Amounts deposited from time to time into the Capital Expenditure Subaccount pursuant to this Section 6.3.1 are referred to herein as the “Capital Expenditure Funds”.
6.3.2    Release of Capital Expenditure Funds. Provided no Event of Default is continuing, Administrative Agent shall direct the Paying Agent to disburse Capital Expenditure Funds out of the Capital Expenditure Subaccount to Borrower to pay, or to reimburse Borrower for payments of, Capital Expenditures required to be paid for by Borrower, provided that: (i) such disbursement is for an Approved Capital Expenditure, (ii) the request for disbursement is accompanied by (A) an Officer’s Certificate from Borrower stating that (1)  the items to be funded by the requested disbursement are Approved Capital Expenditures, and a description thereof, (2)  all Approved Capital Expenditures to be funded by the requested disbursement have been completed (or completed to the extent of the requested disbursement) in a good and workmanlike manner and in accordance, in all material respects, with all applicable Legal Requirements and the Renovation Standards, and (3)  the Approved Capital Expenditures to be funded from the disbursement in question have not been the subject of a previous disbursement and are required to be paid for by Borrower and (iii) for any individual expenditure greater than $25,000, Borrower has delivered to Administrative Agent copies of any invoices, bills or statements related to such Approved Capital Expenditures that are requested by Administrative Agent. For the avoidance of doubt, Borrower shall not be entitled to receive a distribution of Capital Expenditure Funds for expenses related to the refurbishment or repair of a Property to the extent that Borrower has been or will be entitled to reimbursement for such expenses from a Tenant’s security deposit.
Section 6.4    Casualty and Condemnation Subaccount. Borrower shall pay, or cause to be paid, to Paying Agent all Insurance Proceeds or Awards due to any Casualty or Condemnation in accordance with the provisions of Section 5.2 and Section 5.3, which amounts shall be transferred into the Casualty and Condemnation Subaccount. Amounts deposited from time to time into the Casualty and Condemnation Subaccount pursuant to this Section 6.4 are referred to herein as the “Casualty and Condemnation Funds”. All Casualty and Condemnation Funds shall be held, disbursed and/or applied in accordance with the provisions of Section 5.3 or Section 5.4, as applicable.
Section 6.5    Eligibility Reserve Subaccount.
6.5.1    Deposit of Eligibility Funds. If Borrower shall be required to make a prepayment in respect of any Property pursuant to Section 2.4.2(a) (other than in the case of any Property that constitutes a Disqualified Property due to the occurrence of a Voluntary Action in respect thereof), Borrower shall have an option to deposit into the Eligibility Reserve Subaccount an amount equal to 100% of the Allocated Loan Amount for any such Property (“Eligibility Funds”); provided that Borrower provides Administrative Agent and the Paying Agent with written notice of any such Eligibility Funds and, no later than the due date for the prepayment required under Section 2.4.2(a), delivers such Eligibility Funds to Paying Agent for deposit to the Eligibility Reserve Subaccount.
6.5.2    Release of Eligibility Funds. Provided no Default or Event of Default exists, Administrative Agent shall direct the Paying Agent to disburse the Eligibility Funds with respect to a Property to Borrower (i) upon the sale of such Property and prepayment of the Debt in an amount equal to the Release Amount for such Property, (ii) upon such Property becoming an Eligible Property or (iii) upon the Substitution of a Substitute Property for such Replaced Property.
Section 6.6    Lien Reserve Subaccount.
6.6.1    Deposit of Lien Reserve Funds. Borrower shall deposit with the Paying Agent on the Closing Date an amount equal to $59,861.36 in respect of the Required Lien Reserve Amount with respect to the Specified Liens identified on Schedule V of the Loan Agreement (such amounts on deposit in the Lien Reserve Subaccount from time to time, the “Lien Reserve Funds”). The Required Lien Reserve Amount applicable to each Property is set forth on Schedule V hereto, which may be adjusted on or prior to first Payment Date in connection with a Lien Reconciliation. In the event that the Lien Reserve Funds on deposit in the Lien Reserve Subaccount are less than the Required Lien Reserve Amount, the Borrower shall promptly deposit such additional amounts in the Lien Reserve Subaccount such that the Lien Reserve Funds equal the Required Lien Reserve Amount.
6.6.2    Release of Eligibility Funds. Provided no Default or Event of Default exists, Administrative Agent shall direct the Paying Agent to disburse the portion of the Lien Reserve Funds allocated to a Property to Borrower (i) upon the sale of such Property and prepayment of the Debt in an amount equal to the Release Amount for such Property, (ii) upon the receipt by the Administrative Agent and the Administrative Agent’s title company of proof of payment and evidence showing that such

Specified Lien has been satisfied and discharged or otherwise removed from the record of such Property in a manner acceptable to the Administrative Agent in its sole and absolute discretion or (iii) upon the Substitution of a Substitute Property for such Replaced Property.
Section 6.7    Advance Rent Funds.
6.7.1    Deposits of Advance Rent Funds. In the event Borrower receives any Advance Rent, Borrower shall deposit (or cause to be deposited) any such Advance Rent into the Advance Rent Subaccount. Amounts deposited from time to time in the Advance Rent Subaccount pursuant to this Section 6.7.1 are referred to herein as the “Advance Rent Funds”.
6.7.2    Release of Advance Rent Funds. Provided no Event of Default has occurred and is continuing, on each Payment Date, Administrative Agent shall direct the Paying Agent to disburse the applicable Advance Rent Funds to the Cash Management Account in accordance with the Advance Rent Disbursement Schedule.
Section 6.8    Reserve Funds, Generally.
(a)    Notwithstanding anything to the contrary contained in this Article VI, disbursements of Reserve Funds to Borrower shall only occur on the Reserve Release Date after receipt by Administrative Agent of a Reserve Release Request from Borrower not less than five (5) Business Days prior to such date; provided, that if the amount of Reserve Funds to be released to Borrower on any Reserve Release Date is less than the Minimum Disbursement Amount, then such Reserve Funds shall continue to be maintained in the Subaccounts until the next Reserve Release Date on which an amount equal to or greater than the Minimum Disbursement Amount is available for disbursement or until the payment in full of the Obligations.
(b)    Borrower grants to Administrative Agent a first-priority perfected security interest in each of the Reserve Funds and any and all monies now or hereafter deposited in each Reserve Fund as additional security for payment of the Debt. Until expended or applied in accordance herewith, the Reserve Funds shall constitute additional security for the Debt.
(c)    During the continuance of an Event of Default, Administrative Agent may (and shall upon written instruction of the Majority Lenders), in addition to any and all other rights and remedies available to Administrative Agent, direct the Paying Agent to apply any sums then present in any or all of the Reserve Funds to the payment of the Debt in any order in its sole discretion.
(d)    The Reserve Funds shall be held in an Eligible Account in cash or Permitted Investments as directed by Administrative Agent. All interest on a Reserve Fund shall be added to and become a part thereof and shall be the sole property of Borrower. Borrower shall be responsible for payment of any federal, state or local income or other tax applicable to the interest earned on the Reserve Funds credited or paid to Borrower.
(e)    Borrower shall not, without obtaining the prior written consent of Administrative Agent, further pledge, assign or grant any security interest in any Reserve Fund or the monies deposited therein or permit any lien or encumbrance to attach thereto (other than Permitted Liens), or any levy to be made thereon, or any UCC‑1 financing statements, except those naming Administrative Agent as the secured party, to be filed with respect thereto.

(f)    Administrative Agent and Paying Agent shall not be liable for any loss sustained on the investment of any funds constituting the Reserve Funds. Borrower shall indemnify Administrative Agent and Paying Agent and hold Administrative Agent harmless from and against any and all actions, suits, claims, demands, liabilities, losses, damages, obligations and reasonable documented costs and expenses (including litigation costs and reasonable attorneys’ fees of external counsel and out-of-pocket expenses) arising from or in any way connected with the Reserve Funds or the performance of the obligations for which the Reserve Funds were established. Borrower hereby assigns to Administrative Agent all rights and claims Borrower may have against all persons or entities supplying labor, materials or other services which are to be paid from or secured by the Reserve Funds; provided, however, that Administrative Agent may not pursue any such right or claim unless an Event of Default has occurred and remains uncured.
ARTICLE VII    DEFAULTS
Section 7.1    Events of Default.
(a)    Each of the following events shall constitute an event of default hereunder (an “Event of Default”):
(i)    if (A) the Debt is not paid in full on the Maturity Date, (B) any Debt Service is not paid in full on the applicable Payment Date, (C) any prepayment of principal due under this Agreement or the Note is not paid when due (other than in connection with a Disqualified Property as to which the Cure Period, if any, has not expired) or (D) any Spread Maintenance Premium or Breakage Costs are not paid when due, in the case of clauses (B) or (D), such failure continuing for two (2) Business Days;
(ii)    if any deposit to the Reserve Funds is not made on the required deposit date therefor, with such failure continuing for two (2) Business Days after the Administrative Agent’s delivery of written notice of such nonpayment to Borrower;
(iii)    if any other amount payable pursuant to this Agreement, the Note or any other Loan Document (other than as set forth in the foregoing clauses (i) and (ii) or in clause (xii) below) is not paid in full when due and payable in accordance with the provisions of the applicable Loan Document, with such failure continuing for a period of ten (10) calendar days after the Administrative Agent’s delivery of written notice of such nonpayment to Borrower;
(iv)    if the Policies are not (A) delivered to Administrative Agent within five (5) Business Days of Administrative Agent’s written request and (B) kept in full force and effect, each in accordance with the terms and conditions hereof;
(v)    a Transfer other than a Permitted Transfer occurs; provided that for purposes of this clause (v), the term “Transfer” shall not include any Lease or any Lien on a Property;
(vi)    if any certification, representation or warranty made by a Relevant Party herein or any other Loan Document, other than a Property Representation, or in any report, certificate, financial statement or other instrument, agreement or document furnished by a Relevant Party to Administrative Agent shall have been false or misleading in any material and adverse respect as of the date such representation or warranty was made; provided, however, if any untrue certification, representation or warranty made after the

Closing Date is susceptible of being cured, Borrower shall have the right to cure such certification, representation or warranty within thirty (30) days (or, in case of a Property Representation, if a longer cure period is expressly provided in this Agreement for such certification, representation or warranty, such longer cure period) after receipt of written notice from Administrative Agent;
(vii)    if any Relevant Party shall make an assignment for the benefit of creditors;
(viii)    if a receiver, liquidator or trustee shall be appointed for any Relevant Party, any Relevant Party shall be adjudicated a bankrupt or insolvent, or if any petition for bankruptcy, reorganization or arrangement pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by or against, consented to, or acquiesced in by, Relevant Party, or if any proceeding for the dissolution or liquidation of any Relevant Party shall be instituted, or if any Loan Party is substantively consolidated with any Person other than a Loan Party; provided, however, if such appointment, adjudication, petition, proceeding or consolidation was involuntary and not consented to by such Relevant Party, upon the same not being discharged, stayed or dismissed within sixty (60) days following its filing;
(ix)    if any Loan Party attempts to assign its rights under this Agreement or any of the other Loan Documents or any interest herein or therein in contravention of the Loan Documents;
(x)    if any of the assumptions contained in any Insolvency Opinion, or in any Additional Insolvency Opinion delivered to Administrative Agent in connection with the Loan, is or shall become untrue in any material respect or Borrower shall be in breach of the covenants set forth in Section 4.1.3; provided that, any such breach shall not constitute an Event of Default (1) if such breach is inadvertent and non-recurring, (2) if such breach is curable, Borrower shall promptly cure such breach within ten (10) days after such breach occurs and (3) Borrower shall have delivered to Administrative Agent an Additional Insolvency Opinion to the effect that such breach or violation does not negate or impair (i) the applicable Insolvency Opinion, or (ii) if an Additional Insolvency Opinion has been previously delivered, such Additional Insolvency Opinion;
(xi)    a breach of the covenants set forth in Sections 4.1.1 (Preservation of Existence), 4.1.13 (Loan Proceeds), 4.1.20 (Anti-Money Laundering), Section 4.1.21 (OFAC), Section 4.1.28 (Delivery of Counterparty Opinion), 4.2.2 (Indebtedness), 4.2.3 (Liens), 4.2.5 (Limitation on Issuance of Equity Interests), 4.2.8 (Dissolution), 4.2.9 (Change in Business), 4.2.11 (Change to Accounts), 4.2.13 (Joint Assessment) 4.2.14 (Limitation on Transactions with Affiliates), 4.2.15 (ERISA) or 4.2.16 (No Embargoed Persons);
(xii)    if with respect to any Disqualified Property, Borrower fails to within the time periods specified in Section 2.4.2(a) either: (A) pay the Release Amount in respect thereof, (B) or deposit the Release Amount for such Disqualified Property in the Eligibility Reserve Subaccount or (C) to the extent permitted pursuant to the terms of this Agreement, effect a Substitution therefor, and such failure continues for more than five (5) Business Days;
(xiii)    if, without Administrative Agent’s written consent, (i) the Management Agreement is terminated (unless simultaneously therewith, Borrower and a new

Qualified Manager enter into a Replacement Management Agreement in accordance with Section 4.2.1), or (ii) there is a default by Borrower under the Management Agreement beyond any applicable notice or grace period and the Manager terminates or cancels the Management Agreement (unless, within thirty (30) days after the expiration of such notice or grace period, Borrower on the one hand, and a new Qualified Manager, on the other, enter into a Replacement Management Agreement in accordance with Section 4.2.1);
(xiv)    if any Loan Party, Sponsor or any subsidiary of Sponsor that owns a direct or indirect ownership interest in any Loan Party shall be convicted of a Patriot Act Offense by a court of competent jurisdiction or becomes subject to Sanctions;
(xv)    the representation and warranty in Section 3.1.24(c) shall fail to be correct in respect of a Tenant of any Property and, in each case, Borrower fails to notify Administrative Agent within five (5) Business Days of Borrower or the Manager obtaining knowledge that such Tenant is on any of the lists described in those sections and promptly take such steps as may be required by Administrative Agent with respect to such Tenant;
(xvi)    if Borrower fails to obtain or maintain all required Interest Rate Cap Agreements or replacements thereof in accordance with Section 2.2.7;
(xvii)    if any Loan Document or any Lien on the Collateral (other than a Disqualified Property) granted thereunder by any Relevant Party shall (except in accordance with its terms or pursuant to Administrative Agent’s written consent), in whole or part, terminate, cease to be effective or cease to be the legally valid, binding and enforceable obligation of the parties thereto or any Relevant Party, any Affiliate of any Relevant Party or the Manager shall disaffirm or contest, in writing, in any manner such effectiveness, validity, binding nature or enforceability (other than as a result of the occurrence of the payment in full of the Obligations);
(xviii)    one or more final judgments for the payment of $2,500,000 or more rendered against any Loan Party, and such amount is not covered by insurance or indemnity or discharged, paid or stayed within sixty (60) days after (i) the date on which the right to appeal thereof has expired if no such appeal has commenced, or (ii) the date on which all rights to appeal have been extinguished;
(xix)    Sponsor fails to comply with the Sponsor Financial Covenant and such failure continues unremedied for ten (10) Business Days; provided, that the foregoing shall not be an Event of Default if an Affiliate of Borrower has agreed in writing to be primarily liable for all obligations of the Sponsor, as applicable, under the Sponsor Guaranty and such Affiliate satisfies the Sponsor Financial Covenant;
(xx)    if any Relevant Party shall continue to be in breach or default under any of the other terms, covenants or conditions of this Agreement or any other Loan Document not specified in subsections (i) through (xix) above, and such breach or default shall continue for ten (10) days after notice to Borrower from Administrative Agent, in the case of any such breach or default which can be cured by the payment of a sum of money, or for thirty (30) days after notice to Borrower from Administrative Agent in the case of any other such breach or default; provided, however, that if such non-monetary breach or default is susceptible of cure in the reasonable discretion of the Administrative Agent but cannot reasonably be cured within such 30-day period, and provided, further, that Borrower shall have commenced to cure such breach or default within such 30-day period and thereafter diligently and expeditiously proceeds to cure the same, such 30-day period may be extended in the reasonable discretion of the Administrative Agent for such time as is reasonably necessary for Borrower in the exercise of due diligence to cure such breach or default, such additional period not to exceed thirty (30) days; or
(xxi)    a Change of Control shall occur without the prior written consent of the Majority Lenders and the Administrative Agent.
(b)    During the continuance of an Event of Default, in addition to any other rights or remedies available to it pursuant to this Agreement and the other Loan Documents or at law or in equity, but subject to Section 7.2(b) below and, in the case of an Event of Default described in clauses (vii) or (viii) above, applicable bankruptcy or similar law, and during the continuance thereof, the Administrative Agent may, and shall at the request of Majority Lenders, take such action, without notice or demand, that Administrative Agent deems advisable to protect and enforce its rights against any Relevant Party and in and to any or all of the Properties, including, without limitation, declaring the Debt to be immediately due and payable, and the Administrative Agent may, and shall at the request of Majority Lenders, enforce or avail itself of any or all rights or remedies provided in the Loan Documents against the Relevant Parties and any or all of the Properties, including, without limitation, all rights or remedies available at law or in equity; and, without limiting the foregoing, upon any Event of Default described in clauses (vii) or (viii) above, the Debt and Other Obligations of Borrower hereunder and under the other Loan Documents shall immediately and automatically become due and payable, without notice or demand, and Borrower hereby expressly waives any such notice or demand, anything contained herein or in any other Loan Document to the contrary notwithstanding.
Section 7.2    Remedies.
(a)    During the continuance of an Event of Default, all or any one or more of the rights, powers, privileges and other remedies available to Administrative Agent against each Relevant Party under this Agreement or any of the other Loan Documents executed and delivered by, or applicable to, a Relevant Party or at law or in equity may be exercised by Administrative Agent (and shall be exercised at the direction of the Majority Lenders; provided that if Majority Lenders is Morgan Stanley Bank, N.A. and no other Lender, then the direction of at least one additional Lender shall be required in addition to Morgan Stanley Bank, N.A. to the extent that there is more than one Lender of the Loan) at any time and from time to time, whether or not all or any of the Debt shall be declared due and payable, and whether or not Administrative Agent shall have commenced any foreclosure proceeding or other action for the enforcement of its rights and remedies under any of the Loan Documents with respect to all or any part of any Property. Any such actions taken by Administrative Agent shall be cumulative and concurrent and may be pursued independently, singularly, successively, together or otherwise, at such time and in such order as Administrative Agent may determine in its sole discretion, to the fullest extent permitted by law, without impairing or otherwise affecting the other rights and remedies of Administrative Agent permitted by law, equity or contract or as set forth herein or in the other Loan Documents. Without limiting the generality of the foregoing, Borrower agrees that if an Event of Default is continuing (i) Administrative Agent is not subject to any “one action” or “election of remedies” law or rule, and (ii) all liens and other rights, remedies or privileges provided to Administrative Agent shall remain in full force and effect until Administrative Agent has exhausted all of its remedies against the Properties and if applicable, each Mortgage has been foreclosed, sold and/or otherwise realized upon in satisfaction of the Debt or the Debt has been paid in full.

(b)    Nothing contained herein or in any other Loan Document shall be construed as requiring Administrative Agent to resort to any Property for the satisfaction of any of the Debt in any preference or priority to any other Property, and Administrative Agent may seek satisfaction out of all of the Properties and the other Collateral, or any part thereof, in its absolute discretion in respect of the Debt. In addition, Administrative Agent shall have the right from time to time to partially foreclose the Lien of the Mortgages, if applicable, and the other Collateral Documents in any manner and for any amounts secured by the Mortgages, in each case, if applicable, and the other Collateral Documents then due and payable as determined by Administrative Agent in its sole discretion including, without limitation, the following circumstances: (i) in the event Borrower defaults beyond any applicable grace period in the payment of one or more scheduled payments of principal and interest, Administrative Agent may foreclose the Lien of one or more of the Mortgages (if applicable) and/or the other Collateral Documents to recover such delinquent payments or (ii) in the event Administrative Agent elects to accelerate less than the entire Outstanding Principal Balance of the Loan, Administrative Agent may foreclose the Lien of one or more of the Mortgages (if applicable) and/or the other Collateral Documents to recover so much of the principal balance of the Loan as Administrative Agent may accelerate and such other sums secured by the Mortgages (if applicable) and the other Collateral Documents as Administrative Agent may elect. Notwithstanding one or more partial foreclosures, the Collateral shall remain subject to the Mortgages (if Administrative Agent has elected to procure the Springing Mortgage Documents following a Springing Deed of Trust Event) and the other Collateral Documents to secure payment of sums secured by the Collateral Documents and not previously recovered.
(c)    As used in this Section 7.2, a “foreclosure” shall include, without limitation, any sale by power of sale.
Section 7.3    Remedies Cumulative; Waivers. The rights, powers and remedies of Administrative Agent under this Agreement shall be cumulative and not exclusive of any other right, power or remedy which Administrative Agent may have against Borrower pursuant to this Agreement or the other Loan Documents, existing at law or in equity or otherwise. The Administrative Agent’s rights, powers and remedies may be pursued singularly, concurrently or otherwise, at such time and in such order as Administrative Agent may determine in the Administrative Agent’s sole discretion. No delay or omission to exercise any remedy, right or power accruing upon an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient. A waiver of one Default or Event of Default with respect to Borrower shall not be construed to be a waiver of any subsequent Default or Event of Default by Borrower or to impair any remedy, right or power consequent thereon.

Section 7.4    Administrative Agent’s Right to Perform. If Borrower fails to perform any covenant or obligation contained herein and such failure shall continue for a period of five (5) Business Days after Borrower’s receipt of written notice thereof from the Administrative Agent, without in any way limiting the Administrative Agent’s right to exercise any of its rights, powers or remedies as provided hereunder, or under any of the other Loan Documents, Administrative Agent may, but shall have no obligation to, perform, or cause the performance of, such covenant or obligation, and all costs, expenses, liabilities, penalties and fines of Administrative Agent incurred or paid in connection therewith shall be payable by Borrower to Administrative Agent upon demand and if not paid shall be added to the Obligations (and to the extent permitted under applicable laws, secured by the Mortgages, if applicable, and the other Collateral Documents) and shall bear interest thereafter at the Default Rate. Notwithstanding the foregoing, Administrative Agent shall have no obligation to send notice to Borrower of any such failure.
ARTICLE VIII    PARTICIPATION AND SALE OF LOAN
Section 8.1    Sale of Loan/Participation.
(a)    At no cost to any Loan Party, any Lender may, upon at least five (5) Business Days prior written notice to the Administrative Agent, and without the consent of any Loan Party (except as otherwise contemplated in the definition of Permitted Assignee), assign to one or more Permitted Assignees any of its rights, title, obligations and interests under this Agreement; provided, however, that any purported assignment by a Lender to a Permitted Assignee or any other Person that is not (i) a Lender or (ii) an Affiliate of such Lender will require the prior written consent of the Administrative Agent (which such consent shall not be unreasonably withheld). No consent of Borrower shall be required for any assignment by a Lender (regardless of whether or not such assignee is a Permitted Assignee) if an Event of Default has occurred and is continuing. Each such assignment shall be of a constant, and not a varying, percentage of all rights and obligations under this Agreement, and the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and after receiving an acceptance from the Administrative Agent, to the Calculation Agent, for recording in the Lender Record, an Assignment and Acceptance, together with a processing and recordation fee of $2,500.
(b)    Upon such execution, delivery, acceptance and recording from and after the effective date specified in such Assignment and Acceptance, (x) the assignee thereunder shall be a party to this Agreement and, to the extent that rights and obligations under this Agreement have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and under the other Loan Documents (y) the assigning Lender shall, to the extent that rights and obligations have been assigned by it pursuant to such Assignment and Acceptance, relinquish such rights and be released from such obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto). Upon its receipt of an Assignment and Acceptance, the Calculation Agent, on behalf of the Administrative Agent shall, if such Assignment and Acceptance has been duly completed, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Lender Record and (iii) give prompt notice thereof to Borrower and the Paying Agent (by delivering the Assignment and Acceptance to such party).

(c)    Any Lender may, without the consent of any Loan Party, at no cost to any Loan Party, sell participations to one or more Persons (excluding all Competitors and any Persons that themselves or any of their Affiliates are engaged in owning, operating and/or managing single-family rental residential properties) (each, a “Participant”) in all or a portion of its rights and obligations hereunder (including the outstanding Loan); provided that following the sale of a participation under this Agreement (i) the obligations of such Lender shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii)  Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which such Lender sells such a participation shall provide that the Participant shall not have any right to direct the enforcement of this Agreement or the other Loan Documents or to approve any amendment, modification or waiver of any provision of this Agreement or the other Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that requires 100% consent of the Lenders pursuant to Section 9.4. Borrower acknowledges and agrees that any Lender’s source of funds may derive in part from its Participants. Accordingly, subject to the limitations set forth in this clause (c), references in Section 2.2.3 and the other terms and provisions of this Agreement and the other Loan Documents to breakage indemnities, reserve and capital adequacy requirements, expenses, increased costs, reduced receipts and the like as they pertain to the Lenders shall be deemed also to include those of its Participants. Borrower agrees that each Participant shall be entitled to the benefits of Section 2.2.3, it being understood that any documentation required to be delivered under Section 2.7.5 shall be delivered to the participating Lender by the Lender that sold the participation to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (a) of this Section 8.1(c); provided that such Participant shall not be entitled to receive any greater payment under Section 2.2.3 with respect to any participation than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change of Law that occurs after the Participant acquired the applicable participation.
(d)    Except as otherwise expressly provided in this Agreement, the Loan Parties may not assign any of their respective rights or obligations hereunder or under the other Loan Documents or any interest herein or therein without the prior written consent of the Administrative Agent and each Lender.
(e)    Notwithstanding any other provision of this Agreement to the contrary, any Lender may at any time pledge or grant a security interest in all or any portion of its rights (including rights to payment of the principal balance of the Loan and interest with respect thereto and/or the rights to payment of interest with respect to the Loan) hereunder to secure obligations of such Lender to a Federal Reserve Bank, without notice to or consent of Borrower or the Administrative Agent; provided, that no such pledge or grant of a security interest shall (x) release a Lender from any of its obligations hereunder or substitute any such pledgee or grantee for such Lender as a party hereto or (y) create any additional, or modify any existing, obligations of Borrower under this Agreement or any other Loan Document.
(f)    If requested by Morgan Stanley Bank, N.A. or the Administrative Agent in connection with the sales of interests in the Loan by Morgan Stanley Bank, N.A. (such initial sales are hereinafter referred to as a “Loan Syndication”), the Loan Parties shall provide information in the possession or control of Borrower or its Affiliates, attorneys, accountants or other agents or which may be reasonably required by Morgan Stanley Bank, N.A. in order to consummate a successful Loan Syndication; provided, that the foregoing shall not require any Loan Party to undertake any undue burden or expense; provided further that in no event shall any Loan Party be required to provide additional legal opinions. In addition, Borrower acknowledges that Morgan Stanley Bank, N.A. or the Administrative Agent may release or disclose to potential transferees or participants of the Loan that agree to be subject to the confidentiality provisions set forth in Section 9.27, originals or copies of the Loan Documents, title information, engineering reports, financial statements, operating statements, appraisals, Leases, and all other materials, documents and information in such Person’s possession or which such Person is entitled to receive under the Loan Documents with respect to the Loan, any Relevant Party, Managers, or the Properties.
Section 8.2    Lender Record; Participant Register.
The Calculation Agent, on behalf of the Administrative Agent, as a non-fiduciary agent of Borrower, shall maintain a record that identifies each owner (including successors and assignees) of an interest in the Loan, including the name of the owner, and each owner’s rights to the Loan (the “Lender Record”), and shall record all transfers of an interest in the Loan, including each assignment and each Lender’s Lender Percentage in the Lender Record. The original Lender Record shall be based on the Lenders reflected in this Agreement as of the Closing Date. Transfers of interests in the Loan (including assignments) shall be subject to the applicable conditions set forth in the Loan Documents with respect thereto and the Calculation Agent, upon written notice of any transfer from the Administrative Agent, shall update the Lender Record to reflect the transfer. In the absence of written notice of any transfer from the Administrative Agent, the Calculation Agent shall have no duty to update the Lender Record and shall have no liability for any resulting inaccuracy of the Lender Record, or any incorrect payments resulting from any such inaccuracy of the Lender Record. The Lender Record shall be available for inspection by Borrower upon request from the Administrative Agent, at any reasonable time and from time to time upon reasonable prior notice. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Lender Record as provided in this paragraph. It is intended that the foregoing paragraph will comply with Section 5f.103-1(c) of the U.S. Department of Treasury regulations and Proposed U.S. Department of Treasury regulation Section 1.163-5(b) such that all or any portion of the Loan is in registered form.
Furthermore, each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts and stated interest of each participant’s interest in the Loan or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any participant or any information relating to a participant’s interest) except to the extent that such disclosure is necessary to establish that the Loan or other obligation is in registered form under Section 5f.103-1(c) of the U.S. Department of Treasury regulations and Proposed U.S. Department of Treasury regulation Section 1.163-5(b). The entries in the Lender Record and Participant Register shall be conclusive absent manifest error. Borrower, each Lender and any of its successors and assigns, the Paying Agent and the Calculation Agent shall treat each Person whose name is recorded in the Lender Record pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement and the participating Lender shall treat each Person whose name is recorded in the Participant Register pursuant to the terms hereof as the owner of such participation for all purposes of this Agreement. Failure to make any such recordation, or any error in such recordation, however, shall not affect Borrower’s obligations in respect of the Loan.
ARTICLE IX    MISCELLANEOUS
Section 9.1    Survival. This Agreement and all covenants, agreements, representations and warranties made herein and in the certificates delivered pursuant hereto shall survive the making by Lenders of the Loan and the execution and delivery to Administrative Agent of this Agreement, and shall continue in full force and effect so long as all or any of the Debt is outstanding and unpaid unless a longer period is expressly set forth herein or in the other Loan Documents. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the legal representatives, successors and assigns of such party. All covenants, promises and agreements in this Agreement, by or on behalf of Borrower, shall inure to the benefit of the legal representatives, successors and permitted assigns of the Lenders.
Section 9.2    Administrative Agent’s Discretion. Whenever pursuant to this Agreement Administrative Agent exercises any right given to it to approve or disapprove any matter, or any arrangement or term is to be satisfactory to Administrative Agent, the decision of Administrative Agent to approve or disapprove such matter or to decide whether arrangements or terms are satisfactory or not satisfactory shall (except as is otherwise specifically herein provided) be in the sole discretion of Administrative Agent and shall be final and conclusive.
Section 9.3    Governing Law; Submission to Jurisdiction.
(a)    THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND THE OBLIGATIONS ARISING HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE AND ANY APPLICABLE LAW OF THE UNITED STATES OF AMERICA, EXCEPT THAT AT ALL TIMES THE PROVISIONS FOR THE CREATION, PERFECTION, AND ENFORCEMENT OF ANY LIENS ON THE PROPERTIES CREATED PURSUANT TO ANY MORTGAGE DOCUMENTS, IF APPLICABLE, SHALL BE GOVERNED BY AND CONSTRUED ACCORDING TO THE LAW OF THE STATE IN WHICH THE APPLICABLE INDIVIDUAL PROPERTY IS LOCATED, IT BEING UNDERSTOOD THAT, TO THE FULLEST EXTENT PERMITTED BY THE LAW OF SUCH STATE, THE LAW OF THE STATE OF NEW YORK SHALL GOVERN THE CONSTRUCTION, VALIDITY AND ENFORCEABILITY OF ALL LOAN DOCUMENTS AND ALL OF THE OBLIGATIONS ARISING HEREUNDER OR THEREUNDER. TO THE FULLEST EXTENT PERMITTED BY LAW, BORROWER HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AND THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK PURSUANT TO SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.
(b)    ANY LEGAL SUIT, ACTION OR PROCEEDING BROUGHT BY OR AGAINST ANY PARTY TO THIS AGREEMENT ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS MAY AT SUCH PERSON’S OPTION (UNLESS SUCH PERSON IS BORROWER) BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN THE CITY OF NEW YORK, COUNTY OF NEW YORK, PURSUANT TO SECTION 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW AND BORROWER WAIVES ANY OBJECTIONS WHICH IT MAY NOW OR HEREAFTER HAVE BASED ON VENUE AND/OR FORUM NON CONVENIENS OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND BORROWER HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUIT, ACTION OR PROCEEDING. NOTHING HEREIN OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR ANY OTHER SECURED PARTY MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO ANY COLLATERAL OR ANY PROPERTIES IN THE COURTS OF ANY JURISDICTION WHERE ANY SUCH COLLATERAL OR PROPERTY IS LOCATED.

Section 9.4    Modification, Waiver in Writing.
No waiver of any provision of this Agreement, consent to any departure by the Loan Parties therefrom or amendment, modification or restatement of this Agreement (except as otherwise expressly set forth below in this Section 9.4) shall in any event be effective unless the same shall be in writing and signed by the Administrative Agent and the Majority Lenders, and then such waiver, consent, modification, amendment or restatement (subject to the terms of this Section 9.4) shall be effective only in the specific instance and for the specific purpose for which given; provided, that no such amendment or waiver shall:
(i)    extend the Maturity Date without the written consent of each Lender directly affected thereby;
(ii)    extend the time or date of payment of the principal amount of, or accrued interest on, on the Loan without the written consent of each Lender or the time or date of payment of accrued interest on the Loan without the written consent of each Lender;
(iii)    other than in connection with a Permitted Transfer, release the security interest in or transfer all or substantially all of the Collateral or release the guarantee of any Relevant Party (except as specifically permitted in such guarantee) without the written consent of each Lender;
(iv)    forgive or reduce the outstanding principal amount of the Loan without the written consent of each Lender, reduce the rate of interest on the Loan without the written consent of each Lender;
(v)    increase the principal amount of the Loan any Lender is otherwise obligated to fund herein or otherwise obligate any Lender to fund additional advances under this Agreement without the written consent of such Lender;
(vi)    amend, modify or waive any provision of the definitions of “Majority Lenders”, “Supermajority Lenders”, “Amortization Period”, “Change of Control” or “Collateral” or this Section 9.4 without the written consent of each Lender;
(vii)    (a) amend or modify any of the collateral performance tests set forth in the definitions of “Combined LTV/DSCR Test”, “DSCR Test” or “Debt Yield Test” or any of the definitions of “Debt Service Coverage Ratio”, “Debt Yield”, “LTV Ratio”, in each case without the consent of each Lender, or (b) waive the breach of any of the collateral performance tests set forth in the definitions of “Combined LTV/DSCR Test”, “DSCR Test” or “Debt Yield Test” without the consent of the Supermajority Lenders;
(viii)    amend Section 2.6.3 to modify the priority of payments set forth therein or otherwise modify any provisions herein that would alter the pro rata sharing of payments required among the Lenders without the written consent of each Lender directly and adversely affected thereby;
(ix)    amend, modify or waive any provision so as to permit Borrower to grant Mortgages on the Properties to any Person other than the Administrative Agent with a priority senior to that of the Administrative Agent without the written consent of each Lender;

(x)    amend, modify or waive the criteria for Substitution Conditions or Eligible Substitute Properties without the prior written consent of the Supermajority Lenders;
(xi)    waive the occurrence of an Event of Default specified in Sections 7.1(a)(i)(A) through (C), 7.1(a)(v), 7.1(a)(viii), 7.1(a)(ix), 7.1(a)(xiv), 7.1(a)(xv), 7.1(a)(xvii), 7.1(a)(xviii) or,7.1(a)(xxi) without the prior written consent of each Lender;
(xii)    waive the occurrence of an Event of Default specified in Sections 7.1(a)(ii), 7.1(a)(iii), 7.1(a)(vii), 7.1(a)(xi) or 7.1(a)(xix) without the prior written consent of the Supermajority Lenders; or
(xiii)    other than in connection with a Permitted Transfer, consent to or permit the assignment or transfer by the Loan Parties or any of their rights and obligations under this Agreement without the written consent of each Lender;
provided, further, however, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Calculation Agent or the Paying Agent hereunder without the prior written consent of the Calculation Agent or the Paying Agent, as applicable. For purposes of determining whether the consent of the Calculation Agent or the Paying Agent is required for any amendment, written notice of each proposed amendment (including a copy thereof) shall be delivered to the Calculation Agent and the Paying Agent via email at CTSSFR@wellsfargo.com not less than two (2) Business Days prior to the proposed effective date of such amendment and each of the Calculation Agent and the Paying Agent shall review such amendment and determine, in its reasonable discretion whether or not its consent is required. If neither the Calculation Agent nor the Paying Agent responds by the proposed effective date of such Amendment to confirm whether its consent is required with respect thereto, each of the Calculation Agent and the Paying Agent shall be deemed to have confirmed that its consent is not required. Neither the Calculation Agent nor the Paying Agent shall have any liability for any failure to comply with the terms of any amendment or waiver as to which it did not receive written notice as specified in this Section 9.4.
Notwithstanding anything to the contrary contained in this Section 9.4, guarantees, collateral security documents and related documents executed by the Relevant Parties in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and the applicable Relevant Party and may be, together with this Agreement, amended, supplemented and waived with the consent of the Administrative Agent at the request of the applicable Relevant Party without the need to obtain the consent of any Lender if such amendment, supplement or waiver is delivered in order (i) to comply with local law or advice of local counsel, (ii) to cure ambiguities, omissions, mistakes or defects or (iii) to cause such guarantee, collateral security document or other document to be consistent with this Agreement and the other Loan Documents.
Section 9.5    Delay Not a Waiver. Neither any failure nor any delay on the part of Administrative Agent or any Lender in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege hereunder or under any other Loan Document, or any other instrument given as security therefor, shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege. In particular, and not by way of limitation, by accepting payment after the due date of any amount payable under this Agreement or any other Loan Document, the Administrative Agent or such Lender shall not be deemed to have waived any right either to require prompt payment when due of all other amounts due under this Agreement, the Note or the other Loan Documents, or to declare a default for failure to effect prompt payment of any such other amount.
Section 9.6    Notices.
(a)    All notices, consents, approvals and requests required or permitted hereunder or under any other Loan Document shall be given in writing and shall be effective for all purposes if hand delivered or sent by (a) certified or registered United States mail, postage prepaid, return receipt requested, (b) electronic mail or (c) expedited prepaid delivery service, either commercial or United States Postal Service, with proof of attempted delivery, addressed as follows (or at such other address and Person as shall be designated from time to time by any party hereto, as the case may be, in a written notice to the Administrative Agent and Borrower in the manner provided for in this Section 9.6):
If to Administrative Agent:
Morgan Stanley Mortgage Capital Holdings LLC
1585 Broadway, 24th Floor
New York, NY 10036
Attention: SPG FID Secured Lending
Facsimile No. (718) 233-2404
Email: spglending-abs@morganstanley.com (and post to the Property Files Website)

If to any Lender:	At the address set forth on such Lender’s signature page to this Agreement or the applicable Assignment and Acceptance

If to Paying Agent or

Calculation Agent:	Wells Fargo Bank, N.A.
9062 Old Annapolis Road
Columbia, MD 21045
Attention: Client Manager: MSHOMESFR2018
Email: CTSSFR@wellsfargo.com

If to Borrower:	Home SFR Borrower, LLC 5100 Tamarind Reef
Christiansted, USVI 00820
Attention: Chief Administrative Officer
Email: Stephen.gray@altisourceamc.com

With a copy to	Home SFR Borrower, LLC 5100 Tamarind Reef
Christiansted, USVI 00820
Attention: Randall Mason
Email: Randall.mason@altisourceamc.com

A notice shall be deemed to have been given: in the case of hand delivery, at the time of delivery; in the case of registered or certified mail, when delivered or the first attempted delivery on a Business Day; in the case of expedited prepaid delivery, upon the first attempted delivery on a Business Day; or when in the case of electronic mail, when delivered on a Business Day.
Section 9.7    Trial by Jury. EACH PARTY HERETO HEREBY AGREES NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THE LOAN DOCUMENTS, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY EACH PARTY HERETO, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. EACH PARTY HERETO IS HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER BY THE OTHER PARTY HERETO.
Section 9.8    Headings. The Article and/or Section headings and the Table of Contents in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.
Section 9.9    Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.
Section 9.10    Preferences. The Administrative Agent shall have the continuing and exclusive right to apply or reverse and reapply any and all payments by Borrower to any portion of the obligations of Borrower hereunder in accordance with this Agreement. To the extent Borrower makes a payment or payments to Administrative Agent (on behalf of the Secured Parties), which payment or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the obligations hereunder or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by the Administrative Agent (on behalf of the Secured Parties).
Section 9.11    Waiver of Notice. Following the occurrence and continuance of a Default or an Event of Default, Borrower shall not be entitled to any notices of any nature whatsoever from the Administrative Agent, any Servicing Agent or any Lender except with respect to matters for which this Agreement or the other Loan Documents specifically and expressly provide for the giving of notice by such Person to Borrower and except with respect to matters for which Borrower is not, pursuant to applicable Legal Requirements, permitted to waive the giving of notice. Borrower hereby expressly waives the right to receive any notice from the Administrative Agent, any Servicing Agent and any Lender with respect to any matter for which this Agreement or the other Loan Documents do not specifically and expressly provide for the giving of notice by such Person to Borrower.
Section 9.12    Remedies of Borrower. In the event that a claim or adjudication is made that the Administrative Agent, a Lender or any of their respective agents have acted unreasonably or unreasonably delayed acting in any case where by law or under this Agreement or the other Loan Documents, the Administrative Agent, such Lender or such agent, as the case may be, has an obligation to act reasonably or promptly, Borrower agrees that the Administrative Agent, each Lender and their respective agents shall not be liable for any monetary damages, and Borrower’s sole remedies shall be limited to commencing an action seeking specific performance, injunctive relief or declaratory judgment. The parties hereto agree that any action or proceeding to determine whether the Administrative Agent, a Lender or any of their respective agents has acted reasonably shall be determined by an action seeking declaratory judgment.
Section 9.13    Indemnity.
Borrower shall indemnify, defend and hold harmless the Indemnified Persons from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not an Indemnified Person shall be designated a party thereto), that may be imposed on, incurred by, or asserted against any Indemnified Person in any manner relating to or arising out of (i) any breach by Borrower of its obligations under, or any material misrepresentation by Borrower contained in, this Agreement or the other Loan Documents or (ii) the use or intended use of the proceeds of the Loan (collectively, the “Indemnified Liabilities”); provided, however, that Borrower shall not have any obligation to any Indemnified Person hereunder to the extent that such Indemnified Liabilities arise from the gross negligence, illegal acts, fraud or willful misconduct of such Indemnified Person. To the extent that the undertaking to indemnify, defend and hold harmless set forth in the preceding sentence may be unenforceable because it violates any law or public policy, Borrower shall pay the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by the Indemnified Persons.
Section 9.14    Schedules and Exhibits Incorporated. The Schedules and Exhibits annexed hereto are hereby incorporated herein as a part of this Agreement with the same effect as if set forth in the body hereof.
Section 9.15    Offsets, Counterclaims and Defenses. Any assignee of a Lender’s interest in and to this Agreement and the other Loan Documents shall take the same free and clear of all offsets, counterclaims or defenses which are unrelated to such documents which Borrower may otherwise have against any assignor of such documents, and no such unrelated counterclaim or defense shall be interposed or asserted by Borrower in any action or proceeding brought by any such assignee upon such documents and any such right to interpose or assert any such unrelated offset, counterclaim or defense in any such action or proceeding is hereby expressly waived by Borrower.
Section 9.16    No Joint Venture or Partnership; No Third Party; Beneficiaries.
(a)    Borrower and Administrative Agent and Lenders intend that the relationships created hereunder and under the other Loan Documents be solely that of borrower and lender. Nothing herein or therein is intended to create a joint venture, partnership, tenancy‑in‑common, or joint tenancy relationship between Borrower, on the one hand and Administrative Agent and Lenders, on the other hand nor to grant Administrative Agent or Lenders any interest in the Properties other than, if applicable, that of mortgagee, beneficiary or lender.
(b)    This Agreement and the other Loan Documents are solely for the benefit of Administrative Agent and Lenders and Borrower and nothing contained in this Agreement or the other Loan Documents shall be deemed to confer upon anyone other than Administrative Agent and Lenders and Borrower any right to insist upon or to enforce the performance or observance of any of the obligations contained herein or therein. All conditions to the obligations of Lenders to make the Loan hereunder are imposed solely and exclusively for the benefit of Lenders and no other Person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that Lenders will refuse to make the Loan in the absence of strict compliance with any or all thereof and no other Person shall under any circumstances be deemed to be a beneficiary of such conditions, any or all of which may be freely waived in whole or in part by Lenders if, in their sole discretion, deem it advisable or desirable to do so.
Section 9.17    Publicity. All news releases, publicity or advertising by Borrower or its Affiliates through any media intended to reach the general public which refers to the Loan Documents or the financing evidenced by the Loan Documents, to Administrative Agent, the Lenders or any of their respective Affiliates (with respect to the Loan) shall be subject to the prior written approval of the Administrative Agent, such Lenders or such Affiliates in their sole discretion (other than to the extent included in any disclosures or filings required under the Securities and Exchange Commission or state securities laws, in which case Borrower’s obligations hereunder shall be limited to providing the Lenders with a reasonable prior opportunity to review). Each of the Administrative Agent and the Lenders shall have the right to publicly describe the Loan in general terms advertising and public communications of all kinds, including press releases, direct mail, newspapers, magazines, journals, e-mail, or internet advertising or communications. Details such as the addresses of the Properties, the amount of the Loan, the date of the closing and descriptions of the size/locations of the Properties shall only be included subject to Borrower’s approval in advance. Notwithstanding the foregoing, Borrower’s approval shall not be required for the publication by any Lender of notice of the Loan by means of a customary tombstone advertisement, which, for the avoidance of doubt, may include the amount of the Loan, the number of Properties as of the Closing Date and the parties involved in the transactions contemplated hereby.
Section 9.18    Cross Default; Cross Collateralization; Waiver of Marshalling of Assets.

(a)    Borrower acknowledges that Lenders have made the Loan to Borrower upon the security of its collective interest in the Properties and in reliance upon the aggregate of the Properties taken together being of greater value as collateral security than the sum of each Property taken separately. Borrower agrees that the Mortgages are and will be cross-collateralized and cross-defaulted with each other so that (i) an Event of Default under any of the Mortgages shall constitute an Event of Default under each of the other Mortgages which secure the Debt; (ii) an Event of Default under this Agreement shall constitute an Event of Default under each Mortgage; (iii) each Mortgage shall constitute security for the Debt as if a single blanket lien were placed on all of the Properties security for the Debt; and (iv) such cross-collateralization shall in no event be deemed to constitute a fraudulent conveyance.
(b)    To the fullest extent permitted by law, Borrower, for itself and its successors and assigns, waives all rights to a marshalling of the assets of Borrower, Borrower’s partners and others with interests in Borrower, and of the Properties, or to a sale in inverse order of alienation in the event of foreclosure of all or any of the Mortgages, and agrees not to assert any right under any laws pertaining to the marshalling of assets, the sale in inverse order of alienation, homestead exemption, the administration of estates of decedents, or any other matters whatsoever to defeat, reduce or affect the right of the Administrative Agent and the Lenders under the Loan Documents to a sale of the Properties for the collection of the Debt without any prior or different resort for collection or of the right of Administrative Agent and the Lenders to the payment of the Debt out of the net proceeds of the Properties in preference to every other claimant whatsoever. In addition, Borrower, for itself and its successors and assigns, waives in the event of foreclosure of any or all of the Mortgages, any equitable right otherwise available to Borrower which would require the separate sale of the Properties or require Administrative Agent (on behalf of Lenders) to exhaust its remedies against any Property or any combination of the Properties before proceeding against any other Property or combination of Properties; and, further, in the event of such foreclosure, Borrower hereby expressly consents to and authorizes, at the option of Administrative Agent, the foreclosure and sale either separately or together of any combination of the Properties.
Section 9.19    Conflict; Construction of Documents; Reliance. In the event of any conflict between the provisions of this Agreement and any of the other Loan Documents, the provisions of this Agreement shall control. The parties hereto acknowledge that they were each represented by competent counsel in connection with the negotiation, drafting and execution of the Loan Documents and that such Loan Documents shall not be subject to the principle of construing their meaning against the party which drafted same. Borrower acknowledges that, with respect to this Agreement and the other Loan Documents, Borrower shall rely solely on its own judgment and advisors in entering into the such Loan Documents without relying in any manner on any statements, representations or recommendations of the Administrative Agent, any Lender or any parent, subsidiary or Affiliate of an Administrative Agent or any Lender. Neither the Administrative Agent nor any Lender shall be subject to any limitation whatsoever in the exercise of any rights or remedies available to it under any of the Loan Documents or any other agreements or instruments which govern the Loan by virtue of the ownership by it or any parent, subsidiary or Affiliate of the Administrative Agent or such Lender of any equity interest any of them may acquire in Borrower, and Borrower hereby irrevocably waives the right to raise any defense or take any action on the basis of the foregoing with respect to the Administrative Agent or such Lender’s exercise of any such rights or remedies. Borrower acknowledges that such Administrative Agent and the Lenders engage in the business of real estate financings and other real estate transactions and investments which may be viewed as adverse to or competitive with the business of Borrower or its Affiliates.
Section 9.20    Brokers and Financial Advisors. Borrower hereby represents that neither it nor Sponsor has dealt with any financial advisors, brokers, underwriters, placement agents, agents or finders in connection with the transactions contemplated by this Agreement. Borrower hereby agrees to indemnify, defend and hold the Administrative Agent harmless from and against any and all claims, liabilities, reasonable documented costs and expenses of any kind (including the Administrative Agent’s attorneys’ fees of external counsel and out-of-pocket expenses) in any way relating to or arising from a claim by any Person that such Person acted on behalf of Borrower or the Administrative Agent in connection with the transactions contemplated herein. The provisions of this Section 9.20 shall survive the expiration and termination of this Agreement and the payment of the Debt.
Section 9.21    Prior Agreements. This Agreement and the other Loan Documents contain the entire agreement of the parties hereto and thereto in respect of the transactions contemplated hereby and thereby, and all prior agreements among or between such parties, whether oral or written, among any of the parties hereto are superseded by the terms of this Agreement and the other Loan Documents.
Section 9.22    Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. Copies of originals, including copies delivered by facsimile, pdf or other electronic means shall have the same import and effect as original counterparts and shall be valid, enforceable and binding for the purposes of this Agreement.
Section 9.23    Ratable Payments. If any Lender, whether by setoff or otherwise, has payment made to it with respect to any Obligations in a greater proportion than that received by any other Lender entitled to receive a ratable share of such payment, such Lender agrees, promptly upon demand, to purchase for cash without recourse or warranty a portion of such Obligations so that after such purchase each Lender will hold its ratable proportion of such Obligations; provided that if all or any portion of such excess amount is thereafter recovered from such Lender, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.
Section 9.24    Exculpation of Administrative Agent. The Administrative Agent neither undertakes nor assumes any responsibility or duty to Borrower or any other party to select, review, inspect, examine, supervise, pass judgment upon or inform Borrower or any third party of (a) the existence, quality, adequacy or suitability of Broker Price Opinions of the Properties or Collateral, (b) any environmental report, or (c) any other matters or items, including property inspections that are contemplated in the Loan Documents. Any such selection, review, inspection, examination and the like, and any other due diligence conducted by Administrative Agent (on behalf of the Secured Parties), is solely for the purpose of protecting the Administrative Agent’s and the Lenders’ rights under the Loan Documents, and shall not render the Administrative Agent liable to Borrower or any third party for the existence, sufficiency, accuracy, completeness or legality thereof.
Section 9.25    Patriot Act Records and Compliance.
(a)    The Administrative Agent, each Servicing Agent and each Lender hereby notifies Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies Borrower and Sponsor, which information includes the name and address of Borrower and Sponsor and other information that will allow such Person to identify Borrower or Sponsor in accordance with the Patriot Act.
(b)    Each party hereto agrees that it shall provide the Paying Agent with such information as the Paying Agent may reasonably request from time to time in order for the Paying Agent to comply with any applicable requirements of the Patriot Act.
Section 9.26    No Fiduciary Duty.
(a)    Borrower acknowledges that, in connection with this Agreement, the other Loan Documents and the Transaction, Administrative Agent and each Lender has relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, accounting, tax and other information provided to, discussed with or reviewed by such Person for such purposes, and no such Person assumes any liability therefor or responsibility for the accuracy, completeness or independent verification thereof. Administrative Agent and Lenders, their respective affiliates and their respective equityholders and employees (for purposes of this Section 9.26, the “Lending Parties”) have no obligation to conduct any independent evaluation or appraisal of the assets or liabilities (including any contingent, derivative or off-balance sheet assets and liabilities) of Sponsor, Borrower or any other Person or any of their respective affiliates or to advise or opine on any related solvency or viability issues.
(b)    It is understood and agreed that (i) the Lending Parties shall act under this Agreement and the other Loan Documents as independent contractors, (ii) the Transaction is an arm’s-length commercial transaction between the Lending Parties, on the one hand, and Borrower, on the other, (iii) each Lending Party is acting solely as principal and not as the agent or fiduciary of Borrower, Sponsor or their respective affiliates, stockholders, employees or creditors or any other Person and (iv) nothing in this Agreement, the other Loan Documents, the Transaction or otherwise shall be deemed to create (A) a fiduciary duty (or other implied duty) on the party of any Lending Party to Sponsor, Borrower, any of their respective affiliates, stockholders, employees or creditors, or any other Person or (B) a fiduciary or agency relationship between Sponsor, Borrower or any of their respective affiliates, stockholders, employees or creditors, on the one hand, and the Lending Parties, on the other. Borrower agrees that neither it nor Sponsor nor any of their respective affiliates shall make, and hereby waives, any claim against the Lending Parties based on an assertion that any Lending Party has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to Borrower, Sponsor or their respective affiliates, stockholders, employees or creditors. Nothing in this Agreement or the other Loan Documents is intended to confer upon any other Person (including affiliates, stockholders, employees or creditors of Borrower and Sponsor) any rights or remedies by reason of any fiduciary or similar duty.
(c)    Borrower acknowledges that it has been advised that the Lending Parties are full service financial services firms engaged, either directly or through affiliates in various activities, including securities trading, investment banking and financial advisory, investment management, principal investment, hedging, financing and brokerage activities and financial planning and benefits counseling for both companies and individuals. In the ordinary course of these activities, the Lending Parties may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and/or financial instruments (including loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and/or instruments. Such investment and other activities may involve securities and instruments of affiliates of Borrower, including Sponsor, as well as of other Persons that may (i) be involved in transactions arising from or relating to the Transaction, (ii) be customers or competitors of Borrower, Sponsor and/or their respective affiliates, or (iii) have other relationships with Borrower, Sponsor and/or their respective affiliates. In addition, the Lending Parties may provide investment banking, underwriting and financial advisory services to such other Persons. The Lending Parties may also co-invest with, make direct investments in, and invest or co-invest client monies in or with funds or other investment vehicles managed by other parties, and such funds or other investment vehicles may trade or make investments in securities of affiliates of Borrower, including Sponsor, or such other Persons. The Transaction may have a direct or indirect impact on the investments, securities or instruments referred to in this Section 9.26(c). Although the Lending Parties in the course of such other activities and relationships may acquire information about the Transaction or other Persons that may be the subject of the Transaction, the Lending Parties shall have no obligation to disclose such information, or the fact that the Lending Parties are in possession of such information, to Borrower, Sponsor or any of their respective affiliates or to use such information on behalf of Borrower, Sponsor or any of their respective affiliates.
(d)    Borrower acknowledges and agrees that Borrower has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to this Agreement, the other Loan Documents, the Transaction and the process leading thereto.
Section 9.27    Confidentiality.
(a)    This Agreement and the Loan Documents and their respective terms, provisions, supplements and amendments, and transactions and notices thereunder, are proprietary to Administrative Agent and shall be held by Borrower in strict confidence and shall not be disclosed to any third party without the consent of Administrative Agent except for (i) disclosure to Borrower’s Affiliates, directors, attorneys, agents or accountants, provided that such attorneys or accountants likewise agree to be bound by this covenant of confidentiality, or are otherwise subject to confidentiality restrictions or (ii) upon prior written notice to Administrative Agent to the extent permitted under applicable law, disclosure required by applicable law, rule, regulation or order of a Governmental Authority, court or other regulatory body or (iii) when circumstances reasonably permit, any disclosures or filing required under Securities and Exchange Commission (“SEC”) or state securities’ laws; provided that in the case of disclosure by any party pursuant to the foregoing clauses (ii) and (iii), Borrower shall take reasonable actions to provide Administrative Agent with prior written notice; provided further that in the case of (iii) Borrower shall not file any of the Loan Documents other than this Agreement with the SEC or state securities office unless Borrower shall have provided reasonable prior written notice of such filing to Administrative Agent and reasonable prior opportunity to review such filing. Notwithstanding anything herein to the contrary, each party (and each employee, representative, or other agent of each party) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transaction and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure. For this purpose, tax treatment and tax structure shall not include (i) the identity of any existing or future party (or any Affiliate of such party) to this Agreement or (ii) any specific pricing information or other commercial terms, including the amount of any fees, expenses, rates or payments arising in connection with the transactions contemplated by this Agreement. Borrower shall be responsible for any failure of any of

Borrower Affiliates, directors, attorneys, agents or accountants to comply with the provisions of this clause (a).
(b)    The Administrative Agent, the Servicing Agents and the Lenders shall not disclose to any Person (1)  information regarding the business or Properties of Borrower or any other Loan Party or the business or properties of any Relevant Party or of any Affiliate of any Relevant Party that it has received from such Relevant Party or such Affiliate in connection with this Agreement and (2) any information contained in any Property File, including, without limitation, with respect to any Tenant, furnished to such party in connection with the Transaction (collectively, the “Borrower Information”), except (i) to its and its Affiliates’ officers, directors, employees, agents, consultants, accountants, legal counsel, tax advisors and other representatives (collectively, the “Lender Representatives”), who have a need to know the Borrower Information for the purpose of assisting in the negotiation, completion and management of the Transaction and who agree to be bound by the provisions in this section applicable to the Administrative Agent, the Servicing Agents and the Lenders, (ii) to the extent required by applicable law, regulation, subpoena or other legal process (provided that the Borrower Information shall be redacted in a manner reasonably satisfactory to Borrower to the extent permitted under such applicable law, regulation, subpoena or other legal process) or in connection with the enforcement or protection of their rights under this Agreement and the other Loan Documents, (iii) to the extent requested or pursuant to supervisory oversight by any governmental or regulatory authority having jurisdiction over the Administrative Agent, such Servicing Agent, such Lender or any Lender Representative of such Person, as applicable, (iv) to any nationally recognized statistical rating organization, (v) to any Servicing Agent, the Administrative Agent, the Diligence Agent, the Paying Agent, the Calculation Agent, the Custodian, the Counterparty or any Approved Counterparty, (vi) which is recorded and filed in public records by Borrower or any of its Affiliates, (vii) to any assignee or prospective assignee or participant or prospective participant which is not prohibited from being an assignee or participant and which agrees to be bound by the confidentiality provisions set forth herein, (viii) to the extent any of Borrower Information is publicly available other than by actions or omissions of the Administrative Agent, any Servicing Agent, any Lender or Lender Representatives in violation of this Agreement or (ix) to the extent any Relevant Party or any Affiliate thereof gives consent to such disclosure. The Administrative Agent, the Servicing Agents and each Lender will be responsible for any failure of any related its Lender Representative to comply with the provisions of this clause (b).
Section 9.28    State Specific Provisions. The state specific provisions set forth in this Section 9.28 shall only apply in the event a Springing Deed of Trust Trigger Event has occurred and the Administrative Agent, on behalf of the Secured Parties, has elected to exercise its rights pursuant to Section 2.9. In connection with the foregoing, Borrower agrees to cooperate with Administrative Agent in the event any of the state specific provisions in this Section 9.28 have to be amended to comply with local law or the advice of local counsel.
9.28.1    Florida. The following Florida provision is not intended to, and does not, limit the express choice of New York law set forth in Section 9.3 of this Agreement and as set forth in the other Loan Documents, and is set forth herein, if and to the extent that, notwithstanding the choice of law provisions contained in this Agreement and the other Loan Documents, Florida law is held to govern this Agreement, any Mortgage Document encumbering a Property located in Florida or any other Loan Document:

(a)    The parties acknowledge and agree that the Default Rate provided for herein shall also be the rate of interest payable on any judgments entered in favor of the Administrative Agent or any Lender in connection with the loan evidenced hereby.
9.28.2    Georgia. The following Georgia provisions are not intended to, and do not, limit the express choice of New York law set forth in Section 9.3 of this Agreement and as set forth in the other Loan Documents, and are set forth herein, if and to the extent that, notwithstanding the choice of law provisions contained in this Agreement and the other Loan Documents, Georgia law is held to govern any Mortgage encumbering a Property located in Georgia or any other Loan Document:
(a)    Notwithstanding anything contained in this Agreement or any other Loan Document, in any instance where Borrower or any other Relevant Party is required to reimburse the Administrative Agent or any other Person for any legal fees or expenses incurred by such Person in accordance with this Agreement, (i) “reasonable attorneys’ fees,” “reasonable counsel’s fees,” “attorneys’ fees” and other words of similar import, are not, and shall not be statutory attorneys’ fees under O.C.G.A. § 13-1-11, (ii) if, under any circumstances a Relevant Party is required to pay any or all of Administrative Agent’s or any other Person’s attorneys’ fees and expenses, howsoever described or referenced, such Relevant Party shall be responsible only for reasonable legal fees and out of pocket expenses actually incurred by such Person at customary hourly rates actually charged to such Person for the work done, and (iii) no Relevant Party shall be liable under any circumstances for additional attorneys’ fees or expenses, howsoever described or referenced, under O.C.G.A. § 13-1-11.
9.28.3    Indiana. The following Indiana provisions are not intended to, and do not, limit the express choice of New York law set forth in Section 9.3 of this Agreement and as set forth in the other Loan Documents, and are set forth herein, if and to the extent that, notwithstanding the choice of law provisions contained in this Agreement and the other Loan Documents, Indiana law is held to govern any Mortgage encumbering a Property located in Indiana or any other Loan Document:
(a)    Borrower waives, to the extent not prohibited by the laws of the State of Indiana, the benefit of all laws now existing or that hereafter may be enacted providing for any appraisement or valuation of any portion of the Property.
(b)    The phrase “attorneys’ fees”, when used herein or in the other Loan Documents shall include any and all attorneys’, paralegals’ and law clerks’ fees and disbursements, including, but not limited to, fees and disbursements at the pre-trial, trial and appellate levels incurred or paid by Administrative Agent in protecting its interest in the Properties or any part thereof and enforcing its rights hereunder.
(c)    The term “Obligations” as defined in this Agreement shall include, without limitation, any judgment(s) or final decree(s) rendered to collect any money obligations of Borrower to the Administrative Agent and the Lenders and/or to enforce the performance or collection of all covenants, agreements, other obligations and liabilities of Borrower under this Agreement or any or all of the Loan Documents; provided, however, such Obligations shall not include any judgment(s) or final decree(s) rendered in another jurisdiction, which judgment(s) or final decree(s) would be unenforceable by an Indiana Court pursuant to Ind. Code §34-54-3-4.
(d)    IT IS EXPRESSLY AGREED AND UNDERSTOOD BY BORROWER THAT THIS AGREEMENT INCLUDES INDEMNIFICATION PROVISIONS WHICH, IN CERTAIN CIRCUMSTANCES, INCLUDE AN INDEMNIFICATION BY BORROWER OF AN INDEMNIFIED PERSON FROM CLAIMS OR LOSSES ARISING AS A RESULT OF SUCH INDEMNIFIED PERSON’S SOLE NEGLIGENCE.

9.28.4    Kansas. The following Kansas provisions are not intended to, and do not, limit the express choice of New York law set forth in Section 9.3 of this Agreement and as set forth in the other Loan Documents, and are set forth herein, if and to the extent that, notwithstanding the choice of law provisions contained in this Agreement and the other Loan Documents, Kansas law is held to govern any Mortgage encumbering a Property located in Kansas or any other Loan Document:
(a)    THIS AGREEMENT, TOGETHER WITH THE OTHER LOAN DOCUMENTS, ARE THE FINAL EXPRESSION OF THE AGREEMENT BETWEEN THE PARTIES HERETO AND MAY NOT BE CONTRADICTED BY EVIDENCE OF ANY PRIOR OR CONTEMPORANEOUS ORAL AGREEMENT BETWEEN SUCH PARTIES. THE PARTIES HEREBY ACKNOWLEDGE AND AFFIRM THAT NO UNWRITTEN ORAL CREDIT AGREEMENT BETWEEN THE PARTIES EXISTS.
(b)    Notwithstanding anything contained in this Agreement or any other Loan Document, in any instance where Borrower or any other Relevant Party is required to reimburse the Administrative Agent or any other Person for any legal fees or expenses incurred by the Administrative Agent or such Person in accordance with this Agreement, “reasonable attorneys’ fees,” “reasonable counsel’s fees,” “attorneys’ fees” and other words of similar import, shall not include (i) costs incurred by a salaried employee of any such Person or its assignees or (ii) the recovery of both attorneys’ fees and collection agency fees.
9.28.5    Minnesota. The following Minnesota provisions are not intended to, and do not, limit the express choice of New York law set forth in Section 9.3 of this Agreement and as set forth in the other Loan Documents, and are set forth herein, if and to the extent that, notwithstanding the choice of law provisions contained in this Agreement and the other Loan Documents, Minnesota law is held to govern any Mortgage encumbering a Property located in Minnesota or any other Loan Document:
(a)    The phrase “attorneys’ fees”, when used herein or in the other Loan Documents shall include any and all attorneys’, paralegals’ and law clerks’ fees and disbursements, including, but not limited to, fees and disbursements at the pre-trial, trial and appellate levels incurred or paid by the Administrative Agent or any Lender in protecting its interest in the Property, or any part thereof and enforcing its rights hereunder.
(b)    IT IS EXPRESSLY AGREED AND UNDERSTOOD BY BORROWER THAT THIS AGREEMENT INCLUDES INDEMNIFICATION PROVISIONS WHICH, IN CERTAIN CIRCUMSTANCES, INCLUDE AN INDEMNIFICATION BY BORROWER OF AN INDEMNIFIED PERSON FROM CLAIMS OR LOSSES ARISING AS A RESULT OF SUCH INDEMNIFIED PERSON’S SOLE NEGLIGENCE.
(c)    THIS AGREEMENT, TOGETHER WITH THE OTHER LOAN DOCUMENTS, ARE THE FINAL EXPRESSION OF THE AGREEMENT BETWEEN THE PARTIES HERETO AND MAY NOT BE CONTRADICTED BY EVIDENCE OF ANY PRIOR OR CONTEMPORANEOUS ORAL AGREEMENT BETWEEN SUCH PARTIES. THE PARTIES HEREBY ACKNOWLEDGE AND AFFIRM THAT NO UNWRITTEN ORAL CREDIT AGREEMENT BETWEEN THE PARTIES EXISTS.
9.28.6    Missouri. The following Missouri provisions are not intended to, and do not, limit the express choice of New York law set forth in Section 9.3 of this Agreement and as set forth in the other Loan Documents, and are set forth herein, if and to the extent that, notwithstanding the choice of law provisions contained in this Agreement and the other Loan Documents, Missouri law is held to govern any Mortgage Document encumbering a Property located in Missouri or any other Loan Document:

(a)    Borrower has read and understands the following notice pursuant to Section 432.047 of the Missouri Revised Statutes:
Oral or unexecuted agreements or commitments to loan money, extend credit or to forbear from enforcing repayment of a debt including promises to extend or renew such debt are not enforceable, regardless of the legal theory upon which it is based that is in any way related to the credit agreement. To protect you (borrower(s)) and us (creditor) from misunderstanding or disappointment, any agreements we reach covering such matters are contained in this writing, which is the complete and exclusive statement of the agreement between us, except as we may later agree in writing to modify it.
For purposes of the foregoing, “borrower” is Borrower, “creditor” is each Lender and the “credit agreement” is this Agreement.
9.28.7    North Carolina. The following North Carolina provisions are not intended to, and do not, limit the express choice of New York law set forth in Section 9.3 of this Agreement and as set forth in the other Loan Documents, and are set forth herein, if and to the extent that, notwithstanding the choice of law provisions contained in this Agreement and the other Loan Documents, North Carolina law is held to govern any Mortgage encumbering a Property located in North Carolina or any other Loan Document:
(a)    Notwithstanding anything contained in this Agreement or any other Loan Document, in any instance where Borrower or any other Relevant Party is required to reimburse the Administrative Agent or any other Person for any legal fees or expenses incurred by such Person in accordance with this Agreement, (i) “reasonable attorneys’ fees,” “reasonable counsel’s fees,” “attorneys’ fees” and other words of similar import, are not, and shall not be statutory attorneys’ fees under NCGS § 6.21.2, (ii) if, under any circumstances a Relevant Party is required to pay any or all of the Administrative Agent’s or any other Person’s attorneys’ fees and expenses, howsoever described or referenced, such Relevant Party shall be responsible only for reasonable legal fees and out of pocket expenses actually incurred by such Person at customary hourly rates actually charged to such Person for the work done, and (iii) no Relevant Party shall be liable under any circumstances for additional attorneys’ fees or expenses, howsoever described or referenced, under NCGS § 6.21.2.
9.28.8    South Carolina.
The following South Carolina provisions are not intended to, and do not, limit the express choice of New York law set forth in Section 9.3 of this Agreement and as set forth in the other Loan Documents, and are set forth herein, if and to the extent that, notwithstanding the choice of law provisions contained in this Agreement and the other Loan Documents, South Carolina law is held to govern any Mortgage encumbering a Property located in South Carolina or any other Loan Document:
(a)    Waiver of Appraisal Rights. The laws of South Carolina provide that in any real estate foreclosure proceeding a defendant against whom a personal judgment is taken or asked may within thirty (30) days after the sale of the mortgaged property apply to the court for an order of appraisal. The statutory appraisal value as approved by the court would be substituted for the high bid and may decrease the amount of any deficiency owing in connection with the transaction. THE UNDERSIGNED HEREBY WAIVES AND RELINQUISHES THE STATUTORY APPRAISAL RIGHTS WHICH MEANS THE HIGH BID AT THE JUDICIAL FORECLOSURE SALE WILL BE APPLIED TO THE DEBT REGARDLESS OF ANY APPRAISED VALUE OF THE MORTGAGED PROPERTY. THE UNDERSIGNED ACKNOWLEDGES AND AFFIRMS THAT IT RECEIVED WRITTEN

NOTIFICATION BEFORE THE TRANSACTION THAT A WAIVER OF APPRAISAL RIGHTS WAS REQUIRED IN ACCORDANCE WITH THE PROVISIONS OF S.C. CODE ANN. SECTION 29-3-680.
9.28.9    Tennessee. The following Tennessee provision is not intended to, and does not, limit the express choice of New York law set forth in Section 9.3 of this Agreement and as set forth in the other Loan Documents, and is set forth herein, if and to the extent that, notwithstanding the choice of law provisions contained in this Agreement and the other Loan Documents, Tennessee law is held to govern any Mortgage encumbering a Property located in Tennessee or any other Loan Document:
(a)    The provisions of the Loan Documents as to payment of attorneys' fees and expenses of collection (i) will be subject to the discretion of the court as to the award and the amount of attorneys’ fees, and (ii) may be subject to T.C.A § 20-12-119(c), which requires a court to award certain litigation costs and reasonable and necessary attorneys’ fees, up to $10,000, to the successful party if the court grants a motion to dismiss pursuant to Rule 12 of the Tennessee Rules of Civil Procedure for failure to state a claim upon which relief may be granted.
9.28.10    Texas. The following Texas provisions are not intended to, and do not, limit the express choice of New York law set forth in Section 9.3 of this Agreement and as set forth in the other Loan Documents, and is set forth herein, if and to the extent that, notwithstanding the choice of law provisions contained in this Agreement and the other Loan Documents, Texas law is held to govern any Mortgage encumbering a Property located in Texas or any other Loan Document:
(a)    INDEMNIFICATION. IT IS THE INTENTION OF THE PARTIES HERETO THAT THE INDEMNITIES SET FORTH IN THIS AGREEMENT SHALL APPLY TO LOSSES, LIABILITIES, CLAIMS, DAMAGES OR EXPENSES WHICH IN WHOLE OR IN PART ARE CAUSED BY OR ARISE OUT OF THE NEGLIGENCE OF AN INDEMNIFIED PARTY.
(b)    Usury Savings. With respect to Section 2.2.6 of the Loan Agreement, the Maximum Legal Rate shall be calculated in a manner that takes into account any and all fees, payments, and other charges in respect of the Loan Documents that constitute interest under applicable law. For purposes of determining the Maximum Legal Rate under Texas law, the applicable rate ceiling shall be the weekly ceiling described in, and computed in accordance with, Chapter 303 of the Texas Finance Code, as the same may be amended. To the extent federal law permits Administrative Agent to contract for, charge, take, receive or reserve a greater amount of interest than under Texas law, Lender will rely on federal law instead of such Chapter 303 for the purpose of determining the Maximum Legal Rate. Additionally, to the extent permitted by applicable law now or hereafter in effect, Administrative Agent may, at its option and from time to time, utilize any other method of establishing the Maximum Legal Rate under such Chapter 303 or under other applicable law by giving notice, if required, to Borrower as provided by applicable law now or hereafter in effect.
(c)    Non‑Application of Chapter 346 of Texas Finance Code. The provisions of Chapter 346 of the Texas Finance Code are specifically declared by the parties hereto not to be applicable to this Agreement or any of the other Loan Documents or to the transactions contemplated hereby.
(d)    TEXAS FINANCE CODE SECTION 307.052 COLLATERAL PROTECTION INSURANCE NOTICE: (A) BORROWER IS REQUIRED TO: (I) KEEP THE PROPERTY INSURED AGAINST DAMAGE IN THE AMOUNTS SET FORTH IN SECTION 5.1 HEREOF; (II) PURCHASE THE INSURANCE FROM AN INSURER THAT IS AUTHORIZED TO DO BUSINESS IN THE STATE OF TEXAS OR AN ELIGIBLE SURPLUS LINES INSURER; AND (III) NAME ADMINISTRATIVE

AGENT AS THE PERSON TO BE PAID UNDER THE POLICY IN THE EVENT OF A LOSS; (B) BORROWER MUST, IF REQUIRED BY THE TRUSTEE, DELIVER TO THE TRUSTEE A CERTIFICATE EVIDENCING SUCH INSURANCE AND PROOF OF THE PAYMENT OF PREMIUMS; AND (C) IF BORROWER FAILS TO MEET ANY REQUIREMENT LISTED IN SUBSECTION (A) OR (B), THE TRUSTEE MAY OBTAIN COLLATERAL PROTECTION INSURANCE ON BEHALF OF BORROWER AT BORROWER’S EXPENSE.
Section 9.29    Property Files Website; Access to Information
(a)    Property Files Website. Borrower shall maintain a website for the maintenance of the Property Files in electronic format at www.structuredfn.com (the “Property Files Website”) that is accessible to Administrative Agent, each Lender (and any designee of such Lender, including potential assignees and participants as to which Lender notifies Borrower), each Relevant Party, Paying Agent, Calculation Agent and the Diligence Agent, which shall remain in existence for so long as any portion of the Debt remains outstanding.
(b)    Access to Information. Except with respect to materials permitted or required to be posted to and maintained on the Property Files Website, concurrently with the delivery of any notice, report, valuation, inspection, Underwriting Package, certification, document or other deliverable under this Agreement or any other Loan Document, the party required to provide such notice or deliver such deliverable, including, without limitation, Borrower, any other Relevant Party, the Administrative Agent, the Lenders and the Diligence Agent, shall provide such deliverable directly to the applicable parties, including the Administrative Agent.
Section 9.30    Certain Waivers
Each party hereto hereby unconditionally and irrevocably waives, to the maximum extent not prohibited by applicable law, any rights it may have to claim or recover against any Relevant Party, the Administrative Agent, any Lender, and any Servicing Agent in any legal action or proceeding any special, exemplary, punitive or consequential damages.
ARTICLE X    ADMINISTRATIVE AGENT
Section 10.1    Authorization and Action.
(a)    Each Lender hereby appoints and authorizes the Administrative Agent to take such action as agent on its behalf (including execution of the other Loan Documents) and to exercise such powers under this Agreement as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such powers as are reasonably incidental thereto. The provisions of this Article X are solely for the benefit of the Administrative Agent and, except for any approvals or rights to receive notices specifically set forth in this Article X, Borrower shall not have any rights as a third-party beneficiary or otherwise under any of the other provisions of this Article X. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein or in the other Loan Documents. Without limiting the generality of the foregoing, (i) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing, (ii) the Administrative Agent shall have no duty to take any discretionary action or exercise any discretionary rights or powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise, including as directed by the Majority Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in this Agreement); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under the Bankruptcy Code or other applicable law, and (iii) except as expressly set forth in the Loan Documents, the Administrative Agent shall have no duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Relevant Party or any of their Affiliates that is communicated to or obtained by the Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with the instructions of the Majority Lenders or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in this Agreement).
(b)    The Administrative Agent shall not be liable for any action taken or not taken, nor any determination, decision or consent made or granted by it, in the absence of its own gross negligence or willful misconduct.  In addition, the Administrative Agent shall not be liable in any circumstance for any action taken or not taken, nor any determination, decision or consent made or granted by it, in each case with the consent or at the request of the Majority Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.4). Wherever this Agreement or any Loan Document provides that the Administrative Agent may make any determination or decision or grant any consent, the Administrative Agent may, but shall have no obligation to, seek direction from the Majority Lenders with respect thereto and, in either case, the Administrative Agent shall be fully protected in exercising its good faith discretion in taking any such action or exercising any discretion unless it has sought directions from the Lenders with respect to the applicable matter and has been expressly instructed otherwise by the Majority Lenders with respect to the applicable matter.
(c)    The Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of the Administrative Agent) authorized to act for, any other Lender. The Administrative Agent shall have the exclusive right on behalf of the Lenders to enforce the payment of the principal of and interest on the Loan (or any portion thereof) after the date such principal or interest has become due and payable pursuant to the terms of this Agreement. Each Lender acknowledges and agrees that the extensions of credit made hereunder are commercial loans and not investments in a business enterprise or securities.
(d)    Each Lender, by signing this Agreement or an Assignment and Acceptance, as applicable, (i) represents that it is engaged in making, acquiring or holding commercial loans in the ordinary course of its business and has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold its portion of the Loan hereunder and (ii) expressly acknowledges that neither the Administrative Agent nor any of its respective officers, directors, employees, agents, attorneys in fact have made any representations or warranties to it and that no act by the Administrative Agent hereafter taken, including any review of the affairs of a Relevant Party, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender. Each Lender shall, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning Borrower and its Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder and in deciding whether or to the extent to which it will continue as a lender or assign or otherwise transfer its rights, interests and obligations hereunder.

Section 10.2    Administrative Agent’s Reliance.
(a)    The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until written notice thereof is given to the Administrative Agent by a Relevant Party, the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or in connection with any Loan Document, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, (v) the creation, perfection or priority of Liens on the Collateral or the existence of the Collateral or (vi) the satisfaction of any condition set forth in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent. The Administrative Agent may deem and treat the payee of the Loan or any portion of the Loan as the owner thereof for all purposes unless the Loan or any portion of the Loan, shall have been transferred in accordance with this Agreement and all actions required by such Section in connection with such transfer shall have been taken. The Administrative Agent shall not be liable or responsible for any act or omission of any Servicing Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
(b)    The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by it and through its Affiliates. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Affiliates of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facility provided for herein as well as activities as Administrative Agent.
Section 10.3    Collateral Matters.
(a)    The Administrative Agent is a “representative” of the Lenders and the other Secured Parties within the meaning of the term “secured party” as defined in the UCC. Each Lender authorizes the Administrative Agent to enter into each of the Collateral Documents and the other Loan Documents and to take all action contemplated by such documents. Each Lender agrees that no Lender (other than the Administrative Agent) shall have the right individually to seek to realize upon the security granted by any Collateral Document, it being understood and agreed that such rights and remedies may be exercised solely by the Administrative Agent for the benefit of the Secured Parties upon the terms of the Collateral Documents. In the event that any Collateral is hereafter pledged by any Person as collateral security for the Obligations, the Administrative Agent is hereby authorized, and hereby granted a power of attorney, to execute and deliver on behalf of the Lenders any Collateral Documents necessary or appropriate to grant and perfect a Lien on such Collateral in favor of the Administrative Agent on behalf of the Secured Parties. The Lenders hereby authorize the Administrative Agent, at its option and in its discretion, to release any Lien granted to or held by Agent upon any Collateral (i) as described in Section 9.4; (ii) as permitted by, but only in accordance with, the terms of the applicable Loan Document or Collateral Document; or (iii) if approved, authorized or ratified in writing by the Majority Lenders, unless such release is required to be approved by all of the Lenders hereunder. Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the

Administrative Agent’s authority to release particular types or items of Collateral pursuant hereto. Upon any sale or transfer of assets constituting Collateral which is permitted pursuant to the terms of this Agreement or any other Loan Document, or consented to in writing by the Majority Lenders or all of the Lenders, as applicable, the Administrative Agent is hereby irrevocably authorized by the Lenders to execute such documents as may be necessary to evidence the release of the Liens granted to the Administrative Agent for the benefit of the Secured Parties herein or pursuant hereto upon the Collateral that was sold or transferred; provided, however, that (i) the Administrative Agent shall not be required to execute any such document on terms which, in the Administrative Agent’s opinion, would expose the Administrative Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty, and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any Liens upon (or obligations of Borrower or any Relevant Party in respect of) all interests retained by Borrower or any of its Affiliates, including (without limitation) the proceeds of the sale, all of which shall continue to constitute part of the Collateral.
(b)    In case of the pendency of any bankruptcy, insolvency, receivership or other similar proceeding or any other judicial proceeding relative to Borrower or any Relevant Party, the Administrative Agent (irrespective of whether the Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise (i) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loan, and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Administrative Agent and the other Secured Parties (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent hereunder) allowed in such judicial proceeding; and (ii) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same, and, in the case of each of clauses (a) and (b) of this paragraph, any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent (or if the Administrative Agent so directs, to the Paying Agent) and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent hereunder.
(c)    The Administrative Agent, on behalf of the Secured Parties, shall have the right to credit bid and purchase for the benefit of the Administrative Agent and the other Lenders all or any portion of the Collateral at any sale thereof conducted by the Administrative Agent under the provisions of the UCC, including pursuant to Sections 9-610 or 9-620 of the UCC, at any sale thereof conducted under the provisions of the Bankruptcy Code, including Section 363 thereof, or a sale under a plan of reorganization, or at any other sale or foreclosure conducted by the Administrative Agent (whether by judicial action or otherwise) in accordance with applicable law. Each Lender hereby agrees that, except as otherwise provided in any Loan Documents or with the written consent of Administrative Agent and the Majority Lenders, it will not take any enforcement action, accelerate obligations under any Loan Documents, or exercise any right that it might otherwise have under applicable law to credit bid at foreclosure sales, UCC sales or other similar dispositions of the Collateral.
Section 10.4    Administrative Agent and Affiliates.

To the extent the Person acting as Administrative Agent of any Affiliate thereof is also a Lender, such Person, in its individual capacity, shall have the same rights and powers hereunder as any other Lender or holder of a Note or participation interest and may exercise the same as though it was not performing the duties specified herein. The Administrative Agent and/or its Affiliates may accept deposits from, lend money to, acquire equity interests in, and generally engage in any kind of banking, trust, financial advisory or other business with Borrower or any Relevant Party or any of their respective Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from Borrower and any Relevant Party for services in connection with this Agreement and otherwise without having to account for the same to the Lenders.
Section 10.5    Resignation.
The Administrative Agent may resign as Administrative Agent upon thirty (30) days’ notice to the Lenders and Borrower. Any successor Administrative Agent shall be appointed by the Majority Lenders subject to providing notice thereof to the Administrative Agent and Borrower; provided that if no Event of Default has occurred and is continuing hereunder, the Majority Lenders shall obtain the prior written consent of Borrower to such successor. Upon such appointment such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and such former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement. If no successor Administrative Agent has accepted appointment by the date that is thirty (30) days following the retiring Administrative Agent’s notice of resignation, then the retiring Administrative Agent may, but shall not be obligated to, apply to a court of competent jurisdiction for the appointment of a successor Administrative Agent or for other appropriate relief. The reasonable documented costs and expenses (including its reasonable attorneys’ fees of external counsel and out-of-pocket expenses) incurred by the Administrative Agent in connection with such proceeding shall be paid by Borrower. After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Article X shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.
BORROWER:
HOME SFR BORROWER, LLC,
a Delaware limited liability company

By:	/s/ Ercan Gurhan
Name:	Erhan Gurhan
Title:	Vice President

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LENDER:
MORGAN STANLEY BANK, N.A.

By:	/s/ Michelangelo Raimondi
Name:	Michelangelo Raimondi
Title:	Authorized Signatory

Morgan Stanley Bank, N.A.
1585 Broadway, 24th Floor
New York, NY 10036
Attention: SPG FID Secured Lending
Facsimile No. (718) 233-2404
Email: spglending-abs@morganstanley.com
(and post to the Property Files Website)

With a copy to:

Morgan Stanley Bank, N.A.
One Utah Center, 201 South Main Street
Salt Lake City, Utah 84111
Attention: FID Secured Lending
Email: spglending-abs@morganstanley.com
(and post to the Property Files Website)

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ADMINISTRATIVE AGENT:
MORGAN STANLEY MORTGAGE CAPITAL HOLDINGS LLC

By:	/s/ Brian Zakutansky
Name:	Brian Zakutansky
Title:	Authorized Signatory

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CALCULATION AGENT AND PAYING AGENT:
WELLS FARGO BANK, N.A.

By:	/s/ Michelle Treadwell
Name:	Michell Treadwell
Title:	VP

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